Exhibit 1.2

DISCLOSURE STATEMENT FOR THE JOINT
PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
OF MRS. FIELDS’ ORIGINAL COOKIES, INC. AND
CERTAIN SUBSIDIARIES(1)

AUGUST 15, 2008

MONTGOMERY, McCRACKEN,
WALKER & RHOADS, LLP

David R. Hurst, Esq. (Bar No. 3743)

Mark L. Desgrosseilliers, Esq.

(Bar No. 4083)

1105 North Market Street, Suite 1500

Wilmington, Delaware 19801

Telephone: (302) 504-7800

Proposed Counsel for the Debtors and
Debtors-in-Possession

AKIN GUMP STRAUSS HAUER &

FELD LLP

Fred S. Hodara, Esq.

590 Madison Avenue

New York, New York 10022

Telephone: (212) 872-1000

David M. Dunn, Esq.

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

Telephone: (202) 736-8000

-and-

SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP

Mark S. Chehi, Esq. (Bar No. 2855)

One Rodney Square

PO Box 636

Wilmington, Delaware 19899

Telephone: (302) 651-3000

Proposed Special Corporate Counsel for the
Debtors and Debtors-in-Possession

YOUNG CONAWAY STARGATT &
TAYLOR, LLP

Robert S. Brady, Esq. (Bar No. 2847)

The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801

Telephone: (302) 571-6600

Co-Counsel for the Ad Hoc Noteholder
Committee

(1)

The subsidiaries of Mrs. Fields' Original Cookies, Inc. that are the subject of the joint prepackaged plan of reorganization are: Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., Mrs. Fields Franchising, LLC, TCBY Systems, LLC, Mrs. Fields Gifts, Inc., The Mrs. Fields’ Brand, Inc., Mrs. Fields Cookies Australia, TCBY International, Inc., TCBY of Texas, Inc., GACCF, LLC, PTF, LLC, PMF, LLC and GAMAN, LLC.

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A JOINT PLAN OF REORGANIZATION PRIOR TO THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE.  BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE.  FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, MRS. FIELDS’ ORIGINAL COOKIES, INC. AND CERTAIN OF ITS SUBSIDIARIES EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (I) APPROVING (A) THIS DISCLOSURE STATEMENT AS HAVING CONTAINED ADEQUATE INFORMATION AND (B) THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTION 1126(B) OF THE BANKRUPTCY CODE AND (II) CONFIRMING THE JOINT PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN.

NEITHER MRS. FIELDS’ ORIGINAL COOKIES, INC., NOR ANY OF ITS SUBSIDIARIES THAT ARE IDENTIFIED IN FOOTNOTE 1, HAS COMMENCED A CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AT THIS TIME.  THIS DISCLOSURE STATEMENT SOLICITS ACCEPTANCES OF THE PLAN AND CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PLAN.

Mrs. Fields’ Original Cookies, Inc. (“MFOC”), Mrs. Fields Famous Brands, LLC (“MFFB”), Mrs. Fields Financing Company, Inc., Mrs. Fields Franchising, LLC, TCBY Systems, LLC, Mrs. Fields Gifts, Inc., The Mrs. Fields’ Brand, Inc., Mrs. Fields Cookies Australia, TCBY International, Inc., TCBY of Texas, Inc., GACCF, LLC, PTF, LLC, PMF, LLC and GAMAN, LLC (collectively, the “Companies”) are furnishing this Disclosure Statement and the exhibits hereto, the accompanying ballots, and the related materials delivered herewith pursuant to section 1126(b) of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), in connection with their solicitation (the “Solicitation”) of acceptances of the proposed joint prepackaged plan of reorganization described herein (the “Plan,” a copy of which is attached to this Disclosure Statement as Appendix I).  The Companies are soliciting such acceptances from all holders of Old Notes, the MFOC Note and the MFOC Equity.  Unless otherwise defined in this Disclosure Statement, initially capitalized terms used herein are used with the same meanings ascribed to such terms in the Plan.

The Companies are furnishing this Disclosure Statement to each holder of Old Notes, the MFOC Note and the MFOC Equity to enable such holder to vote to accept or reject the Plan.  The Disclosure Statement is to be used by each such holder of Old Notes, the MFOC Note and the MFOC Equity solely in connection with its evaluation of the Plan; use of the Disclosure Statement for any other purpose is not authorized.

The Companies have not commenced reorganization cases under Chapter 11 of the Bankruptcy Code as of the date of this Disclosure Statement.  If, however, the Companies receive properly completed ballots indicating acceptance of the Plan in sufficient amount, but not necessarily in number, to meet the voting requirements prescribed by section 1126 of the Bankruptcy Code, they intend to file with a United States Bankruptcy Court voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, and to seek, as promptly thereafter as practicable, confirmation of the Plan.  Consummation of the Plan is expected to occur shortly following the Bankruptcy Court’s entry of the Confirmation Order.

THE COMPANIES INTEND TO CONTINUE OPERATING THEIR BUSINESSES IN CHAPTER 11 IN THE ORDINARY COURSE AND TO SEEK TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY THEIR EMPLOYEES, TRADE AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME, SUBJECT TO POSSIBLE REJECTION OR LIMITATION OF CERTAIN CONTRACTS AS DESCRIBED IN THIS DISCLOSURE STATEMENT.  THE CLAIMS OF THE COMPANIES’ EMPLOYEES AND GENERAL UNSECURED CREDITORS (INCLUDING TRADE CREDITORS) ARE NOT IMPAIRED UNDER THE PLAN.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. (EASTERN TIME) ON SEPTEMBER 15, 2008, UNLESS EXTENDED BY THE COMPANIES (THE “VOTING DEADLINE”).  IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT BY THE VOTING DEADLINE.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT.  SEE “THE PLAN —CONDITIONS TO CONFIRMATION AND CONDITIONS TO THE EFFECTIVE DATE.”  THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.

THE COMPANIES PRESENTLY INTEND TO SEEK TO CONSUMMATE THE PLAN AND TO CAUSE THE EFFECTIVE DATE TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN.  THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE ACTUALLY WILL OCCUR.  PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN ARE DESCRIBED UNDER “THE PLAN — DISTRIBUTIONS AFTER ALLOWANCE.”

THE TERMS OF THE PLAN HAVE BEEN DEVELOPED IN THE COURSE OF DISCUSSIONS AND NEGOTIATIONS WITH THE MEMBERS OF AN AD HOC COMMITTEE OF THE HOLDERS OF THE OLD NOTES (THE “NOTEHOLDER COMMITTEE”).  THE NOTEHOLDER COMMITTEE HAS AGREED, SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE PLAN AND IN CERTAIN SUPPORT AGREEMENTS, TO SUPPORT THE RESTRUCTURING DESCRIBED HEREIN AND HAVE ADVISED THAT THEY INTEND TO VOTE TO ACCEPT THE PLAN.  THE MEMBERS OF THE NOTEHOLDER COMMITTEE HAVE REPRESENTED TO THE COMPANIES THAT THEY COLLECTIVELY HOLD IN THE AGGREGATE IN EXCESS OF 78% OF THE TOTAL OUTSTANDING OLD NOTES.

THE BOARDS OF DIRECTORS OF THE COMPANIES HAVE APPROVED THE PLAN AND RECOMMEND THAT THE HOLDERS OF THE OLD NOTES, THE MFOC NOTE AND THE MFOC EQUITY VOTE TO ACCEPT IT.

IF THE PLAN IS NOT CONFIRMED AND CONSUMMATED, THE COMPANIES BELIEVE THAT THERE IS SUBSTANTIAL DOUBT ABOUT THEIR ABILITY TO CONTINUE AS GOING CONCERNS.  WITHOUT THE RESTRUCTURING OF INDEBTEDNESS CONTEMPLATED BY THE PLAN, THERE CAN BE NO ASSURANCE THAT THE COMPANIES WILL BE ABLE TO EMERGE FROM A CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AND THE COMPANIES MAY BE FORCED INTO A LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.  THE COMPANIES BELIEVE THAT IF THEY ARE LIQUIDATED UNDER CHAPTER 7, THE VALUE OF THE ASSETS AVAILABLE FOR PAYMENT OF CREDITORS WOULD BE SIGNIFICANTLY LOWER THAN THE VALUE OF THE DISTRIBUTIONS CONTEMPLATED BY AND UNDER THE PLAN.

THE COMPANIES BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF THEIR CREDITORS AND INTEREST HOLDERS.  ACCORDINGLY, THE HOLDERS OF OLD NOTES, THE MFOC NOTE AND THE MFOC EQUITY ARE URGED TO VOTE IN FAVOR OF THE PLAN.  (VOTING INSTRUCTIONS ARE SET UNDER “PROCEDURES FOR VOTING ON THE PLAN” BELOW.)  TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND ACTUALLY RECEIVED NO LATER THAN 5:00 P.M., EASTERN TIME, ON SEPTEMBER 15, 2008.  THE HOLDERS OF OLD NOTES, THE MFOC NOTE AND THE MFOC EQUITY ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED HERETO AS APPENDIX I, AND THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER “RISK FACTORS” PRIOR TO VOTING.

IN MAKING AN INVESTMENT DECISION, THE HOLDERS OF OLD NOTES, THE MFOC NOTE AND THE MFOC EQUITY MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANIES AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED.  THE HOLDERS OF OLD NOTES, THE MFOC NOTE AND THE MFOC EQUITY SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE.  EACH HOLDER OF OLD NOTES, THE MFOC NOTE AND THE MFOC EQUITY SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE PROPOSALS CONTEMPLATED THEREBY.  SEE “RISK FACTORS” FOR A DISCUSSION OF VARIOUS FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT DECISION.

THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE NEW SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS.  THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE COMPANIES BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF THE NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTIONS PROVIDED BY SECURITIES ACT § 3(a)(9), OR OTHER APPLICABLE EXEMPTIONS, AND EXPECT THAT THE ISSUANCE OF THE NEW SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF BANKRUPTCY CODE §§ 1145(a)(1) AND (2) AND 18(b)(4)(C) OF THE SECURITIES ACT.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING.  NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION.  IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE REORGANIZED DEBTORS AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS.  SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE SUMMARIZED HEREIN.  SEE “RISK FACTORS.”  CONSEQUENTLY, ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS, AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN WHICH, THEREFORE, ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANIES OR REORGANIZED DEBTORS AND SHOULD NOT BE REGARDED AS REPRESENTATIONS BY THE COMPANIES, THEIR ADVISORS, OR ANY OTHER PERSONS THAT THE PROJECTED FINANCIAL CONDITION OR RESULTS CAN OR WILL BE ACHIEVED.  NEITHER THE COMPANIES’ INDEPENDENT AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED, OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FINANCIAL PROJECTIONS AND THE LIQUIDATION ANALYSIS CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE AS TO SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS OR LIQUIDATION ANALYSIS.  THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS WILL PROVE CORRECT OR THAT THE COMPANIES’ ACTUAL ABILITY TO COVER THEIR FUTURE PRINCIPAL AND CASH INTEREST PAYMENT OBLIGATIONS WILL NOT DIFFER FROM THE INFORMATION CONTAINED WITHIN THIS DISCLOSURE STATEMENT.  THE COMPANIES AND THEIR ADVISORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE ANY INFORMATION DISCLOSED HEREIN TO REFLECT ANY CHANGES ARISING AFTER THE DATE HEREOF OR TO REFLECT FUTURE EVENTS, EVEN IF ANY ASSUMPTIONS CONTAINED HEREIN ARE SHOWN TO BE IN ERROR.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

Except as set forth elsewhere herein, no person has been authorized by the Companies in connection with the Plan or the Solicitation to give any information or to make any representation other than as contained in this Disclosure Statement and the Exhibits attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by the Companies.  This Disclosure Statement does not constitute an offer to sell or

v

the solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation.

The statements contained in this Disclosure Statement are made as of the date hereof, and neither the delivery of this Disclosure Statement nor any issuance of the securities made pursuant to the Plan will, under any circumstance, create any implication that the information contained herein is correct at any time subsequent to the date hereof.  Any estimates of claims and interests set forth in this Disclosure Statement may vary from the amounts of claims or interests ultimately allowed by the Bankruptcy Court.

The summaries of the Plan and the other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto and all documents described herein.  The information contained in this Disclosure Statement, including, but not limited to, the information regarding the history, businesses and operations of the Companies, the historical and projected financial information of the Companies (including the projected results of operations of the Reorganized Debtors) and the liquidation analysis relating to the Companies is included herein solely for purposes of soliciting acceptances of the Plan.  Such information, including projected financial information and valuation of the Reorganized Debtors, is not to be construed as admissions or stipulations but rather as statements made in settlement negotiations.

In this Disclosure Statement, we rely on and refer to information and statistics regarding our industry.  We obtained this market data from independent industry publications or other publicly available information.  Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

The Companies are “incorporating by reference” the information MFFB files with the SEC into this Disclosure Statement, which means that the Companies are disclosing important information to you by referring you to those documents.  Information that is incorporated by reference is an important part of this Disclosure Statement.  Certain information that MFFB files after the date of this Disclosure Statement with the SEC will automatically update and supersede the information included or incorporated by reference herein.  The Companies incorporate by reference into this Disclosure Statement, the documents listed below, which were filed with the SEC, and such documents form an integral part of this Disclosure Statement:

•      Annual Report on Form 10-K for the fiscal year ended December 29, 2007;

•      Quarterly Report on Form 10-Q for the period ended March 29, 2008;

•      Current Reports on Form 8-K filed on May 5, 2008, May 7, 2008, June 6, 2008, July 7, 2008, July 15, 2008, July 21, 2008, and August 5, 2008; and

•      Amended Current Report on Form 8-K/A filed on April 11, 2008.

The Companies are also incorporating by reference any future filings MFFB makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Disclosure Statement and prior to the consummation of the Plan, except that, unless otherwise indicated, the Companies are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.  Any statement contained in this Disclosure Statement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Disclosure Statement shall be considered to be modified or superseded for purposes of this Disclosure Statement to the extent that a statement contained in this Disclosure Statement or in any other subsequently filed document (or part thereof) which is or is considered to be incorporated by reference in this Disclosure Statement modifies or supersedes that statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Disclosure Statement.

Copies of each of the documents incorporated by reference into this Disclosure Statement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost, by contacting the Voting Agent at the following address and telephone number:

Financial Balloting Group LLC

757 Third Avenue, 3rd Floor

New York, New York 10017

(646) 282-1800

                MFFB is subject to the informational requirements of the Exchange Act.  Accordingly, MFFB files periodic reports and other information with the SEC.  MFFB makes its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports available through their website, www.mrsfields.com, as soon as reasonably practicable after electronically filing such materials with the SEC.  They may also be obtained by writing to Mrs. Fields Famous Brands at 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121-1050.  In addition, copies of these reports may be obtained through the SEC website at www.sec.gov or by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549 or by calling the SEC at 800-SEC-0330.

THE STATEMENTS MADE HEREIN ARE PART OF THE PRE-NEGOTIATED AGREEMENT BETWEEN THE NOTEHOLDER COMMITTEE AND THE COMPANIES, AND ARE MADE IN THE CONTEXT OF A SETTLEMENT AND COMPROMISE.  NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY PROCEEDING UNRELATED TO CONFIRMATION OF THE PLAN DESCRIBED HEREIN INVOLVING ANY OF THE COMPANIES OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS OR INTERESTS.  YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS REGARDING TAX OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

THE STATEMENTS SET FORTH HEREIN ARE BASED ON THE INFORMATION KNOWN TO THE COMPANIES AS OF THE DATE HEREOF.  SUBSEQUENT EVENTS MAY CAUSE SUCH STATEMENTS TO BECOME INCOMPLETE OR INACCURATE.  THE COMPANIES DO NOT INTEND TO SUPPLEMENT, MODIFY, CORRECT OR OTHERWISE PROVIDE ADDITIONAL DISCLOSURE OF ANY SUCH CHANGES TO THE STATEMENTS MADE HEREIN.

Further Information; Additional Copies	40
Voting Agent	40
Miscellaneous	41
RISK FACTORS	41
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	50
APPENDIX I: JOINT PREPACKAGED PLAN OF REORGANIZATION	I-1
APPENDIX II: DESCRIPTION OF NEW NOTES	II-1
APPENDIX III: DESCRIPTION OF STOCKHOLDERS AGREEMENT AND GOVERNANCE DOCUMENTS	III-1
APPENDIX IV: DESCRIPTION OF WARRANT	IV-1
APPENDIX V: LIQUIDATION ANALYSIS	V-1
APPENDIX VI: PRO FORMA FINANCIAL PROJECTIONS	VI-1
APPENDIX VII: HISTORICAL MFOC AND MFFB FINANCIAL INFORMATION	VII-1

SUMMARY

This summary highlights some basic information contained, or incorporated by reference, in this Disclosure Statement to help you understand our business and the Plan.  It does not contain all of the information that is important to you.  You should carefully read this Disclosure Statement to understand fully the terms of the Plan, as well as the other considerations that are important to you in making your investment decision.  You should pay special attention to the “Risk Factors” beginning on page 41 and the introductory statement regarding forward-looking statements beginning on page v.

Unless stated otherwise, the discussion in this Disclosure Statement of our business includes the business of MFOC and its direct and indirect subsidiaries.  Unless otherwise indicated or the context otherwise requires, the terms “Mrs. Fields,” “the Company,” “we,” “us” and “our” refer to MFOC and its direct and indirect subsidiaries on a consolidated basis.

Purpose and Effect of the Plan

The primary purpose of the Plan is to effectuate the restructuring of the Company’s capital structure in order to bring it into alignment with the Company’s present and future operating prospects and to provide the Company with greater liquidity.  We are highly leveraged relative to our cash flow, our liquidity position has been steadily deteriorating and is currently severely restricted and we will not be in a position to make the interest payment due on the Old Notes on September 15, 2008.  The Company believes that the restructuring will reduce uncertainty with respect to its future and better position it to develop and maintain new customers.

The Plan will pay Allowed Unsecured Claims in full, and effectuate, without limitation, the following restructuring transactions:

1.               the conversion of Old Notes into a combination of cash, New Notes and 87.5% of the equity of MFOC outstanding at the effective date of the Plan; and

2.               the conversion of the MFOC note into a combination of cash, 12.5% of the equity of MFOC outstanding at the effective date of the Plan and a warrant to purchase additional equity of Reorganized MFOC.

In connection with developing the Plan, the Company conducted a careful review of its current business operations and compared its prospects as an ongoing business enterprise with the estimated recoveries of Holders of Allowed Claims and Interests in various liquidation scenarios.  As a result, the Company concluded that the recovery for Holders of Allowed Claims and Interests would be maximized by continuing to operate as a going concern.  The Company believes that its businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part.  Consistent with the liquidation analysis described herein and other analyses prepared by the Company and its advisors, the value of the Company’s assets would be considerably greater if the Company operates as a going concern instead of liquidating.  Moreover, the Company believes that any alternative to confirmation of the Plan, such as an out-of-court restructuring, liquidation, or attempts by another party in interest to file a plan of reorganization, would result in significant delays, litigation, and additional costs, and ultimately would lower the recoveries for Holders of Allowed Claims and Interests.  Accordingly, the Company strongly recommends that you vote to accept the Plan, if you are entitled to vote.

Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  In addition to permitting debtor rehabilitation, Chapter 11 promotes equality of treatment for similarly situated creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

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The commencement of a Chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the bankruptcy commencement date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan is the principal objective of a Chapter 11 case.  The Bankruptcy Court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the Bankruptcy Court, in accordance with the applicable provisions of the Bankruptcy Code.  Subject to certain limited exceptions, the order issued by the Bankruptcy Court confirming a plan provides for the treatment of the debtor’s debt in accordance with the terms of the confirmed plan.

A “prepackaged” plan of reorganization is one in which a debtor seeks approval of a plan of reorganization from affected creditors before filing for bankruptcy.  Because solicitation of acceptances takes place before the bankruptcy filing, the amount of time required for the bankruptcy case is often less than in more conventional bankruptcy cases.  Greater certainty of results and reduced costs are other benefits generally associated with prepackaged bankruptcy cases.

Summary of the Plan

To facilitate court approval of the Plan, we are soliciting acceptances of the Plan, a copy of which is attached hereto as Appendix I.  We intend to use the acceptances of the Plan to obtain bankruptcy court approval of the Plan in a Chapter 11 case.

Summary

Through the Plan, all claims against and interests in us that would exist on the date when we would file our voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code would be divided into classes, exclusive of certain claims, administrative claims, and priority tax claims, which would not be required to be classified.

All but three classes of Claims and Equity Interests (each as defined and described in the Plan) would be unimpaired under the Plan. Classes 1, 2, 4, and 8B all would be unimpaired by the Plan. Holders of these Claims would be deemed to have accepted the Plan, would not be entitled to vote on the Plan and all of their legal, equitable and contractual rights would be fully reinstated and retained under the Plan. The following summarizes the classification and treatment through the Plan of the principal impaired claims against us (each as defined and described in the Plan).

Class 3 (Secured Notes Claims)

Impaired – Class 3 would be impaired by the Plan. Each Holder of an Allowed Secured Notes Claim would be entitled to vote on the Plan. On the Effective Date, in exchange for their Allowed Secured Notes Claims against each of the Debtors, Holders of Allowed Secured Notes Claims shall receive, on a Pro rata basis, (i) the Noteholder Cash, (ii) the New Notes and (iii) 87.5% of the equity of the New Common Equity issued and outstanding as of the Effective Date.

Estimated Recovery: 86.5%

Class 5 (MFOC Note Claims)

Impaired – Class 5 would be impaired by the Plan. The Holder of an Allowed MFOC Note Claim would be entitled to vote on the Plan. On the Effective Date, in exchange for its Allowed MFOC Note Claim, Capricorn, as the Holder of an Allowed MFOC Claim, shall receive (i) 12.5% of the New Common Equity issued and outstanding as of the

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Effective Date, (ii) the Warrant and (iii) a payment in the amount of $1.049 million.

Estimated Recovery: 96.4%

Class 8A (MFOC Equity Interests)

Impaired – Class 8A would be impaired by the Plan. The Holder of the Allowed MFOC Equity Interest would be entitled to vote on the Plan. MFH, as the Holder of all of the MFOC Equity Interests, shall receive no recovery under the Plan other than the releases and injunctive relief described in Sections 11.3 and 11.6 of the Plan.

Estimated Recovery: 0%

For a more detailed discussion of treatment under the Plan, see “The Plan - Certain Matters Regarding Classification and Treatment of Claims and Interests.”

Summary of Solicitation Package and Procedures for Voting on the Plan

The following materials constitute the Solicitation Package:

•                            the appropriate Ballot and applicable voting instructions;

•                            a pre-addressed, postage pre-paid return envelope; and

•                            the Disclosure Statement with all exhibits thereto, including the Plan.

The three voting classes, Classes 3, 5, and 8A, entitled to vote to accept or reject the Plan shall be served paper copies of the Disclosure Statement with all exhibits, including the Plan.  Any party who desires additional paper copies of these documents or additional information about the procedures for voting on the Plan may request copies from the Voting Agent by writing to Financial Balloting Group LLC (the “Voting Agent”), 757 Third Avenue, 3rd Floor, New York, New York 10017, or calling (646) 282-1800.  Each party entitled to vote to accept or reject the Plan shall receive a paper copy of the appropriate Ballot.

The Companies have engaged the Voting Agent to assist in the balloting and tabulation process.  The Voting Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials, and generally oversee the solicitation process.

Before voting to accept or reject the Plan, each Holder of a Secured Notes Claim, the MFOC Note Claim and the MFOC Equity Interests should carefully review the Plan attached as Appendix I and described herein under “The Plan.”  All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

In order to be counted, Beneficial Owner Ballots that have been validated by the nominee, Master Ballots, the MFOC Note Ballot and the MFOC Equity Ballot must be received by the Voting Agent by 5:00 p.m., New York City time on September 15, 2008, unless and until the Plan Proponents, in their sole discretion, extend the date until which Ballots will be accepted, in which case the voting deadline will terminate at 5:00 p.m., New York City time on such extended date (the “Voting Deadline”).  Except to the extent the Plan Proponents so determine or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Plan Proponents in connection with its request for confirmation of the Plan (or any permitted modification thereof).

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Instructions for voting on the Plan are set forth in the instructions contained in the enclosed Ballots.  Additional description of the procedures for voting on the Plan can be found in “Procedures for Voting on the Plan”.

Voting Procedures

The Plan Proponents are providing copies of the Solicitation Package of this Disclosure Statement (including all exhibits and appendices) and related materials and, where appropriate, Beneficial Owner Ballots, the MFOC Note Ballot or the MFOC Equity Ballot, to registered holders of Old Notes, the known holder of the MFOC Note and the known Holder of the MFOC Equity as of August 6, 2008.  Registered holders of Old Notes may include brokerage firms, commercial banks, trust companies, or other nominees. If such entities do not hold Old Notes for their own account, they must provide copies of the Solicitation Package (including the Beneficial Owner Ballots) to their customers and to beneficial owners of Old Notes who hold such notes as of the voting record date listed below.  Any beneficial owner of Old Notes who has not received a Beneficial Owner Ballot should contact his, her or its nominee, or the Voting Agent.

Registered holders should provide all of the information requested by the Ballots and should complete and return all Ballots received in the enclosed, self-addressed, postage paid envelope provided with each such Ballot.

The record date for determining which registered holders of Old Notes are entitled to vote on the Plan is August 6, 2008 (the “Voting Record Date”).  The Old Notes Trustee will not vote on behalf of the registered holders of Old Notes.

BALLOTS (INCLUDING THE MFOC NOTE BALLOT, THE MFOC EQUITY BALLOT, PREVALIDATED BENEFICIAL OWNER BALLOTS, AND MASTER BALLOTS) MUST BE TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE.  IF A BALLOT IS NOT PROPERLY SUBMITTED, IT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE PLAN PROPONENTS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST AUTHORITY FROM THE BANKRUPTCY COURT TO COUNT SUCH BALLOT.

Support for the Plan

The members of the Noteholder Committee have entered into support agreements (the “Restructuring Support Agreements”) pursuant to which they have agreed, subject to certain conditions, to support the Plan and have advised that they intend to vote in favor of the Plan in accordance with the terms hereof.  The members of the Noteholder Committee have represented to Mrs. Fields that they collectively hold in aggregate in excess of 78% of the total outstanding Old Notes.  However, the obligation of the Noteholder Committee to support the Plan may be terminated by the Noteholder Committee under circumstances specified in the Restructuring Support Agreements, including the following:

i.                  If MFOC experiences a material adverse event (as defined within the support agreements) prior to the Effective Date and the holders of a majority of the Old Notes held by the members of the Noteholder Committee invoke such condition;

ii.               If the filing of the Bankruptcy Cases (the date of such filing, the “Filing Date”) shall not have occurred by August 25, 2008, with such date subject to extension by Mrs. Fields and MFOC with the consent of each member of the Noteholder Committee;

iii.            If the Plan and Disclosure Statement are not filed on the Filing Date;

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iv.          If within one week following the Filing Date, Mrs. Fields fails to file the pleadings agreed by counsel to Mrs. Fields and counsel to the Noteholder Committee to be the “first day motions” that will be filed within that schedule;

v.             If the combined hearing seeking approval of the Disclosure Statement and confirmation of the Plan, has not occurred within 35 days of the Petition Date;

vi.          If the Disclosure Statement and Plan, including any exhibits, appendices and related documents that are not inconsistent with the terms set forth herein and acceptable to the Noteholder Committee, in its sole discretion, shall not have been approved by a final, non-appealable order of the Bankruptcy Court, in form and substance acceptable to the Noteholder Committee, within 45 days of the Filing Date;

vii.       If the Effective Date shall not have occurred within 60 days of the Filing Date;

viii.   If one or more of the Bankruptcy Cases is converted to a case under Chapter 7 of the Bankruptcy Code, unless such conversion is made with the prior written consent of the Noteholder Committee;

ix.            If there occurs the appointment of a trustee, receiver or examiner with expanded powers in one or more of the Bankruptcy Cases unless such appointment is made with the prior written consent of the Noteholder Committee; or

x.               If there occurs the amendment, modification or filing of a pleading by the Company seeking to amend or modify the Plan, Disclosure Statement or any documents related to the foregoing, including motions, notices, exhibits, appendices and orders, in any manner not acceptable to the Noteholder Committee.

Capricorn, as the Holder of the MFOC Note, and MFH, as the Holder of the MFOC Equity, have each agreed in the Restructuring Support Agreements to support the Plan.

The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

Following commencement of the Chapter 11 Cases, the Company intends to schedule promptly a Confirmation Hearing and will provide notice of the Confirmation Hearing to all necessary parties.  The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

Confirming and Consummating the Plan

It is a condition to confirmation of the Plan that the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Noteholder Committee.  Certain other conditions contained in the Plan must be satisfied or waived pursuant to the provisions of Section 12.3 of the Plan and the Restructuring Support Agreements.

Following confirmation, the Plan will be consummated on the day that is the first Business Day after the Confirmation Date provided that the conditions to doing so have been satisfied or waived.  For further information, see Article XII of the Plan, entitled “Conditions Precedent to Confirmation and Consummation of the Plan.”

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Our Business

We are a well established franchisor in the premium snack food industry, featuring Mrs. Fields ® and TCBY ® as our core brands.  Through our franchisees’ retail stores, we are one of the largest retailers of freshly baked, on-premises specialty cookies and brownies in the United States of America (the “United States”) and the largest retailer of soft-serve frozen yogurt with live active cultures in the United States.  In addition, we operate a gifts and a branded retail business and have entered into licensing arrangements that attempt to leverage awareness of some of our core brands among our retail customer base.  As of July 31, 2008, our franchise systems operated through a network of 1,268 retail concept locations throughout the United States and in 21 foreign countries.

Mrs. Fields

Our Mrs. Fields brand operates in four distinct channels:

•                  Franchising, which includes franchised retail stores located mostly in malls;

•                  Gifting, our online and catalogue based direct sales business, that sells cookie and brownie gift assortments;

•                  Branded Retail, which includes our packaged goods cookies sold through grocery stores, drug stores, convenience stores and other merchants; and

•                  Licensing, which generates revenues by licensing our brand name to manufacturers of boxed chocolates, gourmet popcorn, ice cream sandwiches and other products.

TCBY

TCBY has been a frozen treats product innovator since its first opening in Little Rock, Arkansas in 1981.  The great tasting frozen yogurt concept received an enthusiastic response from an increasingly health conscious public and was the first in a line of ground breaking menu items.  TCBY product milestones include (i) developing non-fat and no-sugar added frozen treats; (ii) launching a line of frozen yogurt and sorbet novelties; (iii) introducing frozen yogurt to airports and travel plazas through its joint venture agreement with HMS Host, as successor-in-interest to Host International, Inc., Host Marriott Services USA, Inc. and Host Marriott Tollroads Inc. (collectively “HMS Host”); and (iv) developing a soft-serve and hardpack frozen yogurt product with more types of live active cultures than any other yogurt brand.  In fiscal year 2008, we intend to continue to explore ways to grow and take advantage of yogurt’s increasing appeal to today’s health conscious consumer.

Sales of Pretzel and Great American Cookies Brands

In two transactions in August  2007 and January 2008, MFFB and certain subsidiaries completed sales of certain assets related to MFFB’s pretzel and Great American Cookies businesses to subsidiaries of NexCen Brands, Inc. (“NexCen Brands”), for cash and shares of NexCen Brands common stock (the “NexCen Shares”).  Of the $111.0 million in aggregate cash consideration received from such sales, the Old Notes Trustee currently holds approximately $93.4 million in restricted cash which under the Old Notes Indenture is only permitted to be used to purchase “replacement assets”, for transaction costs related to the sales or for a “net proceeds offer” required by the Old Notes Indenture.  Of the aggregate 2,096,961 shares of NexCen Shares received from such sales, 1,699,840 shares remain in an escrow for possible use to satisfy indemnity claims arising out of the sales, valued at $7.35 per share for the shares received in the pretzel business sale and valued at $4.23 per share for the shares received from the sale of the Great American Cookies business.  The closing sale price per share of a NexCen Brands common stock on August 12, 2008 was $0.42.  Given the proposed restructuring described in this Disclosure Statement, MFFB does not intend to make either of the “net proceeds offers” required by the Old Notes Indenture.

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Severely Restricted Liquidity; Purpose of the Restructuring Contemplated by the Plan

As of the date of this Disclosure Statement, we have approximately $2.4 million in cash on hand other than $90.9 million in restricted cash held by the Old Notes Trustee and approximately $1.9 million in payables which are either due or past due.  Based on our most recently prepared cash flow estimates, we anticipate that over the next several weeks’ period during which the votes in favor of the Plan will be solicited and court approval of the Plan will be sought, cash from operations will not be sufficient to meet the costs of the solicitation and bankruptcy process and other obligations as they become due.  In that regard, we estimate that we will need to obtain access to approximately $4.8 million in the restricted cash held by the Old Notes Trustee through the end of September 2008, which is approximately the time at which the Plan could earliest be consummated.  In addition and assuming the same end of September 2008 consummation date, we are seeking to raise a $10 million working capital facility to fund working capital needs (the “Working Capital Facility”), some or all of which will need to be drawn to provide the cash distributions required upon confirmation of the Plan.  If the Working Capital Facility is put in place, borrowings under it would be senior as to security to the New Notes.

Organizational Structure

MFFB is a wholly owned subsidiary of MFOC.  MFOC is a wholly owned subsidiary of Mrs. Fields’ Holding Company, Inc. (“MFH”) and MFH is a wholly owned subsidiary of Mrs. Fields’ Companies, Inc. (“MFC”).  The majority shareholders of MFC are two affiliated private investment management firms: Capricorn Investors III, L.P. (“Capricorn”) and Capricorn Investors II, L.P.

The chart below is a summary of the organizational structure of MFOC, its direct subsidiary MFFB and the principal direct subsidiaries of MFFB.  There are also certain immaterial direct subsidiaries of MFOC, MFFB and TCBY Systems that are not identified but would be guarantors under the New Notes Indenture:

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CAPITALIZATION

The following table sets forth the book capitalization of MFOC on a consolidated basis:

•                  the actual book capitalization of MFOC as of June 28, 2008; and

•                  the estimated book capitalization of MFOC, on a pro forma basis to reflect consummation of the Plan on the assumption that the Plan will be consummated on September 30, 2008, that the amount of Noteholder Cash will be $87.5 million, that the principal amount of the New Notes will be $52.5 million and that there will be borrowings under the Working Capital Facility upon consummation of the Plan equal to $7.5 million.

Capitalization Table

($ in millions)

	June 28,	September 30,
	2008	2008
	Actual	Pro Forma
Old Notes	$195.7	$—
MFOC Note	6.5	—
New Notes	—	52.5
Working Capital Facility	—	7.5
Total Debt	202.2	60.0

Cash and Equivalents	3.3	3.0
Restricted Cash	93.4	—
Marketable Securities	1.1	0.8
Total Cash	97.8	3.8

Net Debt	104.4	56.2

Members’ / Shareholders’ Equity / (Deficit)	(120.4)	42.5

Total Book Capitalization	$(16.0)	$98.7

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THE PLAN

THE COMPANIES HAVE NOT COMMENCED ANY CHAPTER 11 CASES.  MFOC AND CERTAIN OF ITS SUBSIDIARIES INTEND, HOWEVER, TO COMMENCE A CHAPTER 11 CASE UNDER THE BANKRUPTCY CODE TO RESTRUCTURE THEIR FINANCIAL AFFAIRS. THIS DISCLOSURE STATEMENT SOLICITS HOLDERS OF OLD NOTES’, THE MFOC NOTE’S AND THE MFOC EQUITY’S ADVANCE ACCEPTANCE OF THE PLAN, A COPY OF WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS APPENDIX I, AND WHICH CONTAINS IMPORTANT INFORMATION RELEVANT TO THE HOLDERS OF OLD NOTES’, THE MFOC NOTE’S AND THE MFOC EQUITY INTEREST’S DECISION TO ACCEPT THE PLAN. PLEASE READ THE PLAN COMPLETELY AND CAREFULLY.

To enhance the likelihood that we will succeed in our restructuring efforts, we have formulated the Plan for our reorganization under Chapter 11 of the Bankruptcy Code. The Plan covers MFOC and certain of its subsidiaries: MFFB, Mrs. Fields Financing Company, Inc., Mrs. Fields Franchising, LLC, TCBY Systems, LLC, Mrs. Fields Gifts, Inc., The Mrs. Fields’ Brand, Inc., Mrs. Fields Cookies Australia, TCBY International, Inc., TCBY of Texas, Inc., GACCF, LLC, PTF, LLC, PMF, LLC and GAMAN, LLC, and others that we may determine are necessary. In the event that the Plan is accepted by more than two-thirds in aggregate principal amount, but not necessarily one half in number, of the Noteholders (as defined in the Plan), we will file voluntary petitions under Chapter 11 of the Bankruptcy Code and use such acceptances to seek confirmation of the Plan. If the Plan is confirmed and consummated, all Noteholders would receive the same consideration, whether or not they vote for acceptance of the Plan.

Definitions

All capitalized terms used in this description of the Plan that are not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in Article I of the Plan, a copy of which is attached as Appendix I to this Disclosure Statement.

Reasons for the Solicitation; Recommendation

The solicitation is being conducted at this time to obtain the requisite acceptances of the Plan. We anticipate that by beginning the solicitation in advance of commencing any Bankruptcy Cases, the duration of the Bankruptcy Cases would be significantly shortened, and the administration of such cases, which otherwise could be lengthy, complex, and extremely expensive, would be greatly simplified and much less costly. The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan.  The Bankruptcy Code defines “acceptance” of a plan by a class of interests as acceptance by interest holders in that class that hold at least two-thirds in amount of the interests that cast ballots for acceptance or rejection of the plan.

Anticipated Events During the Bankruptcy Cases

We may commence a bankruptcy case for any reason. In a bankruptcy case, from and after the Filing Date, we would continue to operate our businesses and manage our properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

We do not expect the Bankruptcy Cases to be protracted. To expedite our emergence from Chapter 11, we would file motions on the Filing Date seeking, among other things, the relief detailed below from the Bankruptcy Court. If granted, this relief would facilitate the administration of the Bankruptcy Cases. There can be no assurance, however, that the Bankruptcy Court would grant the requested relief.

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Motion to Approve Combined Disclosure Statement and Confirmation Hearing

The Debtors would seek a combined Confirmation Hearing and hearing on the adequacy of this Disclosure Statement on the earliest date which is convenient for the Bankruptcy Court. At that hearing, the Debtors would seek approval of this Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code. At that time, the Debtors also would request the Bankruptcy Court to approve the prepetition solicitation of votes on the Plan.

Motion to Use Cash Collateral

The Debtors would seek authority to use their cash collateral in order to continue their business operations.  The Debtors would only seek authorization to use such amounts of cash collateral as are necessary to continue to operate their businesses in the ordinary course, so as to avoid any immediate and irreparable harm to their businesses.

Motion to Continue Using Existing Cash Management Systems

Because the Debtors expect the Bankruptcy Cases to be pending for between 35-45 days, and because of the administrative hardship that any operating changes would impose, the Debtors would seek authority to continue using their existing cash management system, bank accounts and business forms and to follow their internal investment and deposit guidelines. Absent the Bankruptcy Court’s authorization of the continued use of the cash management system, the Debtors’ cash flow could be impeded to the detriment of the Debtors’ Estates and their creditors.

Continued use of their existing cash management system would facilitate the Debtors’ smooth and orderly transition into the Bankruptcy Cases, minimize the disruption of their business while in Chapter 11, and expedite their emergence from Chapter 11. As a result of set-up time and expenses, requiring the Debtors to adopt and implement a new cash management system would likely increase the costs of the Bankruptcy Cases. For the same reasons, requiring the Debtors to cancel their existing bank accounts and establish new accounts or requiring the Debtors to create new business forms would only frustrate the Debtors’ efforts to reorganize expeditiously.

Motion for Authority to Pay Prepetition Employee Compensation and Associated Benefits

The Debtors have a valuable asset in their work force and believe that any delay in paying prepetition compensation or benefits to their employees would destroy their relationships with employees and irreparably harm employee morale at a time when the continued dedication, confidence and cooperation of their employees is most critical.  Accordingly, the Debtors would seek authority to pay compensation and benefits which were accrued but unpaid as the Filing Date.

Motion to Continue Customer Programs

In order to maintain the loyalty of their customer base, the Debtors would seek authority to continue to perform their obligations arising under any of their customer programs.  This relief will enable the Debtors to maintain important relationships with their customers during the pendency of the Chapter 11 Cases.

Motion to Pay Prepetition Trust Fund Taxes

In the ordinary course of their businesses, the Debtors collect “trust fund” taxes on behalf of various taxing authorities. The most common examples of trust fund taxes include income tax withholdings and sales and use taxes. The Debtors would seek authority to pay prepetition “trust fund” taxes in the ordinary course of business.

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Adequate Assurance of Utilities

In connection with the operation of their businesses and management of their properties, the Debtors obtain electricity, telephone and similar services from many different utility companies. Historically, the Debtors have paid these utilities timely.  The Debtors will move the Court on the Petition Date to enter orders approving procedures for, among other things, determining adequate assurance for utility providers, and prohibiting utility providers from altering, refusing, or discontinuing services.  The Debtors believe that uninterrupted utility services are essential to the Debtors’ ongoing operations and, therefore, to the success of the Debtors’ reorganization.

Motion to Pay Prepetition Claims as They Come Due

The Debtors plan to continue to operate their businesses in the ordinary course after the filing of the Bankruptcy Cases.  In order to avoid any disruption to their businesses, the Debtors would seek authority to pay prepetition claims as they become due in the ordinary course of their businesses.

Insurance Motion

In connection with the operation of their business, the Debtors maintain various insurance policies.  Maintenance of insurance is essential to the continued operation of the Debtors’ business, and is required under the United States Trustee’s Operating Guidelines for Chapter 11 Cases and the laws of the various states in which the Debtors operate.  The motion would request relief that would allow the Debtors to continue their prepetition insurance coverage practices.  Further, because the Debtors finance their premiums for certain insurance policies pursuant to a financing arrangement with AICCO, Inc., the motion would request the ability to continue the financing arrangement with AICCO and enter into new financing arrangements.

Timetable for Bankruptcy Cases

Assuming that the Bankruptcy Court approves the Debtors’ motion with respect to a hearing on the Disclosure Statement and Confirmation Hearing, the Debtors anticipate that the Disclosure Statement and Confirmation Hearing would occur as soon as 35 days from the Filing Date. There can be no assurance, however, that the Bankruptcy Court would permit the Bankruptcy Cases to proceed as expeditiously as anticipated.

Summary of the Plan

THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF (I) THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND (II) THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS APPENDIX I.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, THEIR ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF

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ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATING DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

Creditors and Interest Holders Entitled to Vote on the Plan

As more fully described below, the Plan designates separate classes of Claims against and Interests in the Debtors (other than Administrative Expense Claims and Priority Tax Claims). Only the Holders of Secured Notes Claims, MFOC Note Claims and MFOC Equity Interests would be impaired under the Plan, and votes on the Plan are being solicited only from the Holders of such Claims and Interests. In addition to Holders of Administrative Expense Claims and Priority Tax Claims (which are not classified in the Plan), Holders of Claims in Classes 1, 2, 4, 8B and 8C are unimpaired by the Plan, would not be entitled to vote to accept or reject the Plan, and would be deemed to have accepted the Plan.  Holders of Claims in Class 6 and Class 7 are deemed to reject the Plan and are therefore not entitled to vote to accept or reject the Plan.

Bankruptcy Rule 3018(b) prescribes the conditions that must be satisfied to count the ballots solicited with respect to a plan prior to the commencement of a Chapter 11 case. Bankruptcy Rule 3018(b) requires that (i) the Chapter 11 plan must have been disseminated to substantially all impaired creditors and equity security holders in the class(es) entitled to vote, (ii) the time prescribed for voting on the plan must not be unreasonably short and (iii) the solicitation must have been conducted in accordance with section 1126(b) of the Bankruptcy Code, which requires compliance with all applicable non-bankruptcy laws, rules, or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure with respect to the plan contains “adequate information” as defined in section 1125(a) of the Bankruptcy Code. Section 1125(a)(1) defines “adequate information” as information of a kind and in sufficient detail as far as is reasonably practicable in light of the nature and history of a company and the condition of such company’s books and records that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan.

We believe that all of the requirements of Bankruptcy Rule 3018(b) would be satisfied in the event that we sought confirmation of the Plan. This Disclosure Statement and the Plan, together with all of the accompanying materials, are being transmitted to Holders of Class 3 Secured Notes Claims, Class 4 MFOC Note Claims and Class 8A MFOC Equity Interests.  We believe that this Disclosure Statement contains adequate information (within the meaning of section 1125(a)(1) of the Bankruptcy Code) for all Holders of such Claims and Interests, as applicable.

Certain Matters Regarding Classification and Treatment of Claims and Interests

Section 1123 of the Bankruptcy Code provides that a plan must classify the claims and interests of a debtor’s creditors and interest holders. In accordance with section 1123 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Expense Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), need not be and have not been classified). The Debtors are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes, each of which contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. We believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge our classification of Claims and Interests and that the Bankruptcy Court might find that a different classification is required for the Plan to be confirmed. In that event, we would intend, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications through the Plan to permit confirmation and to use the acceptances of the Plan that are received in this solicitation for purpose of obtaining the approval of the reconstituted Class or Classes of which each accepting Holder ultimately would be deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder initially was a member, or any other Class in the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after approval of the Plan could necessitate a resolicitation of acceptances of the Plan.

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The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. We believe that the consideration, if any, that would be provided through the Plan to Holders of Claims and Interests would reflect an appropriate resolution of their Claims and Interests, and would take into account the differing nature and priority of such Claims and Interests. The Bankruptcy Court would be required to find, however, that a number of statutory tests are met before it could confirm the Plan. Many of these tests are designed to protect the interests of Holders of Claims or Interests who would not be entitled to vote on the Plan, or would not vote to accept the Plan, but who would be bound by the provisions of the Plan if it were confirmed by the Bankruptcy Court. The “cramdown” provisions of section 1129(b) of the Bankruptcy Code, for example, permit confirmation of the Plan in certain circumstances even if the Plan is not accepted by all impaired classes of Claims and Interests. Although we believe that the Plan could be confirmed under section 1129(b), there can be no assurance that the requirements of such section would be satisfied.

Administrative Expense Claims

An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in section 503(b) or 507(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses, incurred on or after the Filing Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Bankruptcy Cases, Professional Compensation, fees and expenses of the Old Notes Trustee and its counsel, fees and expenses of the Noteholder Committee and its professionals, and all fees and charges assessed against the Estates under 28 U.S.C. § 1930.

Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the latest of (i) on, or as soon as reasonably practical after, the Effective Date, (ii) as soon as practicable after the date on which such Claim becomes an Allowed Administrative Expense Claim, (iii) upon such other terms as may be agreed upon by such Holder and the Noteholder Committee or the Reorganized Debtors, or (iv) as otherwise ordered by the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing obligations incurred by the Debtors in the ordinary course of business, or otherwise assumed by the Debtors on the Effective Date pursuant to the Plan, including any tax obligations arising after the Filing Date, will be paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements or non-bankruptcy law governing such obligations.

Except as otherwise provided in the Plan, any Person asserting an Administrative Expense Claim, other than an Administrative Expense Claim (i) arising from the operation by the Debtors of their business in the ordinary course of business, or (ii) to the extent permitted by law, with respect to the fees and expenses of the Noteholder Committee and its professionals, and the fees and expenses of the Old Notes Trustee and its counsel, shall file a request for payment of such Administrative Expense Claim with the clerk of the Bankruptcy Court within thirty days after the occurrence of the Effective Date.  At the same time any Person files a request for payment of an Administrative Expense Claim, such Person shall also serve a copy of the request for payment of an Administrative Expense Claim upon counsel for the Reorganized Debtors.  Any Person who fails to timely file and serve a request for payment of such Administrative Expense Claim shall be forever barred from seeking payment of such Administrative Expense Claim by the Debtors, the Estates, or the Reorganized Debtors.

Any Person seeking an award by the Bankruptcy Court of Professional Compensation shall file a final application with the Bankruptcy Court for allowance of Professional Compensation for services rendered and reimbursement of expenses incurred through the Effective Date within thirty days after the occurrence of the Effective Date.

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Priority Tax Claims

With respect to any Allowed Priority Tax Claims not paid pursuant to prior Bankruptcy Court order, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to different treatment, each Holder of an Allowed Priority Tax Claim will receive, at the option of the Plan Proponents, (i) on the Effective Date, Cash in an amount equal to such Allowed Priority Tax Claim, or (ii) commencing on the first anniversary of the Effective Date and continuing on each anniversary thereafter over a period not exceeding five years after the Filing Date, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under non-bankruptcy law, subject to the option of the Plan Proponents, to prepay the entire remaining amount of the Allowed Priority Tax Claim at any time, or (iii) upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.  All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business as such obligations become due.

Class 1 — Other Secured Claims

Class 1 consists of all Other Secured Claims.  The legal, equitable and contractual rights of the Holders of Class 1 Other Secured Claims would be unaltered by the Plan.  Unless the Holder of such Claim and the Plan Proponents agree to a different treatment, each Holder of an Allowed Class 1 Other Secured Claim shall receive, in full and final satisfaction of such Allowed Class 1 Other Secured Claim, one of the following alternative treatments:

•                  the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable and contractual rights;

•                  the Debtors shall surrender all collateral securing such Claim to the Holder thereof, in full satisfaction of such Holder’s Allowed Class 1 Other Secured Claim, without representation or warranty by or recourse against the Debtors or Reorganized Debtors; or

•                  such Allowed Class 1 Other Secured Claim will be otherwise treated in a manner so that such Claim shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

The proposed treatment of each Class 1 Other Secured Claim shall be selected by the Plan Proponents.  Any default with respect to any Class 1 Other Secured Claim that occurred prior to the Effective Date shall be deemed cured upon the Effective Date.

Class 2 — Priority Claims

Class 2 consists of all Priority Claims.  The legal, equitable and contractual rights of the Holders of Class 2 Priority Claims would be unaltered by the Plan.  Unless the Holder of such Claim and the Plan Proponents agree to a different treatment, each Holder of an Allowed Class 2 Priority Claim shall receive, in full and final satisfaction of such Allowed Class 2 Priority Claim, one of the following alternative treatments:

•                  to the extent then due and owing on the Effective Date, such Allowed Class 2 Priority Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors on, or as soon as practical after, the Effective Date;

•                  to the extent not due and owing on the Effective Date, such Allowed Class 2 Priority Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors when and as such Allowed Class 2 Priority Claim becomes due and owing in the ordinary course of business; or

•                  such Allowed Class 2 Priority Claim will be otherwise treated in a manner so that such Allowed Class 2 Priority Claim shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

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The proposed treatment of each Class 2 Priority Claim shall be selected by the Plan Proponents.

Class 3 — Secured Notes Claims

Class 3 consists of all Secured Notes Claims.  The Secured Notes Claims are Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any person or entity.  The Secured Notes Claims are Allowed in an amount not less than $195,747,000 plus applicable fees, charges, costs and interest accrued but unpaid as of the Filing Date.

On the Effective Date, in exchange for their Allowed Secured Notes Claims against each of the Debtors, Holders of Allowed Secured Notes Claims shall receive, on a Pro rata basis, (i) the Noteholder Cash, (ii) the New Notes, and (iii) 87.5% of the New Common Equity issued and outstanding as of the Effective Date.  The Holders of Allowed Secured Notes Claims shall be deemed to automatically waive their Secured Notes Deficiency Claim on the Effective Date.

Class 4 — General Unsecured Claims

Class 4 consists of all General Unsecured Claims.  On the later of the Effective Date and the date on which such Claims are Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed General Unsecured Claim in Class 4 shall be paid in full and final satisfaction of such Holder’s Allowed General Unsecured Claim in Cash.  A General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim or (ii) in accordance with the course of practice between the Debtors and such Holder with respect to such General Unsecured Claim.

Class 5 – MFOC Note Claim

Class 5 consists of the MFOC Note Claim.  The MFOC Note Claim is Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any person or entity.  The MFOC Note Claim is Allowed in an amount not less than $6,478,030  plus applicable fees, charges, costs and interest accrued but unpaid as of the Filing Date.

On the Effective Date, in exchange for its Allowed MFOC Note Claim, the Holder of the Allowed MFOC Note Claim, shall receive, (i) 12.5% of the New Common Equity issued and outstanding as of the Effective Date, (ii) the Warrant, and (iii) $1.049 million in cash.

Class 6 – Intercompany Claims

Class 6 consists of the Intercompany Claims.  The Intercompany Claims will be discharged on the Effective Date and the Holders of such Claims shall receive no recovery under the Plan.

Class 7 – Section 510(b) Claims

Class 7 consists of the Section 510(b) Claims.  The Section 510(b) Claims will be deemed cancelled and extinguished and will be discharged on the Effective Date and the Holders of such Claims shall receive no recovery under the Plan.

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Class 8A, 8B and 8C Interests

Class 8A consists of the MFOC Equity Interests.  Class 8B consists of the MFOC Subsidiary Interests.  Class 8C consists of the MFFB Subsidiary Interests.

MFH, as the Holder of the MFOC Equity Interest in Class 8A, shall receive no recovery under the Plan other than the releases and injunctive relief described in Section 11.3 and 11.6 of the Plan.  MFOC, as the Holder of the MFOC Subsidiary Interests in Class 8B, shall have such Interests reinstated on the Effective Date and remain the 100% parent company of MFFB.  MFFB, as the Holder of the MFFB Subsidiary Interests in Class 8C, shall have such Interests reinstated on the Effective Date and remain the 100% parent company of each of its subsidiaries who are Debtors.

Special Provisions Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan is intended to or shall affect the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Claim that is Unimpaired under the Plan, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupment against or counter-claims with respect to such Unimpaired Claims.

Distributions Under the Plan

Sources of Cash for Plan Distributions

All Cash necessary for the Reorganized Debtors to make payments required by the Plan shall be obtained from existing Cash balances, the Net Cash Proceeds held by the Old Notes Trustee, the operations of the Debtors or Reorganized Debtors or the Working Capital Facility.

Disbursing Agent

Unless otherwise provided for herein, all Distributions under the Plan shall be made by the Reorganized Debtors or their agent.  Notwithstanding the foregoing, all Distributions to the Holders of Allowed Secured Notes Claims shall be made by the applicable Reorganized Debtor to such Holders through or on behalf of the Old Notes Trustee.

Distributions of Cash

Any Distribution of Cash made by the Reorganized Debtors pursuant to the Plan shall, at the Reorganized Debtor’s option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

Time Bar to Cash Payments

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Debtors or Reorganized Debtors by the Holder of the Allowed Claim to whom such check was originally issued. Any Claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the date on which such Distribution or payment was made and (b) one hundred and eighty days after the date of the issuance of such check. If no Claim is made as provided in the preceding sentence, all Claims in respect of void checks shall be discharged and forever barred and such unclaimed Distributions shall revert to the Debtors or Reorganized Debtors.

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No Interest on Claims or Interests

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or a postpetition agreement in writing between the Debtors and a Holder, postpetition interest shall not accrue or be paid on Claims, and no Holder shall be entitled to interest accruing on or after the Filing Date on any Claim; provided, however, that in accordance with the Term Sheet, the Old Notes and MFOC Note shall accrue interest through the Effective Date.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a Final Distribution is made when and if such Disputed Claim becomes an Allowed Claim.

Delivery of Distributions

The Distribution to a Holder of an Allowed Claim shall be made by the Reorganized Debtors (i) at the last known address of such Holder according to the Debtors’ books and records; (ii) at the address set forth on any proof of Claim filed by such Holder or at the address set forth in any written notices of address change delivered to the Debtors or Reorganized Debtors after the date of any related proof of Claim, or (iii) in the case of Secured Notes Claims, to the Old Notes Trustee for ultimate distribution to the Holders of such Secured Notes Claims.  If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest.  All Distributions returned to the Reorganized Debtors and not claimed within six months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.  Upon such reversion, the claim of any Holder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

Distributions to Holders as of the Distribution Record Date

All Distributions on Allowed Claims, except for those distributions to holders of Secured Notes Claims, shall be made to the Record Holders of such Claims.  As of the close of business on the Distribution Record Date, there shall be no further changes in the Record Holder of any Claim.  The Reorganized Debtors shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Record Date.  The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with the Record Holders as of the Distribution Record Date.  In the case of Secured Notes Claims, the distribution will be made to the Old Notes Trustee for ultimate distribution to the Holders of such Secured Notes Claims.

Fractional Securities; Fractional Dollars

Any other provision of the Plan notwithstanding, payments of fractions of shares of New Common Equity will not be made and shall be deemed to be zero.  Any other provision of the Plan notwithstanding, the Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

Withholding Taxes

The Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding and reporting requirements.

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Procedures for Treating and Resolving Disputed Claims

Objections to Claims

The Reorganized Debtors shall be entitled to object to Claims, provided, however, that the Debtors and Reorganized Debtors shall not be entitled to object to Claims (i) that have been Allowed by a Final Order entered by the Bankruptcy Court prior to the Effective Date or (ii) that are Allowed by the express terms of the Plan.  Any objections to Claims must be filed by the Claims Objection Deadline.

Estimation of Claims

The Plan Proponents or the Reorganized Debtors, as the case may be, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502 of the Bankruptcy Code regardless of whether the Plan Proponents or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

Resolution of Claims Objections

On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court.

Distributions After Allowance

On the first Distribution Date after a Disputed General Unsecured Claim becomes an Allowed General Unsecured Claim, the Holder of an Allowed General Unsecured Claim shall receive the Distribution to which such Holder is then entitled plus any Distribution such Holder would have received on a prior Distribution Date had such Holder’s Claim been Allowed on such prior Distribution Date; provided, however, if the date such General Unsecured Claim becomes entitled to a Distribution is less than twenty Business Days prior to the next Distribution Date, the Distribution with respect to such Claim will be made on the first Distribution Date that occurs more than twenty Business Days after the Claim becomes entitled to a Distribution.  All Distributions made under Article XI of the Plan will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.

Means for Implementation of the Plan

Continued Legal Existence

Except as otherwise provided in the Plan, each of the Debtors will continue to exist after the Effective Date as a separate legal entity, with all the powers of such an entity (whether a corporation, limited liability company or other entity, as appropriate) under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate or articles of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate or articles of incorporation and bylaws or other organizational documents are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

Reinstatement of Interests

There shall be no reinstatement or other recovery for the Interests held directly by MFH in MFOC in accordance with the terms of the Plan.  The MFOC Subsidiary Interests held directly by MFOC and the MFFB

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Subsidiary Interests held by MFFB or its Subsidiary Debtors shall be reinstated in accordance with the terms of the Plan.

Cancellation of Existing Securities and Agreements/Discharge of Old Notes Trustee

Except as set forth in the Plan, upon the Effective Date, the Existing Securities shall be cancelled and the holders thereof shall have no further rights or entitlements in respect thereof against the Debtors or Non-Debtor Affiliates except the rights to receive the distributions to be made to such holders under the Plan and all Liens against Non-Debtor Affiliates shall be automatically released.  To the extent possible, distributions to be made under the Plan to the beneficial owners of the Old Notes shall be made through The Depository Trust Company (“DTC”) and its participants.  The Confirmation Order shall authorize and direct the Old Notes Trustee to take whatever action may be necessary or appropriate, in its reasonable discretion, to deliver the distributions, including, without limitation, obtaining an order of the Bankruptcy Court.  On the Effective Date, the Old Notes Trustee and its agents shall be discharged of all its obligations associated with (i) the Old Notes, (ii) the Indenture, and (iii) any related documents, and released from all Claims arising in the Bankruptcy Cases.  As of the Effective Date, the Indenture shall be deemed fully satisfied and cancelled, except that such cancellation shall not impair the rights of the Holders of the Old Notes to receive distributions under the Plan, or the rights of the Old Notes Trustee under the Indenture Trustee Charging Lien, to the extent that the Old Notes Trustee has not received payment as provided for in Section 7.5 of the Plan.  On the Effective Date, all Liens in favor of the Old Notes Trustee for the benefit of the holders of the Old Notes or otherwise arising under the Indenture shall be deemed released.

Old Notes Trustee and Noteholder Committee Expenses

All outstanding fees and expenses of (i) the Old Notes Trustee and its counsel and (ii) the Noteholder Committee and its professionals shall be paid in Cash on the Effective Date by the Debtors or Reorganized Debtors as an Administrative Expense Claim, without, to the extent permitted by law, the need for application to, or approval of, the Bankruptcy Court.  To the extent that the Old Notes Trustee in its capacity as trustee under the Old Notes Indenture provides services related to the Distributions pursuant to the Plan, the Old Notes Trustee will be paid by the Reorganized Debtors, without Bankruptcy Court approval, the reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection therewith, with such payments to be made on terms agreed to between the Old Notes Trustee and the Reorganized Debtors.

Deferred Blackstone Fee

The Reorganized Debtors will pay not later than December 31, 2008 or earlier should there be available net proceeds from the sale of TCBY, if sold, or any of the NexCen Shares the remainder of the fees and expenses payable to Blackstone Advisory Services L.P. for its financial advisory work for the Debtors.  The Debtors estimate that the amount of such fees and expenses to be so paid will be approximately $1.0 million.

Corporate Action

Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or any corporate action to be taken by or required of any Debtor or Reorganized Debtor, including, without limitation the adoption of the certificates of incorporation and bylaws of each of the Reorganized Debtors as provided for in Section 8.1 of the Plan, shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, creditors, directors, or managers of any of the Debtors or the Reorganized Debtors.

Preservation of Causes of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions.  After the Effective Date, the Reorganized Debtors, in

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their sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtors or any successors, in the exercise of their sole discretion, may pursue such Retained Actions so long as it is in the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any claim, right of action, suit, proceeding or other Retained Action in the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors or the Reorganized Debtors of such claim, right of action, suit, proceeding or other Retained Action, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits, proceedings and other Retained Actions in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit, proceeding or other Retained Action upon or after the confirmation or consummation of the Plan.

Effectuating Documents; Further Transactions

Each of the Debtors (subject to the consent of the Noteholder Committee) and Reorganized Debtors, and their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, or to otherwise comply with applicable law.

Exemption From Certain Transfer Taxes and Recording Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Further Authorization

The Reorganized Debtors shall be entitled to seek such orders, judgments, injunctions and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of the Plan.

Provisions Regarding Corporate Governance of Reorganized Debtors

Certificates of Incorporation and Bylaws

The organizational documents of each Reorganized Debtor  shall be amended to conform with the requirements of section 1123(a)(6) of the Bankruptcy Code.

Directors and Officers of Reorganized Debtors

a.            Directors.  Pursuant to the Term Sheet, the initial Board of Directors of Reorganized MFOC shall consist of seven directors, four of whom shall be designated by the Noteholder Committee, and two of whom shall be designated jointly by Capricorn Investors.  The chief executive officer of Reorganized MFOC shall be the seventh director.  The identities of the members of the initial Board of Directors to be designated by the Noteholder Committee and the identity of the chief executive officer have not been determined as of the date of this Disclosure Statement and shall be disclosed in the Plan Supplement.  The members of the initial Board of Directors to be designated by Capricorn are expected to be Don K. Rice and John D. Collins, each of whom is currently a director of MFFB, though it is possible that either or both of them may decline to be so designated prior to the Effective Date.  The members of the initial Boards of Directors or equivalent governing bodies for the Reorganized Subsidiaries

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shall be selected by the initial Board of Directors for Reorganized MFOC and shall consist of officers or directors of the Reorganized Debtors.  To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed prior to the Confirmation Hearing.   Each of the Persons on the initial Boards of Directors of the respective Reorganized Debtors shall serve in accordance with the certificates of incorporation and bylaws of the respective Reorganized Debtor, as the same may be amended from time to time.

b.             Officers.  The identities of the initial officers of the Reorganized Debtors have not been determined as of the date of this Disclosure Statement and will be disclosed in the Plan Supplement.  To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed at such time.  The initial officers shall serve in accordance with the certificates of incorporation and bylaws of the applicable Reorganized Debtor, as the same may be amended from time to time.

Issuance of New Securities

a.             New Common Equity.  On the Effective Date, Reorganized MFOC shall issue shares of New Common Equity pursuant to the Plan.  The certificate of incorporation and bylaws for Reorganized MFOC, form of which are annexed as Exhibits 1 and 2 and are described in Appendix III to this Disclosure Statement, set forth the rights of the New Common Equity.  The New Common Equity shall be issued subject to the Stockholders Agreement, a form of which is annexed as Exhibit 5 to the Plan and described in Appendix III to this Disclosure Statement.

b.             Warrant.  On the Effective Date, Reorganized MFOC shall (i) issue the Warrant, a form of which is annexed as Exhibit 3 to the Plan and described in Appendix IV to this Disclosure Statement., and (ii) have authorized the issuance of New Common Equity issuable under the Warrant.

c.             New Notes.   On the Effective Date, Reorganized MFFB and Reorganized MFFC, as co-issuers, and the other Debtors, as guarantors, shall issue $50 million in principal amount of New Notes (as described in Section 1.1 of the Plan, subject to an increase by the amount by which the Noteholder Cash is less than $90 million), which New Notes incorporate the terms and conditions set forth in the New Notes Indenture annexed as Exhibit 4 to the Plan and described in Appendix II to this Disclosure Statement.  The “issue price” and “yield to maturity” of a Note for U.S. federal income tax purposes shall be determined by the co-issuers and shall be binding on all holders and persons holding beneficial interests in the New Notes.

Stockholders Agreement

All holders of New Common Equity and Warrant will be subject to the Stockholders Agreement which will, among other things, govern each holder of New Common Equity’s and Warrant’s access to information with respect to the Reorganized Debtors and the ability to transfer such holder’s New Common Equity and Warrant.  Each certificate representing share(s) of New Common Equity or Warrant shall bear a legend indicating that the New Common Equity and Warrant are subject to the Stockholders Agreement.  The Stockholders Agreement, a form of which is annexed as Exhibit 5 to the Plan and described in Appendix III to this Disclosure Statement will be effective as of the Effective Date.

Treatment of Executory Contracts and Unexpired Leases

Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts or Unexpired Leases of any of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that (i) have been previously assumed or rejected by any

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Debtor (with the consent of the Noteholder Committee) pursuant to an order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms, (iii) are the subject of a motion to assume or reject filed by any Debtor (with the consent of the Noteholder Committee) which is pending on the Effective Date, (iv) are identified as being Rejected Contracts on Schedule 6.1 to the Plan, or (v) are assumed or rejected pursuant to the terms of the Plan.  An Executory Contract or Unexpired Lease that is deemed to be assumed pursuant to the foregoing sentence shall be referred to as an “Assumed Contract.”  The Plan Proponents shall file Schedule 6.1 (the contents of which shall be acceptable to the Plan Proponents each in their sole discretion) with the Bankruptcy Court and serve Schedule 6.1 on the non-Debtor parties under the agreements listed thereon no later than ten days prior to the last date for filing objections to confirmation of the Plan, provided, however, that the Plan Proponents may amend Schedule 6.1 at any time prior to the Confirmation Hearing.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute findings by the Bankruptcy Court (1) approving the rejection of the Rejected Contracts and (2) with respect to the Assumed Contracts, that (i) the Reorganized Debtors had properly provided for the cure of any defaults that might have existed, (ii) each assumption was in the best interest of the Reorganized Debtors, their Estates, and all parties in interest in the Chapter 11 Cases and (iii) the requirements for assumption of any executory contract or unexpired lease to be assumed had been satisfied. Except as otherwise provided in the following sentence, all cure payments under any Assumed Contract would be made by the Reorganized Debtors on the Effective Date or as soon as practicable thereafter, provided, however, that any Claim arising on account of Cure Amounts shall be deemed to have been waived by any Non-Debtor Affiliate who is party to an Assumed Contract.  In the event of a dispute, cure payments required by section 365(b)(1) of the Bankruptcy Code shall be paid upon entry of a Final Order resolving such dispute.  Each Executory Contract or Unexpired Lease that is assumed by any Debtor (with the consent of the Noteholder Committee) under the Plan and pursuant to the Confirmation Order or pursuant to any other Final Order entered by the Bankruptcy Court shall be deemed to be assigned to the Reorganized Debtors on the later of (i) the Effective Date or (ii) the date of assumption.

Rejection Damages Claims

All proofs of claim with respect to Claims arising from the rejection pursuant to the Plan of the Rejected Contracts, if any, must be filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty days after the occurrence of the Effective Date.  Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 4 General Unsecured Claim, as applicable; provided, however, that any Claim arising from a Rejected Contract shall be deemed to have been waived by any Non-Debtor Affiliate who is party to such a Rejected Contract.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or property of the Debtors or Reorganized Debtors.

Employment Agreements

Employment Agreements.  Except as otherwise provided in the Plan, to the extent the Debtors had employment agreements with any of their executives and key employees as of the Filing Date, the Plan Proponents will disclose on Schedule 6.1 to the Plan whether they intend to reject such contracts.  Notwithstanding anything to the contrary in the Plan, the Reorganized Debtors shall maintain all of their existing rights, including, without limitation, any rights that they may have to amend, modify, or terminate, the employment agreements assumed pursuant to Article IV of the Plan, subject to the existing contractual rights, if any, of the directors, officers or employees affected thereby.  All employment agreements assumed pursuant to Section 6.3 of the Plan shall be deemed modified such that transactions contemplated by the Plan shall not be a “change in control” as defined in the relevant employment agreements.  Any Holder of a Claim arising from the rejection of an employment agreement must file a proof of claim with the Bankruptcy Court within thirty days of the deemed rejection.  Any Claims arising from the rejection of an employment agreement not filed within the time required by Section 6.3 of the Plan will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or property of the Debtors or Reorganized Debtors.

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Employee Benefit Programs.  All of the Debtors’ programs, plans, agreements and arrangements relating to non-executive employee compensation and benefits, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance plans, incentive plans, and life, accidental death and dismemberment insurance plans, entered into before the Filing Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under Section 6.1 of the Plan, and the Debtors’ and Reorganized Debtors’ obligations under such programs, plans, agreements and arrangements will survive confirmation of the Plan and will be fulfilled in the ordinary course of business.

Management Incentive Plan

The Board of Directors of Reorganized MFOC shall have the authority to establish a Management Incentive Plan, that shall be acceptable to the Noteholder Committee, as soon as practicable after the Effective Date, to provide designated members of senior management of the Reorganized Debtors with warrants and/or options for up to 10% of the equity of Reorganized MFOC, on a fully diluted basis, being reserved for issuance to senior management at the same strike price as the Warrant.  The Management Incentive Plan will contain terms and conditions that shall be determined by the Board of Directors of Reorganized MFOC.

Confirmation and Consummation of the Plan

Conditions to Confirmation

The following are conditions precedent to the confirmation of the Plan that may be satisfied or waived in accordance with Section 12.3 of the Plan:

a.             The Plan and Disclosure Statement shall be filed on the Filing Date;

b.             On the Filing Date (or as soon as practicable, but not later than one week, thereafter), the Debtors shall file any other pleadings necessary to effectuate the confirmation of the Plan on an expedited and efficient basis;

c.             The combined hearing seeking approval of the Disclosure Statement and confirmation of the Plan shall have occurred within thirty-five days of the Filing Date;

d.             The Disclosure Statement and Plan, including any exhibits, appendices and related documents, that are not inconsistent with the terms set forth herein and acceptable to the Noteholder Committee, in its sole discretion, shall have been approved by a final, non-appealable order of the Bankruptcy Court, in form and substance acceptable to the Noteholder Committee, in its sole discretion, within forty-five days of the Filing Date;

e.             The Effective Date shall have occurred within sixty days of the Filing Date;

f.              One or more of the Bankruptcy Cases shall not have been converted to a case under Chapter 7 of the Bankruptcy Code, unless such conversion is made with the prior written consent of the Noteholder Committee, which consent shall be provided or withheld in the Noteholder Committee’s sole discretion;

g.             There shall not have been the appointment of a trustee, receiver or examiner with expanded powers in one or more of the Bankruptcy Cases unless such appointment is made with the prior written consent of the Noteholder Committee, which consent shall be provided or withheld in the Noteholder Committee’s sole discretion; and

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h.             The Debtors shall not have submitted any amendment, modification or filing seeking to amend or modify the Plan, Disclosure Statement or any documents related to the foregoing, including motions, notices, exhibits, appendices and orders, in any manner not acceptable to the Noteholder Committee, in its sole discretion.

Conditions to the Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 12.3 of the Plan:

a.             The Confirmation Order in form and substance acceptable to the Plan Proponents each in their sole discretion shall have become a Final Order and shall not have been vacated or modified;

b.             It shall be no later than sixty days of the Filing Date;

c.             The Debtors shall not have experienced a material adverse effect (as defined in the Term Sheet) prior to the Effective Date and the holders of a majority of the Old Notes held by the members of the Noteholder Committee shall not have invoked such condition;

d.             All documents and agreements to be executed on the Effective Date or otherwise necessary to implement the Plan shall be effective on the Effective Date.

e.             The Debtors shall have received any authorization, consent, regulatory approval, ruling, letter, opinion, or document that may be necessary to implement the Plan or that is required by law, regulation, or order; and

f.              The New Common Equity, Warrant, and New Notes shall have been issued in accordance with the Plan.

Waiver of Conditions to Confirmation or Consummation

The foregoing conditions may be waived, in whole or in part, by the Noteholder Committee without any notice to any other parties in interest or the Bankruptcy Court and without a hearing, other than notice shall be provided to the Debtors; provided, however, the conditions to the Effective Date in (a), (e) and (f) above may only be waived, in whole or in part, by consent of both Plan Proponents, each in their sole discretion.  The failure of the Noteholder Committee or, as applicable, the Plan Proponents, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time prior to the Confirmation Date for the conditions set forth in Section 12.1 of the Plan or the Effective Date for the conditions set forth in Section 12.2 of the Plan.

Effect of Non-Occurrence of the Effective Date

If the Effective Date shall not occur notwithstanding Section 12.3 of the Plan, the Plan shall be null and void and nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims against or Interests in a Debtor; (ii) prejudice in any manner the rights of the Debtors, including without limitation, the right to seek a further extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code; or (iii) constitute an admission, acknowledgement, offer or undertaking by the Debtors.

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Effect of Plan on Claims and Interests

Revesting of Assets

Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in the Reorganized Debtors, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders, except as specifically provided in the Plan.  As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

Release and Discharge of the Debtors

Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the Distributions and rights that are provided in the Plan shall be deemed to and hereby unconditionally and irrevocably release and discharge the Debtors, the Reorganized Debtors or their Estates from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under the Plan, Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under the Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that relates to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date.

Mutual Releases

a.            Debtor Releases.  On the Effective Date, and to the greatest extent permissible by law, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors, on behalf of themselves and their Estates shall be deemed to and hereby unconditionally and irrevocably release, waive and discharge all of the Debtors’ respective officers serving on the Effective Date, current and former directors, legal and financial advisors, and other representatives of the Debtors, in each case in their capacity as such, the Non-Debtor Affiliates, including the Holder of the MFOC Equity Interests as of the Filing Date, the shareholders of the Non-Debtor Affiliates, in their capacity as such, the current and former members of the Noteholder Committee including their legal and financial advisors, in each case in their capacity as such, and the Old Notes Trustee, including its legal and financial advisors, in each case in their capacity as such (collectively, the “Debtor Released Parties”), from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under the Plan, Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under the Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that relates to any pre-Filing Date act, omission, transaction, event or other occurrence, in any way relating to the Debtors, the Reorganized Debtors, the Bankruptcy Cases, the Plan, or the Disclosure Statement, except that no Debtor Released Party shall be released from any act or omission that constitutes willful misconduct or fraud.

b.             Non-Debtor Affiliate Releases.  On the Effective Date, and to the greatest extent permissible by law, for good and valuable consideration, the adequacy of which is hereby confirmed, the Non-Debtor Affiliates, including the Holder of the MFOC Equity Interests as of the Filing Date, and the shareholders of the Non-Debtor Affiliates, in their capacity as such, shall be deemed to and hereby unconditionally and irrevocably release, waive and discharge the Debtors, and each of its and their Estates, Reorganized Debtors, all of the Debtors’ respective officers serving on the Effective Date, current and former directors, legal and financial advisors, and other representatives of the Debtors, in each case in their capacity as such, the current and former members of the Noteholder Committee including their legal and financial advisors, in each case in their capacity as such, and the Old Notes Trustee, including its legal and financial advisors, in each case in their capacity as such (collectively, the “Non-Debtor Affiliate Released Parties”), from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under the Plan, Confirmation Order, and the contracts,

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instruments, releases, agreements and documents delivered under the Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that relates to any pre-Filing Date act, omission, transaction, event or other occurrence, in any way relating to the Debtors, the Reorganized Debtors, the Bankruptcy Cases, the Plan, or the Disclosure Statement, except that no Non-Debtor Affiliate Released Party shall be released from any act or omission that constitutes willful misconduct or fraud.

c.             Noteholder Committee and Old Notes Trustee Releases.  On the Effective Date, and to the greatest extent permissible by law, for good and valuable consideration, the adequacy of which is hereby confirmed, the current and former members of the Noteholder Committee, in their capacity as such, and the Old Notes Trustee, in its capacity as such, shall be deemed to and hereby unconditionally and irrevocably release, waive and discharge the Debtors, and each of its and their Estates, Reorganized Debtors, all of the Debtors’ respective officers serving on the Effective Date, current and former directors, legal and financial advisors, and other representatives of the Debtors, in each case in their capacity as such, and the Non-Debtor Affiliates, including the Holder of the MFOC Equity Interests as of the Filing Date, and the shareholders of the Non-Debtor Affiliates, in their capacity as such, (collectively, the “Noteholder Committee Released Parties”), from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under the Plan, Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under the Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that relates to any pre-Filing Date act, omission, transaction, event or other occurrence, in any way relating to the Debtors, the Reorganized Debtors, the Bankruptcy Cases, the Plan, or the Disclosure Statement, except that no Noteholder Committee Released Party shall be released from any act or omission that constitutes willful misconduct or fraud.

d.             Holder of Old Notes Releases.  On the Effective Date, and to the greatest extent permissible by law, for good and valuable consideration, the adequacy of which is hereby confirmed, the Holders of Old Notes, in their capacity as such, shall be deemed to and hereby unconditionally and irrevocably release, waive and discharge the Debtors, and each of its and their Estates, Reorganized Debtors, all of the Debtors’ respective officers serving on the Effective Date, current and former directors, legal and financial advisors, and other representatives of the Debtors, in each case in their capacity as such, and the current and former members of the Noteholder Committee including their legal and financial advisors, in each case in their capacity as such, and the Non-Debtor Affiliates, including the Holder of the MFOC Equity Interests as of the Filing Date, and the shareholders of the Non-Debtor Affiliates, in their capacity as such, and the Old Notes Trustee, including its legal and financial advisors, in each case in their capacity as such (collectively, the “Old Notes Released Parties”), from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under the Plan, Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under the Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that relates to any pre-Filing Date act, omission, transaction, event or other occurrence, in any way relating to the Debtors, the Reorganized Debtors, the Bankruptcy Cases, the Plan, or the Disclosure Statement, except that no Old Notes Released Party shall be released from any act or omission that constitutes willful misconduct or fraud.

Setoffs

The Debtors may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

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Exculpation and Limitation of Liability

The Debtors, the Reorganized Debtors, the Noteholder Committee, the current and former members of the Noteholder Committee in their capacities as such, the Old Notes Trustee, in its capacity as such, and any of such parties’ respective current and/or post-Filing Date and pre-Effective Date members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to any Holder of any Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Bankruptcy Cases, the negotiation, solicitation and filing of the Plan, the filing of the Bankruptcy Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or fraud, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Injunction

Except as otherwise expressly provided herein or in the Confirmation Order, all Persons or entities who have held, hold, or may hold Claims against or Interests in the Debtors are permanently enjoined, from and after the Effective Date, from: (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Interest against any of the Reorganized Debtors or the Non-Debtor Affiliates on account of such Claims or Interests; (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against any Reorganized Debtor or Non-Debtor Affiliate with respect to such Claim or Interest; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against any Reorganized Debtor or Non-Debtor Affiliate or against the property or interests in property of any Reorganized Debtor or Non-Debtor Affiliate with respect to such Claim or Interest; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation owed to any Reorganized Debtor or Non-Debtor Affiliate or against the property or interest in property of any Reorganized Debtor or Non-Debtor Affiliate with respect to such Claim or Interest, provided, however, that nothing contained herein shall limit a Person’s ability to assert a valid defense to any Cause of Action, or limit a Person’s ability to exercise its valid setoff or recoupment rights with respect to such Person’s  post-Filing Date claims against the Debtors or Reorganized Debtors and post-Filing Date debts owed to the Debtors or Reorganized Debtors; and (v) pursuing any claim released pursuant to Article XI of the Plan.

Effect of Effective Date

a.             Binding Effect.  On the Effective Date, the provisions of the Plan shall be binding on the Debtors, the Estates, all Holders of Claims against or Interests in the Debtors, and all other parties in interest whether or not such Holders are Impaired and whether or not such Holders have accepted the Plan.

b.             Effect of Effective Date on Automatic Stay.  Except as provided otherwise in the Plan, from and after the Effective Date, the automatic stay of section 362(a) of the Bankruptcy Code shall terminate.

c.             Filing of Reports.  The Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, U.S. Trustee guidelines, and the rules and orders of the Bankruptcy Court.

d.             Post-Effective Date Retention of Professionals.  Upon the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay professionals in the ordinary course of business.

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Summary of Other Provisions of the Plan

The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

Modification of the Plan

The Plan Proponents may modify the Plan pursuant to section 1127 of the Bankruptcy Code and as provided in the Plan, to the extent applicable law permits; provided, however, that the Plan may not be modified in a manner inconsistent with the Term Sheet unless otherwise agreed by all the parties to the Term Sheet.  Subject to the limitations contained herein, the Plan Proponents may modify the Plan in accordance with this paragraph, before or after confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto.  In the event of any modification on or before confirmation, any votes to accept or reject the Plan shall be deemed to be votes to accept or reject the Plan as modified, unless the Bankruptcy Court finds that the modification materially and adversely affects the rights of parties in interest which have cast said votes.  The Plan Proponents reserve the right in accordance with section 1127 of the Bankruptcy Code to modify the Plan at any time before the Confirmation Date.

Securities Law Matters

It is an integral and essential element of the Plan that the issuance of the New Common Equity, Warrant and New Notes pursuant to the Plan shall be exempt from registration under the Securities Act, pursuant to Section 1145 of the Bankruptcy Code and from registration under state securities laws.  Any New Common Equity, Warrant or New Notes issued to an “affiliate” of the Debtors within the meaning of the Securities Act or any Person the Debtors reasonably determine to be an “underwriter,” and which does not agree to resell such securities only in “ordinary trading transactions,” within the meaning of Section 1145(b)(1) of the Bankruptcy Code, shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act.  Nothing in the Plan is intended to preclude the SEC from exercising its police and regulatory powers relating to the Debtors or any other entity.

Plan Supplement

The Plan Supplement, which will contain schedules of the directors and officers of the Reorganized Debtors and information concerning the Working Capital Facility, shall be filed with the Bankruptcy Court no later than five days prior to the commencement of the hearing on confirmation of the Plan.  Notwithstanding the foregoing, the Plan Proponents may amend the Plan Supplement and any attachments thereto, through and including the Confirmation Date.

Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a Distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to accrued but unpaid interest on the Claim first and then, to the extent the consideration exceeds such amount, to the portion of the Claim representing the principal amount thereof.

Revocation of Plan

The Plan Proponents collectively reserve the right, unilaterally and unconditionally, to revoke and/or withdraw the Plan at any time prior to entry of the Confirmation Order, and upon such revocation and/or withdrawal the Plan shall be deemed null and void and of no force and effect.

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Confirmation and Consummation Procedure

The Bankruptcy Court could confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11, including, among other things, that (i) the Plan has properly classified Claims and Interests, (ii) the Plan complies with applicable provisions of the Bankruptcy Code, (iii) the Debtors have complied with applicable provisions of the Bankruptcy Code, (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (v) disclosure of “adequate information” as required by section 1125 of the Bankruptcy Code has been made, (vi) the Plan has been accepted by the requisite votes of all classes of Holders of Claims and Interests (except to the extent that “cramdown” is available under section 1129(b) of the Bankruptcy Code), (vii) the Plan is in the “best interests” of all Holders of Claims or Interests in an Impaired Class, and (viii) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date.

The Confirmation Hearing

The Bankruptcy Court would schedule a hearing on the confirmation of the Plan. At that hearing the Bankruptcy Court would consider whether the Plan satisfies the various requirements of the Bankruptcy Code. At that time, the Debtors would submit a report to the Bankruptcy Court concerning the votes for acceptance or rejection of the Plan by the parties entitled to vote thereon.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan would have to be made in writing and filed with the Bankruptcy Court and served on all required parties by the objection deadlines set by the Bankruptcy Court. Unless an objection to confirmation is timely served and filed, the Bankruptcy Court may refuse to hear or consider it.

Confirmation

At the Confirmation Hearing, the Bankruptcy Court could confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (ii) feasible and (iii) in the “best interests” of creditors and interest holders that are impaired under the plan.  Each of these requirements is discussed below.

Confirmation Without Acceptance of All Impaired Classes - “Cramdown”

The Plan Proponents may request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code, and the Plan Proponents reserve the right to modify the Plan to the extent, if any, that confirmation in accordance with section 1129(b) of the Bankruptcy Code requires modification.

Under section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a plan over the objection of a rejecting class, if, among other things, at least one impaired Class of Claims has accepted the plan (not counting the votes of any “insiders” as defined in the Bankruptcy Code) and if the plan “does not discriminate unfairly” against and is “fair and equitable” to each rejecting class.

A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank. A plan is fair and equitable as to a class of secured claims that rejects the plan if, among other things, the plan provides (i) (a) that the holders of claims in the rejecting class retain the liens securing those claims (whether the property subject to those liens is retained by the debtor or transferred to another entity) to the extent of the allowed amount of such claims and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s

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interest in such property, (ii) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (i) or (iii) of this paragraph, or (iii) for the realization by such holders of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims that rejects the plan, if, among other things, the plan provides that (i) each holder of a claim in the rejecting class will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of the claim or (ii) no holder of a claim or interest that is junior to the claims of the rejecting class will receive or retain under the plan any property on account of such junior claim or interest.

A plan is fair and equitable as to a class of interests that rejects the plan if the plan provides, among other things, that (i) each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (ii) that no holder of an interest that is junior to the interests of such class will receive or retain under the plan any property on account of such junior interest.

As described above, Holders of Class 3 Secured Notes Claims, Class 5 MFOC Note Claim and Class 8A MFOC Equity Interest are impaired under the Plan.  If one of these Classes does not vote as a Class to accept the Plan, the Plan Proponents reserve the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by such Class and would reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by other Classes of Claims or Interests.

Best Interests Test

With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each Holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. To calculate the probable distribution to Holders of each impaired Class of Claims and Interests if the Debtors were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the Debtors’ assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the Debtors’ assets by a Chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by the claims of secured creditors to the extent of the value of their collateral and by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in their Bankruptcy Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of Debtors during the pendency of the Bankruptcy Cases. The liquidation itself would trigger certain priority claims that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of Interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors.

The Plan Proponents believe that the Plan meets the “best interests of creditors” test of section 1129(a)(7) of the Bankruptcy Code and that the members of each impaired Class would receive greater value under the Plan than they would in a liquidation.  A copy of the detailed Liquidation Analysis is attached hereto as Appendix V.

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Although the Plan Proponents believe that the Plan meets the “best interests test” of section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan meets this test.

Feasibility

The Bankruptcy Code requires that the Bankruptcy Court determine that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors. For purposes of showing that the Plan meets this feasibility standard, the Debtors have analyzed the ability of Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business.

The Plan Proponents believe that with the de-leveraging of the Debtors’ balance sheet proposed in the Plan, the Debtors will be able to return to viability. To further support their belief in the feasibility of the Plan, the Debtors have submitted the pro forma financial projections  (the “Pro Forma Financial Projections”) attached as Appendix VI hereto. The Pro Forma Financial Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations. Accordingly, the Plan Proponents believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

Holders of Claims against and Interests in the Debtors are advised, however, that the Pro Forma Financial Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors’ independent certified public accountants have not compiled or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Pro Forma Financial Projections.

In addition to the assumptions footnoted in the Pro Forma Financial Projections themselves, the Pro Forma Financial Projections also assume that (i) the Plan would be confirmed and consummated in accordance with its terms, (ii) there would be no material change in legislation or regulations, or the administration thereof, that will have an unexpected effect on the operations of Reorganized Debtors, (iii) there would be no change in United States generally accepted accounting principles that would have a material effect on the reported financial results of the Reorganized Debtors and (iv) there would be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Pro Forma Financial Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Pro Forma Financial Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors.

Accordingly, the Pro Forma Financial Projections are only estimates that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Pro Forma Financial Projections would not be realized and that actual results would vary from the Pro Forma Financial Projections.  Such variations could be material and increase over time.  The Pro Forma Financial Projections should therefore not be regarded as a representation by the Debtors or any other person, including the Debtors’ financial advisors, that the results set forth in the Pro Forma Financial Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Pro Forma Financial Projections. The Pro Forma Financial Projections should be read together with the information in this Disclosure Statement entitled “Risk Factors,” which sets forth important factors that could cause actual results to differ from those in the Pro Forma Financial Projections.

The Debtors do not intend to update or otherwise revise the Pro Forma Financial Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Pro Forma Financial Projections to reflect changes in general economic or industry conditions.

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Certain Other Legal Considerations

The Securities Act

Mrs. Fields has not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new securities that may be deemed to be offered by virtue of this solicitation. Mrs. Fields is relying on section 3(a)(9) and/or any other applicable section of the Securities Act and similar state law provisions to exempt Mrs. Fields from registering the offer of any securities that may be deemed to be made pursuant to this solicitation.

Exchange of Old Notes

Generally, the Securities Act prohibits the offer of securities to the public unless a registration statement has been filed with the SEC and the sale of securities until such registration statement has been declared effective by the SEC, unless an exemption from registration is available. The Disclosure Statement constitutes an “offer” of securities under the Securities Act. Mrs. Fields is availing itself of section 3(a)(9) of the Securities Act, which provides an exemption from registration for exchanges of securities by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Accordingly, no registration statement is being filed with the SEC with respect to the Plan. The Company has filed a Statement on Form T-1 and a T-3 with the SEC.

Registration

After the Effective Date, holders of securities who are deemed to be “underwriters” within the meaning of section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be “underwriters” of, or to exercise “control” over, Mrs. Fields within the meaning of Rule 405 of Regulation C under the Securities Act may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that, if certain conditions are met (e.g., one year holding period with respect to “restricted securities,” volume limitations, manner of sale for equity securities, availability of current information about the issuer, etc.), (i) any person who resells “restricted securities” and (ii) any “affiliate” of the issuer of the securities sought to be resold will not be deemed to be an “underwriter” as defined in section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of Mrs. Fields at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least one year has elapsed since the date on which such holder acquired its securities.

Alternative Plan(s) of Reorganization

The Plan Proponents believe that the length of any bankruptcy cases that it commences, including any case seeking confirmation of the Plan, would be subject to considerable uncertainty and that the completion of such case could be delayed for reasons beyond their control, including the need to solicit additional acceptances of the Plan after commencement of a case. Even if the Plan were uncontested, it is estimated that the Plan would take approximately 45 days to confirm and could take longer if postpetition solicitations are required. Furthermore, even if all Classes accept the Plan, the Plan might not be confirmed by the Bankruptcy Court. The Bankruptcy Court, which sits as a court of equity, could exercise substantial discretion in its rulings. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires a finding, among other things, that the confirmation of a plan is not likely to be followed by the need for further financial reorganization and that the value of distributions to dissenting creditors and shareholders not be less than the value of distributions such creditors and shareholders would receive if MFOC and certain of its subsidiaries were liquidated under Chapter 7 of the Bankruptcy Code. Although the Plan Proponents believe that the Plan meets such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

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Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed after MFOC and certain of its subsidiaries had commenced the Bankruptcy Cases, they could be forced to liquidate under Chapter 7 of the Bankruptcy Code, under which a trustee would be elected or appointed to liquidate the assets of MFOC and certain of its subsidiaries for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims against or Interests in MFOC and certain of its subsidiaries.

As described above, however, the Plan Proponents believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors’ Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the assets.

MFOC and certain of its subsidiaries also could be liquidated pursuant to the provisions of a Chapter 11 plan. In a liquidation under Chapter 11, the assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case. Any distribution to the Holders of Claims under a Chapter 11 liquidation plan, however, would probably be delayed substantially.

THE PLAN PROPONENTS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS AND INTEREST HOLDERS THAN WOULD A LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11 OF THE BANKRUPTCY CODE.

The liquidation analysis, prepared by the Debtors with the assistance of Blackstone (the “Liquidation Analysis”), is premised upon a liquidation in a Chapter 7 case and is attached as Appendix V hereto.

The likely form of any liquidation would be a forced sale of the Mrs. Fields and TCBY businesses.  Based on this analysis, it is likely that a liquidation of the assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the Plan Proponents’ opinion, the recoveries projected to be available in liquidation are not likely to afford Holders of Claims as great as a realization potential as does the Plan.

Although preferable to a Chapter 7 liquidation, the Plan Proponents believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return the Plan Proponents anticipate is provided by the Plan.

Estimated Value of the Reorganized Debtors

As part of the requirements for confirmation of the Plan, the Debtors have asked Blackstone to prepare an estimate of the enterprise value of the Reorganized Debtors (the “Reorganized Enterprise Value”) and an estimate of the equity value of the Reorganized Debtors (the “Reorganized Equity Value”).  Both analyses have been prepared on the basis that the amount of Noteholder Cash will be $87.5 million and the principal amount of New Notes will be $52.5 million.  The actual amount of Noteholder Cash and principal amount of New Notes depends on the aggregate amount of “restructuring expenses,” currently estimated at $6.0 million.  To the extent that the amount of New Notes issued is more or less than $52.5 million, then the estimated range of Reorganized Equity Value would be adjusted accordingly.

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The estimates of Reorganized Enterprise Value and Reorganized Equity Value do not purport to be appraisals, liquidation values or estimates of the actual market value that may be realized if assets are sold.  The estimates of Reorganized Enterprise Value and Reorganized Equity Value represent hypothetical values developed solely for purposes of the Plan and should not be relied upon in making investment decisions. Moreover, the estimates of Reorganized Enterprise Value and Reorganized Equity Value are highly dependent upon achieving the future financial results set forth in management’s projections as well as the realization of certain other assumptions which are not guaranteed.  Because such estimates are inherently subject to uncertainties, neither the Debtors, nor Blackstone, nor any other person assumes responsibility for their accuracy.  Further, to the extent the consummation of the Plan is delayed beyond the time frame assumed, such delays could have a meaningful impact on the Reorganized Debtors’ ability to perform according to the projections and, consequently, will have a meaningful impact on the Reorganized Enterprise Value.

I.  Total Enterprise Value

Blackstone considered four valuation methodologies to determine the Reorganized Enterprise Value:  (i) comparable public company analysis; (ii) precedent transaction analysis; (iii) discounted cash flow analysis using the terminal multiple method; and (iv) discounted cash flow analysis using the perpetuity growth method.  The methodologies rely upon the financial projections developed by management of the Debtors.  Based on these four methodologies, the estimated Reorganized Enterprise Value is approximately $80 million to $105 million.

A.  Comparable Public Company Analysis

The comparable public company analysis (the “Comparable Public Company Analysis”) examines the value of comparable companies as a multiple of their key operating statistics and then applies a range of these multiples to the projected 2009 revenue and EBITDA(2) of the various Segments (as hereinafter defined) of the Reorganized Debtors.  The 2009 estimated revenue and EBITDA for comparable companies are based on consensus estimates by equity research analysts as compiled by Capital IQ / Reuters.

A key factor to the Comparable Public Company Analysis approach is the selection of companies with relatively similar business and operational characteristics to the various Segments (i.e., franchising, branded retail, gifting, licensing, and TCBY) of the Reorganized Debtors.  Criteria for selecting comparable companies include, among other relevant characteristics, lines of business, business risks, target markets, growth prospects, maturity of businesses, market presence, size, and scale of operations.  The selection of truly comparable companies is often difficult and subject to interpretation.

B.  Precedent Transaction Analysis

The precedent transaction analysis (the “Precedent Transaction Analysis”) estimates value by examining a comparable company’s disclosed transaction value as a multiple of its key operating statistics.  Multiples for selected precedent transactions were calculated by dividing the purchase price paid (including the assumption of debt) by the target company’s revenue and EBITDA.  The multiple ranges for each set of transactions were then applied to the forecasted 2009 revenue and EBITDA of the Reorganized Debtors’ Segments, thereby providing an aggregate valuation range of the Reorganized Debtors.

Due to the fact that the results of a Precedent Transaction Analysis often reflect a control premium, or are impacted by a competitive dynamic due to multiple bidders, the valuation multiples indicate aspects of value that may not necessarily be indicative of a company’s inherent asset or operating value.

(2) EBITDA is defined as operating income (excluding the impact of non-recurring items) before interest and financing expenses, taxes, and depreciation and amortization.  EBITDA is a supplemental measure that is not required by, or presented in accordance with, US GAAP and provides a measure of recurring operational cash flow before working capital and capital expenditures.

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It should be noted that valuation conclusions cannot be based solely upon quantitative results.  The reasons for, and circumstances surrounding, each acquisition transaction are specific to such acquisition, and there are inherent differences between the businesses, operations and prospects of each.  Qualitative judgments must be made concerning the differences among the characteristics of these transactions and other factors and issues, which could affect a target company’s value.

C.  Discounted Cash Flow Analysis

The discounted cash flow analysis (the “Discounted Cash Flow Analysis”) estimates value by calculating the present value of the projected future cash flows.  The present value is obtained by discounting the future cash flows by the weighted average cost of capital (“WACC”) of the Reorganized Debtors.  The WACC is calculated as the average of the cost of equity and the after-tax cost of debt, weighted by the ratios of total equity to total capitalization and total debt to total capitalization, respectively.

The cost of equity is typically calculated using the capital asset pricing model, which estimates a company’s cost of equity as a function of the additional return over risk-free treasuries required by equity investors.  For purposes of this analysis, a small cap premium was used to incorporate the risk premium associated with companies of similar capitalization, and an illiquidity premium was used to reflect the additional return required for private capital.

Two methodologies were used in the Discounted Cash Flow Analysis:

1.  Terminal Multiple Method

The Reorganized Enterprise Value using the terminal multiple method is calculated as the sum of the present value of the cash flows for fiscal years 2009 through 2013 plus the estimated terminal value of the future cash flows calculated by applying an EBITDA valuation multiple to the projected 2013 EBITDA of the Reorganized Debtors.

2.  Perpetuity Growth Method

The Reorganized Enterprise Value using the perpetuity growth method is calculated as the sum of the present value of the cash flows for fiscal years 2009 through 2013 plus the estimated value of cash flows beyond the projection period by assuming that the Reorganized Debtors will achieve a constant growth rate in future cash flows.

II.  Calculation of Reorganized Equity Value

In order to calculate the equity value of the Reorganized Debtors, the Reorganized Enterprise Value is reduced by the face amount of the New Notes assumed to be issued pursuant to the Plan.  Blackstone estimates that the Reorganized Equity Value range is $30 million to $55 million, with a midpoint estimate of $42.5 million  Further, it should be noted that the Reorganized Equity Value includes the value, as of August 7, 2008 of the NexCen Shares as if all such shares have been released from escrow.

PROCEDURES FOR VOTING ON THE PLAN

Before voting to accept or reject the Plan, each Holder of a Secured Notes Claim, the MFOC Note Claim and the MFOC Equity Interest should carefully review the Plan attached as Appendix I and described herein under “The Plan.”  All descriptions of the Plan set forth in this Disclosure Statement are subject to the terns and conditions of the Plan. Instructions for voting on the Plan are set forth in the instructions contained in the enclosed beneficial owner ballots, master ballots (in the case of nominees) and equity ballots.

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Voting Deadline

In order to be counted, the MFOC Note ballot (the “MFOC Note Ballot”), beneficial owner ballots (the “Beneficial Owner Ballots”) that have been validated by the nominee, master ballots (the “Master Ballots”) and MFOC Equity ballots (the “MFOC Equity Ballots”, and, together with the MFOC Note Ballots, the Beneficial Owner Ballots and the Master Ballots, the “Ballots”) must be received by the Financial Balloting Group (the “Voting Agent”) by 5:00 p.m., New York City time on September 15, 2008, unless and until the Plan Proponents, in their sole discretion, extend the date until which Ballots will be accepted, in which case the voting deadline will terminate at 5:00 p.m., New York City time on such extended date (the “Voting Deadline”).  Except to the extent the Plan

Proponents so determine or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Plan Proponents in connection with its request for confirmation of the Plan (or any permitted modification thereof).

The Plan Proponents reserve the absolute right, at any time or from time to time, to extend, by oral or written notice to the Voting Agent, the period of time (on a daily basis, if necessary) during which the Ballots will be accepted for any reason including, but not limited to, determining whether or not requisite acceptances of the Plan have been received, by making a public announcement of such extension no later than 9:00 a.m. (New York City time) on the first business day next succeeding the previously announced Voting Deadline. Without limiting the manner in which the Plan Proponents may choose to make any public announcement, the Plan Proponents will not have any obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a current report on Form 8-K. There can be no assurance that the Plan Proponents will exercise their right to extend the Voting Deadline. In the event that, as currently anticipated, the Plan Proponents commence the Bankruptcy Cases prior to the Voting Deadline, the Plan Proponents may use acceptances received prior to the Voting Deadline to obtain consummation of the Plan.

Voting Procedures

The Plan Proponents are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and, where appropriate, Beneficial Owner Ballots, the MFOC Note Ballot or the MFOC Equity Ballot (in each case, a “Solicitation Package”), to registered holders of Old Notes, the known holder of the MFOC Note and the known Holder of the MFOC Equity as of the voting record date listed below.  Registered holders of Old Notes may include brokerage firms, commercial banks, trust companies, or other nominees. If such entities do not hold Old Notes for their own account, they must provide copies of the Solicitation Package (including the Beneficial Owner Ballots) to their customers and to beneficial owners of Old Notes who hold such notes as of the voting record date listed below.  Any beneficial owner of Old Notes who has not received a Beneficial Owner Ballot should contact his, her or its nominee, or the Voting Agent.

Registered holders should provide all of the information requested by the Ballots and should complete and return all Ballots received in the enclosed, self-addressed, postage paid envelope provided with each such Ballot.

The record date for determining which registered holders of Old Notes are entitled to vote on the Plan is August 6, 2008 (the “Voting Record Date”). The Old Notes Trustee will not vote on behalf of the registered holders of Old Notes.

Holders of MFOC Note Claim and MFOC Equity Interest

The Holder of the MFOC Note Claim should vote on the Plan by completing and signing the MFOC Note Ballot and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage paid envelope.  The Holder of the MFOC Equity Interest should vote on the Plan by completing and signing the MFOC Equity Ballot and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage paid envelope.

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Beneficial Owners

A beneficial owner holding Old Notes as Record Holder in its own name should vote on the Plan by completing and signing a Beneficial Owner Ballot and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage paid envelope.

A beneficial owner holding Old Notes in “street name” through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner’s nominee):

(i)            Complete and sign the enclosed Beneficial Owner Ballot. Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process the Ballot and return it to the Voting Agent by the Voting Deadline. If no self-addressed, postage paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

(ii)           Complete and sign the pre-validated Beneficial Owner Ballot (as described below) provided to you by your nominee. Return the pre-validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Owner Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Voting Agent that Ballot (properly validated) or a Master Ballot that reflects the vote of such beneficial owner.

If any beneficial owner owns Old Notes through more than one nominee, such beneficial owner may receive multiple mailings containing the Beneficial Owner Ballots. The beneficial owner should execute a separate Beneficial Owner Ballot for each block of Old Notes that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith. Beneficial owners who execute multiple Beneficial Owner Ballots with respect to Old Notes held through more than one nominee must indicate on each Beneficial Owner Ballot the names of ALL such other nominees and the additional amounts of such Old Notes so held and voted. If a beneficial owner holds a portion of the Old Notes through a nominee and another portion as a Record Holder, the beneficial owner should follow the procedures described in subparagraph (i) above to vote the portion held of record and the procedures described in subparagraph (ii) above to vote the portion held through a nominee or nominees.

Expedited Voting

A Noteholder that wishes to cast its vote in an expedited fashion must, for each separate account that it holds: (i) use the proper form of Ballot for each separate account (each form of Ballot is coded with the relevant security description and CUSIP number); (ii) request that the Nominee holding its bonds validate the Ballot; and (iii) arrange for the fully executed and validated Ballot to be delivered to Financial Balloting Group LLC, 757 Third Avenue, 3rd Floor, New York, New York 10017, Attn: Mrs. Fields Tabulation, as quickly as possible.

Nominees

A nominee that on the Voting Record Date is the registered holder of Old Notes for one or more beneficial owners can obtain the votes of the beneficial owners of such Old Notes, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)  Pre-Validated Ballots

The nominee may “pre-validate” a Beneficial Owner Ballot by (i) signing the Ballot, (ii) indicating on the Ballot the name of the registered Holder, the amount of Old Notes held by the nominee for the beneficial owner, and

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the account numbers for the accounts in which such Old Notes are held by the nominee, and (iii) forwarding such Beneficial Owner Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested on the Beneficial Owner Ballot, review the certifications contained on the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline; or

(b)  Master Ballots

If the nominee elects not to prevalidate Beneficial Owner Ballots, the nominee may obtain the votes of beneficial owners by forwarding the unsigned Beneficial Owner Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded, to the beneficial owners. Each such beneficial owner must then indicate his, her or its vote on the Beneficial Owner Ballot, complete the information requested on the Ballot, review the certifications contained on the Ballot, execute the Ballot, and return the Ballot to the nominee. After collecting the Beneficial Owner Ballots, the nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Owner Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent before the Voting Deadline. In accordance with its customary practice, the Voting Agent will distribute Master Ballots after the solicitation packages have been sent out.  All Beneficial Owner Ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

Multiple Master Ballots may be completed and delivered to the Voting Agent. Votes reflected by multiple Master Ballots will be counted except to the extent that the votes thereon are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the latest Master Ballots received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot. If more than one Master Ballot is submitted and the later Master Ballot(s) supplements rather than supersedes earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words “Additional Vote” or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

Securities Clearing Agencies

The Plan Proponents expect that DTC, as a nominee holder of Old Notes, will arrange for its participants to vote by executing a letter of authorization in favor of such participants. As a result of the letter, such participants will be authorized to vote their Voting Record Date positions held in the name of such securities clearing agencies.

Miscellaneous

In the case of a vote on the Plan, all Ballots must be signed by the holder of Old Notes, the MFOC Note or the MFOC Equity of record or, in the case of Old Notes, any person who has obtained a properly completed Ballot proxy from the Record Holder of Old Notes. For purposes of voting to accept or reject the Plan, the beneficial owners of Old Notes will be deemed to be the “Holders” of the Claims represented by such Old Notes. Unless otherwise ordered by the Bankruptcy Court, Beneficial Owner Ballots, Master Ballots, the MFOC Note Ballot or the MFOC Equity Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted.  The Plan Proponents, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Beneficial Owner Ballots, Master Ballots, the MFOC Note Ballot or the MFOC Equity Ballots.

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Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received from holders of Old Notes, the MFOC Note or the MFOC Equity, only holders of Old Notes, the MFOC Note or the MFOC Equity who actually vote will be counted. The failure of a holder of Old Notes, the MFOC Note or the MFOC Equity to deliver a duly executed Ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless a Ballot is timely submitted to the Voting Agent before the Voting Deadline, together with any other documents required by such Ballot, the Plan Proponents may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

Fiduciaries And Other Representatives

If a Beneficial Owner Ballot, MFOC Note Ballot or MFOC Equity Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Plan Proponents, must submit proper evidence satisfactory to the Plan Proponents of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner or Holder of Old Notes for whom they are voting.

BALLOTS (INCLUDING THE MFOC NOTE BALLOT, THE MFOC EQUITY BALLOT AND PREVALIDATED BENEFICIAL OWNER BALLOTS) AND MASTER BALLOTS MUST BE TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE.  IF A BALLOT OR MASTER BALLOT IS NOT PROPERLY SUBMITTED, IT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN, PROVIDED, HOWEVER, THAT THE PLAN PROPONENTS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST AUTHORITY FROM THE BANKRUPTCY COURT TO COUNT SUCH BALLOT.

Parties In Interest Entitled To Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the Holder of an Impaired Claim or Interest will not receive or retain any distribution under the Plan on account of such Claim or Interest, the Bankruptcy Code deems such Holder to have rejected the Plan, and, accordingly, Holders of such claims and interests do not actually vote on the Plan. If a Claim or Interest is not impaired by the Plan, the Bankruptcy Code deems the Holder of such Claim or Interest to have accepted the Plan and, accordingly, Holders of such Claims and Interests are not entitled to vote on the Plan.

Also, a Holder of a Claim or Interest may vote to accept or to reject a Plan only if the Claim or Interest is “allowed,” which means generally that no party in interest has objected to such Claim or Interest. In the event of a dispute with respect to any Claims relating to Old Notes, the MFOC Note or the MFOC Equity, any vote to accept or reject the Plan cast with respect to such Claim or Interest will not be counted for purposes of determining whether the Plan has been accepted or rejected unless the Bankruptcy Court orders otherwise.

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A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the Plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the amount of interests of such class that cast ballots for acceptance or rejection of the plan.

Agreements Upon Furnishing Ballots

The delivery of an accepting Beneficial Owner Ballot, Master Ballot, MFOC Note Ballot or MFOC Equity Ballot pursuant to one of the procedures set forth above will constitute the agreement of the holder of Old Notes, the MFOC Note or the MFOC Equity, as applicable, with respect to such Ballot to accept (i) all of the terms of, and conditions to, this solicitation and (ii) the terms of the Plan.

Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed, Ballot for acceptance or rejection of the Plan.  No change in votes will be permitted after the Voting Deadline.

Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and the Plan Proponents in their sole discretion, which determination will be final and binding. The Plan Proponents reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Plan Proponents or their counsel, be unlawful.  The Plan Proponents further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Plan Proponents, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Plan Proponents (or the Bankruptcy Court) determines. Neither the Plan Proponents nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

Further Information; Additional Copies

If you have any questions or require further information about the voting procedures for voting your Old Notes, the MFOC Note or the MFOC Equity, as applicable, or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

Voting Agent

Financial Balloting Group has been appointed as Voting Agent for the acceptance solicitation. Questions and requests for assistance with respect to Ballots may be directed to the Voting Agent at the following address and

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telephone number, Financial Balloting Group LLC, 757 Third Avenue, 3rd Floor, New York, New York 10017, Attn: Mrs. Fields Tabulation, (646) 282-1800.

Miscellaneous

The Plan Proponents are not aware of any jurisdiction in which the solicitation for votes on the Plan is not in compliance with applicable law. If the Plan Proponents becomes aware of any jurisdiction in which the solicitation would not be in compliance with applicable law, the Plan Proponents will make a good faith effort to comply with any such law. If, after such good faith effort, the Plan Proponents cannot comply with any such law, the solicitation will not be made to the holder of Old Notes, the MFOC Note or the MFOC Equity, as applicable, residing in such jurisdiction.

RISK FACTORS

The Plan involves a high degree of risk and uncertainty.  You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Disclosure Statement before making a decision whether to vote to accept the Plan.  The risks and uncertainties described below are intended to highlight risks and uncertainties that are specific to us but are not the only risks and uncertainties that we face.  Additional risks and uncertainties, including those generally affecting the industry in which we operate, risks and uncertainties that we currently deem immaterial or risks and uncertainties generally applicable to companies that have recently undertaken transactions such as the restructuring may also impair our business, the value of your investment and our ability to pay interest on, and repay or refinance, the New Notes.

Risks to Holders of New Notes, New Common Equity and Warrant Issued Pursuant to the Plan

The following risks specifically apply only to holders of New Notes, New Common Equity and Warrant issued pursuant to the Plan.  There are additional risks attendant to being an investor in our equity securities and debt securities and the debt securities of our subsidiaries that you should review.  These risks are described elsewhere in this “Risk Factors” section under the headings “— Risks Related to Our Business.”

Investing in our New Common Equity and Warrant is speculative and you should be prepared to lose your investment.

The New Common Equity, unlike the Old Notes, is not secured by collateral or any guarantees.  As indicated in the pro forma financial projections contained in Appendix VI to this Disclosure Statement, even after consummation of the Plan, we expect to be operating at a loss.  If our performance does not improve, the value of the New Common Equity could be worthless and you will lose your investment.

The consideration being provided by Mrs. Fields for the Old Notes in the Plan does not reflect any independent valuation of the Old Notes or the New Notes.

We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration being provided by Mrs. Fields for the Old Notes in the Plan.

The New Notes, New Common Equity and the Warrant are new issues of securities for which there is no prior market and the trading market for the New Notes, the New Common Equity and the Warrant may be limited.

The New Notes, the New Common Equity and the Warrant will be new securities for which there currently is no, and on issuance there will not be any, established trading market.  We do not intend to apply for listing of the New Notes, the New Common Equity or the Warrant on any securities exchange or for quotation in any automated

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dealer quotation system.  Trading of New Notes, New Common Equity or the Warrant may be further limited by securities law restrictions on transfer.  We expect the New Notes to be eligible for trading in the PORTAL market, but we cannot assure you that any liquid market will develop for the New Notes.  If any of the New Notes are traded after their initial issuance, they may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.  Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading markets for the New Notes.

Transfers of the New Common Equity and the Warrant will be subject to the Stockholders Agreement.

All of the New Common Equity and Warrant issued pursuant to the Plan will be deemed to have been issued subject to the provisions of the Stockholders Agreement, which among other things will restrict or impose conditions on transfers of the New Common Equity and the Warrant.

The value of the collateral securing the New Notes is highly uncertain.

We have not prepared any appraisals of the collateral in connection with the issuance of the New Notes.  By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable value, and the value of the collateral in the event of a liquidation will depend in part on market conditions and other factors beyond our control, including the availability of suitable buyers for the collateral.

Rights of holders of New Notes in their collateral may be adversely affected by any future bankruptcy proceedings.

The right of the trustee for the New Notes to repossess and dispose of the collateral securing the New Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if any future bankruptcy proceedings are commenced by or against us.  This could be true even if bankruptcy proceedings are commenced after the applicable trustee has repossessed and disposed of the collateral.  Under bankruptcy law, a secured creditor such as a trustee for the New Notes is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval.  Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided, that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” varies according to circumstance, but in general the doctrine of “adequate protection” requires a debtor to protect the value of a secured creditor’s interest in the collateral, through cash payments, the granting of an additional security interest or otherwise, if and at such time as the court in its discretion may determine during the pendency of the bankruptcy case.  In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the New Notes could be delayed following commencement of a bankruptcy case, whether or when the trustee would repossess or dispose of the collateral, or whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.”  Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Notes, the holders of the New Notes would have unsecured “deficiency claims” as to the difference.  Federal bankruptcy laws do not generally permit the payment or accrual of interest, costs, or attorneys’ fees for unsecured claims during the debtor’s bankruptcy case.

We may have U.S. federal income tax liability as a result of having been a member of a consolidated group.

We have been a member of a consolidated group of corporations for U.S. federal income tax purposes (and a member of a similar group for certain state income tax purposes) and have several liability for the income taxes of the group.  We do not believe that the group has material income tax liabilities, but there can be no assurance that the IRS or a state tax authority would not assert, or that a court would not sustain, a contrary position.

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You will be required to pay U.S. federal income tax on the New Notes even if we do not pay cash interest.

Because the New Notes provide us with an option to pay cash interest or issue Additional Notes during the first two years following the issuance of the New Notes, the New Notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes.  Accordingly, U.S. holders will be required to include the OID in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash. See “Certain U.S. Federal Income Tax Considerations.”

Risks Related to Our Business

The results of operations of our business in the future will depend upon the effectiveness of our business strategy and whether we are able to successfully implement our business strategy, the implementation of which depends on factors that are beyond our control.

We believe we have a sound business strategy that will enable us to grow our revenues and profitability.  We believe that the implementation of our business strategy is key to enabling us to grow our revenues and profitability and, ultimately, our future success.

Our cash on hand and expected future cash flows from operations are inadequate to meet our fiscal year 2008 obligations unless we complete the restructuring.

Concerns over our ability to generate cash flows in amounts sufficient to meet our semi-annual interest payment on the Old Notes in September 2008 raise substantial doubt about our ability to continue as a going concern unless we complete the restructuring.  We are pursuing various actions to improve our operating cash flow, results of operations and overall liquidity position, but, unless and until we complete the restructuring, our ability to generate operating cash flow will continue to be hampered by our severely limited liquidity, our inability to sell new franchises and concerns by our suppliers about our ability to continue as a going concern.  Moreover, the longer it takes to complete the restructuring, the greater the likelihood that some of the decline in our business due to our financial difficulties will not be reversible.

We are currently, and from time to time in the future may be, restricted from selling our franchises.

The sale of franchises is regulated by various state laws as well as by the Federal Trade Commission.  The Federal Trade Commission requires that franchisors make extensive disclosure in a franchise disclosure document to prospective franchisees but does not require registration.  However, a number of states require annual registration of the uniform franchise prospectus with state authorities or other disclosure in connection with franchise offers and sales.  In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of the franchisors to terminate agreements or to withhold consent to renewal or transfer of these agreements.

There are certain events that require us to make certain disclosure to state authorities.  Further, renewal of franchise disclosure document registrations is required in several states within a certain period of time following our fiscal year end.  From time to time in the future, there will be periods of time after certain events, such as material changes to our officers, or financial performance, or commencement of material litigation, or in connection with renewal during which we may be prohibited from selling our franchises in certain states.  Without limiting the foregoing, our financial condition requires us to defer collection of certain fees in some states until the store opens.  If we are unable to sell our franchises for an extended period of time in certain states, our business operations or financial condition could be adversely affected.

Because of concerns about our ability to continue as a going concern unless the restructuring is completed, we are not currently permitted under state franchising laws to offer new franchises, and this prohibition will continue until such time as we are in a position to issue financial statements that no longer contain a “going concern”

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qualification.  We expect that the process of updating our franchising filings and being able to renew our offering of franchises would likely be completed within 90 days following completion of the Plan.

Our ability to attract new franchisees, retain existing franchisees, and locate and procure favorable store locations is critical to the success of our franchising business.

We compete with a broad segment of other business opportunities and franchise companies for franchisees.  There is also aggressive competition from many sources for favorable sites for new stores, both within and outside the mall environment.  Many of our competitors have greater resources or more favorable business models than ours with which to attract new investors and procure sites.  If we are unable to attract new or existing franchisees to purchase new franchises, or represent a competitive opportunity for leaseholders, it will limit our ability to develop new franchised locations.

A decline in mall traffic and other events signaling or related to a downturn in the United States economy could cause our Mrs. Fields brand franchise income to decrease materially.

We believe that the amount and proximity of pedestrian traffic near our bakery brand stores strongly influence sales of our products, which we believe are frequently impulse purchases.  In recent years, we believe visits to major shopping malls, where the majority of our bakery franchisees’ stores are currently located, have experienced periods of decline.  This trend has had a negative impact on our revenues.  We cannot predict whether this trend will continue or that this trend can be offset by increased sales per customer.  Decrease in mall traffic, and other events that signal or arise from a downturn in the United States economy, such as continued increases in energy costs and other expenses that negatively affect consumer spending, could adversely affect our financial condition and results of operations.

We have experienced a number of franchise store closures since fiscal year 2004.  If this trend continues, our financial position and results of operations could continue to be adversely affected.

We have experienced a number of the franchise store closures since the end of fiscal year 2004 and this trend has continued throughout 2008.  Additional store closures could occur in the future and we may be unable to successfully open additional new stores in the future.  If this trend continues, our financial condition and results of operations may be adversely affected.

We believe our brand identity is critical to the success of our business.  If we are unable to use any of our trademarks or to protect our trade secrets, our sales and our results of operations will be adversely affected.

We believe that our trademarks have significant value and are important to the marketing of our retail outlets and products and the operations of our franchisees’ stores, gifts segment and licensing strategy.  Most of our trademarks are federally registered with the United States Patent and Trademark Office and registered or pending in many foreign countries.  However, we cannot be sure that our trademarks cannot be circumvented or that our trademarks do not or will not violate the proprietary rights of others.  If a challenge to one of our trademarks is successful, we could be prevented from continuing to use that trademark.  A negative ruling concerning our use or the validity or enforceability of one of our trademarks would adversely affect our sales of the related products and our operating results.  In addition, we cannot be sure that we will have the financial resources necessary to police the use of our trademarks by our franchisees and licensees or enforce or defend our trademarks, which could result in incorrect or unauthorized use of our trademarks.  Moreover, we may not be able to use or register our existing trademarks abroad due to the application of foreign laws, which would force us to adopt new trademarks for use in those jurisdictions that initially will not be as recognizable as our existing marks.  Despite our efforts to protect our trade secrets, unauthorized parties may attempt to obtain and use information regarding our proprietary recipes and our means of protecting our trade secret rights may not be adequate.  The occurrence of any of these factors could diminish the value of our trademark portfolio or trade secrets and negatively impact our sales, business operations and strategies.

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We depend heavily on our suppliers and distributors.

We depend on several primary suppliers, including Countryside Baking, Inc., a Dawn Food Products Company (who manufactures the majority of Mrs. Fields brand frozen cookie dough and bakery products, made according to our proprietary recipes for our domestic and international franchised stores and our gifts segment) and Oak State Products, Inc. (who manufactures our shelf stable cookies) , which supply products for our Mrs. Fields franchise system, gifts and branded retail business.  We also depend on two main suppliers for production of our TCBY branded yogurt products under Supply Agreements with Scott Brothers Dairy, Inc. and Yarnell Ice Cream Company, Inc.  We also depend on our primary distributors for distribution of perishable and non-perishable items to our franchisees.

Our reliance on our suppliers and distributors subjects us to a number of risks, including possible delays or interruptions in supplies, diminished control over quality and a potential lack of adequate raw material capacity.  Any disruption in the supply of or degradation in the quality of the raw materials provided by our suppliers could have a material adverse effect on our business, operating results and financial condition.  In addition, such disruptions in supply or degradations in quality could have a long-term detrimental impact on our efforts to develop a strong brand identity and a loyal consumer base.  If any supplier or distributor fails to perform as anticipated, or if there is a termination or any disruption in any of these relationships for any reason, it could have a material adverse effect on our results of operations.

Our information systems are an integral part of our gifts segment business.  Systems disruptions and failures could cause our customers to become dissatisfied with us and may impair our business.

Our ability to maintain our website, network system and telecommunications equipment in working order and to reasonably protect them from interruption is critical to the success of our gifts business segment.  Our website must accommodate regular traffic, deliver information and complete transactions.  Our customers, advertisers and business alliances may become dissatisfied by any systems failure that interrupts our ability to provide our products and services to them.

We believe that our relationship with our franchisees and retail licensees is critical to the success of our business.  If these franchise and retail license agreements were to be terminated or if we are unable to maintain these relationships, our sales and our results of operations would be adversely affected.

Generally, we believe our relationships with our franchisees and our licensees are a critical component in the success of our business.  As required by state and federal franchise disclosure rules, we must provide all prospective franchisees with the name and contact information for each of the concept’s existing franchisees.  Prospects often contact existing franchisees as part of their due diligence before making a franchise purchase decision.  If our relationship with existing franchisees is strained, it may slow or suspend franchise development with new franchisees, as well as curtail additional development with existing franchisees.  Strained relationships with existing franchisees can also contribute to additional or accelerated closure of existing stores, particularly upon transfer or expiration of franchise agreements and leases.

We may be harmed by actions taken by our franchisees or licensees that are beyond our control.

Our franchisees and licensees generally are independent business owners and are not our employees.  We require our franchisees and licensees to adhere to strict production, display, storage and marketing specifications and procedures and we provide training and support to franchisees, but the quality of franchised store operations or licensed products may be diminished by any number of factors beyond our control.  Consequently, franchisees may not operate stores or licensees may not produce or market licensed products in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel.  If they do not, our image, reputation and brand may suffer and our franchise and license revenues as well as our ability to attract prospective franchisees may be adversely affected.

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We are vulnerable to fluctuations in the cost, availability and quality of our ingredients.

The cost, availability and quality of the ingredients we use to prepare our products in our gifts operations are subject to a range of factors, many of which are beyond our control.  Fluctuations in economic and political conditions, weather and demand could adversely affect the costs of ingredients that we and our suppliers use to make our products, which may in turn affect the costs that our customers and franchisees may be required to pay for our branded products.  Significant price increases may in turn contribute to decreases in customer counts in our gifting and branded retail business, as well as decreases in store profits and increases in store closures.  We have no control over fluctuations in the price of commodities and we may not be able to pass through any cost increases to our customers.  We are dependent on frequent deliveries of fresh ingredients, thereby subjecting us to the risk of shortages or interruptions in supply.  All of these factors could cause adverse market conditions which could adversely affect our financial results.

Our branded retail business is still relatively new and exists in a very competitive environment.

The sale of snack products to grocery, club stores and similar distribution channels is highly competitive and subject to ongoing expenses related to slotting fees, advertising credits and discounts.  Similarly, the business relies on relationships with vendors, brokers and customers.  We commenced this business in July 2006, and as with any relatively new business, we may be unable to predict with any certainty the costs associated with operating the branded retail group or the revenues we expect to generate.

If we lose key management personnel, we may have difficulty in implementing the business strategy that current management has developed and may fail to achieve expected profits as a result.

Our success depends on the continued services of our senior management.  In addition, our continued growth depends, in part, on attracting and retaining skilled managers and employees as well as management’s ability to utilize effectively our key personnel.  If any senior management personnel leaves us, we may have difficulty in implementing the business strategy they have developed and may fail to achieve expected profits as a result.  We cannot be sure that management’s efforts to integrate, utilize, attract and retain personnel will be successful.

Our failure to respond to demographic trends, changes in consumer preferences and other factors and our failure to implement new marketing strategies could have a material adverse effect on our results of operations.

The specialty and snack food industry is affected by changes in consumer preferences, tastes and eating habits, local, regional, national and international economic conditions, demographic trends and mall traffic patterns.  A number of factors, including increased food, labor and benefits costs, the availability of experienced management and hourly employees and difficulties or delays in developing and introducing new products to suit consumer preferences, may adversely affect the specialty retail industry in general and our franchise outlets in particular.  Our failure to anticipate, identify and respond to changing consumer preferences and economic conditions and the failure of our customers to respond favorably to our marketing or new products could have a material adverse effect on our results of operations.

We believe our TCBY brand has struggled to stay relevant and differentiated from its competitors.  We believe it is important to the brand’s growth to reposition it in a way that capitalizes on yogurt’s current popularity and revitalize it through new store design and venues.  Our recent development and introduction of new products, such as the Beriyo smoothie line, and the new store design for TCBY traditional stores are integral parts of our plans to accomplish this repositioning.  However, we do not know how successful we will be in developing or implementing this plan or the extent to which the capital investment required of us and our franchisees to implement such a plan will be available when needed.  If we are unable to successfully implement this or any other aspect of our business strategy, our business operations and our financial condition could be adversely affected.

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We have also initiated efforts to revitalize our Mrs. Fields brand, including a new store design for franchises. While these efforts are designed to strengthen and revitalize the Mrs. Fields brand to help our franchisees achieve a higher level of profitable sales, we cannot be certain that these efforts will have this effect.

There is intense competition in the specialty food retailers industry.

The specialty retail food and snack food industry is highly competitive with respect to price, service, location and food quality and within the industry we compete with cookie, baked goods, frozen yogurt and ice cream retailers, as well as other confectionary, sweet snack and specialty foods retailers, many of which have greater resources than we do.  Consequently, we cannot be certain that we can compete successfully with these other food retailers.  We will also face competition from NexCen, who in August 2007 and January 2008 acquired the pretzel brands and Great American Cookies and concepts formerly owned and operated by us.

In addition to the risks we face from current competitors, we cannot be certain that we can successfully compete with any new entrants into the specialty retail food and snack food industry who may introduce new and successful products or marketing.  Our inability to compete adequately would have a material adverse effect on our results of operations.

Adverse publicity, particularly about health concerns, could reduce our sales and adversely affect results of operations.

Our ability to compete depends in part on maintaining our reputation with consumers.  We could be adversely affected by publicity resulting from food quality, illness, injury or other health concerns, including food borne illness claims or operating issues stemming from one store, a limited number of stores or even a competitor’s store.  In addition, we use ingredients in several of our products, such as nuts, to which some people may have allergies, and butter and cream, which are high in fat.  There may be adverse publicity about the health risks relating to these or other ingredients.  Adverse publicity about these factors could reduce sales of our products and adversely affect results of operations.

Our international operations are exposed to various risks that could have a material adverse effect on our results of operations and financial condition.

We have franchised and licensed retail stores in numerous foreign countries.  While most of our operations are in the United States, through our franchised retail store locations and our branded retail activities, we also have operations in numerous other regions, including operations in Canada, Mexico, Australia, South America, the Caribbean, the Middle East and Asia, representing approximately 4.8% of our total revenue during fiscal year 2007.  We expect to expand into additional regions in the future.  Our international operations are subject to many additional risks, including:

•                  the burden of complying with multiple and possibly conflicting laws and any unexpected changes in regulatory requirements;

•                  import and export restrictions and tariffs;

•                  additional expenses relating to the difficulties and costs of staffing and managing international operations;

•                  litigation in foreign jurisdictions;

•                  potentially adverse tax consequences;

•                  increased competition as a result of subsidies to local companies;

•                  political instability or war;

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•                  cultural differences;

•                  the impact of business cycles and economic instability; and

•                  increased expense as a result of inflation.

Any one of these factors could have a material adverse affect on our sales of products or services to our international customers and curtail our expansion strategy.

Government regulation of our business could adversely affect the results of our operations.

Numerous governmental authorities have issued regulations that apply to us and our franchisees’ stores, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety, hiring and employment practices, including laws, such as the Fair Labor Standards Act, governing such matters as minimum wages, overtime and other working conditions.  The FDA administers regulations that apply to our products.  If we fail to obtain or retain the required food licenses or to comply with applicable governmental regulations or if there is any increase in employee benefit costs or other costs associated with employees, our costs could increase as we attempt to comply with regulations.  Our revenues could decrease if we or our suppliers are unable to manufacture or if our franchisees or licensees are unable to sell products in locations in which we do not have required licenses, or if existing or new regulation leads to material changes in the quality, taste, consumer appeal, or availability of our products.  Our products, the manufacturers and their manufacturing facilities are also subject to periodic inspection.  Discovery of problems may reduce our results of operations because of costs of compliance or inability to manufacture or sell products for failure to comply with regulations.

In addition, the sale of franchises is regulated by various state laws as well as by the Federal Trade Commission.  The Federal Trade Commission requires that franchisors make extensive disclosure in a franchise disclosure document to prospective franchisees, but does not require registration.  However, a number of states require registration of the franchise disclosure document with state authorities or other disclosure in connection with franchise offers and sales.  In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of the franchisors to terminate agreements or to withhold consent to renewal or transfer of these agreements.  While we believe that we are in compliance with existing regulations in the jurisdictions where we currently offer franchises, we cannot predict the effect of any future legislation or regulation on our business operations or financial condition.  Additionally, bills have occasionally been introduced in Congress which would provide for federal regulation of aspects of franchisor-franchisee relationships.  We cannot predict what effect those regulations could have on our business.

Any interruption in funding sources used by franchisees to purchase and develop our franchises could adversely impact our ability to market franchises.

Many of our franchisees must obtain loans to purchase and develop our franchises.  One significant source of this funding is the U.S. Small Business Administration (“SBA”).  Any suspension of funding or delays in approval of the SBA’s funding budget will affect our franchisees’ ability to obtain funding from this significant source and adversely impact our ability to market franchises.  Recent developments in the mortgage and finance industries have adversely affected some sources of funding and may also make it more difficult for franchisees to obtain funding for current operations and new development.

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Litigation, including product liability litigation, could reduce our results of operations or increase our losses because of the cost of paying on successful claims and we may not be able to continue to obtain adequate insurance.

We are involved in routine litigation in the ordinary course of business, including franchise disputes.  Although we have not been significantly adversely affected in the past by litigation, there can be no assurance as to the effect of any future disputes.

Although we currently are not subject to any product liability litigation, we could experience product liability litigation in the future involving our products.  Our quality control program is designed to maintain high standards for the food and materials and food preparation procedures used by franchised stores.  Products are periodically inspected by our personnel at both the point of sale locations and the manufacturing facilities to ensure that they conform to our standards.  In addition to insurance held by our suppliers, we maintain insurance relating to personal injury and product liability in amounts that we consider adequate for the retail food industry.  While we have been able to obtain insurance in the past, there can be no assurance that we will be able to maintain these insurance policies in the future.  Consequently, any successful claim against us, in an amount materially exceeding our coverage, could adversely affect our results of operations and financial condition.

Our operating results are subject to quarterly fluctuations and seasonality.

Our operating results are subject to quarterly and seasonal fluctuations.  Our sales and income from franchisees’ store operations are seasonal given the significant impact of the high number of mall-based locations.  At these locations, sales tend to mirror customer traffic flow trends in malls, which increase significantly during the fourth quarter, primarily between Thanksgiving and the end of the calendar year.  Holiday gift purchases also are a significant factor in increased sales in the fourth quarter.  However, our TCBY franchised stores tend to have their strongest sales periods during the warmer months from late Spring through early Fall, which helps to balance the impact of seasonality on our operations.  In addition, by marketing our cookie brands around holidays that occur in late Winter and early Spring, such as Valentine’s Day and Easter, as well as holidays in the late Fall, such as Halloween, we hope to continue to decrease the impact of seasonality on our cash flow.  However, we may not be successful in decreasing the impact of seasonality on our cash flow.  If we are unable to manage seasonal fluctuations of cash flow, our financial condition and results of operations may be adversely affected.

Risk Related to the Plan

Disruption of the Debtors’ Business

Commencement of the Bankruptcy Cases, even if only to confirm the Plan, could adversely affect the relationship between the Debtors and their respective employees, customers and suppliers. If such relationships are adversely affected, the Debtors’ working capital position and operating results could deteriorate materially. Such deterioration could adversely affect the Debtors’ ability to consummate the Plan.

Risk of Non-Confirmation of the Plan or of Possible Invalidation of the Solicitation

There can be no assurance that the Bankruptcy Court would decide that this Disclosure Statement meets the disclosure requirements of the Bankruptcy Code or that the acceptances were effective for the purpose of approving the Plan. Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan before the commencement of a Chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitation, or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information,” as defined in section 1125 of the Bankruptcy Code. In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be

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deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures.

This Disclosure Statement is being presented to satisfy the foregoing requirements. The Plan Proponents believe that the solicitation of votes to accept or reject the Plan is proper under applicable nonbankruptcy law, rules and regulations. The Plan Proponents cannot be certain, however, that its solicitation of acceptances or rejections would be approved by the Bankruptcy Court. If such approval were not obtained, then the Plan Proponents would potentially have to solicit votes to accept or reject the Plan from one or more Classes of Claims or Interests that were not previously solicited. The Plan Proponents also would potentially have to seek to resolicit acceptances, and, in such event, confirmation of the Plan could be delayed and possibly jeopardized.

Section 1122 of the Bankruptcy Code requires that a plan classify claims against, and interests in, a debtor. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan may place a claim or interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Plan Proponents believe that all claims and interests have been appropriately classified in the Plan.

To the extent that the Bankruptcy Court would find that a different classification is required for the Plan to be confirmed, the Plan Proponents currently anticipate that they would seek (i) to modify the Plan to provide for whatever classification might be required for confirmation and (ii) to use the acceptances received from any creditor or shareholder pursuant to this solicitation for the purpose of obtaining the approval of the class or classes of which such creditor or shareholder ultimately is deemed to be a member. Any such reclassification of creditors or shareholders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the class in which such creditor or shareholder was initially a member, or any other class under the Plan, by changing the composition of such class and the vote required for approval of the Plan.

There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Plan Proponents would, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder pursuant to this solicitation will constitute a consent to the Plan’s treatment of such Holder regardless of the class as to which such Holder is ultimately deemed to be a member. The Plan Proponents believe that under the Bankruptcy Rules, the Plan Proponents would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the Claim of any creditor or equity Holder.

Alternatives to Confirmation and Consummation of the Plan

The Plan Proponents believe that the Plan affords Holders of Claims and Interests the potential for the greatest recovery and, therefore, would be in the best interests of such Holders. If, however, the requisite acceptances of the Plan are not received, or the Plan is not confirmed and consummated, the theoretical alternatives would include: (i) formulation of an alternative Plan or (ii) liquidation of MFOC and certain of its subsidiaries under Chapter 7 or 11 of the Bankruptcy Code.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations of the Plan to MFOC, MFFB, holders of Old Notes that exchange their Old Notes for cash, New Notes and New Common Equity pursuant to the Plan and the holder of the MFOC Note that exchanges such MFOC Note for New Common Equity, Warrants and cash pursuant to the Plan.  The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or

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differing interpretations (possibly with retroactive effect).  The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws and, in particular, to “non-U.S. holders” (as defined below).  This summary deals only with persons who hold the Old Notes, the New Notes, and the New Common Equity as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).  No opinion of counsel or IRS ruling has been or will be obtained regarding any matter discussed herein.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.  Holders must consult their own tax advisors as to the particular U.S. federal income tax consequences to them of the Plan and of holding and disposing of the New Notes and the New Common Equity, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this summary, a “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is, or is treated as, a citizen or individual resident of the United States, a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.  A “Non-U.S. Holder” means any holder of an Old Note, a New Note or New Common Equity (other than an entity treated as a partnership or other flow-through entity and its beneficial owners) that is not a “U.S. Holder.”  The U.S. federal income tax treatment of a partner or other beneficial owner in a partnership or other flow-through entity generally will depend on the status of the partner and the activities of such partnership.  Partners and partnerships (including beneficial owners of pass-through entities and such entities themselves) must consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Mrs. Fields

Cancellation of Indebtedness Income

Under the Code, a U.S. taxpayer generally must include in gross income the amount of any discharged indebtedness (cancellation of debt or “COD”) realized during the taxable year.  COD income generally equals the difference between (A) the “adjusted issue price” of the indebtedness discharged (which, in the case of the Old Notes, should be the principal amount and accrued but unpaid interest at the Effective Date) and (B) the sum of (i) the amount of cash, (ii) the “issue price” of any new debt instrument (such as the New Notes), and (iii) the fair market value of any other property (such as the New Common Equity) transferred in satisfaction of such discharged indebtedness.  As discussed below in “U.S. Holders – Interest and Original Issue Discount (“OID”) on New Notes,” the “issue price” of the New Notes will depend largely on whether the Old Notes or the New Notes are treated as “publicly traded” for tax purposes.  If either is treated as publicly traded, and is traded at a discount, there likely will be significant COD income.  If they are not treated as publicly traded, the amount of COD income will depend largely on the value of the New Equity.

MFOC and MFFB will not, however, be required to include such COD in income as a result of the Plan, because the Old Notes will be discharged while MFOC and MFFB are under the jurisdiction of a court in a title 11 case.  Instead, we will be required to reduce our tax attributes (including NOLs, the tax basis in our assets and the attributes and tax basis of our subsidiaries) by the amount of COD that would otherwise have been required to be included in gross income.

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Limitation on NOLs and Other Tax Benefits

We believe we have approximately $22 million of available consolidated NOLs as of July 31, 2008 (before taking into account COD income from the Plan).

It is likely that any of our NOLs and certain of our other tax attributes remaining after the consummation of the Plan will be significantly reduced as well as limited.  In general, under  section 382 of the Code, whenever there is a more than fifty percent ownership change of a corporation during a three-year testing period, the ability of the corporation to utilize its NOL carryforwards and certain subsequently recognized built-in losses and deductions to offset future taxable income is be subject to an annual limitation, equal to the product of (i) the “long-term tax-exempt rate” (for example, 4.65% for the month of August 2008) and (ii) the fair market value of the stock of the corporation immediately before the ownership change occurs (determined without regard to the cash to be used in partial satisfaction of the Old Notes pursuant to the Plan).  For a corporation in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the stock value generally is determined immediately after (rather than before) the ownership change after giving effect to the surrender of creditors’ claims, but subject to certain adjustments (which can result in a reduced stock value).  As discussed below, this annual limitation often may be increased in the event the corporation has an overall “built-in” gain in its assets at the time of the ownership change.

Section 382 also generally operates to limit the deduction of built-in losses recognized subsequent to the date of the ownership change.  If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of built-in income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation.  We do not expect to have net unrealized built-in losses.

Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

The issuance of the New Common Equity will cause us to undergo an ownership change for purposes of section 382 of the Code, and thus we will be subject to this annual limitation.  Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year during the five years following the ownership change.  The impact of an ownership change of MFOC pursuant to the MFOC Plan depends upon, among other things, the amount of pre-change losses remaining after the reduction of attributes due to the cancellation of debt, the value of both the stock and assets of MFOC and its subsidiaries at such time, and the amount and timing of future taxable income.

An exception to the foregoing annual limitation rules generally applies where existing stockholders and qualified (so-called “old and cold”) creditors of a debtor receive, in respect of their stock and debt claims, at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan.  Under this exception, a debtor’s pre-change NOLs and built-in losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year that is prior to and includes the reorganization, in respect of all debt that is converted into stock in the bankruptcy proceeding.  Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor’s future utilization of any pre-change losses existing at the time of the subsequent ownership change.

The receipt of the New Common Equity by holders of Old Notes pursuant to the Plan may qualify for this exception.  Even if it does so qualify, MFOC may, if it so desires, elect not to have the exception apply and instead remain subject to the annual limitation described above.

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Alternative Minimum Tax

A corporation may incur a federal alternative minimum tax (“AMT”) liability even if its NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax.  Mrs. Fields has been and expects to be liable for at least the alternative minimum tax.           In general, the AMT is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation undergoes an “ownership change” within the meaning of section 382 of the Tax Code, as MFOC will, and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

U.S. Holders

Exchange of Old Notes for New Notes, Cash, and New Common Equity Pursuant to the Plan

Recapitalization.  We believe that the receipt of New Notes, New Common Equity and cash in exchange for Old Notes pursuant to the Plan should be treated as a partly tax-free “recapitalization” for U.S. federal income tax purposes.  This treatment will depend upon, among other things, whether both the Old Notes and the New Notes are treated as “securities” for U.S. federal income tax purposes.  The determination of whether a debt instrument is treated as a security depends upon an evaluation of the term and nature of the debt instrument.  Generally, corporate debt instruments with maturities of less than five years when issued are not treated as securities, while corporate debt instruments with maturities of ten years or more when issued are treated as securities.  We intend to take the position that the Old Notes and the New Notes are both treated as securities for U.S. federal income tax purposes.  The following discussion assumes such treatment, but no assurances can be made in this regard.

Exchange.  A holder that surrenders all of its Old Notes in exchange for a combination of New Notes, New Common Equity and cash pursuant to the Plan will recognize gain, if any, with respect to the Old Notes surrendered in the exchange in an amount generally equal to the lesser of (1) the excess, if any, of the sum of (a) the cash (in excess of the amount of accrued but unpaid interest at the Effective Date), (b) the aggregate issue price (as described below) of the New Notes received in the exchange and (c) the aggregate fair market value of the New Common Equity, over the holder’s aggregate adjusted tax basis in the Old Notes surrendered in the exchange and (2) the amount of cash received in the exchange.  Subject to the discussion of “Market Discount” below, any such gain recognized will generally be treated as capital gain, and will be long-term capital gain if the holder’s holding period for its Old Notes is more than one year at the time of the exchange.  No loss, if any, may be recognized in the exchange for U.S. federal income tax purposes.  See “Accrued but Unpaid Interest” below.

The holder’s initial aggregate tax basis in the New Notes and the New Common Equity received in the exchange will be equal to the aggregate adjusted tax basis in its Old Notes surrendered in exchange therefor, decreased by the amount of cash, if any, received in the exchange (in excess of the amount of accrued but unpaid interest at the Effective Date), and increased by the amount of any gain, if any, recognized in the exchange.  The aggregate adjusted tax basis will then be allocated between the New Notes and the New Common Equity in proportion to the fair market value of the New Notes and the New Common Equity when the exchange is consummated.  The holding period for New Notes and the New Common Equity received in the exchange will include the holding period of the holder’s Old Notes surrendered in exchange therefor.

If the receipt of New Notes, New Common Equity and cash in exchange for Old Notes were not treated as a recapitalization, a holder would generally recognize gain or loss in an amount equal to the difference between (1) the sum of (a) the cash (in excess of the amount of accrued but unpaid interest at the Effective Date), (b) the aggregate issue price of the New Notes received in the exchange and (c) the fair market value of the New Common Equity received in the exchange, and (2) the holder’s aggregate adjusted tax basis in its Old Notes surrendered in exchange

53

therefor.  Subject to the discussion of “Market Discount” below, any such gain or loss would be capital gain or loss, and would be long-term capital or loss if the holder’s holding period for its Old Notes is more than one year at the time of the exchange.  The deductibility of capital losses is subject to limitations.  The holder’s initial aggregate tax basis in the New Notes received would be equal to their aggregate issue price, and the holder’s initial aggregate tax basis in the New Common Equity received would be equal to its fair market value on the date of the exchange.  The holding period for the New Notes would begin on the day after the exchange.  See “Accrued but Unpaid Interest” below.  Holders must consult their own tax advisors regarding the application of the installment sale rules to the transaction if it were not treated as a recapitalization and the possibility of electing out of the application of such rules.

Interest and Original Issue Discount (“OID”) on a New Note

For the first four semiannual interest payments following the Effective Date, we have the option of paying interest in cash or by issuing Additional Notes or a combination of cash and Additional Notes.  Following that period, we must pay interest in cash.  Accordingly, none of the interest on the New Notes will be treated as “qualified stated interest,” and U.S. holders will be required to include OID in income with respect to the New Notes over the period that they hold the New Notes under a constant yield method and will be required to include such OID in ordinary income in advance of the receipt of cash attributable thereto, as described below.

For each accrual period, the amount of OID includible in a holder’s income should equal the product of (i) the “yield to maturity” of the New Notes and (ii) the “adjusted issue price” of the New Notes as of the beginning of each such accrual period.  The “yield to maturity” is the discount rate that causes the principal and all interest payments on the New Notes as of their issue date to equal their issue price.  The “adjusted issue price” of the New Notes, as of the beginning of each accrual period, should equal (x) their “issue price” (as described in the next paragraph), plus (y) all OID previously includible in income, minus (z) any previous payments of interest.

Pursuant to the Plan, each holder agrees that, for purposes of determining the “issue price” of the New Notes for U.S. federal income tax purposes, the cash received pursuant to the Plan will be treated first as satisfying accrued but unpaid interest and second as satisfying the principal amount of the Old Notes.  The discussion of the issue price of the New Notes below applies to the remaining principal amount of the Old Notes.

The issue price of the New Notes depends, in part, on whether the New Notes or the Old Notes are treated as “publicly traded” for U.S. federal income tax purposes, as described below.  If neither the New Notes nor the Old Notes are treated as publicly traded, the issue price of the New Notes should be equal to their stated principal amount.  If the New Notes are treated as publicly traded (regardless of whether the Old Notes are so treated), the issue price of the New Notes should be equal to their fair market value on the date the exchange is consummated.  If the Old Notes are treated as publicly traded and the New Notes are not so treated, the issue price of the New Notes should be determined based on the fair market value of the Old Notes (after subtracting the cash paid in partial satisfaction of the Old Notes, as described above) on the date that the exchange is consummated and on our judgment of the relative fair market values of the New Notes and New Common Equity issued in exchange for such Old Notes at that time.

A debt instrument generally is treated as “publicly traded” if, at any time during the 60 day period ending 30 days after the issue date, (i) the debt is listed on a national securities exchange or quoted on an interdealer quotation system sponsored by a national securities association, (ii) the debt appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other pricing information) of one or more identified brokers, dealers or traders or actual prices (including rates, yields or other pricing information) of recent sales transactions or (iii) if, in certain circumstances, price quotations are readily available from dealers, brokers or traders.

It is unclear whether the Old Notes would be treated as publicly traded for these purposes, and we cannot predict whether the New Notes will be so treated.  Pursuant to the Plan, holders are bound by our determination of the issue price of the New Notes.  Such determination is not binding on the IRS or any court.  If either the New Notes or the Old Notes are treated as publicly traded, the issue price of the New Notes may be lower than their

54

stated principal amount, thereby giving rise to additional OID and, therefore, additional ordinary income in advance of receipt of cash.

For purposes of determining the yield to maturity, a U.S. holder must assume that we will not exercise the option to pay interest by issuing Additional Notes, except in respect of any period in which we have actually elected to issue Additional Notes.  This assumption is solely for U.S. federal income tax purposes and does not constitute a representation by us regarding the actual amounts, or timing of amounts, that will be paid on the New Notes. If for any interest period we pay the interest entirely in cash, a U.S. holder will not be required to adjust its OID inclusions.  If for any interest period we elect to pay interest by issuing Additional Notes in whole or in part, a U.S. holder of a New Note will be required to adjust its OID calculations for future periods by treating the New Note as if it had been retired on the date of such election and then reissued for an amount equal to its adjusted issue price on such date, and to recalculate the yield to maturity of the New Note deemed reissued by treating the amount of interest paid by issuing Additional Notes (and any prior interest paid by issuing Additional Notes) as a payment that will be taken into account on the maturity date of such reissued New Note.

The U.S. federal income tax consequences of the existence and exercise of our right to issue Additional Notes are extremely complex, and each U.S. holder must consult with its own tax advisor regarding these consequences.

Accrued but Unpaid Interest. If there is accrued but unpaid interest on the Old Notes surrendered pursuant to the Plan that the holder has not already taken into income, then the amount of accrued but unpaid interest at the Effective Date will not be considered part of the amount realized in the exchange, but will instead be allocated first to accrued but unpaid interest, and taxable as ordinary interest income in the taxable year of the exchange, regardless of whether the holder otherwise recognizes a capital gain or an overall loss as a result of the exchange.

Market Discount.  A holder who acquired an Old Note after its original issuance at a market discount (generally defined as the amount, if any, by which a holder’s tax basis in a debt obligation immediately after its acquisition is exceeded by the adjusted issue price of the debt obligation at such time, subject to a de minimis exception) generally will be required to treat any gain recognized pursuant to the exchange as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.

The amount of any remaining accrued market discount not recognized in the exchange will generally be treated as ordinary income upon a disposition of New Notes and New Common Equity received in the exchange.  The market discount rules are complex.  Holders whose Old Notes have or may have market discount should consult their own tax advisors as to the effects of these rules.

Receipt of Consideration in Respect of the MFOC Note

The U.S. federal income tax consequences of the Plan to the holder of the MFOC Note generally will depend on whether the MFOC Note is a security and its character in the hands of the holder.  Accordingly, any gain or loss with respect to the receipt of New Common Equity ,Warrants and cash in respect of the MFOC Note pursuant to the Plan will generally be treated as capital gain or loss or ordinary income or deduction.  Capital losses may generally offset only capital gains, although individuals may, to a limited extent, offset ordinary income with capital losses.  In addition, the holder of the MFOC Notes may be subject to other special tax rules that affect the character, timing and amount of any income, gain, loss or deduction.  Accordingly, the holder of the MFOC Note must consult its own tax advisors regarding the U.S. federal income tax consequences of the Plan to it.

Sale or Exchange of the New Notes or the New Common Equity

Except as discussed below with respect to “Market Discount” above, any gain or loss recognized on a sale, exchange or other taxable disposition of New Notes (which does not include amounts received with respect to accrued but unpaid interest) or New Common Equity will generally be capital gain or loss in an amount equal to the difference, if any, between the amount realized and the holder’s adjusted tax basis in the New Notes or the New Common Equity, as applicable, at the time of such sale, exchange or other taxable disposition.  Any such gain or loss will be long-term capital gain or loss if the holding period for the New Notes or the New Common Equity

55

exchanged is more than one year at that time (which as noted above would include the holding period for the Old Notes exchanged for New Notes and New Common Equity).  The deductibility of capital losses is subject to limitations.

Prepayments

Prepayments, if any, on the New Notes should generally be treated as payments in retirement of a portion of a New Notes, and, as a result, U.S. holders may recognize taxable gain or loss in connection with such prepayments.  This gain or loss is generally calculated by assuming that the original debt instrument consists of two instruments, one that is retired and one that remains outstanding. The adjusted issue price, U.S. holder’s adjusted basis, and any accrued but unpaid OID of the original debt instrument, determined immediately before the prepayments, are generally allocated between these two instruments based on that portion of the instrument that is treated is retired by the prepayment.  Holders must consult with their own tax advisors in this regard.

Information Reporting and Backup Withholding

We or a withholding agent on our behalf generally will be required to file information returns with the IRS in connection with the Plan, in connection with payments of interest and accruals of OID on the New Notes, in connection with a sale or other disposition of the New Notes and in connection with distributions on our New Common Equity, if any.  Backup withholding (currently imposed at 28%) may apply at such times unless the holder (1) is a corporation or is otherwise exempt from backup withholding and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding (generally on IRS Form W-9) and otherwise complies with the applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  If backup withholding results in an overpayment of taxes, a holder may obtain a refund or credit, provided the holder furnishes the required information to the IRS.  The information and exchange agent will act as our withholding agent for purposes of the Plan.

Non-U.S. Holders

Exchange and Subsequent Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain or loss recognized in the Plan or in a subsequent disposition of New Notes or New Common Equity received in the exchange, unless

•              the gain or loss is effectively connected with the conduct of a U.S. trade or business carried on by the holder (and, under the terms of an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment), or

•              in the case of an individual holder, the holder is present in the United States for 183 days or more during the taxable year (or otherwise has a “tax home” in the United States) and certain other conditions are met.

Payments of Interest and Accruals of OID

Subject to the discussion of withholding and backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder generally will not be subject to U.S. federal income tax on the Plan (including amounts received in respect of accrued but previously unpaid interest) or on payments of interest or accruals of OID on the New Notes, provided that

•              the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•              the holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership,

56

•              the receipt of interest on the New Notes is not effectively connected with the holder’s conduct of a U.S. trade or business, and

•              certain certification requirements are met.

Withholding, Backup Withholding and Information Reporting

U.S. withholding tax may apply to amounts received in the exchange in respect of accrued but unpaid interest on the Old Notes surrendered, as well as on interest paid on the New Notes unless the holder completes the appropriate IRS Form W-8, certifying as to its non-U.S. status, otherwise establishes an exemption from income tax withholding.  A non-U.S. holder not subject to withholding tax may still be subject to backup withholding on proceeds from the exchange, on accrued but unpaid interest on the Old Notes surrendered in the exchange and on interest on the New Notes, unless the holder provides the withholding agent with the applicable IRS Form W-8 or otherwise establishes an exemption.  A non-U.S. holder will generally be subject to 30% withholding on dividends, if any, paid on the New Common Equity, subject to reduction by applicable income tax treaty.  Information reporting may still apply, even if withholding and backup withholding do not.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES.  ACCORDINGLY, HOLDERS MUST CONSULT THEIR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN AND THE MATTERS ADDRESSED HEREIN.

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CONCLUSION AND RECOMMENDATION

The Company believes the Plan is in the best interests of all creditors and urges the Holders of Old Notes, MFOC Note and MFOC Equity entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received by Financial Balloting Group LLC no later than September 15, 2008.

Dated:	Wilmington, Delaware
August 15, 2008

Respectfully submitted,

Mrs. Fields’ Original Cookies, Inc., et al. (on behalf of itself, MFFB and the Subsidiary Debtors)
		By:	/s/ Michael R. Ward
		Name:	Michael R. Ward
		Title:	Executive Vice President and Chief Legal Officer

Ad Hoc Noteholder Committee
(by its counsel)
		By:	Akin Gump Strauss Hauer & Feld LLP By: /s/ Fred S. Hodara
		Name:	Fred S. Hodara
		Title:	A Member of the Firm

Represented By:

MONTGOMERY, McCRACKEN, WALKER & RHOADS, LLP	AKIN GUMP STRAUSS HAUER & FELD LLP
David R. Hurst, Esq. (Bar No. 3743)	Fred S. Hodara, Esq.
Mark L. Desgrosseilliers, Esq.	590 Madison Avenue
(Bar No. 4083)	New York, New York 10022
1105 North Market Street, Suite 1500	Telephone: (212) 872-1000
Wilmington, Delaware 19801
Telephone: (302) 504-7800	David M. Dunn, Esq.
1333 New Hampshire Avenue, N.W.
Proposed Counsel for the Debtors and	Washington, D.C. 20036
Debtors-in-Possession	Telephone: (202) 736-8000

-and-

SKADDEN, ARPS, SLATE, MEAGHER	YOUNG CONAWAY STARGATT &
& FLOM LLP	TAYLOR, LLP
Mark S. Chehi, Esq. (Bar No. 2855)	Robert S. Brady, Esq. (Bar No. 2847)
One Rodney Square	The Brandywine Building
PO Box 636	1000 West Street, 17th Floor
Wilmington, Delaware 19899	Wilmington, Delaware 19801
Telephone: (302) 651-3000	Telephone: (302) 571-6600

Proposed Special Corporate Counsel for the Debtors and Debtors-in-Possession	Co-Counsel for the Ad Hoc Noteholder Committee

58

The Voting Agent is:
Financial Balloting Group LLC

By Mail, Overnight Courier or Hand Delivery

757 Third Avenue, 3RD Floor

New York, New York  10017]

Attn: Mrs. Fields Ballot Tabulation

(646) 282-1800

Questions, requests for assistance and requests for additional copies of this Disclosure Statement may be directed to the Voting Agent at its address or telephone number set forth above.

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APPENDIX I: JOINT PREPACKAGED PLAN OF REORGANIZATION

I-1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:

MRS. FIELDS’ ORIGINAL COOKIES,	08-[ ] [Lead Case]
INC., et al., (1)

Debtors.	Chapter 11

JOINT PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF

MRS. FIELDS’ ORIGINAL COOKIES, INC. AND CERTAIN SUBSIDIARIES

MONTGOMERY, McCRACKEN,	AKIN GUMP STRAUSS HAUER &
WALKER & RHOADS, LLP	FELD LLP
David R. Hurst, Esq. (Bar No. 3743)	Fred S. Hodara, Esq.
Mark L. Desgrosseilliers, Esq.	590 Madison Avenue
(Bar No. 4083)	New York, New York 10022
1105 North Market Street, Suite 1500	Telephone: (212) 872-1000
Wilmington, Delaware 19801
Telephone: (302) 504-7800	David M. Dunn, Esq.
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Telephone: (202) 736-8000
Proposed Counsel for the Debtors and
Debtors-in-Possession	-and-

SKADDEN, ARPS, SLATE, MEAGHER	YOUNG CONAWAY STARGATT &
& FLOM LLP	TAYLOR, LLP
Mark S. Chehi, Esq. (Bar No. 2855)	Robert S. Brady, Esq. (Bar No. 2847)
One Rodney Square	The Brandywine Building
PO Box 636	1000 West Street, 17th Floor
Wilmington, Delaware 19899	Wilmington, Delaware 19801
Telephone: (302) 651-3000	Telephone: (302) 571-6600

Proposed Special Corporate Counsel for the	Co-Counsel for the Ad Hoc Noteholder
Debtors and Debtors-in-Possession	Committee

(1)                                  The Debtors are the following entities:  Mrs. Fields’ Original Cookies, Inc., Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., Mrs. Fields Franchising, LLC, TCBY Systems, LLC, Mrs. Fields Gifts, Inc., The Mrs. Fields’ Brand, Inc., Mrs. Fields Cookies Australia, TCBY International, Inc., TCBY of Texas, Inc., PTF, LLC, PMF, LLC, GACCF, LLC, and GAMAN, LLC.

NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME.  THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(a).  FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES THE DEBTORS EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (I) APPROVING THEIR SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH BANKRUPTCY CODE SECTION 1126(b) AND (II) CONFIRMING THIS PLAN OF REORGANIZATION PURSUANT TO BANKRUPTCY CODE SECTION 1129.

i

ii

Section 14.6	Applicable Law	32
Section 14.7	Preparation of Estates’ Returns and Resolution of Tax Claims	32
Section 14.8	Notice	32
Section 14.9	Headings	32
Section 14.10	Revocation of Plan	32
Section 14.11	Severability of Plan Provisions	32
Section 14.12	No Admissions; Objection to Claims	32
Section 14.13	No Bar to Suits	32
Section 14.14	Exhibits/Schedules	33
Section 14.15	Conflicts	33

iii

INTRODUCTION

Mrs. Fields’ Original Cookies, Inc., Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., Mrs. Fields Franchising, LLC, TCBY Systems, LLC, Mrs. Fields Gifts, Inc., The Mrs. Fields’ Brand, Inc., Mrs. Fields Cookies Australia, TCBY International, Inc., TCBY of Texas, Inc., PTF, LLC, PMF, LLC, GACCF, LLC, and GAMAN, LLC, debtors and debtors-in-possession in the above-captioned cases, jointly with the Noteholder Committee, propose this joint prepackaged plan of reorganization for the resolution of the outstanding Claims against and Interests in the Debtors.  The Debtors and Noteholder Committee are the proponents of this plan of reorganization within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I

DEFINITIONS AND GENERAL PROVISIONS

For the purposes of this Plan, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Section 1.1 of this Plan.  Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

Section 1.1           Definitions.  The following terms shall have the following meanings when used in this Plan.

(a)                                  “Administrative Expense Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 507(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses, incurred on or after the Filing Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Bankruptcy Cases, Professional Compensation, fees and expenses of the Old Notes Trustee and its counsel, fees and expenses of the Noteholder Committee and its professionals, and all fees and charges assessed against the Estates under 28 U.S.C. § 1930.

(b)                                 “Affiliates” has the meaning given such term by section 101(2) of the Bankruptcy Code.

(c)                                  “Allowed” means, with respect to any Claim, such Claim or any portion thereof (i) that has been allowed (a) by a Final Order of the Bankruptcy Court, (b) pursuant to the terms of this Plan, or (c) by agreement between the Holder of such Claim and the Debtors or Reorganized Debtors; (ii) as to which the Claims Objection Deadline has passed without the filing of an objection or request for estimation; or (iii) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” under (ii) above, the Debtors do not waive their rights to contest the amount and validity of any disputed, contingent or unliquidated Claim in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Bankruptcy Cases had not been commenced.

(d)                                 “Assets” means, collectively, all of the property, as defined in section 541 of the Bankruptcy Code of the Estates of the Debtors (including, without limitation, all of the assets, property,

1

interests (including equity interests) and effects, real and personal, tangible and intangible, including all Avoidance Actions), wherever situated as such properties exist on the Effective Date or thereafter.

(e)                                  “Asset Sales” means the sales of the assets of (i) Great American Cookie Company Franchising, LLC and Great American Manufacturing, LLC to NexCen Brands, Inc. and NexCen Asset Acquisition, LLC in January 2008, and (ii) Pretzel Time Franchising, LLC and Pretzelmaker Franchising, LLC to NexCen Brands, Inc. and NexCen Asset Acquisition, LLC in August 2007.

(f)                                    “Assumed Contracts” shall have the meaning given such term in Section 6.1 of this Plan.

(g)                                 “Avoidance Action” means any claim or cause of action of an Estate arising out of or maintainable pursuant to sections 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under any other similar applicable law, regardless of whether or not such action has been commenced prior to the Effective Date.

(h)                                 “Bankruptcy Case” means, with respect to each Debtor, the chapter 11 case initiated by such Debtor’s filing on the Filing Date of a voluntary petition for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.  On the Filing Date, the Debtors will seek the joint administration of the Bankruptcy Cases.

(i)                                     “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as applicable to the Bankruptcy Cases.

(j)                                     “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or, in the event such court ceases to exercise jurisdiction over any Bankruptcy Case, such court or adjunct thereof that exercises jurisdiction over such Bankruptcy Case in lieu of the United States Bankruptcy Court for the District of Delaware.

(k)                                  “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as applicable to the Bankruptcy Cases or proceedings therein, and the local rules of the Bankruptcy Court, as applied to the Bankruptcy Cases or proceedings therein, as the case may be.

(l)                                     “Board of Directors” means the applicable board of directors of each of the Reorganized Debtors.

(m)                               “Business Day” means any day on which commercial banks are required to be open for business in Wilmington, Delaware.

(n)                                 “Capricorn” means Capricorn Investors III, L.P.

(o)                                 “Cash” means legal tender of the United States of America and equivalents thereof.

(p)                                 “Causes of Action” means all Avoidance Actions and any and all of a Debtor’s or a Reorganized Debtor’s actions, causes of action, suits, accounts, agreements, promises, rights to payment and claims, whether known or unknown, reduced to judgment, not reduced to judgment,

2

liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or assertable directly or derivatively, in law, equity, or otherwise.

(q)                                 “Claim” means a claim against one of the Debtors (or all or some of them) whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

(r)                                    “Claims Objection Deadline” means the later of the first Business Day which is (i) after the Effective Date, (ii) one hundred and eighty days after a proof of Claim was filed, or (iii) such other time as may be ordered by the Bankruptcy Court for cause shown by the Reorganized Debtors, as such dates may be from time to time extended by the Bankruptcy Court without further notice to parties in interest.

(s)                                  “Class” means a category of Claims or Interests described in Article III of this Plan.

(t)                                    “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order.

(u)                                 “Confirmation Hearing” means the hearing before the Bankruptcy Court held to consider confirmation of this Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be continued from time to time.

(v)                                 “Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be acceptable in form and substance to the Noteholder Committee, in its sole discretion.

(w)                               “Creditors’ Committee” means the official committee of unsecured creditors, if such committee is appointed in the Debtors’ Bankruptcy Cases pursuant to section 1102(a) of the Bankruptcy Code, and as such committee may be reconstituted from time to time.

(x)                                   “Cure Amount” means the amount required to satisfy the Debtors’ obligations under section 365(b) of the Bankruptcy Code with respect to the Debtors’ assumption of any Executory Contract or Unexpired Lease which amount will be determined in accordance with the procedures set forth in Section 6.1 of this Plan.

(y)                                 “Debtor” or “Debtors” means, individually, Mrs. Fields’ Original Cookies, Inc., Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., Mrs. Fields Franchising, LLC, TCBY Systems, LLC, Mrs. Fields Gifts, Inc., The Mrs. Fields’ Brand, Inc., Mrs. Fields Cookies Australia, TCBY International, Inc., TCBY of Texas, Inc., PTF, LLC, PMF, LLC, GACCF, LLC, and GAMAN, LLC, each of which is a Debtor in its Bankruptcy Case.

(z)                                   “Debtor Restructuring Fees” means the Restructuring Fees of Blackstone Advisory Services L.P. (“Blackstone”), Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), and Montgomery, McCracken, Walker & Rhoads, LLP (“MMWR”).

(aa)                            “Disclosure Statement” means the Disclosure Statement for the Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Mrs. Fields’ Original Cookies, Inc., and Certain Subsidiaries that relates to this Plan, combined with any other written disclosure made by the Debtors, as amended, modified or supplemented from time to time, and

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that is prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

(bb)                          “Disputed” means, with reference to any Claim, a Claim or any portion thereof, that is not Allowed.

(cc)                            “Distribution” means any distribution by the Debtors or Reorganized Debtors to a Holder of an Allowed Claim or Interest.

(dd)                          “Distribution Date” means (i) the Initial Distribution Date and (ii) the first Business Day after the end of the months of March, June, September, and December, commencing with the first such date to occur more than ninety days after the Initial Distribution Date and continuing until the Final Distribution Date; provided, however, that, subject to Section 10.6 of this Plan, a Distribution Date (other than the Initial Distribution Date and Final Distribution Date) shall not occur if the aggregate value of the consideration to be distributed on account of all Allowed Claims on any Distribution Date is less than Twenty-Five Thousand and 00/100 Dollars ($25,000.00), in which case the amount to be distributed shall be retained and added to the amount to be distributed on the next Distribution Date.

(ee)                            “Distribution Record Date” means the date established by the Bankruptcy Court for determining the identity of Holders of Allowed Claims or Interests, other than Secured Notes Claims, entitled to receive Distributions under this Plan.

(ff)                                “District Court” means the United States District Court for the District of Delaware.

(gg)                          “Effective Date” means the day that is the first Business Day after all conditions to the Effective Date have been satisfied or waived pursuant to Sections 12.2 and 12.3 of this Plan.

(hh)                          “Estate” means, with regard to each Debtor, the estate that was created, pursuant to section 541 of the Bankruptcy Code, by the commencement by a Debtor of a Bankruptcy Case.

(ii)                                  “Executory Contract or Unexpired Lease” means all executory contracts and unexpired leases to which any of the Debtors is a party.

(jj)                                  “Existing Securities” means, collectively, the Old Notes, the MFOC Note and the MFOC Equity.

(kk)                            “Filing Date” means the date the Debtors file for relief under Chapter 11 of the Bankruptcy Code in accordance with this Plan.

(ll)                                  “Final Distribution” means the Distribution by the Debtors or Reorganized Debtors that satisfies all Allowed Claims and Interests in accordance with and to the extent provided in this Plan.

(mm)                      “Final Distribution Date” means the date on which the Final Distribution is made.

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(nn)                          “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Bankruptcy Cases or the docket of any other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired, and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

(oo)                          “General Unsecured Claim” means any Unsecured Claim other than an Intercompany Claim.

(pp)                          “Guarantors” shall have the meaning given in the New Notes Indenture.

(qq)                          “Holder” means a holder of a Claim or Interest, as applicable.

(rr)                                “Impaired” shall have the meaning ascribed thereto in section 1124 of the Bankruptcy Code.

(ss)                            “Indenture Trustee Charging Lien” means a lien that secures repayment of the Old Notes Trustee’s fees and expenses, to the extent provided for in the Indenture.

(tt)                                “Initial Distribution Date” means the Effective Date or as soon as reasonably practical thereafter; provided, however, that in no event shall the Initial Distribution Date be more than five business days after the Effective Date unless otherwise ordered by the Bankruptcy Court.

(uu)                          “Intercompany Claim” means (i) any Claim against any Debtor held by any Non-Debtor Affiliate, (ii) any Claim against any Non-Debtor Affiliate held by any Debtor, or (iii) any Claim against any Debtor held by any other Debtor; provided, however, the MFOC Note Claim is not an Intercompany Claim.

(vv)                          “Interests” means the equity interests issued by each of the Debtors, including, without limitation, the MFOC Equity, MFOC Subsidiary Interests, and MFFB Subsidiary Interests and any options, warrants, puts, calls, subscriptions, or other similar rights or other agreements, commitments, or outstanding securities obligating any of the Debtors to issue, transfer, purchase, redeem, or sell any shares of capital stock or other securities, any claims arising out of any appraisal or dissenter’s rights, any claims arising from rescission of a purchase, sale or other acquisition of any common stock or other equity security (or any right, claim, or interest in and to any common stock or equity security) of any of the Debtors, and any claims for damages or any other relief arising from any such purchase, sale, or other acquisition of such common stock or other equity security.

(ww)                      “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

(xx)                              “Management Incentive Plan” means the management incentive plan, as more fully described in Section 6.4, that shall be implemented as soon as practicable after the Effective Date for the benefit of designated members of senior management of the Reorganized Debtors.

(yy)                          “MFFB” means Mrs. Fields Famous Brands, LLC.

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(zz)                              “MFFB Subsidiary Interests” means the equity interests in the subsidiaries of MFFB that are directly or indirectly wholly owned by MFFB.

(aaa)                      “MFFC” means Mrs. Fields Financing Company, Inc.

(bbb)                   “MFH” means Mrs. Fields’ Holding Company, Inc.

(ccc)                      “MFOC” means Mrs. Fields’ Original Cookies, Inc.

(ddd)                   “MFOC Equity” means the equity in MFOC, which equity is wholly owned by MFH, the sole shareholder of MFOC.

(eee)                      “MFOC Equity Interests” means the equity interests in MFOC that are wholly owned by MFH.

(fff)                            “MFOC Note” means that certain 16.5% Amended and Restated Promissory Note issued by Mrs. Fields’ Original Cookies, Inc. to Capricorn.

(ggg)                   “MFOC Note Claims” means the Claims against MFOC arising under the MFOC Note, plus applicable fees, charges, costs and interest accrued but unpaid as of the Filing Date.

(hhh)                   “MFOC Subsidiary Interests” means the equity interests in subsidiaries of MFOC that are wholly owned by MFOC, the sole member of MFFB.

(iii)                               “Net Cash Proceeds” means, as of the Filing Date, the approximately $90 million in net cash held by the Old Notes Trustee, with such net cash derived from the Asset Sales.

(jjj)                               “New Common Equity” means newly issued shares of common stock of MFOC, par value $0.01 per share, to be issued on the Effective Date.  Holders of Allowed Secured Notes Claims will receive, in the aggregate, an amount equal to 87.5% of the New Common Equity issued and outstanding on the Effective Date, subject to dilution on account of the Management Incentive Plan and the Warrant.  The Holder of the MFOC Note Claim will receive, in the aggregate, an amount equal to 12.5% of the New Common Equity issued and outstanding on the Effective Date, subject to dilution on account of the Management Incentive Plan and the Warrant.

(kkk)                      “New Notes Indenture” means that certain indenture dated as of the Effective Date, by and among MFFB and MFFC, as issuers, the Guarantors as guarantors, the Old Notes Trustee, as trustee, as such indenture may be amended, supplemented, or otherwise modified from time to time, and all related agreements and documents.  A form of New Notes Indenture is annexed hereto as Exhibit 4.

(lll)                               “New Notes” means the secured notes to be issued on the Effective Date in the aggregate principal amount of $50 million, plus the amount by which the Noteholder Cash is less than $90 million.

(mmm)             “NexCen Shares” means the shares of NexCen Brands, Inc. transferred to MFFB as part of the consideration for the Asset Sales.  Of the aggregate 2,096,961 shares of NexCen Shares received from such sales, only 1,699,840 shares remain in an escrow for possible use to satisfy indemnity claims arising out of the sales, valued at $7.35 per share for the shares received in the

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pretzel business sale and valued at $4.23 per share for the shares received from the sale of the Great American Cookies business.  The closing sale price per share of NexCen Brands common stock on August 12, 2008 was $0.42 per share.

(nnn)                   “Non-Debtor Affiliates” means MFH, Mrs. Fields’ Companies, Inc., and any other non-Debtor subsidiaries of MFOC and MFFB.

(ooo)                   “Noteholder” or “Noteholders” means, individually, a holder of an Old Note and, collectively, all of the Holders of the Old Notes.

(ppp)                   “Noteholder Cash” means $90 million, less the amount by which the Restructuring Fees exceed $3.5 million in the aggregate; provided, however, that Capricorn shall be responsible for payment of any Debtor Restructuring Fees to the extent that the Debtor Restructuring Fees exceed $3.7 million in the aggregate; provided, further, however, that fees and expenses of Skadden and Akin Gump accrued through June 2, 2008, the expenses of Skadden through the Effective Date, and the fees and expenses of MMWR accruing beginning on the Filing Date shall not be counted toward either cap.  The Noteholders shall receive on the Effective Date the Noteholder Cash on a pro rata basis.

(qqq)                   “Noteholder Committee” means the ad hoc committee of certain holders of Old Notes who, collectively, hold in excess of 78% of the Old Notes and each of whom executed the Term Sheet and Restructuring Support Agreements.

(rrr)                            “Old Notes” means the 9.00% and 11.50% Senior Secured Notes due 2011 issued pursuant to the Old Notes Indenture.

(sss)                      “Old Notes Indenture” means that certain indenture dated as of March 16, 2004, by and among MFFB and MFFC, as issuers, the Guarantors as guarantors, the Old Notes Trustee, as trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, and all related agreements and documents.

(ttt)                            “Old Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, or any successor trustee, under the Old Notes Indenture.

(uuu)                   “Other Secured Claim” means a Secured Claim other than a Secured Notes Claim.

(vvv)                   “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or other entity.

(www)             “Plan” means this joint pre-packaged plan of reorganization as the same may hereafter be amended, modified or supplemented.

(xxx)                         “Plan Proponents” means the Debtors and the Noteholder Committee.

(yyy)                   “Plan Supplement” means the document containing the information specified in Section 14.3 of this Plan.

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(zzz)                         “Priority Claim” means a Claim entitled to priority under the provisions of section 507(a) of the Bankruptcy Code other than an Administrative Expense Claim or a Priority Tax Claim.

(aaaa)                “Priority Tax Claim” means a Claim against the Debtors that is of a kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

(bbbb)            “Professional Compensation” means (i) any amounts that the Bankruptcy Court allows pursuant to section 330 of the Bankruptcy Code as compensation earned, and reimbursement of expenses incurred, by professionals employed by the Debtors and the Creditors’ Committee, if any, and (ii) any amounts the Bankruptcy Court allows pursuant to sections 503(b)(3) and (4) of the Bankruptcy Code in connection with the making of a substantial contribution to the Bankruptcy Cases.

(cccc)                “Pro Rata” means with respect to any Claim or Interest, at any time, the proportion that the amount of the Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests (including Disputed Claims or Interests) in such Class, or, as appropriate, other Classes, unless in each case this Plan provides otherwise.

(dddd)            “Record Date” means August 6, 2008, the date for determining the identity of Holders of Allowed Claims or Interests entitled to vote to accept or reject this Plan.

(eeee)                “Record Holder” means the Holder of a Claim or Interest as of the Distribution Record Date.

(ffff)                        “Rejected Contracts” means all Executory Contracts and Unexpired Leases on Schedule 6.1 as Executory Contracts or Unexpired Leases to be rejected on the Effective Date.

(gggg)            “Reorganized Debtor” or “Reorganized Debtors” means, individually, any Debtor and, collectively, all of the Debtors, in each case on and after the Effective Date.

(hhhh)            “Reorganized MFFB” means MFFB on and after the Effective Date.

(iiii)                            “Reorganized MFFC” means MFFC on and after the Effective Date.

(jjjj)                            “Reorganized MFOC” means MFOC on and after the Effective Date.

(kkkk)                “Reorganized Subsidiaries” means, collectively, the Subsidiary Debtors on and after the Effective Date.

(llll)                            “Restructuring” means the proposed restructuring through this Plan of the Debtors’ obligations under the Old Notes and the Debtors’ other obligations.

(mmmm)    “Restructuring Fees” refers to the aggregate amount of professional fees (but not reasonable charges and disbursements) incurred in connection with the Restructuring.

(nnnn)            “Restructuring Support Agreements” means the letter agreements, dated June 3, 2008, as amended by the letter agreements dated August 13, 2008, by and among Capricorn, MFFB, MFFC, and MFOC, on the one hand, and the members of the Noteholder Committee listed on the signature pages thereto, on the other hand.

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(oooo)                    “Retained Actions” means all claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtor’s Estate may hold against any Person, including, without limitation, (i) claims and Causes of Action brought prior to the Effective Date, (ii) claims and Causes of Action against any Persons for failure to pay for products or services provided or rendered by any of the Debtors, (iii) claims and Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, (iv) claims and Causes of Action seeking the recovery of any of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors’ or the Reorganized Debtors’ businesses, including, without limitation, claim overpayments and tax refunds, and (v) all Avoidance Actions; provided, however, that Retained Actions shall not include those claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, released under Section 11.3 herein.

(pppp)                    “Schedule 6.1” means the schedule to be provided in accordance with Section 6.1 of this Plan (the contents of which shall be acceptable to the Plan Proponents, each in their sole discretion), which shall contain a list of all Executory Contracts and Unexpired Leases to be rejected under this Plan.

(qqqq)                    “Section 510(b) Claims” means any claims against a Debtor that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from the recission of a purchase or sale of a security of a Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.  Any Claim against the Debtors that is described in section 510(b) of the Bankruptcy Code shall not receive a distribution under this Plan and shall be extinguished.

(rrrr)                                “Secured Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) that is secured by a valid, perfected and non-avoidable lien on collateral against any obligor or guarantor to such indebtedness (including any Lien on collateral) to the extent of the value of the holder of the Claim’s interest in such collateral as provided in section 506(a) of the Bankruptcy Code.

(ssss)                        “Secured Notes Claim” means the Secured Claims against the Debtors arising under the Old Notes and Old Notes Indenture, plus applicable fees, charges, costs and interest accrued but unpaid as of the Filing Date.

(tttt)                                “Secured Notes Deficiency Claim” means the portion, if any, of the Secured Notes Claim that exceeds the value of any Lien securing such indebtedness, including any Lien on collateral.  Solely for the purposes of this Plan and assuming Classes 3, 5 and 8A vote to accept this Plan, the Holders of the Secured Notes Deficiency Claim, if any, have agreed to waive such Claim.  In the event this Plan is not confirmed by the Bankruptcy Court, the Holders of the Secured Notes Deficiency Claim, if any, shall retain all rights to assert such Claims with respect to any other proposed plan or reorganization.

(uuuu)                    “Securities Act” means the Securities Act of 1933, as amended.

(vvvv)                    “SEC” means the United States Securities and Exchange Commission.

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(wwww)            “Stockholders Agreement” means the agreement described in Section 8.4 of this Plan.

(xxxx)                            “Subsidiary Debtors” means MFFC, Mrs. Fields Franchising, LLC, TCBY Systems, LLC, Mrs. Fields Gifts, Inc., The Mrs. Fields’ Brand, Inc., Mrs. Fields Cookies Australia, TCBY International, Inc., TCBY of Texas, Inc., PTF, LLC, PMF, LLC, GACCF, LLC, and GAMAN, LLC.

(yyyy)                    “Term Sheet” means the term sheet, dated June 2, 2008, as amended on July 11, 2008, and August 13, 2008, the form of which was annexed to the Restructuring Support Agreements as Exhibit A, setting forth the principal terms of the Restructuring, by and between MFOC, MFFB, and MFFC, on the one hand, and those Noteholders who are listed on the signature pages thereto, on the other hand.

(zzzz)                            “Unimpaired” means, with respect to a Class of Claims or Interests, any Class that is not Impaired.

(aaaaa)                  “Unsecured Claim” means any Claim other than an Other Secured Claim, a Secured Note Claim, an Administrative Expense Claim, a Priority Tax Claim, or a Priority Claim.

(bbbbb)             “Warrant” means that certain warrant to be issued to Capricorn, as the Holder of the MFOC Note, with such warrant entitling Capricorn to purchase an additional number of shares of the New Common Equity so that, after giving effect to the exercise of the Warrant, Capricorn would hold 30% of the outstanding New Common Equity.  The foregoing percentage is subject to dilution on the same basis as the New Common Equity to be issued to the Noteholders.  The Warrant will be exercisable in whole or in part, at any time or from time to time, for a period of 24 months, beginning on the Effective Date.  The aggregate exercise price of the Warrant is determined by first determining the sum of principal plus accrued and unpaid interest on the Old Notes through the Effective Date, less $140 million, divided by 18.875%, then divided by the aggregate number of shares of common stock initially issuable upon exercise of the Warrant (the “Initial Sum”).  Next, an implied rate of interest equal to 10.47% compounded semi-annually, will be applied to the Initial Sum and computed from the Effective Date through the date of exercise.  A form of warrant is annexed to this Plan as Exhibit 3, the terms of which are incorporated herein.

(ccccc)                  “Working Capital Facility” means that certain senior secured credit facility in an amount not to exceed $10 million to be entered into by certain of the Reorganized Debtors.

Section 1.2                                   Time.   Whenever the time for the occurrence or happening of an event as set forth in this Plan falls on a day which is a Saturday, Sunday, or legal holiday under the laws of the United States of America or the State of Delaware, then the time for the next occurrence or happening of said event shall be extended to the next day following which is not a Saturday, Sunday, or legal holiday.

ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

Section 2.1                                   Summary.  The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan.  This Plan is premised upon the substantive consolidation of the Debtors for Plan purposes only.  Accordingly, for

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Plan purposes, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity and any Intercompany Claims are eliminated.  A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.  The treatment with respect to each Class of Claims and Interests provided for in this Article II shall be in full and complete satisfaction, release, and discharge of such Claims and Interests.

The classification of Claims under this Plan is as follows:

Class	Designation	Impairment	Entitled to Vote
1	Other Secured Claims	Unimpaired	No
2	Priority Claims	Unimpaired	No
3	Secured Notes Claims	Impaired	Yes
4	General Unsecured Claims	Unimpaired	No
5	MFOC Note Claim	Impaired	Yes
6	Intercompany Claims	Impaired	No
7	Section 510(b) Claims	Impaired	No

The classification of Interests under this Plan is as follows:

Class	Designation	Impairment	Entitled to Vote
8A	MFOC Equity Interests	Impaired	Yes
8B	MFOC Subsidiary Interests	Unimpaired	No
8C	MFFB Subsidiary Interests	Unimpaired	No

Section 2.2                                   Deemed Acceptance of Plan.  Classes 1, 2, 4, 8B and 8C are Unimpaired under this Plan.  Accordingly, pursuant to section 1126(f) of the Bankruptcy Code, Classes 1, 2, 4, 8B and 8C are deemed to accept this Plan and are not entitled to vote to accept or reject this Plan.

Section 2.3                                   Deemed Rejection of Plan.  Classes 6 and 7 are Impaired under this Plan.  Accordingly, pursuant to section 1126(g) of the Bankruptcy Code, Classes 6 and 7 are deemed to reject this Plan and are not entitled to accept or reject this Plan.

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ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS

Section 3.1           Class 1 — Other Secured Claims.

(a)                                  Classification:  Class 1 consists of all Other Secured Claims.

(b)                                 Treatment:  The legal, equitable, and contractual rights of the Holders of Class 1 Other Secured Claims are unaltered by this Plan.  Unless the Holder of such Claim and the Plan Proponents agree to a different treatment, each Holder of an Allowed Class 1 Other Secured Claim shall receive, in full and final satisfaction of such Allowed Class 1 Other Secured Claim, one of the following alternative treatments:

1.                                       the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable, and contractual rights;

2.                                       the Debtors shall surrender all collateral securing such Claim to the Holder thereof, in full satisfaction of such Holder’s Allowed Class 1 Other Secured Claim, without representation or warranty by or recourse against the Debtors or Reorganized Debtors; or

3.                                       such Allowed Class 1 Other Secured Claim will be otherwise treated in a manner so that such Claim shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

The proposed treatment of each Class 1 Other Secured Claim shall be selected by the Plan Proponents.  Any default with respect to any Class 1 Other Secured Claim that occurred prior to the Effective Date shall be deemed cured upon the Effective Date.

(c)                                  Voting:  Class 1 is an Unimpaired Class, and the Holders of Allowed Class 1 Other Secured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 1 Other Secured Claims are not entitled to vote to accept or reject this Plan.

Section 3.2           Class 2 — Priority Claims.

(a)                                  Classification:  Class 2 consists of all Priority Claims.

(b)                                 Treatment:  The legal, equitable, and contractual rights of the Holders of Class 2 Priority Claims are unaltered by this Plan.  Unless the Holder of such Claim and the Plan Proponents agree to a different treatment, each Holder of an Allowed Class 2 Priority Claim shall receive, in full and final satisfaction of such Allowed Class 2 Priority Claim, one of the following alternative treatments:

1.                                       to the extent then due and owing on the Effective Date, such Allowed Class 2 Priority Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors on, or as soon as practical after, the Effective Date;

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2.                                       to the extent not due and owing on the Effective Date, such Allowed Class 2 Priority Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors when and as such Allowed Class 2 Priority Claim becomes due and owing in the ordinary course of business; or

3.                                       such Allowed Class 2 Priority Claim will be otherwise treated in a manner so that such Allowed Class 2 Priority Claim shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

The proposed treatment of each Class 2 Priority Claim shall be selected by the Plan Proponents.

(c)                                  Voting:  Class 2 is an Unimpaired Class, and the Holders of Class 2 Priority Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Class 2 Priority Claims are not entitled to vote to accept or reject this Plan.

Section 3.3           Class 3 — Secured Note Claims.

(a)                                  Classification:  Class 3 consists of all Secured Notes Claims.  The Secured Notes Claims are Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any person or entity.  The Secured Notes Claims are Allowed in an amount not less than $195,747,000 plus applicable fees, charges, costs, and interest accrued but unpaid as of the Filing Date.

(b)                                 Treatment:  On the Effective Date, in exchange for their Allowed Secured Notes Claims against each of the Debtors, Holders of Allowed Secured Notes Claims shall receive, on a Pro Rata basis, (i) the Noteholder Cash, (ii) the New Notes, and (iii) 87.5% of the New Common Equity issued and outstanding as of the Effective Date.  The Holders of Allowed Secured Notes Claims shall be deemed to waive their Secured Notes Deficiency Claim on the Effective Date.

(c)                                  Voting: Class 3 is Impaired.  Pursuant to section 1126 of the Bankruptcy Code, each Holder of Class 3 Allowed Secured Notes Claims is entitled to vote to accept or reject this Plan.

Section 3.4           Class 4 — General Unsecured Claims.

(a)                                  Classification: Class 4 consists of all General Unsecured Claims.

(b)                                 Treatment:  On the later of the Effective Date and the date on which such Claims are Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed General Unsecured Claim in Class 4 shall be paid in full and final satisfaction of such Holder’s Allowed General Unsecured Claim in Cash.  A General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim, or (ii) in accordance with the course of practice between the Debtors and such Holder with respect to such General Unsecured Claim

(c)                                  Voting:  Class 4 is an Unimpaired Class and the Holders of Class 4 General Unsecured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of

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the Bankruptcy Code.  Therefore, the Holders of Allowed Class 4 General Unsecured Claims are not entitled to vote to accept or reject this Plan.

Section 3.5           Class 5 — MFOC Note Claim.

(a)                                  Classification: Class 5 consists of the MFOC Note Claim.  The MFOC Note Claim is Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any person or entity.  The MFOC Note Claim is Allowed in an amount not less than $6,478,030 plus applicable fees, charges, costs and interest accrued but unpaid as of the Filing Date.

(b)                                 Treatment:  On the Effective Date, the Holder of the Allowed MFOC Note Claim in Class 5 shall receive, (i) 12.5% of the New Common Equity issued and outstanding as of the Effective Date, (ii) the Warrant, and (iii) $1.049 million in cash.

(c)                                  Voting:  Class 5 is Impaired.  Pursuant to section 1126 of the Bankruptcy Code, the Holder of the Class 5 MFOC Note Claim is entitled to vote to accept or reject this Plan.

Section 3.6                Class 6 — Intercompany Claims.

(a)                                  Classification: Class 6 consists of the Intercompany Claims.

(b)                                 Treatment:  The Intercompany Claims will be discharged on the Effective Date and the Holders of such Claims shall receive no recovery under this Plan.

(c)                                  Voting:  Class 6 is an Impaired Class and pursuant to section 1126(g) of the Bankruptcy Code, the Holders of the Class 6  Intercompany Claim are conclusively deemed to reject this Plan.

Section 3.7                Class 7 — Section 510(b) Claims.

(a)                                  Classification: Class 7 consists of the Section 510(b) Claims.

(b)                                 Treatment:  The Section 510(b) Claims shall be deemed canceled and extinguished and shall be discharged on the Effective Date and the Holders of such Claims shall receive no recovery under this Plan.

(c)                                  Voting:  Class 7 is an Impaired Class and pursuant to section 1126(g) of the Bankruptcy Code, the Holders of the Class 7 Section 510(b) Claims are conclusively deemed to reject this Plan.

Section 3.8                Classes 8A — 8C Interests.

(a)                                  Classification:  Class 8A consists of the MFOC Equity Interests, Class 8B consists of the MFOC Subsidiary Interests, and Class 8C consists of the MFFB Subsidiary Interests.

(b)                                 Treatment:  MFH, as the Holder of the MFOC Equity Interest in Class 8A, shall receive no recovery under this Plan other than the releases and injunctive relief described in Sections 11.3 and 11.6 of this Plan.  MFOC, as the Holder of the MFOC Subsidiary Interests in Class 8B, shall

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have such Interests reinstated on the Effective Date and remain the 100% parent company of MFFB.  MFFB, as the Holder of the MFFB Subsidiary Interests in Class 8C, shall have such Interests reinstated on the Effective Date and remain the 100% parent company of each of its subsidiaries who are Debtors.

(c)                                  Voting: Class 8A is an Impaired Class.  Pursuant to section 1126 of the Bankruptcy Code, the Holder of Class 8A MFOC Equity Interests is entitled to vote to accept or reject this Plan.  Classes 8B and 8C are Unimpaired Classes and the Holders of Class 8B MFOC Subsidiary Interests and 8C MFFB Subsidiary Interests are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Class 8B MFOC Subsidiary Interests and Class 8C MFFB Subsidiary Interests are not entitled to vote to accept or reject this Plan.

Section 3.9                Special Provision Governing Unimpaired Claims.  Except as otherwise provided in this Plan, nothing under this Plan is intended to or shall affect the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Claim that is Unimpaired under this Plan, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupment against or counter-claims with respect to such Unimpaired Claims.

ARTICLE IV
TREATMENT OF UNCLASSIFIED CLAIMS

Section 4.1                Summary.  Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under, this Plan.  Holders of such Claims are not entitled to vote on this Plan.  All such Claims are instead treated separately in accordance with this Article IV and in accordance with the requirements set forth in section 1129(a)(9) of the Bankruptcy Code.

Section 4.2                Administrative Expense Claims.

(a)                                  Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the latest of (i) on, or as soon as reasonably practical after, the Effective Date, (ii) as soon as practicable after the date on which such Claim becomes an Allowed Administrative Expense Claim, (iii) upon such other terms as may be agreed upon by such Holder and the Noteholder Committee or the Reorganized Debtors, or (iv) as otherwise ordered by the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing obligations incurred by the Debtors in the ordinary course of business, or otherwise assumed by the Debtors on the Effective Date pursuant to this Plan, including any tax obligations arising after the Filing Date, will be paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements or non-bankruptcy law governing such obligations.

(b)                                 Except as otherwise provided in this Plan, any Person asserting an Administrative Expense Claim, other than an Administrative Expense Claim (i) arising from the operation by the Debtors of their business in the ordinary course of business, or (ii) to the extent permitted by law, with respect to the fees and expenses of the Noteholder Committee and its professionals, and the fees and expenses of the Old Notes Trustee and its counsel, shall file a request

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for payment of such Administrative Expense Claim with the clerk of the Bankruptcy Court within thirty days after the occurrence of the Effective Date.  At the same time any Person files a request for payment of an Administrative Expense Claim, such Person shall also serve a copy of the request for payment of an Administrative Expense Claim upon counsel for the Reorganized Debtors.  Any Person who fails to timely file and serve a request for payment of such Administrative Expense Claim shall be forever barred from seeking payment of such Administrative Expense Claim by the Debtors, the Estates, or the Reorganized Debtors.

(c)                                  Any Person seeking an award by the Bankruptcy Court of Professional Compensation shall file a final application with the Bankruptcy Court for allowance of Professional Compensation for services rendered and reimbursement of expenses incurred through the Effective Date within thirty days after the occurrence of the Effective Date.

Section 4.3                Priority Tax Claims.  With respect to any Allowed Priority Tax Claims not paid pursuant to prior Bankruptcy Court order, except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim will receive, at the option of the Plan Proponents, (i) on the Effective Date, Cash in an amount equal to such Allowed Priority Tax Claim, or (ii) commencing on the first anniversary of the Effective Date and continuing on each anniversary thereafter over a period not exceeding five years after the Filing Date, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under non-bankruptcy law, subject to the option of the Plan Proponents, to prepay the entire remaining amount of the Allowed Priority Tax Claim at any time, or (iii) upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.  All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business as such obligations become due.

ARTICLE V
ACCEPTANCE OR REJECTION OF THIS PLAN

Section 5.1                Voting Classes.  Each Holder of an Allowed Claim or Interest, as applicable, in Classes 3, 5, and 8A shall be entitled to vote to accept or reject this Plan.

Section 5.2                Acceptance by Voting Classes.   Holders of Allowed Claims or Interests in Classes 3, 5, and 8A shall have accepted this Plan if (i) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount and one-half in number of the Allowed Claims actually voting in Classes 3 and 5 have voted to accept this Plan, and (ii) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in Class 8A have voted to accept this Plan.

Section 5.3                Presumed Acceptance of Plan.  Classes 1, 2, 4, 8B and 8C are Unimpaired under this Plan, and are therefore presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

Section 5.4                Presumed Rejection of Plan.  Classes 6 and 7 are Impaired under this Plan, and are therefore presumed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.

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Section 5.5                Non-Consensual Confirmation. To the extent that any of Classes 3, 5 and 8A vote to reject this Plan, the Plan Proponents reserve the right to seek (i) Confirmation of this Plan under section 1129(b) of the Bankruptcy Code, and/or (ii) modify this Plan in accordance with Section 14.1 hereof.

ARTICLE VI
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.1                Assumption and Rejection of Executory Contracts and Unexpired Leases.  On the Effective Date, all Executory Contracts or Unexpired Leases of any of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that (i) have been previously assumed or rejected by any Debtor (with the consent of the Noteholder Committee) pursuant to an order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms, (iii) are the subject of a motion to assume or reject filed by any Debtor (with the consent of the Noteholder Committee) which is pending on the Effective Date, (iv) are identified as being Rejected Contracts on Schedule 6.1 to the Plan, or (v) are assumed or rejected pursuant to the terms of the Plan.  An Executory Contract or Unexpired Lease that is deemed to be assumed pursuant to the foregoing sentence shall be referred to as an “Assumed Contract.”  The Plan Proponents shall file Schedule 6.1 (the contents of which shall be acceptable to the Plan Proponents each in their sole discretion) with the Bankruptcy Court and serve Schedule 6.1 on the non-Debtor parties under the agreements listed thereon no later than ten days prior to the last date for filing objections to confirmation of the Plan, provided, however, that the Plan Proponents may amend Schedule 6.1 at any time prior to the Confirmation Hearing.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute findings by the Bankruptcy Court (1) approving the rejection of the Rejected Contracts and (2) with respect to the Assumed Contracts, that (i) the Reorganized Debtors had properly provided for the cure of any defaults that might have existed, (ii) each assumption was in the best interest of the Reorganized Debtors, their Estates, and all parties in interest in the Chapter 11 Cases and (iii) the requirements for assumption of any executory contract or unexpired lease to be assumed had been satisfied. Except as otherwise provided in the following sentence, all cure payments under any Assumed Contract would be made by the Reorganized Debtors on the Effective Date or as soon as practicable thereafter, provided, however, that any Claim arising on account of Cure Amounts shall be deemed to have been waived by any Non-Debtor Affiliate who is party to an Assumed Contract.  In the event of a dispute, cure payments required by section 365(b)(1) of the Bankruptcy Code shall be paid upon entry of a Final Order resolving such dispute.  Each Executory Contract or Unexpired Lease that is assumed by any Debtor (with the consent of the Noteholder Committee) under the Plan and pursuant to the Confirmation Order or pursuant to any other Final Order entered by the Bankruptcy Court shall be deemed to be assigned to the Reorganized Debtors on the later of (i) the Effective Date or (ii) the date of assumption.

All of the Debtors’ programs, plans, agreements and arrangements relating to non-executive employee compensation and benefits, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance plans, incentive plans, and life, accidental death and dismemberment insurance plans, entered into before the Filing Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under this Section 6.1 of the Plan, and the Debtors’ and Reorganized Debtors’ obligations under such programs, plans, agreements

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and arrangements will survive confirmation of the Plan and will be fulfilled in the ordinary course of business.

Section 6.2                Rejection Damages Claims.  All proofs of claim with respect to Claims arising from the rejection pursuant to this Plan of the Rejected Contracts, if any, must be filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty days of the occurrence of the Effective Date.  Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 4 General Unsecured Claim, as applicable; provided, however, that any Claim arising from a Rejected Contract shall be deemed to have been waived by any Non-Debtor Affiliate who is party to such a Rejected Contract.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates, or property of the Debtors or Reorganized Debtors.

Section 6.3                Employment Agreements.   Except as otherwise provided in this Plan, to the extent the Debtors had employment agreements with any of their executives and key employees as of the Filing Date, the Plan Proponents will disclose on Schedule 6.1 whether they intend to reject such contracts.  Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights, including, without limitation, any rights that they may have to amend, modify, or terminate, the employment agreements assumed pursuant to this article, subject to the existing contractual rights, if any, of the directors, officers or employees affected thereby.  All employment agreements assumed pursuant to this Section 6.3 of this Plan shall be deemed modified such that transactions contemplated by this Plan shall not be a “change in control” as defined in the relevant employment agreements.  Any Holder of a Claim arising from the rejection of an employment agreement must file a proof of claim with the Bankruptcy Court within thirty days of the deemed rejection.  Any Claims arising from the rejection of an employment agreement not filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or property of the Debtors or Reorganized Debtors.

Section 6.4                Management Incentive Plan.  The Board of Directors of Reorganized MFOC shall have the authority to establish a Management Incentive Plan that shall be acceptable to the Noteholder Committee, as soon as practicable after the Effective Date, to provide designated members of senior management of the Reorganized Debtors with warrants and/or options for up to 10% of the equity of Reorganized MFOC, on a fully diluted basis, being reserved for issuance to senior management at the same strike price as the Warrant.  The Management Incentive Plan will contain terms and conditions that shall be determined by the Board of Directors of Reorganized MFOC.

ARTICLE VII
MEANS FOR IMPLEMENTATION OF PLAN

Section 7.1                Continued Legal Existence.  Except as otherwise provided in this Plan, each of the Debtors will continue to exist after the Effective Date as a separate legal entity, with all the powers of such an entity (whether a corporation, limited liability company or other entity, as appropriate) under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate or articles of incorporation and by-laws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate or

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articles of incorporation and by-laws or other organizational documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

Section 7.2                Sources of Cash for Distribution.  All Cash necessary for the Reorganized Debtors to make payments required by this Plan shall be obtained from existing Cash balances, the Net Cash Proceeds held by the Old Notes Trustee, the operations of the Debtors or Reorganized Debtors or the Working Capital Facility.

Section 7.3                Reinstatement of Interests.  There shall be no reinstatement or other recovery for the Interests held directly by MFH in MFOC in accordance with the terms of the Plan.  The MFOC Subsidiary Interests held directly by MFOC and the MFFB Subsidiary Interests held by MFFB or its Subsidiary Debtors shall be reinstated in accordance with the terms of the Plan.

Section 7.4                Cancellation of Existing Securities and Agreements/Discharge of Old Notes Trustee.  Except as set forth in the Plan, upon the Effective Date, the Existing Securities shall be cancelled and the holders thereof shall have no further rights or entitlements in respect thereof against the Debtors or Non-Debtor Affiliates except the rights to receive the distributions to be made to such holders under the Plan and all Liens against Non-Debtor Affiliates shall be automatically released.  To the extent possible, distributions to be made under the Plan to the beneficial owners of the Old Notes shall be made through The Depository Trust Company (“DTC”) and its participants.  The Confirmation Order shall authorize and direct the Old Notes Trustee to take whatever action may be necessary or appropriate, in its reasonable discretion, to deliver the distributions, including, without limitation, obtaining an order of the Bankruptcy Court.  On the Effective Date, the Old Notes Trustee and its agents shall be discharged of all its obligations associated with (i) the Old Notes, (ii) the Old Notes Indenture, and (iii) any related documents, and released from all Claims arising in the Bankruptcy Cases.  As of the Effective Date, the Indenture shall be deemed fully satisfied and cancelled, except that such cancellation shall not impair the rights of the Holders of the Old Notes to receive distributions under the Plan, or the rights of the Old Notes Trustee under the Indenture Trustee Charging Lien, to the extent that the Old Notes Trustee has not received payment as provided for in Section 7.5 of the Plan.  On the Effective Date, all Liens in favor of the Old Notes Trustee for the benefit of the holders of the Old Notes or otherwise arising under the Old Notes Indenture shall be deemed released.

Section 7.5                Old Notes Trustee and Noteholder Committee Expenses.  To the extent permitted by law, all outstanding fees and expenses of (i) the Old Notes Trustee and its counsel and (ii) the Noteholder Committee and its professionals shall be paid in Cash on the Effective Date by the Debtors or Reorganized Debtors as an Administrative Expense Claim, without the need for application to, or approval of, the Bankruptcy Court.  To the extent that the Old Notes Trustee in its capacity as trustee under the Indenture provides services related to the Distributions pursuant to this Plan, the Old Notes Trustee will be paid by the Reorganized Debtors, without Bankruptcy Court approval, the reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection therewith, with such payments to be made on terms agreed to between the Old Notes Trustee and the Reorganized Debtors.

Section 7.6                Deferred Blackstone Fee.  The Reorganized Debtors will pay not later than December 31, 2008 or earlier, should there be available net proceeds from the sale of TCBY, if sold, or any of the NexCen Shares, the remainder of the fees and expenses payable to Blackstone for

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its financial advisory work for the Debtors.  The Debtors estimate that the amount of such fees and expenses to be so paid will be approximately $1.0 million.

Section 7.7                Corporate Action.  Each of the matters provided for under this Plan involving the corporate structure of any Debtor or Reorganized Debtor or any corporate action to be taken by or required of any Debtor or Reorganized Debtor, including, without limitation, the adoption of the certificates of incorporation and bylaws of each of the Reorganized Debtors as provided for in Section 8.1 of this Plan, shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, creditors, directors, or managers of any of the Debtors or the Reorganized Debtors.

Section 7.8                Preservation of Causes of Action.  In accordance with section 1123(b)(3) of the Bankruptcy Code the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions.  After the Effective Date, the Reorganized Debtors, in their sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtors or any successors, in the exercise of their sole discretion, may pursue such Retained Actions so long as it is in the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any claim, right of action, suit, proceeding or other Retained Action in this Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors or the Reorganized Debtors of such claim, right of action, suit, proceeding or other Retained Action, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits, proceedings and other Retained Actions in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches will apply to such claim, right of action, suit, proceeding, or other Retained Action upon or after the confirmation or consummation of this Plan.

Section 7.9                Effectuating Documents; Further Transactions.  Each of the Debtors (subject to the consent of the Noteholder Committee) and Reorganized Debtors, and their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan, or to otherwise comply with applicable law.

Section 7.10         Exemption From Certain Transfer Taxes and Recording Fees.  Pursuant to section 1146(a) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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Section 7.11                            Further Authorization.  The Reorganized Debtors shall be entitled to seek such orders, judgments, injunctions, and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of this Plan.

ARTICLE VIII
PROVISIONS REGARDING CORPORATE GOVERNANCE OF REORGANIZED DEBTORS

Section 8.1                                   Certificates of Incorporation and By-Laws.  The organizational documents of each Reorganized Debtor  shall be amended to conform with the requirements of section 1123(a)(6) of the Bankruptcy Code.

Section 8.2                                   Directors and Officers of Reorganized Debtors.

(a)                Directors.  Pursuant to the Term Sheet, the initial Board of Directors of Reorganized MFOC shall consist of seven directors, four of whom shall be designated by the Noteholder Committee, and two of whom shall be designated jointly by Capricorn.  The chief executive officer of Reorganized MFOC shall be the seventh director.  The identities of the members of the initial Board of Directors to be designated by the Noteholder Committee and the identity of the chief executive officer have not been determined as of the date of this Plan and shall be disclosed in the Plan Supplement.  The members of the initial Board of Directors to be designated by Capricorn are expected to be Don K. Rice and John D. Collins, each of whom is currently a director of MFFB, though it is possible that either or both of them may decline to be so designated prior to the Effective Date.  The members of the initial Boards of Directors or equivalent governing bodies for the Reorganized Subsidiaries shall be selected by the initial Board of Directors for Reorganized MFOC and shall consist of officers or directors of the Reorganized Debtors.  To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed prior to the Confirmation Hearing.   Each of the Persons on the initial Boards of Directors of the respective Reorganized Debtors shall serve in accordance with the certificates of incorporation and bylaws of the respective Reorganized Debtor, as the same may be amended from time to time.

(b)               Officers.  The identities of the initial officers of the Reorganized Debtors have not been determined as of the date hereof and shall be disclosed in the Plan Supplement.  To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed at such time.  The initial officers shall serve in accordance with the certificates of incorporation and bylaws of the applicable Reorganized Debtor, as the same may be amended from time to time.

Section 8.3                                   Issuance of New Securities

(a)                New Common Equity.  On the Effective Date, Reorganized MFOC shall issue shares of New Common Equity pursuant to the Plan.  The certificate of incorporation and by-laws for Reorganized MFOC, forms of which are annexed hereto as Exhibits 1 and 2 and are described in Appendix I to the Disclosure Statement, sets forth the rights of the New Common Equity.  The New Common Equity shall be issued subject to the Stockholders Agreement, a form of which is annexed hereto as Exhibit 5 and described in Appendix III to the Disclosure Statement.

(b)               Warrant.  On the Effective Date, Reorganized MFOC shall (i) issue the Warrant, a substantially similar form of which is annexed hereto as Exhibit 3 and described in Appendix IV to

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the Disclosure Statement, and (ii) have authorized the issuance of New Common Equity issuable under the Warrant.

(c)                New Notes.   On the Effective Date, Reorganized MFFB and Reorganized MFFC, as co-issuers, shall issue $50 million in principal amount of New Notes (as described in Section 1.1, subject to an increase by the amount by which the Noteholder Cash is less than $90 million), which New Notes incorporate the terms and conditions set forth in the New Notes Indenture annexed hereto as Exhibit 4 and described in Appendix II to the Disclosure Statement.  The “issue price” and “yield to maturity” of a New Note for U.S. federal income tax purposes shall be determined by the co-issuers and shall be binding on all holders and persons holding beneficial interests in the New Notes.

Section 8.4                                   Stockholders Agreement. All holders of New Common Equity and Warrant will be subject to the Stockholders Agreement which will, among other things, govern each holder of New Common Equity’s and Warrant’s access to information with respect to the Reorganized Debtors and the ability to transfer such holder’s New Common Equity and Warrant.  Each certificate representing share(s) of New Common Equity or Warrant shall bear a legend indicating that the New Common Equity and Warrant are subject to the Stockholders Agreement.  The Stockholders Agreement, a form of which is annexed hereto as Exhibit 5 and described in Appendix III to the Disclosure Statement, will be effective as of the Effective Date.

ARTICLE IX
DISTRIBUTIONS UNDER THE PLAN

Section 9.1                                   Disbursing Agent.  Unless otherwise provided for herein, all Distributions under this Plan shall be made by the Reorganized Debtors or their agent.  Notwithstanding the foregoing, all Distributions to the Holders of Allowed Secured Notes Claims shall be made by the applicable Reorganized Debtor to such Holders through the Old Notes Trustee.

Section 9.2                                   Distributions of Cash.  Any Distribution of Cash made by the Reorganized Debtors pursuant to this Plan shall, at the Reorganized Debtor’s option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

Section 9.3                                   Time Bar to Cash Payments. Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Debtors or Reorganized Debtors by the holder of the Allowed Claim to whom such check was originally issued. Any Claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the date on which such Distribution or payment was made and (b) one hundred and eighty days after the date of the issuance of such check. If no Claim is made as provided in the preceding sentence, all Claims in respect of void checks shall be discharged and forever barred and such unclaimed Distributions shall revert to the Debtors or Reorganized Debtors.

Section 9.4                                   No Interest on Claims or Interests.  Unless otherwise specifically provided for in this Plan, the Confirmation Order, or a postpetition agreement in writing between the Debtors and a Holder, postpetition interest shall not accrue or be paid on Claims, and no Holder shall be entitled to interest accruing on or after the Filing Date on any Claim; provided, however, that in accordance with the Term Sheet, the Old Notes and MFOC Note shall accrue interest through the Effective Date.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on

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any Disputed Claim in respect of the period from the Effective Date to the date a Final Distribution is made when and if such Disputed Claim becomes an Allowed Claim.

Section 9.5                                   Delivery of Distributions.  The Distribution to a Holder of an Allowed Claim shall be made by the Reorganized Debtors (i) at the last known address of such Holder according to the Debtors’ books and records; (ii) at the address set forth on any proof of Claim filed by such Holder or at the address set forth in any written notices of address change delivered to the Debtors or Reorganized Debtors after the date of any related proof of Claim, or (iii) in the case of Secured Notes Claims, to the Old Notes Trustee for ultimate distribution to the Holders of such Secured Notes Claims.  If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest.  All Distributions returned to the Reorganized Debtors and not claimed within six months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.  Upon such reversion, the claim of any Holder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

Section 9.6                                   Distributions to Holders as of the Distribution Record Date.  All Distributions on Allowed Claims, except for distributions to Holders of Secured Notes Claims, shall be made to the Record Holders of such Claims.  As of the close of business on the Distribution Record Date, there shall be no further changes in the Record Holder of any Claim.  The Reorganized Debtors shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Record Date.  The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under this Plan with the Record Holders as of the Distribution Record Date.  In the case of Secured Notes Claims, the distribution will be made to the Old Notes Trustee for ultimate distribution to the Holders of such Secured Notes Claims.

Section 9.7                                   Fractional Securities; Fractional Dollars.  Any other provision of this Plan notwithstanding, payments of fractions of shares of New Common Equity will not be made and shall be deemed to be zero.  Any other provision of this Plan notwithstanding, the Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars.  Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

Section 9.8                                   Withholding Taxes.  The Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under this Plan shall be subject to any such withholding and reporting requirements.

ARTICLE X
PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS

Section 10.1                            Objections to Claims.  The Reorganized Debtors shall be entitled to object to Claims, provided, however, that the Debtors and Reorganized Debtors shall not be entitled to object to Claims (i) that have been Allowed by a Final Order entered by the Bankruptcy Court prior to the Effective Date or (ii) that are Allowed by the express terms of this Plan.  Any objections to Claims must be filed by the Claims Objection Deadline.

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Section 10.2         Estimation of Claims.  The Plan Proponents or the Reorganized Debtors, as the case may be, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502 of the Bankruptcy Code regardless of whether the Plan Proponents or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

Section 10.3         Resolution of Claims Objections.  On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court.

Section 10.4         Distributions After Allowance.  On the first Distribution Date after a Disputed General Unsecured Claim becomes an Allowed General Unsecured Claim, the Holder of an Allowed General Unsecured Claim shall receive the Distribution to which such Holder is then entitled plus any Distribution such Holder would have received on a prior Distribution Date had such Holder’s Claim been Allowed on such prior Distribution Date; provided, however, if the date such General Unsecured Claim becomes entitled to a Distribution is less than twenty Business Days prior to the next Distribution Date, the Distribution with respect to such Claim will be made on the first Distribution Date that occurs more than twenty Business Days after the Claim becomes entitled to a Distribution.  All Distributions made under this article of this Plan will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.

ARTICLE XI
EFFECT OF PLAN ON CLAIMS AND INTERESTS

Section 11.1         Revesting of Assets.  Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in the Reorganized Debtors, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders, except as specifically provided in this Plan.  As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.

Section 11.2         Release and Discharge of the Debtors.  Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the Distributions and rights that are provided in this Plan shall be deemed to and hereby unconditionally and irrevocably release and discharge the Debtors, the Reorganized Debtors or their Estates from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under this Plan, Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under this Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or

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thereafter arising, in law, equity or otherwise that relates to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date.

Section 11.3         Releases.

(a)           Debtor Releases.  On the Effective Date, and to the greatest extent permissible by law, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors, on behalf of themselves and their Estates shall be deemed to and hereby unconditionally and irrevocably release, waive and discharge all of the Debtors’ respective officers serving on the Effective Date, current and former directors, legal and financial advisors, and other representatives of the Debtors, in each case in their capacity as such, the Non-Debtor Affiliates, including the Holder of the MFOC Equity Interests as of the Filing Date, the shareholders of the Non-Debtor Affiliates, in their capacity as such, the current and former members of the Noteholder Committee including their legal and financial advisors, in each case in their capacity as such, and the Old Notes Trustee, including its legal and financial advisors, in each case in their capacity as such (collectively, the “Debtor Released Parties”), from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under this Plan, Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under this Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that relates to any pre-Filing Date act, omission, transaction, event or other occurrence, in any way relating to the Debtors, the Reorganized Debtors, the Bankruptcy Cases, the Plan, or the Disclosure Statement, except that no Debtor Released Party shall be released from any act or omission that constitutes willful misconduct or fraud.

(b)           Non-Debtor Affiliate Releases.  On the Effective Date, and to the greatest extent permissible by law, for good and valuable consideration, the adequacy of which is hereby confirmed, the Non-Debtor Affiliates, including the Holder of the MFOC Equity Interests as of the Filing Date, and the shareholders of the Non-Debtor Affiliates, in their capacity as such, shall be deemed to and hereby unconditionally and irrevocably release, waive and discharge the Debtors, and each of its and their Estates, Reorganized Debtors, all of the Debtors’ respective officers serving on the Effective Date, current and former directors, legal and financial advisors, and other representatives of the Debtors, in each case in their capacity as such, the current and former members of the Noteholder Committee including their legal and financial advisors, in each case in their capacity as such, and the Old Notes Trustee, including its legal and financial advisors, in each case in their capacity as such (collectively, the “Non-Debtor Affiliate Released Parties”), from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under this Plan, Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under this Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that relates to any pre-Filing Date act, omission, transaction, event or other occurrence, in any way relating to the Debtors, the Reorganized Debtors, the Bankruptcy Cases, the Plan, or the Disclosure Statement, except that no Non-Debtor Affiliate Released Party shall be released from any act or omission that constitutes willful misconduct or fraud.

(c)           Noteholder Committee and Old Notes Trustee Releases.  On the Effective Date, and to the greatest extent permissible by law, for good and valuable consideration, the adequacy of which is hereby confirmed, the current and former members of the Noteholder Committee, in their

25

capacity as such, and the Old Notes Trustee, in its capacity as such, shall be deemed to and hereby unconditionally and irrevocably release, waive and discharge the Debtors, and each of its and their Estates, Reorganized Debtors, all of the Debtors’ respective officers serving on the Effective Date, current and former directors, legal and financial advisors, and other representatives of the Debtors, in each case in their capacity as such, and the Non-Debtor Affiliates, including the Holder of the MFOC Equity Interests as of the Filing Date, and the shareholders of the Non-Debtor Affiliates, in their capacity as such, (collectively, the “Noteholder Committee Released Parties”), from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under this Plan, Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under this Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that relates to any pre-Filing Date act, omission, transaction, event or other occurrence, in any way relating to the Debtors, the Reorganized Debtors, the Bankruptcy Cases, the Plan, or the Disclosure Statement, except that no Noteholder Committee Released Party shall be released from any act or omission that constitutes willful misconduct or fraud.

(d)           Holder of Old Notes Releases.  On the Effective Date, and to the greatest extent permissible by law, for good and valuable consideration, the adequacy of which is hereby confirmed, the Holders of Old Notes, in their capacity as such, shall be deemed to and hereby unconditionally and irrevocably release, waive and discharge the Debtors, and each of its and their Estates, Reorganized Debtors, all of the Debtors’ respective officers serving on the Effective Date, current and former directors, legal and financial advisors, and other representatives of the Debtors, in each case in their capacity as such, and the current and former members of the Noteholder Committee including their legal and financial advisors, in each case in their capacity as such, and the Non-Debtor Affiliates, including the Holder of the MFOC Equity Interests as of the Filing Date, and the shareholders of the Non-Debtor Affiliates, in their capacity as such, and the Old Notes Trustee, including its legal and financial advisors, in each case in their capacity as such (collectively, the “Old Notes Released Parties”), from any and all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce obligations under this Plan, Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under this Plan), known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that relates to any pre-Filing Date act, omission, transaction, event or other occurrence, in any way relating to the Debtors, the Reorganized Debtors, the Bankruptcy Cases, the Plan, or the Disclosure Statement, except that no Old Notes Released Party shall be released from any act or omission that constitutes willful misconduct or fraud.

Section 11.4         Setoffs.  The Debtors may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

Section 11.5         Exculpation and Limitation of Liability.  The Debtors, the Reorganized Debtors, the Noteholder Committee, the current and former members of the Noteholder Committee in their capacities as such, the Old Notes Trustee, in its capacity as such, and any of such parties’ respective current and/or post-Filing Date and pre-Effective Date members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and

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any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to any Holder of any Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Bankruptcy Cases, the negotiation, solicitation, and filing of this Plan, the filing of the Bankruptcy Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct or fraud, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

Section 11.6         Injunction.  Except as otherwise expressly provided herein or in the Confirmation Order, all Persons or entities who have held, hold, or may hold Claims against or Interests in the Debtors are permanently enjoined, from and after the Effective Date, from: (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Interest against any of the Reorganized Debtors or the Non-Debtor Affiliates on account of such Claims or Interests; (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against any Reorganized Debtor or Non-Debtor Affiliate with respect to such Claim or Interest; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against any Reorganized Debtor or Non-Debtor Affiliate or against the property or interests in property of any Reorganized Debtor or Non-Debtor Affiliate with respect to such Claim or Interest; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation owed to any Reorganized Debtor or Non-Debtor Affiliate or against the property or interest in property of any Reorganized Debtor or Non-Debtor Affiliate with respect to such Claim or Interest, provided, however, that nothing contained herein shall limit a Person’s ability to assert a valid defense to any Cause of Action, or limit a Person’s ability to exercise its valid setoff or recoupment rights with respect to such Person’s  post-Filing Date claims against  the Debtors or Reorganized Debtors and post-Filing Date debts owed to the Debtors or Reorganized Debtors; and (v) pursuing any claim released pursuant to this Article XI of this Plan.

Section 11.7 Effect of Effective Date.

(a)           Binding Effect.  On the Effective Date, the provisions of this Plan shall be binding on the Debtors, the Estates, all Holders of Claims against or Interests in the Debtors, and all other parties in interest whether or not such Holders are Impaired and whether or not such Holders have accepted this Plan.

(b)           Effect of Effective Date on Automatic Stay.  Except as provided otherwise in this Plan, from and after the Effective Date, the automatic stay of section 362(a) of the Bankruptcy Code shall terminate.

(c)           Filing of Reports.  The Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, U.S. Trustee guidelines, and the rules and orders of the Bankruptcy Court.

(d)           Post-Effective Date Retention of Professionals.  Upon the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay professionals in the ordinary course of business.

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ARTICLE XII
CONDITIONS PRECEDENT

Section 12.1         Conditions to Confirmation.  (a)      The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Section 12.3 of this Plan:

(b)           This Plan and Disclosure Statement shall be filed on the Filing Date;

(c)           On the Filing Date (or as soon as practicable, but not later than one week, thereafter), the Debtors shall file any other pleadings necessary to effectuate the confirmation of this Plan on an expedited and efficient basis;

(d)           The combined hearing seeking approval of the Disclosure Statement and confirmation of the Plan shall have occurred within thirty-five days of the Filing Date;

(e)           The Disclosure Statement and Plan, including any exhibits, appendices and related documents, that are not inconsistent with the terms set forth herein and acceptable to the Noteholder Committee, in its sole discretion, shall have been approved by a final, non-appealable order of the Bankruptcy Court, in form and substance acceptable to the Noteholder Committee, within forty-five days of the Filing Date;

(f)            The Effective Date shall have occurred within sixty days of the Filing Date;

(g)           One or more of the Bankruptcy Cases shall not have been converted to a case under Chapter 7 of the Bankruptcy Code, unless such conversion is made with the prior written consent of the Noteholder Committee, which consent shall be provided or withheld in the Noteholder Committee’s sole discretion;

(h)           There shall not have been the appointment of a trustee, receiver or examiner with expanded powers in one or more of the Bankruptcy Cases unless such appointment is made with the prior written consent of the Noteholder Committee, which consent shall be provided or withheld in the Noteholder Committee’s sole discretion; and

(i)            The Debtors shall not have submitted any amendment, modification or filing seeking to amend or modify this Plan, Disclosure Statement or any documents related to the foregoing, including motions, notices, exhibits, appendices and orders, in any manner not acceptable to the Noteholder Committee, in its sole discretion.

Section 12.2         Conditions to the Effective Date.  The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 12.3 of this Plan:

(a)           The Confirmation Order in form and substance acceptable to the Plan Proponents each in their sole discretion shall have become a Final Order and shall not have been vacated or modified;

(b)           It shall be no later than sixty days from the Filing Date;

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(c)           The Debtors shall not have experienced a material adverse effect (as defined in the Term Sheet) prior to the Effective Date and the holders of a majority of the Old Notes held by the members of the Noteholder Committee shall not have invoked such condition;

(d)           All documents and agreements to be executed on the Effective Date or otherwise necessary to implement this Plan shall be effective on the Effective Date;

(e)           The Debtors shall have received any authorization, consent, regulatory approval, ruling, letter, opinion, or document that may be necessary to implement this Plan or that is required by law, regulation, or order; and

(f)            The New Common Equity, Warrant, and New Notes shall have been issued in accordance with this Plan.

Section 12.3         Waiver of Conditions to Confirmation or Consummation.  The conditions set forth in Section 12.1 and Section 12.2 of this Plan may be waived, in whole or in part, by the Noteholder Committee without any notice to any other parties in interest or the Bankruptcy Court and without a hearing, other than the notice that shall be provided to the Debtors; provided, however, the conditions to the Effective Date in Section 12.2(a), 12.2(e) and 12.2(f) of this Plan may only be waived, in whole or in part, by consent of both Plan Proponents, each in their sole discretion.  The failure of the Noteholder Committee or, as applicable, the Plan Proponents, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time prior to the Confirmation Date for the conditions set forth in Section 12.1 or the Effective Date for the conditions set forth in Section 12.2.

Section 12.4         Effect of Non-Occurrence of the Effective Date.  If the Effective Date shall not occur notwithstanding Section 12.3, this Plan shall be null and void and nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims against or Interests in a Debtor; (b) prejudice in any manner the rights of the Debtors, including without limitation, the right to seek a further extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code; or (c) constitute an admission, acknowledgement, offer or undertaking by the Debtors.

ARTICLE XIII
RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT

Section 13.1         Retention of Jurisdiction.  Subsequent to the Effective Date, the Bankruptcy Court shall have or retain jurisdiction for the following purposes:

(a)           To adjudicate objections concerning the allowance, priority or classification of Claims or Interests and any subordination thereof, and to establish a date or dates by which objections to Claims must be filed to the extent not established herein;

(b)           To liquidate the amount of any Disputed, contingent or unliquidated Claim, to estimate the amount of any Disputed, contingent or unliquidated Claim, and to establish the amount of any reserve required to be withheld from any Distribution under this Plan.

(c)           To resolve all matters related to the rejection, and assumption and/or assignment of any Executory Contract or Unexpired Lease of the Debtors;

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(d)           To hear and rule upon all Retained Actions, Avoidance Actions and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors;

(e)           To hear and rule upon all applications for Professional Compensation;

(f)            To remedy any defect or omission or reconcile any inconsistency in this Plan, as may be necessary to carry out the intent and purpose of this Plan;

(g)           To construe or interpret any provisions in this Plan and to issue such orders as may be necessary for the implementation, execution and consummation of this Plan, to the extent authorized by the Bankruptcy Code;

(h)           To adjudicate controversies arising out of the administration of the Estates or the implementation of this Plan;

(i)            To make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of this Plan, including the Distribution of funds from the Estates and the payment of Claims;

(j)            To determine any suit or proceeding brought by the Debtors and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;

(k)           To hear and determine any tax disputes concerning the Debtors and to determine and declare any tax effects under this Plan;

(l)            To determine such other matters as may be provided for in this Plan or the Confirmation Order or as may be authorized by or under the provisions of the Bankruptcy Code;

(m)          To determine any controversies, actions or disputes that may arise under the provisions of this Plan, or the rights, duties or obligations of any Person under the provisions of this Plan; and

(n)           To enter a final decree.

Section 13.2         Alternative Jurisdiction.  In the event that the Bankruptcy Court is found to lack jurisdiction to resolve any matter, then the District Court shall hear and determine such matter.  If the District Court does not have jurisdiction, then the matter may be brought before any court having jurisdiction with regard thereto.

Section 13.3         Final Decree.  The Bankruptcy Court may, upon application of the Reorganized Debtors, at any time on or after one hundred twenty days after the Initial Distribution Date, enter a final decree in these cases, notwithstanding the fact that additional funds may eventually be distributed to parties in interest.  In such event, the Bankruptcy Court may enter an Order closing these cases pursuant to section 350 of the Bankruptcy Code, provided, however, that: (i) the Reorganized Debtors shall continue to have the rights, powers, and duties set forth in this Plan; (ii) any provision of this Plan requiring the absence of an objection shall no longer be required, except as otherwise ordered by the Bankruptcy Court; and (iii) the Bankruptcy Court may from time to time reopen the Bankruptcy Cases if appropriate for any of the following purposes:  (a) administering Assets; (b) entertaining any adversary proceedings, contested matters or applications the Debtors have

30

brought or bring with regard to the liquidation of Assets and the prosecution of Causes of Action; (c) enforcing or interpreting this Plan or supervising its implementation; or (d) for other cause.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

Section 14.1         Modification of the Plan.  The Plan Proponents may modify this Plan pursuant to section 1127 of the Bankruptcy Code and as herein provided, to the extent applicable law permits; provided, however, that this Plan may not be modified in a manner inconsistent with the Restructuring Support Agreements and Term Sheet unless otherwise agreed by all the parties to such agreements.  Subject to the limitations contained herein, the Plan Proponents may modify this Plan in accordance with this paragraph, before or after confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto.  In the event of any modification on or before confirmation, any votes to accept or reject this Plan shall be deemed to be votes to accept or reject this Plan as modified, unless the Bankruptcy Court finds that the modification materially and adversely affects the rights of parties in interest which have cast said votes.  The Plan Proponents reserve the right in accordance with section 1127 of the Bankruptcy Code to modify this Plan at any time before the Confirmation Date.

Section 14.2         Securities Law Matters.  It is an integral and essential element of this Plan that the issuance of the New Common Equity, Warrant and New Notes pursuant to this Plan shall be exempt from registration under the Securities Act, pursuant to Section 1145 of the Bankruptcy Code and from registration under state securities laws.  Any New Common Equity, the Warrant and New Notes issued to an “affiliate” of the Debtors within the meaning of the Securities Act or any Person the Debtors reasonably determine to be an “underwriter,” and which does not agree to resell such securities only in “ordinary trading transactions,” within the meaning of Section 1145(b)(1) of the Bankruptcy Code, shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act.  Nothing in this Plan is intended to preclude the SEC from exercising its police and regulatory powers relating to the Debtors or any other entity.

Section 14.3         Plan Supplement.  The Plan Supplement which will contain schedules of the directors and officers of the Reorganized Debtors and information regarding the Working Capital Facility, shall be filed with the Bankruptcy Court no later than five days prior to the commencement of the hearing on confirmation of this Plan.  Notwithstanding the foregoing, the Plan Proponents may amend the Plan Supplement and any attachments thereto, through and including the Confirmation Date.

Section 14.4         Allocation of Plan Distributions Between Principal and Interest.  To the extent that any Allowed Claim entitled to a Distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to accrued but unpaid interest on the Claim first and then, to the extent the consideration exceeds such amount, to the portion of the Claim representing the principal amount thereof.

Section 14.5         Creditors’ Committee. On the Effective Date, the Creditors’ Committee, if any such committee is appointed in the Bankruptcy Cases, shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties and

31

responsibilities in the Bankruptcy Cases and under the Bankruptcy Code, except for the limited purposes of filing applications for Professional Compensation in accordance with Section 4.2 of this Plan.

Section 14.6         Applicable Law.  Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by the laws of the State of Delaware.

Section 14.7         Preparation of Estates’ Returns and Resolution of Tax Claims.  The Debtors or Reorganized Debtors shall file all tax returns and other filings with governmental authorities and may file determination requests under section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority.

Section 14.8         Notice.  Any notices, requests, and demands required or permitted to be provided under this Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to counsel listed on the first page of this Plan.

Section 14.9         Headings.  The headings of the articles and the sections of this Plan have been used for convenience only and shall not limit or otherwise affect the meaning thereof.

Section 14.10       Revocation of Plan.  The Plan Proponents collectively reserve the right, unilaterally and unconditionally, to revoke and/or withdraw this Plan at any time prior to entry of the Confirmation Order, and upon such revocation and/or withdrawal this Plan shall be deemed null and void and of no force and effect.

Section 14.11       Severability of Plan Provisions.  If, prior to entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be illegal, unenforceable, impermissible, invalid, or void, or otherwise constitute grounds for denying confirmation of this Plan, the Bankruptcy Court shall, with the consent of the Plan Proponents, have the power to interpret, modify or delete such term or provision (or portions thereof) to make it valid and enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be illegal, unenforceable, impermissible, invalid, or void, and such term shall then be operative as interpreted, modified or deleted.  Notwithstanding any such interpretation, modification or deletion, the remainder of the terms and provisions of this Plan shall in no way be affected, impaired, or invalidated by such interpretation, modification, or deletion.

Section 14.12       No Admissions; Objection to Claims.  Nothing in this Plan shall be deemed to constitute an admission that any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal entity as being the Holder of a Claim is the Holder of an Allowed Claim, except as expressly provided in this Plan.  The failure of the Plan Proponents to object to or examine any Claim for purposes of voting shall not be deemed a waiver of the Plan Proponents rights to object to or reexamine such Claim in whole or in part.

Section 14.13       No Bar to Suits.  Except as otherwise provided in Article II of this Plan, neither this Plan nor confirmation hereof shall operate to bar or estop the Debtors or Reorganized Debtors from commencing any Cause of Action, or any other legal action against any Holder of a

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Claim or any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal entity, whether such Cause of Action, or any other legal action arose prior to or after the Confirmation Date and whether or not the existence of such Cause of Action, or any other legal action was disclosed in any disclosure statement filed by the Debtors in connection with this Plan or whether or not any payment was made or is made on account of any Claim.

Section 14.14       Exhibits/Schedules.  All exhibits and schedules to this Plan and Disclosure Statement, including the Plan Supplement, and all attachments thereto, are incorporated into and are a part of this Plan as if set forth in full herein.

Section 14.15       Conflicts. In the event that provisions of the Disclosure Statement and provisions of this Plan conflict, the terms of this Plan shall govern.

Dated:  August 15, 2008

Respectfully submitted,

Mrs. Fields’ Original Cookies, Inc., et al.
(on behalf of itself, MFFB and the Subsidiary Debtors)

By:	/s/ Michael R. Ward
Name:	Michael R. Ward
Title:	Executive Vice President and Chief Legal Officer

Ad Hoc Noteholder Committee
(by its counsel)

By:	Akin Gump Strauss Hauer & Feld LLP By: /s/ Fred S. Hodara
Name:	Fred S. Hodara
Title:	A Member of the Firm

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MONTGOMERY, McCRACKEN,	AKIN GUMP STRAUSS HAUER &
WALKER & RHOADS, LLP	FELD LLP
David R. Hurst, Esq. (Bar No. 3743)	Fred S. Hodara, Esq.
Mark L. Desgrosseilliers, Esq.	590 Madison Avenue
(Bar No. 4083)	New York, New York 10022
1105 North Market Street, Suite 1500	Telephone: (212) 872-1000
Wilmington, Delaware 19801
Telephone: (302) 504-7800	David M. Dunn, Esq.
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Telephone: (202) 736-8000
Proposed Counsel for the Debtors and
Debtors-in-Possession	-and-

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Mark S. Chehi, Esq. (Bar No. 2855)	Robert S. Brady, Esq. (Bar No. 2847)
One Rodney Square	The Brandywine Building
PO Box 636	1000 West Street, 17th Floor
Wilmington, Delaware 19899	Wilmington, Delaware 19801
Telephone: (302) 651-3000	Telephone: (302) 571-6600

Proposed Special Corporate Counsel for the Debtors and Debtors-in-Possession	Co-Counsel for the Ad Hoc Noteholder Committee

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JOINT PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF

MRS. FIELDS’ ORIGINAL COOKIES, INC.

AND CERTAIN SUBSIDIARIES

PLAN EXHIBITS

Exhibit 1

FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MRS. FIELDS’ ORIGINAL COOKIES, INC.

Mrs. Fields’ Original Cookies, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is “Mrs. Fields’ Original Cookies, Inc.”  The Corporation was originally incorporated under the name “Cookie Acquisition Inc.” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 13, 1996 (the “Original Certificate”).  The Corporation filed a restated certificate of incorporation with the Secretary of State of the State of Delaware on August 7, 1996 (the “Restated Certificate”), which restated the provisions of the Original Certificate in order to, among other things, change the name of the Corporation to “Mrs. Fields’ Original Cookies, Inc.”

2.             This Second Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.             This Certificate amends and restates the provisions of the Restated Certificate.

4.             This Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5.             The text of the Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Mrs. Fields’ Original Cookies, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

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ARTICLE IV
CAPITALIZATION

Section 4.1            Authorized Capital Stock.  The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 100,000 shares, consisting of 90,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).  The powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as follows:

Section 4.2            Preferred Stock.

(a)           The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.

(b)           The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate, including any Preferred Stock Designation.

Section 4.3            Common Stock.

(a)           The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote.  Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b)           Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

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(c)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V
DIRECTORS

Section 5.1            Board Powers.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  In addition to the powers and authority expressly conferred upon the Board by the DGCL, this Certificate or the Bylaws (the “Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2            Number of Directors.  The number of directors of the Corporation shall be seven (7), and thereafter shall, subject to any vote or consent expressly required by this Certificate, be fixed from time to time in accordance with the Bylaws.

Section 5.3            Election.  Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws.  The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VII
LIMITED LIABILITY; INDEMNIFICATION

Section 7.1            Limitation of Personal Liability.  No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended.  If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.  Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of

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directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 7.2            Indemnification.

(a)           Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred by this Section 7.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b)           The rights conferred on any Covered Person by this Section 7.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)           Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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(d)           This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE VIII
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in ARTICLE VII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX
CORPORATE OPPORTUNITY

In recognition and anticipation that (i) certain holders of Common Stock, their Affiliates, and their respective directors, principals, officers, employees and/or other representatives may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (ii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the holders of Common Stock, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.  Solely for purposes of this Article IX, “Affiliate” shall mean (A) in respect of any specified person (other than the Corporation), any other person that, directly or indirectly, is controlled by, controls or is under common control with such specified person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, (B) in respect of a Non-Employee Director, such Non-Employee Director’s employer and its Affiliates and any person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any person that, directly or indirectly, is controlled by the Corporation.

Section 9.1            Identified Persons.  None of (i) the holders of Common Stock or any of their Affiliates or (ii) any Non-Employee Director or any of his or her Affiliates (the persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain, directly or indirectly, from (x) engaging in a corporate opportunity in the same or similar business activities or lines of

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business in which the Corporation or any of its Affiliates now engages or proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as specifically provided in Section 9.3.

Section 9.2            No Duty.  In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another person.

Section 9.3            Reservation of Rights.  The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and the provisions of Section 9.1 and Section 9.2 shall not apply to any such corporate opportunity.

Section 9.4            No Potential Corporate Opportunity.  In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall be deemed not to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

[Signature page follows]

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IN WITNESS WHEREOF, Mrs. Fields’ Original Cookies, Inc. has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by its                                  this       day of                 , 2008.

MRS. FIELDS’ ORIGINAL COOKIES, INC.

By:
Name:
Title:

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Exhibit 2

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

MRS. FIELDS’ ORIGINAL COOKIES, INC.,

a Delaware corporation

(the “Corporation”)

(Adopted as of                    , 2008)

FORM OF

BYLAWS

OF

MRS. FIELDS’ ORIGINAL COOKIES, INC.

ARTICLE I
OFFICES

Section 1.1            Registered Office.  The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2            Additional Offices.  The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1            Annual Meetings.  Unless the members of the Board (the “Directors”) are elected by written consent in lieu of an annual meeting as permitted by applicable law or an annual meeting is otherwise not required by applicable law, an annual meeting of stockholders shall be held at such place and time and on such date as shall be determined by the Chairman of the Board (the “Chairman”) and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).  At each annual meeting, the stockholders shall elect Directors of the Corporation and may transact any other business as may properly be brought before the meeting.  Stockholders may, unless the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), provides otherwise, act by written consent to elect Directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the Directorships to which Directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.2            Special Meetings.  Except as otherwise required by applicable law or provided in the Certificate of Incorporation, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman, by three or more members of the Board or by the Secretary at the request in writing of stockholders holding shares representing a majority of the voting power of the outstanding shares entitled to vote on the matter for which such meeting is to be called.  The Secretary shall call such a meeting upon receiving such a request.  Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Chairman and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3            Notices.  Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting.  If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto).

Section 2.4            Quorum.  Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.  If a quorum shall not be present at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat so present, by a majority in voting power thereof, may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend.  The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.  Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5            Voting of Shares.

(a)           Voting Lists.  The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders of record entitled to vote thereat arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder.  Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting:  (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation.  In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take

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reasonable steps to ensure that such information is available only to stockholders of the Corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting.  The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)           Manner of Voting.  At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy.  If authorized by the Board, the voting by stockholders or proxyholders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3(c)), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxyholder.  The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)           Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted.  Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:

(i)            A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy.  Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)           A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile

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telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)           Required Vote.  Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect Directors pursuant to the terms of one or more series of Preferred Stock, the election of Directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.  All other matters shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation or these Bylaws, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)           Inspectors of Election.  The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof.  The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.  No person who is a candidate for an office at an election may serve as an inspector at such election.  Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6            Adjournments.  Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting or by the stockholders present and entitled to vote thereat, by a majority in voting power thereof, from time to time, whether or not there is a quorum, to reconvene at the same or some other place.  Notice need not be given of any such adjourned meeting if the date, time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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Section 2.7            Conduct of Meetings.  The chairman of each annual and special meeting of stockholders shall be the Chairman or, in the absence (or inability or refusal to act) of the Chairman, such other person as shall be appointed by the Board, or in the absence of such appointment, a chairman chosen at the meeting.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting.  The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.  The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting.  In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8            Consents in Lieu of Meeting.  Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation to its registered office in the State of Delaware, the Corporation’s principal place of business, or the Secretary.  Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation by delivery to the Corporation’s registered office in the State of Delaware, the Corporation’s principal place of business, or the Secretary. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  An electronic transmission consenting to the action to be taken and transmitted by a stockholder, proxyholder or a person or persons authorized to act for a stockholder or proxyholder shall be deemed to be written, signed and dated for purposes hereof if such electronic transmission sets forth or is delivered with information from which the Corporation can determine that such transmission was transmitted by a stockholder or proxyholder (or by a person authorized to act for a stockholder or proxyholder) and the date on which such stockholder, proxyholder or authorized person transmitted such transmission.  The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.  No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and delivered to the Corporation by delivery either to the Corporation’s registered office in the State of Delaware, the Corporation’s principal place of business, or the Secretary.  Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.  Notwithstanding the limitations on delivery in the

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previous sentence, consents given by electronic transmission may be otherwise delivered to the Corporation’s principal place of business or to the Secretary if, to the extent, and in the manner provided by resolution of the Board.  Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders were delivered to the Corporation as provided in this Section 2.8.

ARTICLE III
DIRECTORS

Section 3.1            Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2            Term.  Except as otherwise provided in the Certificate of Incorporation and that certain Stockholders Agreement of the Company dated August     , 2008, as may be amended from time to time (the “Stockholders Agreement”), the Directors shall be elected at the annual meeting of stockholders to hold office until the next succeeding annual meeting of stockholders.  Except as otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, each Director shall hold office for the term for which such Director is elected and until his or her successor shall have been elected and qualified, subject to such Director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.3            Newly Created Directorships and Vacancies.  Except as otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, vacancies resulting from death, resignation, retirement, disqualification, removal or other cause and newly created Directorships resulting from an increase in the number of Directors elected by all of the stockholders having the right to vote as a single class may be filled by a Majority Vote of the Directors (as defined below) or by the stockholders.  Except as otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, if the holders of any class or classes of stock or series thereof are entitled to elect one or more Directors by the Certificate of Incorporation, vacancies and newly created Directorships of such class or classes or series may be filled only by a majority of the Directors elected by such class or classes or series thereof then in office, by a sole remaining Director so elected, or by the stockholders of such class or classes or series thereof.  Except as otherwise provided in the Certificate of Incorporation or Stockholders Agreement, any Director elected or chosen in accordance with this Section 3.3 shall hold office until the next annual election of Directors and until his or her successor shall have been elected and qualified, subject to such Director’s earlier death, resignation, retirement, disqualification or removal.  “Majority Vote” means, with respect to any matter to be voted on by

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the Board, the written approval of, or the affirmative vote by, a majority of the Directors serving on the Board.

Section 3.4            Compensation.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of Directors.  The Directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as Director.  No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of committees of the Board may be allowed like compensation and reimbursement of expenses for attending committee meetings.

ARTICLE IV
BOARD MEETINGS

Section 4.1            Annual Meetings.  The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Chairman shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board.  No notice to the directors shall be necessary to legally convene this meeting, except this Section 4.1.

Section 4.2            Regular Meetings.  The Board shall meet no less frequently than quarterly at such place and time as shall be determined by the Chairman.  Not less than five Business Days before each such meeting, the Chairman, President or Secretary shall deliver to each Director, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable meeting.  Any Director that wishes to have any additional matter discussed at any such meeting shall give to the Secretary and each other Director notice of each matter it so wishes to discuss, not less than two Business Days prior to such meeting.

Section 4.3            Special Meetings.  Special meetings of the Board, to be held at the offices of the Corporation (or such other place as shall be agreed by Majority Vote), shall be called at the direction of the Chairman or by three or more Directors for reasonable cause shown (which is understood to include, without limitation, any meeting called by such Directors to review any determination made by the Corporation pursuant to the Stockholders Agreement), upon not less than five Business Days’ notice given by the Chairman, the President, the Secretary or a Director.  Emergency meetings of the Board may be held at the offices of the Corporation (or such other place as shall be agreed by Majority Vote) and called at the direction of the Chairman or by any Director, upon not less than three Business Days’ telephone notice (to be confirmed by written facsimile notice or electronic transmission) given by the Chairman, the President, the Secretary or a Director, specifying in reasonable detail the nature of such emergency.  The term “emergency meeting” refers only to meetings called for the sole purpose of addressing an action taken by less than the Directors required by the Stockholders Agreement.

Section 4.4            Quorum; Required Vote.  The presence of that number of Directors elected in accordance with the Stockholders Agreement and representing a majority of the outstanding shares of the common stock of the Corporation shall constitute a quorum.  A quorum

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must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid.  Except as otherwise specified by the Certificate of Incorporation or the Stockholders Agreement, all decisions of the Board shall be taken by a majority of the Directors present at a meeting at which a quorum exists for such decision or action to be valid.  Any Director may participate in any meeting of the Board of Directors by telephone and arrangements will be made to ensure that any Director so participating by telephone may hear and be heard by all other Directors participating in the meeting.

Section 4.5            Consent In Lieu of Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6            Organization.  The chairman of each meeting of the Board shall be the Chairman or, in the absence (or inability or refusal to act) of the Chairman, a Director selected by the Chairman, or if such a person shall not have been selected (or is unable or unwilling to act), the Chief Executive Officer (if he or she shall be a Director), or in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a Director, a chairman elected from the Directors present. The Secretary shall act as secretary of all meetings of the Board.  In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting.  In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1            Establishment.  The Board shall establish and maintain such committees as required by the Stockholders Agreement and may designate one or more additional committees, each such committee to consist of one or more Directors.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.  Subject to the terms of the Stockholders Agreement, the Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2            Available Powers.  Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

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Section 5.3            Alternate Members.  The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4            Procedures.  Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee.  At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business.  The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board.  If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present.  Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business.  In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI
OFFICERS

Section 6.1            Officers.  The officers of the Corporation elected by the Board shall be a Chairman, a Chief Executive Officer, a President, a Treasurer, a Secretary and such other officers (including without limitation a Chief Financial Officer, Vice Presidents, Assistant Secretaries and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI.  Such officers shall also have such powers and duties as from time to time may be conferred by the Board.  The Chairman, Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation.  Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chairman, Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)           Chairman of the Board.  The Chairman shall preside when present at all meetings of the stockholders and the Board.  The Chairman shall advise and counsel the Chief Executive Officer and other officers and shall exercise such powers and perform such duties as shall be assigned to or required of the Chairman from time to time by the Board or these Bylaws.

(b)           Chief Executive Officer.  The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board.  In the absence (or inability or refusal to act) of the Chairman, the Chief Executive Officer (if he or she shall be a Director) shall preside when present at all meetings of the stockholders and the Board.

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(c)           President.  The President shall be the chief operating officer of the Corporation and shall, subject to the authority of the Chief Executive Officer and the Board, have general management and control of the day-to-day business operations of the Corporation and shall consult with and report to the Chief Executive Officer.  The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer.  The Chief Executive Officer and the President may be the same person.

(d)           Vice Presidents.  In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President.  Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e)           Secretary.

(i)             The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose.  The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman, Chief Executive Officer or President.  The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary.  The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)            The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f)            Assistant Secretaries.  The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g)           Treasurer.  The Treasurer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation which from time to time may come into the Treasurer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

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(h)           Assistant Treasurers.  The Assistant Treasurer or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Treasurer, perform the duties and exercise the powers of the Treasurer.

Section 6.2            Term of Office; Removal; Vacancies.  The elected officers of the Corporation shall be elected annually by the Board at its first meeting held after each annual meeting of stockholders.  All officers elected by the Board shall hold office until the next annual meeting of the Board and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office.  Any officer may be removed, with or without cause, at any time by the Board.  Any officer appointed by the Chairman, Chief Executive Officer or President may also be removed, with or without cause, by the Chairman, Chief Executive Officer or President, as the case may be, unless the Board otherwise provides.  Any vacancy occurring in any elected office of the Corporation may be filled by the Board.  Any vacancy occurring in any office appointed by the Chairman, Chief Executive Officer or President may be filled by the Chairman, Chief Executive Officer or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3            Other Officers.  The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4            Multiple Officeholders; Stockholder and Director Officers.  Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide.  Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARE CERTIFICATES

Section 7.1            Entitlement to Certificates.  The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed in accordance with Section 7.3 representing the number of shares registered in certificate form.  The Corporation shall not have power to issue a certificate representing shares in bearer form.

Section 7.2            Multiple Classes of Stock.  If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of

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uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3            Signatures.  Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman, the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation.  Any or all the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4            Consideration and Payment for Shares.

(a)           Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board.  The consideration may consist of any tangible or intangible property or benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities.

(b)           Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5            Lost, Destroyed or Wrongfully Taken Certificates.

(a)           In case of loss, destruction or wrongful taking of a certificate representing shares of the capital stock of the Corporation, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Corporation of such loss or destruction, and upon the giving to the Corporation of satisfactory security against loss by bond or otherwise.  Any such new certificate shall be plainly marked “Duplicate” upon its face.

(b)           If a certificate representing shares of the capital stock of the Corporation has been lost, destroyed or wrongfully taken, and the owner fails to notify the Corporation of that

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fact within a reasonable time after the owner has notice of such loss, destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6            Transfer of Stock.  If a certificate representing shares of the capital stock of the Corporation is presented to the Corporation with an indorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(a)           in the case of certificated shares, the certificate representing such shares has been surrendered;

(b)           (i) with respect to certificated shares, the indorsement is made by the person specified by the certificate as entitled to such shares; (ii) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (iii) with respect to certificated shares or uncertificated shares, the indorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(c)           the Corporation has received a guarantee of signature of the person signing such indorsement or instruction or such other reasonable assurance that the indorsement or instruction is genuine and authorized as the Corporation may request;

(d)           the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(e)           such other conditions for such transfer as described in the Stockholders Agreement and as shall be provided for under applicable law have been satisfied.

Section 7.7            Registered Stockholders.  Before due presentment for registration of transfer of a certificate representing shares of the capital stock of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8            Effect of the Corporation’s Restriction on Transfer.

(a)           A written restriction on the transfer or registration of transfer of shares of the capital stock of the Corporation or on the amount of shares of the capital stock of the

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Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)           A restriction imposed by the Corporation on the transfer or the registration of shares of the capital stock of the Corporation or on the amount of shares of the capital stock of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares.

Section 7.9            Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of the capital stock of the corporation or certificates representing such shares.  The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1            Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation or, while a Director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent, or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

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Section 8.2                                   Right to Advancement of Expenses.  In addition to the right to indemnification conferred in Section 8.1, a Covered Person shall also have the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law (“DGCL”) requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Article VIII or otherwise.

Section 8.3                                   Right of Indemnitee to Bring Suit.  If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit.  In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the DGCL.  Neither the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders)  to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit.  In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4                                   Non-Exclusivity of Rights.  The rights provided to Covered Persons pursuant to this Article VIII shall not be exclusive of any other right which any Covered Person

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may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested Directors, or otherwise.

Section 8.5                                   Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and/or any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6                                   Indemnification of Other Persons.  This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Covered Persons.  Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Covered Persons under this Article VIII.

Section 8.7                                   Amendments.  Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.8                                   Certain Definitions.  For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9                                   Contract Rights.  The rights provided to Covered Persons pursuant to this Article VIII shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a Director, officer, agent or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.

Section 8.10                            Severability.  If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be

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affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                   Place of Meetings.  If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2                                   Fixing Record Dates.

(a)                                  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting.  If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the Business Day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b)                                 In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)                                  In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board.  If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is otherwise required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its

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principal place of business, or the Secretary.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board and prior action by the Board is otherwise required, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 9.3                                   Means of Giving Notice.

(a)                                  Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any Director, such notice shall be given either (i) in writing and sent by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone.  A notice to a Director will be deemed given as follows: (i) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

(b)                                 Notice to Stockholders.  Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in, Section 232 of the DGCL.  A notice to a stockholder shall be deemed given as follows:  (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, (iii) if sent for next day delivery by a nationally recognized overnight delivery service with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, on the first Business Day following the date of dispatch, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder.  A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation.  Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person

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responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)                                  Electronic Transmission.  “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)                                 Notice to Stockholders Sharing Same Address.  Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given.  A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation.  Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)                                  Exceptions to Notice Requirements.  Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person.  Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.  In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required.  Any action or meeting which shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given.  If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated.  In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate

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need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL.  The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4                                   Waiver of Notice.  Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice.  All such waivers shall be kept with the books of the Corporation.  Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5                                   Meeting Attendance via Remote Communication Equipment.

(a)                                  Stockholder Meetings.  If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(i)                                     participate in a meeting of stockholders; and

(ii)                                  be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)                                 Board Meetings.  Unless otherwise restricted by applicable law, the Certificate of Incorporation, or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6                                   Dividends.  The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the capital stock of the

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Corporation) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7                                   Reserves.  The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8                                   Contracts and Negotiable Instruments.  Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize.  Such authority may be general or confined to specific instances as the Board may determine.  The Chairman, the Chief Executive Officer, the President or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation.  Subject to any restrictions imposed by the Board, the Chairman, Chief Executive Officer, President or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9                                   Fiscal Year.  The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10                            Seal.  The Board may adopt a corporate seal which shall be in such form as the Board determines.  The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11                            Books and Records.  The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12                            Resignation.  Any Director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman, the President or the Secretary.  The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt.  Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13                            Surety Bonds.  Such officers, employees and agents of the Corporation (if any) as the Chairman, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman, Chief Executive Officer, President or the Board may

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determine.  The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14                            Securities of Other Corporations.  Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman, Chief Executive Officer, President or any Vice President.  Any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed.  The Board may from time to time confer like powers upon any other person or persons.

Section 9.15                            Amendments.  The Board shall have the power to adopt, amend, alter or repeal the Bylaws.  The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

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Exhibit 3

1

FORM OF

WARRANT

MRS. FIELDS’ ORIGINAL COOKIES, INC.

Warrant for the Purchase of Common Stock

[No. 001]	[ ] Common Stock

FOR VALUE RECEIVED, MRS. FIELDS’ ORIGINAL COOKIES, INC. (the “Company”), a corporation organized under the laws of the State of Delaware, hereby certifies that Capricorn Investors III, L.P. (the “Holder”) is entitled, subject to the provisions of this Warrant, to purchase from the Company, at any time or from time to time during the Exercise Period (as hereinafter defined) an aggregate of [        ](2) fully paid and nonassessable Warrant Shares (as hereinafter defined), at an exercise price per Warrant Share equal to the Exercise Price (as hereinafter defined).  The aggregate number of Warrant Shares to be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth.

Section 1.        Definitions.  Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Stockholders Agreement.  The following additional terms, as used herein, have the following respective meanings:

“Additional Shares” means Common Stock other than Common Stock issued upon the exercise of any Warrant.

(2) Number of shares such that 12.5% ownership position received by Capricorn at Effective Date plus Warrant Shares equals 30% of the Fully Diluted Common Stock of the Company as of the Effective Date.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Appraiser” means an investment banking firm of recognized international standing.

“Common Stock” means the authorized shares of common stock, par value $0.01 per share, of the Company, and any shares into which such Common Stock may thereafter be converted or changed.

“Convertible Securities” means, to the extent exercisable or convertible during the Exercise Period, any rights to subscribe for, or any rights or options to purchase, Common Stock, or any shares or other securities convertible into or exchangeable for Common Stock.

“Current Market Price” means for Common Stock the current market price of such Common Stock as determined in accordance with Section 7(c).

“Exercise Period” means the period from and including the Issuance Date to and including 5:00 p.m. (New York City time) on the second anniversary of the Issuance Date.

“Exercise Price” means, with respect to any Warrant Share, $[      ](3) (the “Initial Sum”) plus interest on the Initial Sum at a rate of 10.47% compounded semi-annually from the Issuance Date to the date of exercise with respect to such Warrant Share (as adjusted as set forth herein).

“Fully Diluted Common Stock” means, at any time, the then outstanding Common Stock plus (without duplication) all Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities or exchangeable securities or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, and securities convertible or exchangeable into Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Issuance Date” means                       , 2008.

“Permitted Transferee” means, with respect to the Holder, (i) any Affiliate of the Holder, (ii) a donee of Shares who is a member of the family of the Holder or any trust for the benefit of any such family member, (iii) a transferee of Warrant Shares who receives such Warrant Shares by will or the laws of descent and distribution, (iv) any general partner of the Holder or (v) any limited partner of the Holder listed on Schedule 1.1 hereto, provided, however, that any Permitted Transferee that receives Warrant Shares pursuant to this clause (v) of this

(3) The sum of (I) (A) the principal amount plus accrued and unpaid interest outstanding on the Old Notes at the Effective Date before giving effect to the Restructuring Transactions, minus (B) $140 million divided by (II) 18.875%, divided by (III)  the aggregate number of Warrant Shares initially issuable upon exercise of the Warrants.

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definition shall be prohibited from making further transfers pursuant to clauses (i) or (iv) of this definition.  For purposes of this definition, the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Stockholders Agreement” means the Stockholders Agreement, dated as of                                 , between the Company , the stockholders of the Company signatory thereto and the Holder.

“Transfer” means, with respect to this Warrant, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, whether voluntarily or by operation of law, or any agreement or commitment to do any of the foregoing.

“Warrant Shares” means the Common Stock of the Company deliverable upon exercise of this Warrant, as adjusted from time to time.

Section 2.        Exercise of Warrant. This Warrant may be exercised in whole or in part, at any time or from time to time, during the Exercise Period, by presentation and surrender hereof to the Company at its principal office at the address set forth on the signature page hereof (or at such other address as the Company may hereafter notify the Holders in writing), with the Purchase Form annexed hereto duly executed and accompanied by proper payment of that portion of the Exercise Price represented by the number of Warrant Shares specified in such form being exercised.  Such payment may be made, at the option of the Holder, (a) by cash, certified or bank cashier’s check or wire transfer in an amount equal to the product of (i) the Exercise Price times (ii) the number of Warrant Shares as to which this Warrant is being exercised or (b) by receiving from the Company the number of Warrant Shares equal to (i) the number of Warrant Shares as to which this Warrant is being exercised minus (ii) the number of Warrant Shares having a value, based on the Current Market Price on the trading day immediately prior to the date of such exercise, equal to the product of (x) the Exercise Price times (y) the number of Warrant Shares as to which this Warrant is being exercised.  If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder.  Upon receipt by the Company of this Warrant and such Purchase Form, together with the applicable portion of the Exercise Price, at such office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the Warrant Shares, notwithstanding that the share register of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder.  The Company shall pay any and all documentary, stamp or similar issue taxes payable in respect of the issue of the Warrant Shares.

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Section 3.        Due Authorization; Reservation of Shares.

(a)           The Company represents and warrants that this Warrant has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company and entitles the Holder hereof or its Permitted Transferees to purchase Warrant Shares upon payment to the Company of the Exercise Price applicable to such Warrant Shares.  The Company hereby agrees that at all times after the Issuance Date there shall be reserved for issuance and delivery by the Company, upon exercise of this Warrant, shares of Common Stock of the Company from time to time issuable or deliverable upon exercise of this Warrant.  All such Warrant Shares shall be duly authorized (and, if newly-issued, when issued upon such exercise), shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, other than those arising under the Stockholders Agreement.

(b)           The Company represents and warrants that the execution and delivery by it of this Warrant does not require any action by or in respect of, or filing with, any U.S. or foreign governmental body, agency or official and do not contravene or constitute a default under or violation of (i) any provision of applicable law or regulation or (ii) the certificate of incorporation or by-laws of the Company, or any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company.

Section 4.        Fractional Shares.  The Company may issue fractional shares, as appropriate, upon the exercise of this Warrant.

Section 5.        Exchange, Transfer, Assignment or Loss of Warrant.  Subject to Section 10 hereof, this Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other Warrants of different denominations, entitling the Holder or Holders thereof to purchase in the aggregate the same number of Warrant Shares.  Upon surrender of this Warrant to the Company, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant or Warrants in the name in such instrument of assignment or transfer and, if the Holder’s entire interest is not being assigned or transferred, in the name of the Holder, and this Warrant shall promptly be cancelled.  This Warrant may be divided or combined with other Warrants that carry the same rights upon presentation hereof at the office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof.  The term “Warrant” as used herein includes any Warrants into which this Warrant may be divided or for which it may be exchanged.  Upon receipt by the Company of (i) evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, (ii) satisfactory security against loss by bond or otherwise and (iii) upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

Section 6.        Rights of the Holder.  The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and the Stockholders Agreement.

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Section 7.        Anti-dilution Provisions and Other Adjustments; Purchase Right.  The number of Warrant Shares which may be purchased upon the exercise hereof shall be subject to change or adjustment as follows:

(a)           Stock Dividends, Splits, Combinations, Subdivision, Consolidation Reclassifications, etc. If the Company at any time (i) shall declare a dividend or make a distribution on its Common Stock payable in shares in its capital stock (whether shares of Common Stock or of shares of any other class), (ii) shall subdivide shares of its Common Stock into a greater number of shares, (iii) shall combine or have combined or effect a consolidation of its outstanding Common Stock into a smaller number of shares or (iv) shall issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing company), other securities of the Company, the Holder shall be entitled to purchase the aggregate number and kind of shares in the share capital of the Company and other securities which, if the Warrant had been exercised immediately prior to such event, such Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, consolidation or reclassification.  Such adjustment shall be made successively whenever any event listed above shall occur.

(b)           Additional Issuances.  Except for the issuance of options or warrants to employees, consultants or managers of the Company pursuant to the Management Incentive Plan, if the Company at any time shall issue any Additional Shares or any Convertible Securities (excluding any such issuance for which the number of Warrant Shares purchasable hereunder shall have been adjusted pursuant to subsection (a) of this Section 7) (the “Additional Securities”) which are exercisable or convertible for Additional Shares without consideration or for consideration per share less than the Fair Market Value (defined below) for such Additional Securities, then the Exercise Price shall forthwith be lowered to a price equal to the product of (i) the difference between the issue price and the Fair Market Value of the Additional Shares times (ii) the quotient of (A) the aggregate number of Additional Shares so issued or issuable over (B) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares or Convertible Securities.  For purposes of this Section 7(b), the “Fair Market Value” means the value of the Additional Securities as determined by the Board of Directors of the Company in good faith.

(c)           Distribution of Evidences of Indebtedness or Assets.  If the Company at any time shall fix a record date for the making of a distribution or dividend to all holders of its Common Stock (including any such distribution to be made in connection with a consolidation or merger in which the Company is to be the continuing company) of evidences of its indebtedness or assets (excluding cash distributions or dividends and dividends paid in or distributions of capital stock of the Company for which the number of Warrant Shares purchasable hereunder shall have been adjusted pursuant to subsection (a) of this Section 7) the Exercise Price after such record date shall be determined by decreasing the Exercise Price in effect hereunder immediately prior to such record date by the fair market value (as determined in the good faith, reasonable judgment of the Board of Directors of the Company and described in a statement mailed by certified mail to the Holder) of the portion of the assets or evidences of indebtedness so to be distributed to a holder of one share of Common Stock.  Such adjustment shall become effective immediately after such record date.  Such adjustment shall be made whenever such a

5

record date is fixed; and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise price that was in effect immediately prior to such record date.

(d)           Determination of Market Price.  For the purpose of any computation under Section 2, Section 4 or subsection (b) of this Section 7, absent agreement between the Company and the Holder, the Current Market Price per share of Common Stock on any record date shall be determined in the following manner:

(i)     If the Common Stock is traded in the public markets, the Current Market Price per share of Common Stock shall be equal to the average price of the Common Stock for the five-day trading period immediately preceding the date on which such valuation is required; or

(ii)           If the Common Stock is not traded in the public markets, the Current Market Price per share of Common Stock shall be the average of the prices determined by an Appraiser engaged for such purpose by the Holder, at its own expense, and an Appraiser engaged for such purpose by the Company, at its own expense, provided that the difference between such prices is less than 10%.  If the difference between such prices is equal to or greater than 10%, the Company and the Holder will instruct the Appraisers to jointly designate a third Appraiser, which such third Appraiser shall determine the Current Market Price by selecting either the price determined by the Appraiser selected by the Holder or the price determined by the Appraiser selected by the Company.  In the determination of such Current Market Price, the Holder and the Company will take all actions reasonably necessary to facilitate such determination and the Company shall provide reasonable access to each of the Appraisers to the books and records of the Company so as to allow such Appraisers to conduct due diligence examinations in scope and duration as are customary in valuations of this kind.  All expenses of the third Appraiser shall be paid by the party whose Appraiser’s price determination is not selected by the third Appraiser.

(e)           Shares Other Than Common Stock.  In the event that at any time, as a result of an adjustment made pursuant to subsection (a) of this Section 7, the Holder shall become entitled to receive any shares of capital stock of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 7, and the provisions of this Warrant with respect to the Common Stock shall apply on like terms to any such other shares.

(f)            Notice of Certain Actions.  In the event that at any time:

(i)            the Company shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (including cash distributions or dividends but excluding dividends paid in or distributions of the Company, share capital for which the number of Warrant Shares purchasable hereunder shall have been adjusted pursuant to subsection (a) of this Section 7); or

6

(ii)           the Company shall authorize any capital reorganization or reclassification of the Common Stock (other than a subdivision, consolidation or combination of the outstanding Common Stock and other than a change in par value of the Common Stock) or of any consolidation, amalgamation or merger to which the Company is a party, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety; or

(iii)          there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then the Company shall or shall cause to be mailed by certified mail to the Holder, at least 10 days prior to the applicable record or effective date hereinafter specified, a notice describing such issuance, distribution, reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action and stating (x) the date as of which the holders of Common Stock of record entitled to receive any such Convertible Securities or distributions are to be determined or (y) the date on which any such consolidation, amalgamation, merger, conveyance, transfer, dissolution, liquidation or winding-up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange or convert their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, conveyance, transfer, dissolution, liquidation or winding-up.

(g)           Common Stock Defined.  Whenever reference is made in this Section 7 to the issue of shares of Common Stock, the term “Common Stock” shall include any equity securities of any class of the Company hereinafter authorized which shall not be limited to a fixed or determinable amount in respect of the right of the holders thereof to participate in dividends or distributions of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.  However, subject to the provisions of Section 9 hereof, shares issuable upon exercise hereof shall include only Warrant Shares as of the Issuance Date or shares of any class or classes resulting from any reclassification or reclassifications thereof or as a result of any corporate reorganization as provided for in Section 9 hereof.

Section 8.        Officers’ Certificate.  Whenever the number of Warrant Shares purchasable hereunder or Exercise Price shall be adjusted as required by the provisions of Section 7, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office an officers’ certificate showing the adjusted number of Warrant Shares purchasable hereunder and the Exercise Price determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment.  Each such officers’ certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company.  Each such officers’ certificate shall be made available at all reasonable times for inspection by the Holder and the Company shall, forthwith after each such adjustment, mail a copy, by certified mail, of such certificate to the Holder at the address provided to the Company by the Holder.

Section 9.               Reclassification, Reorganization, Consolidation or Merger. In case of any Reorganization Transaction (as hereinafter defined), the Company shall, as a condition

7

precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and amount of shares and other securities and property receivable upon such Reorganization Transaction by a holder of the number of shares of Common Stock that might have been received upon exercise of this Warrant immediately prior to such Reorganization Transaction.  Any such provision shall include provision for adjustments in respect of such shares and other securities and property that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant.  The foregoing provisions of this Section 9 shall similarly apply to successive Reorganization Transactions.  For purposes of this Section 9, “Reorganization Transaction” shall mean (excluding any transaction covered by Section 7) any reclassification, capital reorganization or other change of outstanding Common Stock of the Company (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or any consolidation, amalgamation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing company and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or any sale, lease, transfer or conveyance to another corporation of all or substantially all of the assets of the Company.

Section 10.             Transfer Restrictions.  The Holder shall not, directly or indirectly, Transfer this Warrant, other than a Transfer to a Permitted Transferee.

Section 11.             Waiver of Jury Trial.  EACH OF THE COMPANY AND THE HOLDER HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE ISSUANCE PURCHASE AGREEMENT, THIS WARRANT, ANY DEALINGS RELATING TO THE SUBJECT MATTER THEREOF, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE RELATIONSHIP THAT IS BEING ESTABLISHED HEREUNDER OR THEREUNDER.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each of the Company and the Holder acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Warrant, and that each will continue to rely on this waiver in their related future dealings.  Each of the Company and the Holder further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11 AND EXECUTED BY EACH OF THE COMPANY AND THE HOLDER), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS WARRANT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATED THERETO.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 12.             Availability of Information.  The Company shall make available to the Holder any and all information, and provide access to any and all information, that is

8

provided or made available to stockholders of the Company pursuant to the Stockholders Agreement.

Section 13.             Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 14.             Governing Law.  This Warrant and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

9

IN WITNESS WHEREOF, the Company has duly caused this Warrant to be executed by and attested by their duly authorized officers and to be dated as of                     , 2008.

MRS. FIELDS’ ORIGINAL COOKIES, INC.

By:
Name:
Title:

Address:
Attention:
Fax:

10

Schedule 1.1

HOLDER LIMITED PARTNERS

PURCHASE FORM

Dated                         ,

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing              shares of Common Stock and hereby makes payment of                  in payment of the exercise price thereof.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name

(please typewrite or print in block letters)
Address

Signature

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                            hereby sells, assigns and transfers unto

Name

(please typewrite or print in block letters)
Address

its right to purchase                            shares of Common Stock represented by this Warrant and does hereby irrevocably constitute and appoint                        Attorney, to transfer the same on the books of the Company, with full power of substitution in the premises.

Date                                ,

Signature

Exhibit 4

INDENTURE,

dated as of                 , 2008,

among

MRS. FIELDS FAMOUS BRANDS, LLC

and

MRS. FIELDS FINANCING COMPANY, INC.,

as Issuers,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee,

and

THE GUARANTORS NAMED HEREIN,

as Guarantors

10% Senior Secured Notes due 2014

CROSS-REFERENCE TABLE

TIA Section	Indenture Section

310(a)(1)	7.10

(a)(2)	7.10

(a)(3)	7.10

(a)(4)	N.A.

(a)(5)	7.10

(b)	7.03; 7.08; 7.10

(c)	N.A.

311(a)	7.03; 7.11

(b)	7.03; 7.11

312(a)	2.06

(b)	7.07; 11.03

(c)	11.03

313(a)	7.06

(b)	7.06

(c)	7.06

(d)	7.06

314(a)	4.06; 4.23

(b)	12.02

(c)(1)	4.06; 11.04

(c)(2)	11.04

(c)(3)	4.06

i

(d)	12.03

(e)	11.05

(f)	N.A.

315(a)	7.01(b)

(b)	7.05

(c)	7.01(a)

(d)	7.01(c)

(e)	6.11

316(a)(last sentence)	2.10

(a)(1)(A)	6.05

(a)(1)(B)	6.04

(a)(2)	N.A.

(b)	6.07

(c)	9.04

317(a)(1)	6.08

(a)(2)	6.09

(b)	2.05

318(a)	11.01

(b)	N.A.

(c)	11.01

N.A. means Not Applicable

ii

NOTE:  This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

iii

iv

v

vi

vii

INDENTURE, dated as of                 , 2008, among Mrs. Fields Famous Brands, LLC, a Delaware limited liability company (as more fully defined below, the “Company”), Mrs. Fields Financing Company, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the Guarantors (as herein defined) and The Bank of New York Mellon Trust Company, N.A., as Trustee (in such capacity, the “Trustee”).

WITNESSETH:

WHEREAS, the Issuers, the Parent and certain of their Subsidiaries filed for reorganization under Chapters 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS by order, dated                , 2008, the Bankruptcy Court has confirmed the Company’s plan of reorganization (the “Plan”) in accordance with Section 1129 of the Bankruptcy Code and such Plan has become effective as of                   , 2008; and

WHEREAS, as part of the Plan, the Company has agreed, inter alia, to issue $                       aggregate principal amount of 10% Senior Secured Notes due 2014 (the “Notes”) to holders of the Issuers’ existing 11½% Senior Secured Notes due 2011 (the “11½% Notes”) and 9% Senior Secured Notes due 2011 (the “9% Notes” and together with the 11% Notes, the Existing Notes”); and

WHEREAS, the Issuers and the Guarantors (with respect to the Guarantees) have duly authorized the creation of the issue of Notes; and, to provide therefor, the Issuers and the Guarantors have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary to make the Notes (as herein defined) and Guarantees, when each are duly issued and executed by the Issuers and the Guarantors, as applicable, and authenticated and delivered hereunder, the valid obligations of each of the Issuers and the Guarantors, respectively, and to make this Indenture a valid and binding agreement of each of the Issuers and the Guarantors, have been done.

NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE ONE
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1            Definitions.

“Acceleration Notice” has the meaning set forth in Section 6.02.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuers or at the time it merges or consolidates with or into an Issuer or any of their Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuers or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Issuers or any of their Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Issuers or the time of such acquisition, merger or consolidation.

“Additional Notes” has the meaning set forth in Section 2.02.

“Adjusted Net Assets” of a Guarantor at any date means the amount by which the fair value of the assets and property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under any Guarantee, of such Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.  A Person shall not be deemed an “Affiliate” of the Parent, the Issuers or any of their Restricted Subsidiaries solely as a result of such Person being a joint venture partner of the Parent, the Issuers or any of their Subsidiaries.

“Affiliate Transaction” has the meaning set forth in Section 4.17.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Agent Members” has the meaning set forth in Section 2.15 and means, with respect to DTC, Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means (1) an Investment by the Parent or any Restricted Subsidiary of the Parent in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Parent, the Issuers or any Restricted Subsidiary of the Issuers, or shall be merged with or into an Issuer or any Restricted Subsidiary of the Parent and/or the Issuers, or (2) the acquisition by an Issuer or any Restricted Subsidiary of the Issuers of the assets of any Person (other than a Restricted Subsidiary of the Issuers) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by (x) the Parent, the Issuers or any of their respective Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuers or a Guarantor or (y) a Foreign Restricted Subsidiary to the Issuers or a Wholly-Owned Subsidiary of the Issuers of:

(1)   any Capital Stock of any Restricted Subsidiary of the Issuers or the Parent (other than any issuance pursuant to clause (2) or (3) of Section 4.15); or

(2)   any other property or assets of the Parent, the Issuers or any Restricted Subsidiary of the Company or the Parent;

provided, however, that asset sales or other dispositions shall not include:

(a)   a transaction or series of related transactions for which the Parent or its Restricted Subsidiaries receive aggregate consideration of less than $1.5 million;

(b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets (determined on a consolidated basis) of the Issuers as permitted under Section 5.01;

(c)   a transfer of assets between or among the Parent, the Issuers and their respective Restricted Subsidiaries;

(d)   an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company, or by a Restricted Subsidiary or the Parent which is not also a Restricted Subsidiary of the Company to the Parent;

(e)   any Restricted Payment permitted by Section 4.10 and transfer made in compliance with Section 4.10;

(f)    sales or other dispositions of inventory, products, services, accounts receivable or other current assets in the ordinary course of business;

(g)   the granting of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(h)   the sale or other disposition of cash and Cash Equivalents;

(i)    the consummation of a Permitted Investment;

(j)    the sale, disposal, replacement or abandonment of used, worn out, obsolete or surplus equipment or other property or assets that are no longer used or useful in the business of the Parent,  the Issuers or their respective Restricted Subsidiaries (including, without limitation, the dissolution of any Subsidiary of the Issuers to the extent permitted pursuant to this Indenture);

(k)   the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(l)    the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind;

(m)  the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to any agreements or other security documents relating to any Indebtedness permitted under this Indenture; and

(n)   the licensing or grant of rights or interests in intellectual property in the ordinary course of business or to the extent that any such license or grant does not prohibit the Issuers and their Restricted Subsidiaries from otherwise using such intellectual property or require the Issuers and their Restricted Subsidiaries to pay any fees for any such use.

“Asset Sale Mandatory Prepayment Amount” shall have the meaning set forth in Section 3.07.

“Asset Sale Mandatory Prepayment Date” shall have the meaning set forth in Section 3.07.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of such term.

“Authenticating Agent” has the meaning set forth in Section 2.02.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means a day that is not a Legal Holiday.

“Capital Expenditures” means, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

“Capital Stock” means:

(1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and all options, warrants and other rights to purchase or acquire any of the foregoing; and

(2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person and all options, warrants and other rights to purchase or acquire any of the foregoing;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P and at least P-2 from Moody’s;

(4)   certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

(7)   investments made by the Foreign Restricted Subsidiaries in local currencies in instruments issued by or with entities in such jurisdictions having correlative and comparable attributes to the foregoing; and

(8)   deposits in any currency available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which any Restricted Subsidiary maintains its chief executive office or is engaged in the Related Business, provided that all such deposits are made in such accounts in the ordinary course of business.

“Change of Control” means the occurrence of one or more of the following events:

(1)   any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent;

(2)   Continuing Directors shall cease for any reason to constitute a majority of the Board of Directors of the Parent then in office;

(3)   the Parent shall fail to hold 100% of the Capital Stock of the Company;

(4)   the approval by the holders of Capital Stock of the Parent or the Company of a plan for the liquidation or dissolution of the Parent or the Company; or

(5)   the merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent, or the sale of all or substantially all the assets of the Parent (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by one or more of the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Parent and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

“Change of Control Offer” has the meaning set forth in Section 4.11.

“Change of Control Payment Date” has the meaning set forth in Section 4.11.

“Clearstream” means Clearstream Banking, société anonyme.

“Collateral” shall mean collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

“Collateral Account” means the collateral account established by the Trustee pursuant to Article Twelve hereof.

“Collateral Agreements” means, collectively, the Security Agreement, the Pledge Agreement, the Trademark Security Agreement, each Control Agreement (as defined in the Security Agreement) and each Mortgage, in each case, as the same may be in force from time to time in accordance with its terms.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such

Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Mrs. Fields Famous Brands, LLC, a Delaware limited liability company, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Competitive Business” has the meaning set forth in Section 4.23.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)   Consolidated Net Income; and

(2)   to the extent Consolidated Net Income has been reduced thereby (without duplication):

(a)   all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)   Consolidated Interest Expense, amortization expense and depreciation expense; and

(c)   Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of any Preferred Stock by such Person or any of its Restricted Subsidiaries (and, in each case, the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption or other repayment of any Preferred Stock (and, in each case, the application of the proceeds thereof), occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)   any Asset Sale or other disposition of a company or business or assets out of the ordinary course of business or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with the assets that are the subject of such Asset Sale or other disposition or Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income.”  If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(a)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(b)   notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)   Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); plus

(2)   the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) or, to the extent permitted under this Indenture, its Restricted Subsidiaries paid in cash during such period to any Person other than such Person or any of its Restricted Subsidiaries times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Indebtedness Ratio” means, as to any date of determination, the ratio of the principal amount of Net Indebtedness of the Parent and its Restricted Subsidiaries as of such date, determined on a consolidated basis for the Parent and its Restricted Subsidiaries in accordance with GAAP, to the Consolidated EBITDA of the Parent with respect to the four most recently completed fiscal quarters of such Person through such date.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization of debt discount, (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and (c) net cash costs under all Interest Swap Obligations, excluding, however, any amount of such interest expense of any Restricted Subsidiary if (A) the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (4) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (4) of the definition thereof) or (B) on or prior to the Issue Date, money has been set aside for the payment of such interest and at the time of determination is held to secure such payment thereof.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication:

(1)   after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2)   after-tax items classified as extraordinary or nonrecurring gains or losses;

(3)   gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(4)   only for purposes of calculating cumulative Consolidated Net Income for purposes of Section 4.10, the net income of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5)   the net income of any other Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(6)   any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(7)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(8)   in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(9)   any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan;

(10) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person; and

(11) transaction costs charged in connection with the Refinancing Transactions.

“Consolidated Net Worth” of the Company means the consolidated members’ equity (or equivalent) of the Company, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses (including but not limited to stock-based compensation charges, impairment of goodwill, intangibles or fixed assets and non-cash restructuring charges) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Continuing Directors” means the collective reference to all members of the Board of Directors of the Parent who have (i) held office continuously since the Issue Date or (ii) assumed office after such date and whose appointment or nomination for election by the stockholders of the Parent was approved by a vote of a majority of the Continuing Directors in office immediately prior to such appointment or nomination.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at                                                   , Attention:  Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuers).

“Covenant Defeasance” has the meaning set forth in Section 8.01.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Code.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning set forth in Section 2.17.

“Depository” means DTC, its nominees and successors.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute an Asset Sale or a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of an Asset Sale or a Change of Control) on or prior to the date which is 91 days after the Maturity Date of the Notes for cash or is convertible into or exchangeable for debt securities of the Issuers or their Subsidiaries at any time prior to such date; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for the provisions thereof giving holders the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or a Change of Control occurring prior to the stated maturity of the notes shall not constitute Disqualified Capital Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.11 and Section 4.13 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Issuers’ repurchase of such Notes as are required to be repurchased pursuant to such covenants.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Parent other than the Company that is not a Foreign Restricted Subsidiary.

“DTC” means The Depository Trust Company, its nominees and successors.

“Equity Mandatory Prepayment Amount” shall have the meaning set forth in Section 3.07.

“Equity Mandatory Prepayment Date” shall have the meaning set forth in Section 3.07.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and if such value exceeds $5.0 million, shall be evidenced by a Board Resolution of the Board of Directors of the Company, delivered to the Trustee.

“Foreign Restricted Subsidiary” means any Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary of the Parent (x) which is organized under the laws of any jurisdiction outside of the United States of America, any political subdivision thereof or the District of Columbia, (y) which conducts the major portion of its business outside of the United States of America and (z) all or substantially all of the property and assets of which are located outside of the United States of America.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and, as the case may be, pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Global Notes” has the meaning set forth in Section 2.01.

“Guarantee” has the meaning set forth in Section 10.01.

“Guarantor” means (1) all Domestic Restricted Subsidiaries of the Company other than MFFC, (2) the Parent, and (3) each of the Company’s or the Parent’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided, that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“incur” has the meaning set forth in Section 4.08.

“Indebtedness” means with respect to any Person, without duplication:

(1)   all Obligations of such Person for borrowed money;

(2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)   all Capitalized Lease Obligations of such Person;

(4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn-outs consistent with the Company’s past practice);

(5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due, but excluding Obligations with respect to letters of credit (including trade letters of credit) to the extent such Obligations are cash collateralized or such letters of credit secure Obligations (other than Obligations described in clauses (1), (2) and (3) above) entered into in the ordinary course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three Business Days following receipt by such Person of a demand for reimbursement;

(6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

(8)   all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

(9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

The amount of Indebtedness of any Person at any date shall be the amount that shall be attributable to such Indebtedness on a balance sheet of such Person at such date, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP, and the amount or principal amount of Indebtedness represented by guarantees and contingent obligations shall be the maximum principal amount thereof.

“Indemnified Party” has the meaning set forth in Section 7.07.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Indenture Documents” means, collectively, this Indenture, the Notes, the Guarantees, and the Collateral Agreements.

“Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm which, in the judgment of the Board of Directors of the Guarantor, is independent and qualified to perform the task for which it is to be engaged.

“Initial Notes” means the Notes issued on the Issue Date.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements, in each case, determined as if such agreement were terminated on the date such obligations were being determined for purposes of this Indenture.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person.  “Investment” shall exclude extensions of trade credit by the Parent, the Issuers and their respective Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Parent, the Issuers and their respective Restricted Subsidiaries.

“Issue Date” means the date of original issuance of the Notes.

“Issuers” shall have the meaning set forth in the preamble to this Indenture.

“Legal Defeasance” has the meaning set forth in Section 8.01.

“Legal Holiday” has the meaning set forth in Section 11.07.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Mandatory Prepayment” shall mean a mandatory prepayment of the Notes pursuant to Section 3.07.

“Mandatory Prepayment Amount” shall mean an Asset Sale Mandatory Prepayment Amount or an Equity Prepayment Amount, as applicable.

“Mandatory Prepayment Date” shall mean an Asset Sale Mandatory Prepayment Date or an Equity Mandatory Prepayment Date, as applicable.

“Maturity Date” means                         , 2014.

“MFFC” means the co-issuer of the Notes, Mrs. Fields Financing Company, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

“MFOC” means Mrs. Fields’ Original Cookies, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt or other similar documents delivered by the Parent, the Issuers or any of their respective Domestic Restricted Subsidiaries pursuant to the terms of this Indenture which create, in favor of the Trustee, Liens on any fee interest in real property owned by the Parent, the Issuers or any such Domestic Restricted Subsidiary, as the case may be, as collateral security for the payment obligations of the Issuers under this Indenture and the Notes or of such Domestic Restricted Subsidiary under its Guarantee, as the case may be.

“Net Cash Proceeds” means, (i) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Issuers or any of their Restricted Subsidiaries from such Asset Sale net of:

(1)   reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and severance and relocation costs and expenses);

(2)   all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

(3)   in the case of an Asset Sale of Collateral, repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and, in the case of any other Asset Sale, repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

(4)   amounts required to be paid to any Person (other than the Issuers or any of their Restricted Subsidiaries) owning a beneficial interest in the assets that are the subject of the Asset Sale and as permitted under this Indenture; and

(5)   appropriate amounts to be provided by the Issuers or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuers or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

in each case as determined by the Board of Directors of the Parent, in its reasonable good faith judgment evidenced by a Board Resolution; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Sale will be treated for all purposes of this Indenture and the Notes as a new Asset Sale at the time of such reduction with Net Cash Proceeds equal to the amount of such reduction; provided further, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of further estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds; and (ii) with respect to the issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or debt securities or Disqualified Capital Stock that has been converted into or exchanged for Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations, net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale, conversion or exchange and net of any Consolidated Interest Expense attributable to any debt securities paid to the holders thereof prior to the conversion or exchange and net of taxes paid or payable as a result thereof.

“Net Indebtedness” means, with respect to any Person, at any date of determination, the excess, if any, of the amount of Indebtedness of such Person at such date over the amount of cash and Cash Equivalents of such Person at such date, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Net Proceeds Offer” shall have the meaning set forth in Section 4.13.

“Net Proceeds Offer Amount” has the meaning set forth in Section 4.13.

“Net Proceeds Offer Payment Date” has the meaning set forth in Section 4.13.

“Net Proceeds Offer Trigger Date” has the meaning set forth in Section 4.13.

“NexCen Stock” means the shares of Capital Stock of NexCen Brands, Inc., which were received by certain Restricted Subsidiaries of the Company as part of the consideration for the sales of certain assets of PTF, LLC (formerly Pretzel Time Franchising, LLC) and PMC, LLC (formerly Pretzelmaker Franchising, LLC) to subsidiaries of NexCen Brands, Inc. on August 7, 2007 and for the sale of substantially all of the assets of GACCF, LLC (formerly Great American Cookie Company Franchising, LLC) and GAMAN, LLC (formerly Great American Manufacturing, LLC) to subsidiaries of NexCen Brands, Inc. on January 29, 2008.  Such sales are collectively called the “NexCen Transactions.

“Non-Confidential Information” has the meaning set forth in Section 4.23.

“Non-Public Information” has the meaning set forth in Section 4.23.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes hereunder.

“Officer” means, with respect to any Guarantor or either Issuer, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of such Issuer or such Guarantor.

“Officers’ Certificate” means, with respect to either Issuer or the Guarantor, a certificate signed by two Officers of such Issuer or such Guarantor, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel who may be counsel for the Company or the Parent and who shall be reasonably acceptable to the Trustee, as applicable.

“Parent” means MFOC until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Parent” shall mean such successor Person.

“Paying Agent” has the meaning set forth in Section 2.04.

“Permissive Terms” has the meaning set forth in Section 12.1.

“Permitted Holders” means (i) any Person that is a party to the Stockholder Agreement and their respective Affiliates, including, one or more investment funds controlled, managed or advised by any of them and (ii) any Person that forms a group (within meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Person mentioned in clause (i), provided that, in the case of clause (ii), a Person or Persons listed in clause (i) own a majority of the voting power of such group.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)                    Indebtedness under this Indenture and the Notes and the related Guarantees;

(2)                    letters of credit issued on behalf of the Company or any of its Subsidiary Guarantors in the ordinary course consistent with past practice being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount at any time outstanding not to exceed $3.0 million;

(3)                    other Indebtedness of the Parent, the Company and their respective Restricted Subsidiaries outstanding on the Issue Date other than the Existing Notes;

(4)                    Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by this Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed at the time of the incurrence thereof, the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(5)                    Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)                    Indebtedness of a Domestic Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Permitted Lien of the type described in clause (15) or (28) of the definition thereof; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or a Person other than the holder of a Permitted Lien thereon of the type described in clause (15) or (28) of the definition thereof holds a Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7)                    Indebtedness of a Foreign Restricted Subsidiary of the Parent to the Parent, the Company or a Domestic Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Parent, the Company or a Domestic Restricted Subsidiary of the Company and is permitted to be made as a Permitted Investment under clause (16) of the definition thereof or the holder of a Permitted Lien thereon of the type described in clause (15) or (28) of the definition thereof, in each case subject to no Lien held by a Person other than the Parent, the Company or a Domestic Restricted Subsidiary of the Company or the holder of a Permitted Lien of the type described in clause (15) or (28) of the definition thereof; provided that if as of any date any Person other than the Parent, the Company or a Domestic Restricted Subsidiary of the Company owns or holds any such Indebtedness or a

Person other than the holder of a Permitted Lien thereon of the type described in clause (15) or (28) of the definition thereof or holds a Lien in respect of such Indebtedness, such date shall be deemed the date of the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the issuer of such Indebtedness;

(8)                    Indebtedness of a Foreign Restricted Subsidiary of the Parent to a Foreign Restricted Subsidiary of the Parent for so long as such Indebtedness is held by a Foreign Restricted Subsidiary of the Parent, in each case subject to no Lien held by a Person other than the Parent or a Foreign Restricted Subsidiary of the Parent or the holder of a Permitted Lien of the type described in clause (15) or (17) of the definition thereof; provided that if as of any date any Person other than a Foreign Restricted Subsidiary of the Parent owns or holds any such Indebtedness or any Person other than the holder of a Permitted Lien thereon of the type described in clause (15) or (17) of the definition thereof holds a Lien in respect of such Indebtedness, such date shall be deemed the date of the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (8) by the issuer of such Indebtedness;

(9)                    Indebtedness of the Company to the Parent or a Restricted Subsidiary of the Parent or the Company for so long as such Indebtedness is held by the Parent or a Restricted Subsidiary of the Company or the Parent, in each case subject to no Lien other than a Permitted Lien of the type described in clause (15) or (28) of the definition thereof; provided, that (a) any such Indebtedness is subordinated, pursuant to a written agreement by the holder thereof, to the Company’s Obligations under this Indenture and the Notes and (b) if as of any date any Person other than the Parent or a Restricted Subsidiary of the Company or the Parent owns or holds any such Indebtedness or any Person other than the holder of a Permitted Lien of the type described in clause (15) or (28) of the definition thereof, holds a

Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (9) by the Company;

(10)              Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(11)              Indebtedness of the Parent, the Company or any of their respective Restricted Subsidiaries represented by letters of credit for the account of the Parent, the Company or such Restricted Subsidiary, as the case may be, in order to provide security for performance bonds, bankers’ acceptances, workers’ compensation claims, surety and appeal bonds, payment obligations in connection with self-insurance or similar requirements and bank overdrafts incurred in the ordinary course of business;

(12)              Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Parent, the Company and their respective Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $5.0 million at any time outstanding;

(13)              Refinancing Indebtedness;

(14)              Guarantees by the Parent, the Company or a Restricted Subsidiary of Indebtedness incurred by the Parent, the Company or a Restricted Subsidiary of the Company or the Parent so long as the incurrence of such Indebtedness by the Parent, the Company or any such Restricted Subsidiary is otherwise permitted by the terms of this Indenture;

(15)              Indebtedness of Foreign Restricted Subsidiaries of the Company, in an aggregate outstanding principal amount not to exceed $2.0 million;

(16)              Indebtedness arising from agreements of the Parent or a Subsidiary providing for the guarantee, indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Parent or such Subsidiary in connection with such disposition;

(17)              Indebtedness of the Parent, the Company or any of their respective Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with this Indenture;

(18)              the guarantee by the Parent, the Company or any of their respective Restricted Subsidiaries of operating store lease obligations of any franchisee or sublessee of the Parent, the Company or any of their respective Restricted Subsidiaries in the ordinary course of business and consistent with past practice; provided, that the aggregate amount of such guarantees, when taken together with the Indebtedness and guarantees permitted to be incurred and made pursuant to clause (19) below, does not exceed $3.0 million outstanding at any time;

(19)              Indebtedness of the Parent, the Company or any Restricted Subsidiary of the Parent or the Company or the guarantee by the Parent, the Company or any Restricted Subsidiary of the Parent or the Company of Indebtedness incurred by franchisees in connection with the cost of purchasing a franchise or the cost of equipment in connection with the set-up of a franchise; provided, that the aggregate principal amount of such Indebtedness and guarantees, when taken together with the guarantees permitted to be made pursuant to clause (18) above, does not exceed $3.0 million outstanding at any time;

(20)              Indebtedness in the form of notes issued by the Parent in connection with the repurchase, redemption, acquisition or retirement of Capital Stock of the Parent in an aggregate principal amount not to exceed $500,000 at any time outstanding to the extent such repurchase, redemption, acquisition or retirement was permitted under clause (5) of the third sentence under Section 4.10(b) and the payment of such Indebtedness is subordinated in right of payment to the Notes;

(21)              Indebtedness under one or more Senior Secured Facilities so long as the aggregate principal amount of Indebtedness outstanding pursuant to this clause (21) at no time exceeds $10.0 million;

(22)              Acquired Indebtedness; and

(23)              additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount, when taken together with the amount of Indebtedness incurred pursuant to clause (15) and then outstanding, not to exceed $5.0 million at any time outstanding.

For purposes of determining compliance with Section 4.08, (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (20), (22) and (23) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with Section 4.08, (ii) the amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the original issue price of such Indebtedness, (iii) Indebtedness incurred in connection with, or in contemplation of, any transaction described in the definition of the term “Acquired Indebtedness” shall be deemed to have been incurred by the Parent, the Company or one of their respective Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary (or is merged into the Parent, the Company or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, and (iv) the maximum amount of Indebtedness that the Parent, the Company and their respective Restricted Subsidiaries may incur pursuant to Section 4.08 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.  Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.08.

“Permitted Investments” means:

(1)                    Investments by the Parent, the Company or any Restricted Subsidiary of the Parent or the Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate into the Parent, the Company or a Guarantor;

(2)                    Investments in the Company by the Parent or any Restricted Subsidiary of the Parent or the Company; provided that any Indebtedness evidencing such Investment held by a Restricted Subsidiary of the Company shall satisfy the requirements of clause (9) of the definition of the term “Permitted Indebtedness;”

(3)                    Investments by any Foreign Restricted Subsidiary of the Parent or the Company in any other Foreign Restricted Subsidiary of the Parent or the Company;

(4)                    Investments in cash and Cash Equivalents;

(5)                    loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Parent, the Company and their respective Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(6)                    Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Indenture;

(7)                    surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(8)                    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent, the Company or any of their respective Restricted Subsidiaries, including pursuant to any plan or reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(9)                    Investments made by the Parent, the Company or their respective Restricted Subsidiaries as a result of an Asset Sale made in compliance with Section 4.13;

(10)              Investments made by the Parent, the Company or their respective Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.13;

(11)              Investments represented by guarantees that are otherwise permitted under this Indenture;

(12)              any Investment of assets the payment for which is Qualified Capital Stock of the Parent;

(13)              Advances to suppliers and customers in the ordinary course of business;

(14)              Investments acquired and cancelled pursuant to the Refinancing Transactions and any other Investments existing on the Issue Date; provided that the Parent shall have no Investments in any Subsidiary other than the Issuers or a Restricted Subsidiary of the Company on the Issue Date;

(15)              Investments received as a result of a foreclosure by the Parent, the Company or any of their respective Restricted Subsidiaries with respect to any secured Investment in default;

(16)              Investments in notes of employees, officers and directors issued to the Parent representing payment of the exercise price of options to purchase common stock of the Parent; and

(17)              additional Investments not to exceed $5.0 million at any time outstanding; provided that the Parent will not make any Investment in any Foreign Subsidiary that is not a Restricted Subsidiary of the Company.

“Permitted Liens” means the following types of Liens:

(1)                    Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Parent, the Company or any of their respective Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)                    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)                    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)                    Liens arising by reason of any judgment, decree or order of any court, but not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)                    survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Parent, the Company or any of their respective Restricted Subsidiaries;

(6)                    any interest or title of a lessor under any operating lease or any Capitalized Lease Obligation permitted pursuant to clause (12) of the definition of “Permitted Indebtedness” or Liens securing any such Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7)                    Liens securing Purchase Money Indebtedness permitted pursuant to clause (12) of the definition of “Permitted Indebtedness;” provided, however, that (a) such Indebtedness shall not exceed the cost of the property or assets acquired, together with, in the case where such property or assets include real property or fixtures, the cost of the construction thereof and improvements thereto, and shall not be secured by any property or assets of the Parent, the Company or any Restricted Subsidiary of the Parent or the Company other than such property so acquired or constructed, improvements and accessions thereto and proceeds thereof and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of such Indebtedness, within 180 days of such refinancing;

(8)                    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)                    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)              Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Parent, the Company or any of their respective Restricted Subsidiaries, including rights of offset and set-off;

(11)              Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(12)              Liens securing Indebtedness under Currency Agreements that are permitted under this Indenture;

(13)              Liens securing Acquired Indebtedness incurred in accordance with Section 4.08; provided that:

(a)                    such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Parent, the Company or a Restricted Subsidiary of the Parent or the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Parent, the Company or such a Restricted Subsidiary; and

(b)                   such Liens do not extend to or cover any property or assets of the Parent, the Company or of any of their respective Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Parent, the Company or such a Restricted Subsidiary and are no more favorable to the lien holders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or such a Restricted Subsidiary;

(14)              Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date and Liens on the NexCen Stock granted in connection with the NexCen Transactions;

(15)              Liens securing the Notes, this Indenture and the Guarantees;

(16)              Liens securing letters of credit permitted under clause (2) of the definition of the term “Permitted Indebtedness,” provided, however, that such Lien is only secured by cash or Cash Equivalents;

(17)              Liens securing Indebtedness of Foreign Restricted Subsidiaries to the extent such Indebtedness is permitted under clause (15) of the definition of the term “Permitted Indebtedness”; provided, however, that no asset of the Parent, the Company or any Domestic Restricted Subsidiary shall be subject to any such Lien;

(18)              Liens in favor of the Company or a Domestic Restricted Subsidiary of the Company;

(19)              leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Parent, the Company and their respective Restricted Subsidiaries;

(20)              banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business; provided that such bank accounts are not cash collateral accounts;

(21)              Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

(22)              Liens securing obligations with respect to operating leases and guarantees thereof; provided that such Liens do not extend to or cover any property of the Parent, the Company or any of their respective Restricted Subsidiaries other than the property subject to such leases, any property or rights (including rights under subleases) relating to such leased property and the equity interests of the lessee in any such lease;

(23)              deposits made in the ordinary course of business to secure liability to insurance carriers;

(24)              rights of a licensor of intellectual property;

(25)              Liens arising out of conditional sale, title retention, consignment or similar arrangement for the sale of goods entered into by the Parent, the Company or any of their respective Restricted Subsidiaries in the ordinary course of business;

(26)              Liens incurred in the ordinary course of business of the Parent, the Company or any Restricted Subsidiary of the Company or the Parent with respect to Obligations that (a) are not incurred in connection with the borrowing of money (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property subject thereto;

(27)              Liens securing Senior Secured Facilities; and

(28)              Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with Section 4.08 of this Indenture; provided, however, that such Liens:  (i) are no less favorable to the Holders and are not more favorable to the lien holders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Parent, the Company or any of their respective Restricted Subsidiaries not securing the Indebtedness so Refinanced.

“Permitted Senior Secured Debt Documentation” has the meaning set forth in Section 12.11.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Physical Notes” has the meaning set forth in Section 2.15.

“Plan” has the meaning assigned to it in the preamble of this Indenture.

“Pledge Agreement” means the Pledge Agreement, dated as of the Issue Date, made by the Company and certain of the Guarantors in favor of the Trustee, as amended or supplemented from time to time in accordance with its terms.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Premises” has the meaning set forth in Section 4.20.

“principal” of any Indebtedness (including the Notes) means the principal amount of such Indebtedness plus the premium, if any, on such Indebtedness.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Indenture, a calculation made in accordance with Article 11 of Regulation S-X under the Securities Act, as determined by the Board of Directors of the Company in consultation with its independent public accountants.

“Purchase Money Indebtedness” means Indebtedness of the Parent, the Company and their respective Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of design, development, installation, construction or improvement, of property or equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Recipient” has the meaning set forth in Section 4.23.

“Record Date” means any of the Record Dates specified in the Notes, whether or not a Legal Holiday.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for redemption pursuant to this Indenture and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for redemption pursuant to this Indenture and the Notes.

“Reference Date” has the meaning set forth in Section 4.10.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Parent, the Company or any Restricted Subsidiary of the Company or the Parent of Indebtedness incurred in accordance with Section 4.08 (other than Permitted Indebtedness) or pursuant to clause (1), (3) or (13) of the definition of Permitted Indebtedness, in each case that does not:

(1)       result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus accrued interest on the Indebtedness being Refinanced plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Parent, the Company and their respective Restricted Subsidiaries in connection with such Refinancing);

(2)       create Indebtedness with:  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company or a Guarantor and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or the Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced;

(3)       change any of the respective obligors on such Refinancing Indebtedness; or

(4)       affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness).

“Refinancing Transactions” means the refinancing transactions contemplated under the Plan.

“Register” has the meaning set forth in Section 2.04.

“Registrar” has the meaning set forth in Section 2.04.

“Related Business” means a retailer and franchisor of snack foods and a gift and branded retailer and any business or activity related to, arising from, or necessary, appropriate or incidental to the activities described above and logical extensions thereof.

“Released Interests” has the meaning set forth in Section 12.05.

“Released Trust Monies” has the meaning set forth in Section 12.08.

“Replacement Assets” has the meaning set forth in Section 4.13.

“Restricted Payment” has the meaning set forth in Section 4.10.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Parent, the Company or a Restricted Subsidiary of the Parent or the Company of any property, whether owned by the Parent, the Company or such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Parent, the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Trustee, as amended or supplemented from time to time in accordance with its terms.

“Senior Debt Administration Agent” has the meaning set forth in Section 12.08.

“Senior Obligations” has the meaning set forth in Section 12.08.

“Senior Secured Facilities” means any agreements by the Company and/or one or more Restricted Subsidiaries of the Company providing for the making of loans, the issuance of letters of credit and/or the creation of bankers’ acceptances, which Indebtedness may be secured by a Lien or Liens on the accounts receivable and inventory of the Company and/or its Restricted

Subsidiaries which Liens may be senior in priority to the Liens securing the Notes and the Guarantees and which Indebtedness must be incurred pursuant to clause (21) of the definition of Permitted Indebtedness.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.17.

“S&P” means Standard & Poor’s Ratings Group.

“Stockholder Agreement” means the agreement described in Section 8.4 of the Joint Packaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Mrs.’ Fields Original Cookies, Inc. and Certain Subsidiaries, dated August [ ], 2008.

“Subsidiary” with respect to any Person, means:

(1)       any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or any combination thereof); or

(2)       any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Surviving Entity” shall have the meaning set forth in Section 5.01.

“TCBY” means TCBY Systems, LLC, a Delaware limited liability company and a direct Wholly-Owned Subsidiary of the Company.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. SS 77aaa-77bbbb) as amended, as in effect on the date of this Indenture.

“Trademark Security Agreement” means the Trademark Security Agreement, dated as of the Issue Date, made by certain of the Guarantors in favor of the Trustee, as amended or supplemented from time to time in accordance with its terms.

“Trigger Amount” means, as of any date of determination, the excess, if any, of $10.0 million over the aggregate amount of Net Cash Proceeds that have not been applied as of such date of determination for the making of a Net Proceeds Offer.

“Trust Monies” means all cash and Cash Equivalents received:

(1)       all Net Cash Proceeds; or

(2)       proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral by or on behalf of the Trustee pursuant to this Indenture or any of the Collateral Agreements or otherwise;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Unrestricted Subsidiary” of any Person means:

(1)       any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)       any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Parent, the Company or any other Subsidiary of the Company or the Parent that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1)       the Issuers certify to the Trustee that such designation complies with Section 4.10; and

(2)       each Subsidiary to be so designated and each of its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuers or any of their Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 4.10, the portion of the Fair Market Value of the net assets of such Subsidiary of the Issuers at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Issuers and their Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, or, if less, the amount of the value of the Investment in such Subsidiary when made, shall be deemed to be an Investment.  Such designation will be permitted only if such Investment would be permitted at such time under Section 4.10.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)       immediately after giving effect to such designation, the Issuers are able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.08; and

(2)       immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

“U.S. Legal Tender” means such coin or currency of the United States which, as at the time of payment, shall be immediately available legal tender for the payment of public and private debts.

“Valuation Date” shall have the meaning set forth in Section 12.05.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Warrants” means the warrants to purchase shares of Capital Stock of the Parent issued pursuant to the Plan.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

Section 1.2            Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture.  The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means each of the Issuers or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

Section 1.3            Rules of Construction.

Unless the context otherwise requires:

a term has the meaning assigned to it;

an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

“or” is not exclusive;

words in the singular include the plural, and words in the plural include the singular;

“herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”;

all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated;

unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Indenture shall have such meanings when used in each other Indenture Document;

unless the context otherwise requires, any reference to a statute, rule or regulation refers to the same (including any successor statute, rule or regulation thereto) as it may be amended from time to time;

provisions apply to successive events and transactions;

the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

unless otherwise expressly provided herein, the principal amount of any Preferred Stock shall be greater of (i) the maximum liquidation value of such Preferred Stock of

(ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock.

ARTICLE TWO
THE NOTES

Section 2.1            Form and Dating.

The Initial Notes and the Additional Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or DTC rule or usage.  The Issuers and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them.  Each Note shall be dated the date of its authentication.

The terms and provisions contained in the forms of the Notes annexed hereto as Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Initial Notes shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “Global Notes”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B.

The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, as hereinafter provided.

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officer executing such Notes, as evidenced by their execution of such Notes.

Section 2.2            Title and Terms.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is limited to $50.0 million plus the amount by which Noteholder Cash (as defined in the Plan) is less than $90.0 million except for Additional Notes and Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 2.15, 8.05, or 9.05 or in connection with a Change of Control Offer or am Asset Sale Offer pursuant to Section 4.11 or 4.13.  On the Issue Date, the Issuers shall not issue an aggregate principal amount of Notes in excess of $50.0 million plus the amount by which Noteholder Cash (as defined in the Plan) is less than $90.0 million.

The Notes shall be known and designated as the 10% Senior Secured Notes due 2014.  Their final maturity date shall be                   , 2014 and they shall bear interest at the applicable rates per annum specified below from the Issue Date in the case of the Initial Notes or from the applicable date of issuance in the case of Additional Notes or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, regardless of when issued, payable semiannually in arrears on                      and                     , commencing                     , 2009, until the principal thereof is paid or made available for payment.  Interest so payable shall be, (a) for the two-year period following the Issue Date, payable in cash at the rate of 10% per annum or, at the Company’s option when authorized by a Board Resolution, payable by the issuance of additional Notes at the rate of 12% per annum with other terms identical to the Initial Notes (other than with respect to the date of issuance) in such principal amount as shall equal the interest payment that is then due (“Additional Notes”) or in a combination of Cash and Additional Notes at the respective rates applicable to such forms of payment; and (b) thereafter until the principal thereof is paid or made available for payment, payable in cash at the rate of 10% per annum.  The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Issuer in the Borough of Manhattan, The City of New York maintained for such purpose and at any other office or agency maintained by the Issuers for such purpose or, in the case of a Global Note, shall be paid by wire transfer of immediately available funds or Additional Notes, as determined by the Company pursuant to Section 2.19 hereof, to the accounts specified by the Holders of the Notes; provided, however, that at the option of the Issuers payment of interest payable in cash may be made by check mailed to the address of the Person entitled thereon and as such address shall appear in the Register.

The Notes shall be subject to repurchase by the Issuers pursuant to a Change of Control Offer or an Asset Sale Offer as provided in Sections 4.11 and 4.13.

The Notes shall be redeemable as provided in Article Three.

The Notes shall be subject to defeasance and covenant defeasance as provided in Article Twelve.

The “issue price” and “yield to maturity” of a Note for U.S. federal income tax purposes shall be determined by the Issuers and shall be binding on all Holders and persons holding beneficial interests in the Notes.

Section 2.3            Execution and Authentication.

An Officer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for each of the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue in the aggregate principal amount not to exceed $50,000,000 plus the amount by which Noteholder Cash (as defined in the Plan) is less than $90.0 million; and (ii) subject to compliance with Sections 2.02 and 2.19, Additional Notes upon written orders of the Issuers in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Sections 2.02 and 2.19.  In addition, each Officers’ Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes or Additional Notes, and shall further specify the amount of such Notes to be issued as Global Notes or Physical Notes.  All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate Notes.  Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent.  An Authenticating Agent has the same rights as an Agent to deal with the Issuers and Affiliates of the Issuers.

The Notes shall be issuable in fully registered form only, without coupons, in denominations of $1.00 in principal amount and any integral multiple thereof.

Section 2.4            Registrar and Paying Agent.

Each Issuer shall maintain an office or agency which shall initially be the office of the Trustee in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (the “Registrar”), (b) Notes may be presented or surrendered for payment (the “Paying Agent”) and (c) notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served.  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”).  The Issuers, upon prior written notice to the Trustee, may have one or more co-Registrars and one or more additional Paying Agents reasonably acceptable to the Trustee.  The term “Paying Agent” includes any additional Paying Agent.  Neither the Issuers nor any Affiliate of the Issuers may act as Paying Agent.

The Issuers shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Agent.  The Issuers shall notify the Trustee in writing, in advance, of the name and address of any such Agent and otherwise be reasonably satisfactory to the Trustee.  If either Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such.

The Issuers initially appoint the Trustee as Registrar, Paying Agent and agent for service of demands and notices in connection with the Notes.  The Paying Agent or Registrar may resign upon thirty (30) days’ written notice to the Issuers.

Section 2.5            Obligations of Paying Agent.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold separate and apart from, and not commingle with any other properties, for the benefit of the Holders or the Trustee, all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Issuers or any other obligor on the Notes), and the Issuers and the Paying Agent shall notify the Trustee in writing of any Default by the Issuers (or any other obligor on the Notes) in making any such payment.  The Issuers at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed.  Upon receipt by the Trustee of all assets that shall have been delivered by the Issuers to the Paying Agent, the Paying Agent shall have no further liability for such assets.

Section 2.6            Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with TIA Section 312(a).  If the Trustee is not the Registrar, the Issuers shall furnish or cause the Registrar to furnish to the Trustee before each Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably request of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee.

Section 2.7            Transfer and Exchange.

Subject to the provisions of Section 2.15, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing and such other documents as the Registrar or Co-Registrar may reasonably require.  To permit registrations of transfers and exchanges, the Issuers shall issue and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request.  No service charge shall be made for any registration of transfer or exchange, but the Issuers or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.11, 3.06, 4.11 or 4.13, in which event the Issuers shall be responsible for the payment of such taxes).

The Registrar or co-Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through DTC, in accordance with this Indenture and the Applicable Procedures.

Section 2.8            Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims in writing that the Note has been lost, destroyed or wrongfully taken, then, in the absence of written notice to the Issuers upon their request or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding if the Trustee’s requirements are met.  Except with respect to mutilated Notes, if required by the Trustee or the Issuers, such Holder must provide an affidavit of lost certificate and an indemnity bond or other indemnity, sufficient in the judgment of both the Issuers and the Trustee, to protect the Issuers, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced.  The Issuers may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of its counsel and of the Trustee and its counsel.  In case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.  Every replacement Note shall constitute an additional obligation of the Issuers, entitled to the benefits of this Indenture.

Section 2.9            Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding.  Subject to the provisions of Section 2.10, a Note does not cease to be outstanding because the Issuers or any of their Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If on a Redemption Date or the Maturity Date the Paying Agent holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.10         Treasury Notes; When Notes Are Disregarded.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent, Notes owned by the Issuers or any of their Affiliates shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so considered.  Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not one of the Issuers or any other obligor upon the Notes or any Affiliate of the Issuers or of such other obligor.  The Issuers shall notify the Trustee, in writing (which notice shall constitute actual notice for purposes of the foregoing sentence), when one of them or any of their Affiliates repurchases or otherwise acquires Notes, of the aggregate principal amount of such Notes so repurchased or otherwise acquired.

Section 2.11         Temporary Notes.

Until definitive Notes are ready for delivery, the Issuers may prepare and execute and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Issuers in the form of an Officers’ Certificate.  The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate upon receipt of a written order of the Issuers pursuant to Section 2.03 definitive Notes in exchange for temporary Notes.  Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.12         Cancellation.

The Issuers at any time may deliver Notes previously authenticated hereunder which the Issuers have acquired in any lawful manner, to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment.  The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel all Notes surrendered for transfer, exchange, payment or cancellation.  Subject to Section 2.08, the Issuers may not issue new Notes to replace Notes that they have paid or delivered to the Trustee for cancellation.  If the Issuers shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.12.  The Trustee shall dispose of all cancelled Notes in accordance with customary procedures or, at the written request of the Issuers, shall return the same to the Issuers.

Section 2.13         CUSIP Numbers.

A “CUSIP” number shall be printed on the Notes, and the Trustee shall use the CUSIP number in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes.  The Issuers shall promptly notify the Trustee of any change in the CUSIP number.

Section 2.14         Deposit of Moneys.

Prior to 11:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, the Issuers shall deposit with the Paying Agent U.S. Legal Tender sufficient to make cash payments, if any, due on such Interest Payment Date or the Maturity Date, as the case may be.

Section 2.15         Book-Entry Provisions for Global Notes.

(a)               The Global Notes initially shall (i) be registered in the name of DTC or the nominee of DTC, (ii) be delivered to the Trustee as custodian for DTC and (iii) bear legends as set forth in Exhibit B.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC, or the Trustee as its custodian, or under any Global Note, and DTC may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)              Transfers of the Global Notes shall be limited to transfers in whole, but not in part, to DTC, its successors or their respective nominees.  Interests of beneficial owners in the Global Notes may be transferred or exchanged in accordance with the Applicable Procedures of DTC.  In addition, certified Notes in registered form set forth in Exhibit A (the “Physical Notes”) shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) DTC notifies the Issuers that it is unwilling or unable to continue as Depository for the Global Notes and a successor Depository is not appointed by the Issuers within ninety (90) days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC to issue Physical Notes.

(c)               Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note shall, upon transfer, cease to be an interest in such Global Note and become a beneficial interest in such other Global Note and, accordingly, shall thereafter be subject to all transfer restrictions, if any, and other procedures applicable to a beneficial interest in such other Global Notes for as long as it remains such an interest.

(d)              In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and aggregate principal amount.

(e)               In connection with the transfer of an entire Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Physical Notes of authorized denominations.

(f)               The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(g)              The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(h)              Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by DTC.

Section 2.16         Transfers of Global Notes and Physical Notes.

A transfer of a Global Note or a Physical Note (including the right to receive principal and interest payable thereon) may be made only by the Registrar’s entering the transfer in the Register.  Prior to such entry, the Issuers shall treat the person in whose name such Note is registered as the owner of the Note for all purposes.

Section 2.17                 Payment of Interest; Interest Rights; Preserved.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder on such date, and such Defaulted Interest may be paid by the Issuers, at the election in each case, as provided in clause (1) or (2) below:

The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of Additional Notes or money, as determined by the Company pursuant to Section 2.02 hereof, equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such Additional Notes or money, as applicable, when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided.  Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.  The Trustee shall promptly notify the Issuers of such Special Record Date and, in the name and at the sole expense of the Issuers, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at this address as it appears in the Register, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee in its reasonable judgment.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration, transfer, or in exchange for, or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.18                 Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.19                 Additional Notes.

In the event the Company on behalf of the Issuers determines to issue Additional Notes pursuant to Section 2.02, the Company shall deliver an Officer’s Certificate and Additional Notes as required by Section 2.03 and an Officers’ Certificate setting forth the following information:

The aggregate principal amount of such Additional Notes to be authenticated and delivered on the applicable issue date; and

The proposed issue date of such Additional Notes, which shall be an Interest Payment Date.

If the proposed Interest Payment Date occurs during the two-year period following the Issue Date and the Issuers elect to pay interest in Additional Securities, the Issuers shall deliver at least 5 Business Days prior to the Record Date the Officers’ Certificate required by this Section 2.19, the Board Resolution and Officers’ Certificate required by Section 2.02, and shall provide notice of such election (including the amounts of Additional Notes) to all Holders in the manner provided in Section 11.02.

ARTICLE THREE
REDEMPTION AND PREPAYMENT

Section 3.1                    Optional Redemption.

The Issuers may, at their option, redeem the Notes, in whole or in part, at specified times and under specified conditions, as set forth in Paragraph 6 of the Notes.  If the Issuers elect to redeem Notes pursuant to Paragraph 6 of the Notes, they shall, at least forty-five (45) days (or such shorter period as the Trustee may agree) before the Redemption Date, furnish to the Trustee and Paying Agent an Officers’ Certificate setting forth the Redemption Date and the principal amount of the Notes to be redeemed and the clause of this Indenture or the Notes pursuant to which the redemption shall occur.

Each Officers’ Certificate provided for in this Section 3.01 shall be accompanied by an Opinion of Counsel stating that such redemption shall comply with the conditions contained herein and in the Notes.

Section 3.2                    Selection of Notes to be Redeemed.

If fewer than all of the Notes are to be redeemed pursuant to Paragraph 6 of the Notes, the Trustee shall select the Notes to be redeemed:

in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or if such Notes are not then listed on a national securities exchange, by lot; provided that no partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000; and provided, further, that if a partial redemption is made with the proceeds of an Equity Offering then the selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is prohibited.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof, to be redeemed.  Notes in denominations of $1,000 or less in principal amount at maturity may be redeemed only in whole.  The Trustee may select for redemption portions (equal to $1,000 in principal amount at maturity or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.3                    Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a Redemption Date, the Issuers shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee and any Paying Agent.  At the Issuers’ written request, the Trustee shall give the notice of redemption in the Issuers’ name and at the Issuers’ expense.  Failure to give notice of redemption, or any defect therein to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Note.

Each notice of redemption shall identify the Notes to be redeemed and shall state:

the Redemption Date;

the Redemption Price and the amount of accrued interest, if any, to be paid;

the name and address of the Paying Agent;

the CUSIP number;

the place where such Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

that, unless the Issuers fail to deposit with the Paying Agent funds in satisfaction of the applicable redemption price, interest on Notes called for redemption ceases to accrue on and after the Redemption Date in accordance with Section 3.05, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued interest, if any, upon surrender to the Paying Agent of the Notes redeemed;

if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued; and

if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Issuers shall modify such notice to the extent necessary to accord with the procedures of DTC applicable to redemption.

Section 3.4                    Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes or portions thereof called for redemption shall become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any.  Upon surrender to the Trustee or Paying Agent, such Notes or portions thereof called for redemption shall be paid at the Redemption Price plus accrued interest thereon to the Redemption Date, but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates referred to in the Notes.

Section 3.5                    Deposit of Redemption Price.

Not later than 10:00 a.m. local time in the place of payment on the Redemption Date, the Issuers shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest, if any, of all Notes or portions thereof to be redeemed on that date.

The Paying Agent shall promptly return to the Issuers any U.S. Legal Tender so deposited which is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Article Seven.

If the Issuers comply with the preceding paragraph, then, unless the Issuers default in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed shall cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

Section 3.6                    Notes Redeemed in Part.

Upon surrender of a Note that is to be redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.7                    Mandatory Prepayment.

(a)           To the extent that the Issuers sell or cause to be sold any or all of the NexCen Stock or any or all of the Capital Stock of TCBY or all or substantially all of the assets of TCBY, which sales shall constitute Asset Sales and be subject to the provisions the first paragraph of Section 4.13, the Issuers shall first use the Net Cash Proceeds therefrom to pay the Covered Obligations (as defined in the Plan) and then to prepay the Notes on a date not more than 45 days after the receipt of the applicable Net Cash Proceeds from such sale (an “Asset Sale Mandatory Prepayment Date”) in an amount equal to 100% of such remaining Net Cash Proceeds (the “Asset Sale Mandatory Prepayment Amount”), unless the amount of such Net Cash Proceeds is less than $50,000.

(b)           The Notes shall be prepaid from the Net Cash Proceeds received from the exercise of the Warrants or from an issuance of Capital Stock other than Disqualified Capital Stock and other than pursuant to transactions described in Section 4.10(b) on a date not more than 45 days after receipt of the applicable Net Cash Proceeds from such issuance of such Capital Stock in an amount equal to 100% of the Net Cash Proceeds therefrom (the “Equity Mandatory Prepayment Amount”), unless the amount of such Net Cash Proceeds is less than $50,000.

(c)           On the fifth Business Day following the receipt of Net Cash Proceeds pursuant to a transaction covered by clause (a) or (b) of this Section 3.07, the Company shall deliver to the Trustee an Officers’ Certificate selling forth a description of the applicable transaction and a calculation of the applicable Net Cash Proceeds and the applicable Mandatory Prepayment Amount.  On or before the record date for the Mandatory Prepayment, the Company shall publicly announce the aggregate amount of the Mandatory Prepayment.

(d)           The record date for any such Mandatory Prepayment shall be fifteen days after the receipt by the Company or its Restricted Subsidiaries of the applicable Net Cash Proceeds.  On or prior to 10:00 a.m., New York City time, on any Mandatory Prepayment Date, the Company shall deposit with the Trustee or with the Paying Agent the Mandatory Prepayment Amount.

(e)           The Mandatory Prepayment Amount shall be applied on a pro rata basis to make a partial payment of principal on each Note and accrued and unpaid interest on the portion of the principal being so repaid on the Mandatory Prepayment Date, provided, however, that installments of interest whose Interest Payment Date is on or prior to the Mandatory Prepayment

Date shall be payable to the Holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Dates according to their terms.

ARTICLE FOUR
COVENANTS

Section 4.1                    Payment of Notes.

The Issuers shall pay the principal of, or premium, if any, or interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  An installment of principal of, or premium, if any, or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuers or an Affiliate of the Issuers) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment in full.

Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States from principal or interest payments hereunder.

Section 4.2                    Maintenance of Office or Agency.

The Issuers shall maintain the office or agency required under Section 2.04.  The Issuers shall give prior written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office and the Issuers hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands.

Section 4.3                    Corporate Existence.

Except as otherwise permitted by Article Four, Article Five and Article Ten, the Parent and the Issuers shall do or cause to be done, at their own cost and expense, all things necessary to preserve and keep in full force and effect their limited liability company or corporate existence and the limited liability company or corporate existence of each of their respective Restricted Subsidiaries in accordance with the respective organizational documents of the Parent, the Issuers and each such Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Parent, the Issuers and each such Restricted Subsidiary; provided, however, that the Parent and the Issuers shall not be required to preserve, with respect to themselves, any material right or franchise and, with respect to any of the Restricted Subsidiaries (other than the Issuers), any such existence, material right or franchise, if the Boards of Directors of the Issuers or the Parent, as the case may be, shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and their Restricted Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, as the case be.

Section 4.4                    Payment of Taxes and Other Claims.

The Parent and the Issuers shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i)  all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon them or any of their respective Restricted Subsidiaries or their properties or any of such Restricted Subsidiaries’ properties and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon their properties or any of their respective Restricted Subsidiaries’ properties; provided, however, that the Parent and the Issuers shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being or shall be contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

Section 4.5                    Maintenance of Properties and Insurance.

(a)           The Parent and the Issuers shall, and shall cause each of their respective Restricted Subsidiaries to, maintain in good working order and condition in all material respects (subject to ordinary wear and tear) their properties that are used or useful in the conduct of their business and that are material to the conduct of such business, and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on their business; provided, however, that nothing in this Section 4.05 shall prevent the Parent, the Issuers or any of their respective Restricted Subsidiaries from discontinuing the operation and maintenance of any of their properties if such discontinuance is, in the good faith judgment of the Board of Directors or other governing body of the Parent, the Issuers or the Restricted Subsidiary concerned, as the case may be, desirable in the conduct of their businesses and is not disadvantageous in any material respect to the Holders.

(b)           The Parent and the Issuers shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Issuers, are adequate and appropriate for the conduct of the business of the Parent, the Issuers and the Domestic Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Issuers or the Parent, as the case may be, for companies similarly situated in the industry.

Section 4.6                    Compliance Certificate; Notice of Default.

(a)           The Issuers shall deliver to the Trustee, within ninety (90) days after the end of the Company’s fiscal year, an Officers’ Certificate stating that a review of the activities of the Parent, the Issuers and their respective Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers (one of whom is the principal executive officer, principal financial officer or principal accounting officer) with a view to determining whether they have kept, observed, performed and fulfilled their obligations under this Indenture and the other Indenture Documents and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s actual knowledge the Parent, the Issuers and their respective Restricted Subsidiaries during such preceding fiscal year have kept, observed, performed and fulfilled each and every condition and covenant under this Indenture and the other Indenture Documents in all material respects and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity.

(b)           So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to Section 4.23 shall be accompanied by a written report of the Parent’s independent accountants (who shall be a firm of established national reputation) that in conducting their audit of such financial statements nothing has come to their attention that would lead them to believe that the Issuers has violated any provisions of Article Four or Article Five insofar as they relate to accounting matters or, if they believe that any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)           The Issuers shall, so long as any Notes are outstanding, upon any Officer of the Issuers or the Parent becoming aware of any Default or Event of Default, deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default within five (5) Business Days of such Officer becoming aware of such occurrence.

Section 4.7                    Waiver of Stay, Extension or Usury Laws.

The Issuers covenant (to the extent that it may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuers from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that they may lawfully do so) the Issuers hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.8                    Limitation on Incurrence of Additional Indebtedness.

The Parent and Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Parent, the Issuers or any of their

Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness the Consolidated Fixed Charge Coverage Ratio of the Parent will be, after giving effect to the incurrence thereof and the application of the proceeds thereof, greater than 2.0 to 1.0.

Section 4.9                    Limitation on Sale and Leaseback Transactions.

The Parent and the Issuers will not, and will not permit any Restricted Subsidiary of the Company or the Parent to, enter into any Sale and Leaseback Transaction with respect to any of their or such Restricted Subsidiary’s property unless (1) the Parent, the Issuers or such Restricted Subsidiary would be entitled to (a) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 4.08 and (b) create a Lien on such property securing such Attributable Debt pursuant to Section 4.16, and (2) the Sale and Leaseback Transaction is treated as an Asset Sale and the Issuers apply the proceeds of such transaction in compliance with Section 4.13.

Section 4.10                 Limitation on Restricted Payments.

(a)           The Parent and Issuers will not, and will not cause or permit any of their respective Restricted Subsidiaries to, directly or indirectly:

declare or pay any dividend or make any distribution on or in respect of shares of Capital Stock of the Parent, the Company or their respective Restricted Subsidiaries to holders of such Capital Stock, other than (i) dividends or distributions payable in Qualified Capital Stock of the Parent, (ii) dividends and distributions payable to the Parent, the Company or another Restricted Subsidiary of the Company or the Parent, as the case may be, and (iii) pro rata dividends or distributions payable by a Restricted Subsidiary of the Parent or the Company that is not a Wholly-Owned Subsidiary of the Company to minority holders of Capital Stock of such Restricted Subsidiary;

purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Parent held by any Person other than the Parent, the Company or a Wholly-Owned Restricted Subsidiary of the Parent or the Company other than in exchange for Qualified Capital Stock of the Parent, the Company or their respective Restricted Subsidiaries or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuers or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

make any Investment (other than Permitted Investments),

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing; or

the Parent is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.08; or

the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property as determined in good faith by the Board of Directors of the Company at the time of the making thereof) shall exceed the sum of:

(u)          50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a deficit, 100% of such Consolidated Net Income) of the Parent earned during the period commencing with the first full fiscal quarter ending after the Issue Date and ending on the last day of the Parent’s most recent fiscal month occurring prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(v)          100% of the aggregate Net Cash Proceeds received by the Parent from any Person (other than the Company or a Restricted Subsidiary of the Company or the Parent) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Parent other than pursuant to the transactions described in the Plan or the exercise of the Warrants; plus

(w)         100% of the aggregate Net Cash Proceeds received by the Parent, the Company or any of its Restricted Subsidiaries subsequent to the Issue Date and on or prior to the Reference Date from the issuance and sale of Indebtedness (including Disqualified Capital Stock of the Parent) that has been converted into or exchanged for Qualified Capital Stock of the Parent together with the aggregate cash received by the Parent, the Company or such Restricted Subsidiary at the time of such conversion or exchange and the amount of any accrued interest then outstanding on any Indebtedness that is paid in Qualified Capital Stock of the Parent; plus

(x)           without duplication of any amounts included in clause (iii)(v) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by the Parent from a holder of the Parent’s Capital Stock (other than the Company or a Restricted Subsidiary of the Company or the Parent) subsequent to the Issue Date and on or prior to the Reference Date; plus

(y)          the sum of (1) without duplication of any amounts included in Consolidated Net Income in clause (iii)(u) above, the aggregate amount paid in cash or Cash Equivalents to the Parent, the Company or a Restricted Subsidiary of the Company or the Parent on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by the Parent, the Company or any of their respective Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to the Company or a Restricted Subsidiary of the Company or the Parent) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

In the case of clauses (iii)(v) and (w) above, any Net Cash Proceeds from issuances and sales of Qualified Capital Stock of the Parent financed directly or indirectly using funds borrowed from the Parent, the Company or any Subsidiary of the Company or the Parent, shall be excluded until and to the extent such borrowing is repaid.

(b)           Notwithstanding the provisions of Section 4.10(a), the provisions set forth in Section 4.10(a) do not prohibit:

the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

the repurchase, redemption or other acquisition or retirement of any shares of Qualified Capital Stock of the Parent, either (i) solely in exchange for other shares of Qualified Capital Stock of the Parent or (ii) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, through the application of net proceeds of a substantially concurrent sale for cash (other than to the Company or a Restricted Subsidiary of the Company or the Parent) of shares of Qualified Capital Stock of the Parent;

the repurchase, retirement, redemption or other repayment or acquisition of any Indebtedness of the Issuers or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Parent, or (ii) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, through the application of net proceeds of a substantially concurrent sale for cash (other than to the Company or a Restricted Subsidiary of the Company or the Parent) of (a) shares of Qualified Capital Stock of the Parent or (b) Refinancing Indebtedness;

if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, an Investment through the application of the net proceeds of a substantially concurrent sale for cash (other than to the Company or a Restricted Subsidiary of the Company or the Parent) of shares of Qualified Capital Stock of the Parent;

if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, a Restricted Payment to pay for the repurchase or other acquisition of shares of Capital Stock of the Company from officers, former officers, employees, former employees, directors or former directors of the Parent, the Company or any of their respective Subsidiaries (or permitted transferees of such officers, former officers, employees, former employees, directors or former directors) pursuant to the terms of any agreements (including employment agreements) or plans (or amendments thereto) under which such Capital Stock was issued; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1.0 million in any fiscal year, plus up to $500,000 of any unused amount permitted under this clause (5) for the immediately preceding year; and

if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, payments or distributions to dissenting stockholders of Capital Stock of the Parent pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Parent, the Company or any of their respective Restricted Subsidiaries; and

the Refinancing Transactions.

For purposes of determining compliance with this Section 4.10, in the event that an item meets the criteria of more than one of the categories described in clauses (1) through (6) above, the Issuers shall, in their sole discretion, classify (or later reclassify) such item in any manner that complies with this covenant.  In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of Section 4.10(a), amounts expended pursuant to clauses (1), 2(ii), 3(ii)(a), (4), (5) and (6) above shall be included in such calculation.

Not later than the date of making any Restricted Payment pursuant to clause (iii) of Section 4.10(a), or clause (4) of this Section 4.10(b), the Issuers shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Parent’s latest available internal monthly or quarterly, as the case may be, financial statements.

Section 4.11                 Repurchase Upon Change of Control.

(a)           Upon the occurrence of a Change of Control, the Issuers shall make an offer to purchase all outstanding Notes pursuant to the requirements described in clause (b) below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

(b)           Within thirty (30) days following the date upon which the Change of Control occurred, the Issuers shall send, by first class mail, postage prepaid, a notice to each record Holder as shown on the register of Holders, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.  The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer.  Such notice shall state:

that the Change of Control Offer is being made pursuant to this Section 4.11 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment;

the purchase price (including the amount of accrued interest, if any) and the purchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

that any Note not tendered shall continue to accrue interest;

that, unless the Issuers default in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than five (5) Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased;

that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof; and

the circumstances and relevant facts regarding such Change of Control.

If any of the Notes subject to the Change of Control Offer is in the form of a Global Note, then the Issuers shall modify such notice to the extent necessary to comply with the procedures of the Depositary applicable to repurchases.

On or before the Change of Control Payment Date, the Issuers shall, to the extent lawful (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.  The Paying Agent shall promptly mail to the Holders of Notes so tendered the purchase price for such Notes and the Issuers shall promptly issue and the Trustee shall promptly (but in any case not later than five days after the Change of Control Payment Date) authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.  Any Notes not so accepted shall be promptly mailed by the Issuers to the Holders thereof.  For purposes of this Section 4.11, the Trustee shall act as the Paying Agent.

Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Issuers.

Neither the Board of Directors of the Company nor the Trustee may waive the Issuers’ obligation to offer to purchase the Notes pursuant to this Section 4.11.

The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 4.11 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.11, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.11 by virtue thereof.

Section 4.12                                                    [Reserved].

Section 4.13                                                    Limitation on Asset Sales.

The Parent and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, consummate an Asset Sale unless:

the Parent, the Issuers or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

at least 75% of the consideration received by the Parent, the Issuers or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that (a) the amount of any Indebtedness or other liabilities of the Parent, the Issuers or such Restricted Subsidiary (other than Indebtedness or liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets so long as the documents governing such liabilities provide that there is no further recourse to the Issuers or any of their Subsidiaries with respect to such liabilities and (b) the Fair Market Value of any marketable securities, currencies, notes or other obligations received by the Issuers or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 180 days after the consummation of such Asset Sale shall be deemed to be cash for purposes of this provision; and

upon the consummation of an Asset Sale, the Parent or the Issuers shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof:

(i) in the case where the property or asset that was the subject of such Asset Sale does not constitute Collateral, to repay Indebtedness secured by a Lien of the type described in clause (7), (14) or (17) of the definition of the term “Permitted Lien,” (ii) in the case where the property or asset that was the subject of such Asset Sale is the property or asset of a Foreign Restricted Subsidiary, to repay Indebtedness of any Foreign Restricted Subsidiary or (iii) a combination of the foregoing clauses (i) and (ii);

to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or to make a capital expenditure or acquire other long term assets for use in a Related Business, or Capital Stock of a Person engaged, in a Related Business (“Replacement Assets”);

a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b); or

if applicable, to make a Mandatory Prepayment pursuant to the provisions of Section 3.07.

To the extent that the assets which were the subject of any Asset Sale constitute Collateral, all proceeds thereof shall, to the extent permitted by law, be subject to a perfected Lien in favor of the Trustee, and all Net Cash Proceeds from such an Asset Sale shall be deposited in the Collateral Account.

On the 361st day after an Asset Sale, if not made earlier, (a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (after giving effect to reduction for the estimated expenses of such Issuer, the Parent or such Restricted Subsidiary in making the Net Proceeds Offer, as determined in good faith by the Company’s Board of Directors, each a “Net Proceeds Offer Amount”) shall be applied by the Issuers, the Parent or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the aggregate principal amount of the Notes to be purchased, plus accrued and unpaid interest to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Issuers, the Parent or any Restricted Subsidiary of the Company or the Parent, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Issuers may at their election make a Net Proceeds Offer prior to being obligated to do so and may defer any Net Proceeds Offer until the sum of the aggregate Net Proceeds Offer Amount resulting from one or more Asset Sales that has not been applied pursuant to the immediately preceding paragraph, is equal to or in excess of $5.0 million, in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Trigger Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph).

To the extent that the aggregate principal amount of Notes tendered pursuant to such Net Proceeds Offer is less than the Net Proceeds Amount (or, in the event the Issuers elect to defer the Net Proceeds Offer pursuant to the immediately preceding paragraph, the Trigger Amount), such deficiency shall be deemed to have been applied and the Issuers and their Restricted Subsidiaries may use such deficiency for general corporate purposes not otherwise prohibited by this Indenture.  Upon completion of such Net Proceeds Offer, the Net Proceeds Offer Amount will be reset to zero (or, in the event the Issuers elect to defer the Net Proceeds Offer pursuant to the immediately preceding paragraph, upon completion of such Net Proceeds Offer, the Net Proceeds Amount will be reset to zero).

In the event of the transfer of substantially all (but not all) of the property and assets of the Parent, the Company or the Company’s Restricted Subsidiaries as an entity to a Person in a transaction permitted under Section 5.01, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Parent, the Company or the Company’s Restricted Subsidiaries as an entity not so transferred for purposes of this covenant, and shall comply with the provisions of this Section 4.13 with respect to such deemed sale as if it constituted an Asset Sale.  In addition, the Fair Market Value of such properties and assets of the Company, the Parent or the Company’s Restricted Subsidiaries as an entity deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notwithstanding anything to the contrary contained in this covenant, the Issuers and their Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

4.                                       the consideration for such Asset Sale constitutes Replacement Assets; and

5.                                       such Asset Sale is for Fair Market Value; provided that any consideration not constituting Replacement Assets received by the Issuers or any of their Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

Each notice of a Net Proceeds Offer shall be mailed to the Holders of record as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture.  Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash.  To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered and with such adjustments as may be reasonably deemed appropriate by the Issuers so that only Notes in denominations of $1,000 or multiples thereof shall be purchased).  A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.  If only a portion of a Note is purchased pursuant to a Net Proceeds Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will made).  Notes (or portions thereof) purchased pursuant to a Net Proceeds Offer will be cancelled and cannot be reissued.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.  To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.13, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.13 by virtue thereof.

Section 4.14                                                    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Issuers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuers to:

pay dividends or make any other distributions on or in respect of their Capital Stock;

make loans or advances or to pay any Indebtedness or other obligation owed to the Issuers or any other Restricted Subsidiary of the Issuers; or

transfer any of their property or assets to the Issuers or any other Restricted Subsidiary of the Issuers,

except for such encumbrances or restrictions existing under or by reason of:

applicable law;

this Indenture, the Notes, the Guarantees and the Collateral Agreements;

in the case of clause (3) above, (A) agreements or instruments that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuers or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) provisions arising or agreed to in the ordinary course of business not relating to Indebtedness that do not, individually or in the aggregate, detract from the value of property or assets of the Issuers or any of their Restricted Subsidiaries or the ability of the Issuers or such Restricted Subsidiary, as the case may be, to use such property or assets, in each case in any manner material to the Issuers or any of their Restricted Subsidiaries;

any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

agreements or instruments existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of this Indenture; provided that such restrictions relate only to the property financed with such Indebtedness;

restrictions in other Indebtedness incurred in compliance with Section 4.08; provided that such restrictions, taken as a whole, will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by senior management or the Board of Directors of the Company);

restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

restrictions on the ability of any Foreign Restricted Subsidiary to make dividends or other distributions resulting from the operation of covenants contained in documentation governing Indebtedness of such Subsidiary permitted under this Indenture;

customary non-assignment provisions in leases, licenses and other contracts entered into in the ordinary course of business and consistent with past practices,

the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant Section 4.08 hereof and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or make or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

encumbrances or restrictions contained in Interest Swap Agreements and Currency Agreements permitted from time to time under this Indenture;

restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Issuers in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

Nothing contained in this Section 4.14 shall prevent the Parent, the Issuers or any of their respective Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.16.

Section 4.15                                                    Limitation on Issuances and Sales of Capital Stock of Subsidiaries.

The Parent and the Issuers will not permit or cause any of their respective Restricted Subsidiaries to issue or sell any Capital Stock except:

to the Parent, the Issuers or a Wholly-Owned Restricted Subsidiary of the Issuers or the Parent;

issuances of directors’ qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries to the extent required by applicable law;

issuances or sales of shares of Common Stock of Restricted Subsidiaries to the extent required, as determined in good faith by the Board of Directors of the Company, to obtain or maintain any governmental license, privilege or other right that is necessary or useful in connection with the conduct by such Restricted Subsidiary of its business;

if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such

Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.10 if made on the date of such issuance or sale; or

sales of all of the Capital Stock of a Restricted Subsidiary of the Issuers or the Parent in compliance with the provisions of Section 4.13.

Section 4.16                                                    Limitation on Liens.

The Parent and the Issuers will not, and will not cause or permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Parent, the Issuers or any of their respective Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

Section 4.17                                                    Limitations on Transactions with Affiliates.

(a)                                  The Parent and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of their Affiliates (each an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Parent, the Issuers or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $2.5 million shall be approved by a majority of the disinterested members of the Board of Directors of the Parent or a majority of the disinterested members, if any, of the Board of Directors of that Company or such Restricted Subsidiary (or, the entire Board of Directors, in the event there are no disinterested members of the Board of Directors of that Company or such Restricted Subsidiary), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the provisions set in this paragraph.  If the Parent, the Issuers or any Restricted Subsidiary of the Issuers or the Parent enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Parent, the Issuers or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Parent, the Issuers or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b)                                 The restrictions set forth in the first paragraph of this Section 4.17 shall not apply to:

reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Parent, the Issuers or any Restricted Subsidiary of the Issuers or the Parent as determined in good faith by the Parent’s Board of Directors or senior management;

transactions exclusively between or among the Parent, the Issuers and any of their respective Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

the Refinancing Transactions or any agreement as in effect on the Issue Date (including any transaction expressly provided for therein) and any amendment thereto or any replacement agreement thereto so long as (i) any such amendment or replacement agreement is not more disadvantageous to the Holders, in any material respect, than the original agreement as in effect on the Issue Date, provided that any such amendment or replacement agreement shall be approved by a majority of the disinterested members of the Board of Directors of the Parent, the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that the terms of such amendment or replacement agreement comply with the provisions set forth in clause (a) of this Section 4.17 and Section 4.10 and the terms of this clause (3);

Restricted Payments permitted by this Indenture;

any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment related agreements, arrangements or plans entered into by the Parent, the Issuers or any of their respective Restricted Subsidiaries in the ordinary course of business;

issuance of Qualified Capital Stock of the Parent and the granting of registration rights with respect to such Qualified Capital Stock;

any transaction on arm’s-length terms with a non-Affiliate that becomes an Affiliate as a result of such transaction; and

arrangements with directors or officers of the Parent, the Company or any Restricted Subsidiary existing on the Issue Date and in effect on the Issue Date or as modified thereafter; provided that any such modification shall be approved by a majority of the disinterested members of the Board of Directors of the Parent, the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that the terms of such modification comply with the provisions set forth in the first paragraph of this Section 4.17.

Section 4.18                                                    Additional Subsidiary Guarantees.

If the Parent, either of the Issuers or any of their respective Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Person that is not a Guarantor but becomes a Domestic Restricted Subsidiary as a result of such transaction, or if the Parent, the Issuers or any of their Restricted Subsidiaries shall organize, acquire or otherwise invest in another Person that is not a Guarantor but becomes a Domestic Restricted Subsidiary as a result of such transaction, then such transferee or acquired or other Subsidiary shall:

execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Issuers’ obligations under the Notes and this Indenture on the terms set forth herein;

(a) execute and deliver to the Trustee such amendments to the Collateral Agreements as the Trustee reasonably determines to be necessary or advisable in order to grant to the Trustee, for the benefit of the Holders, a perfected security interest in the Capital Stock of such new Domestic Restricted Subsidiary and any debt securities of such new Domestic Restricted Subsidiary, subject to Permitted Liens, which are owned by the Parent, the Issuers or such new Domestic Restricted Subsidiary and required to be pledged pursuant to the Security Agreement or the Pledge Agreement, (b) deliver to the Trustee any certificates representing such Capital Stock and debt securities, together with (i) in the case of such Capital Stock, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by an Officer of such Issuer or such Subsidiary, as the case may be;

cause such new Domestic Restricted Subsidiary to take such other actions necessary or as the Trustee reasonably determines to be advisable to grant to the Trustee for the benefit of the Holders a perfected security interest in the assets of such new Domestic Restricted Subsidiary to the extent required pursuant to the terms of the Collateral Agreements, subject to the Permitted Liens, including the filing of Uniform Commercial Code financing statements or other applicable collateral filing documents in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Trustee;

take such further action and execute and deliver such other documents specified in this Indenture to effectuate the foregoing; and

deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such new Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such new Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the Collateral of or consisting of the Capital Stock of such new Domestic Restricted Subsidiary as provided for in this Indenture.

Thereafter, such new Domestic Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

Section 4.19                                                    Impairment of Security Interest.

None of the Parent, the Issuers or any of their Subsidiaries will take or knowingly omit to take any action which would materially impair the Liens in favor of the Trustee and the Holders, with respect to any material portion of the Collateral.  None of the Parent, the Issuers nor any of their Domestic Restricted Subsidiaries shall grant to any Person (other than the Trustee), or permit any Person (other than the Trustee) to retain, any interest whatsoever in the Collateral other than Permitted Liens.  None of the Parent, the Issuers or any of their respective Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes and the Collateral Agreements.  The Parent and the Issuers shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements.  The Parent and the Issuers shall, and shall cause each of their respective Restricted Subsidiaries to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be required under applicable law to perfect the Liens created by the Collateral Agreements, subject to Permitted Liens.

Section 4.20                                                    Real Estate Mortgages and Recordings.

With respect to any fee interest (as distinguished from any leasehold or other interest) in any real property (individually and collectively, the “Premises”) (A) owned by the Parent, the Issuers or any of their respective Domestic Restricted Subsidiaries on the Issue Date or (B) acquired by the Parent, the Issuers or any of their respective Domestic Restricted Subsidiaries after the Issue Date and, in each case, having (i) a purchase price or (ii) a Fair Market Value, of greater than $750,000:

the Issuers shall deliver to the Trustee, as mortgagee, a fully-executed counterpart of a Mortgage, duly executed by the Parent, the Issuers or the applicable Domestic Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage and fixture filings as may be necessary or desirable, to create a valid, perfected Lien, against the interest purported to be covered thereby;

to the extent practicable, the Trustee shall have received a mortgagee’s title insurance policy in favor of the Trustee, as mortgagee, in an amount equal to 125% of the Fair Market Value of the property purported to be covered by such Mortgage and in form and substance and issued by a nationally-recognized title insurance company, with respect to the property purported to be covered by such Mortgage, insuring that the Lien created by such Mortgage constitutes a valid Lien on such interest accompanied by evidence of the payment in full of all premiums thereon; and

the Issuers shall deliver to the Trustee, with respect to each Premises that is the subject of such Mortgage, such other items that are required to be delivered pursuant to this Indenture.

Section 4.21                                                    Conduct of Business.

The Parent, the Company and their respective Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Parent, the Issuers and their respective Restricted Subsidiaries are engaged on the Issue Date.

Section 4.22                                                    Activities of MFFC.

MFFC shall not hold any assets, become liable for any obligations, engage in any business activity or hold any Subsidiary; provided that MFFC shall be a co-issuer of the Notes pursuant to the terms of this Indenture or of any other similar debt securities and may engage in any activities directly related or necessary in connection therewith.

Section 4.23                                                    Reports to Holders.

(a)                                  The Company shall furnish to the Holders of the Notes:

within 20 days of the time periods specified in the SEC’s rules and regulations, all annual financial information that would be required to be contained in a filing with the SEC on Form 10-K (including Rule 3-10 of Regulation S-X but excluding Rule 3-16 of Regulation S-X) and, within 5 days of the time periods specified in the SEC’s rules and regulations, all quarterly financial information (which need not be reviewed by an independent registered public accounting firm, but shall be certified by a responsible officer of the Parent as being prepared in accordance with then applicable GAAP) that would be required to be contained in a filing with the SEC on Form 10-Q (including Rule 3-10 of Regulation S-X but excluding Rule 3-16 of Regulation S-X), in each case, if the Parent were required to file such Forms, including footnotes, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) and, with respect to the annual information only, a report thereon by the Parent’s independent registered public accounting firm, except that none of such reports need include any certifications required under the Sarbanes-Oxley Act of 2002 or any rules of the SEC adopted pursuant thereto; and

the information that would be required to be contained in all current reports that would be required to be filed with the SEC on Form 8-K if the Parent or the Company were required to file such reports (including any information that would be required to be filed as exhibits to a Form 8-K, except that the report need not include any certifications required under the Sarbanes-Oxley Act of 2002 or any rules of the SEC adopted pursuant thereto), in each case within the time period specified in the rules of the SEC adopted pursuant thereto.

(b)                                 In no event shall any financial information required to be furnished pursuant to Section 4.23(a)(1) be required to include any information required by, or to be prepared or approved in accordance with, or otherwise be subject to, any provision of Section 404 of the Sarbanes-Oxley Act of 2002 or any rules, regulations, or accounting guidance adopted pursuant to that section.  Sections 314(a)(1), 314(a)(2) and 314(a)(3) of the Trust Indenture Act are deemed to be incorporated into this Indenture to the extent required by the Trust Indenture Act.

(c)                                  The Company agrees to deliver the financial information required by Section 4.23(a) by electronic transmission directly to any Holder and any owner of a beneficial interest in any Note that requests such delivery (who may, subject to this Section 4.23, transmit them to any prospective investor).  The Company also agrees to make such reports available on a website to which such Holders and beneficial owners shall have access.  The Company shall not be required to provide access to such website to any other Person who requests it unless such Person certifies to order to obtain access to such website that such Person, is engaged in the business of acquiring investments such as the Notes, is a prospective purchaser of Notes and not engaged in a Competitive Business (as defined below).  Before displaying any of such reports, the website described in this subsection may also require the user to agree to be bound by an electronic agreement containing substantially the same terms as those set forth in clauses (1), (2) and (3) of Section 4.23(d) by electronically confirming that he or she has read said provisions and agrees to be bound by them.

(d)                                 Each Holder and each other Person (each such Holder or other Person, a “Recipient”) who at any time receives any non-public information about the Parent, the Company and their respective businesses and finances within the meaning of applicable securities laws communicated in any report, described in Section 4.23(a) (collectively, the “Non-Public Information”), by accepting any such Information, shall be deemed to have acknowledged to and agreed with the Company and the Parent as follows:

The Recipient shall not use Non-Public Information if that use or communication would constitute a violation of applicable securities laws or regulations (including but not limited to laws or regulations prohibiting insider trading or tipping) and shall not communicate it to any other Person not bound by, or which has not otherwise agreed to abide by, the terms of this clause (1), unless such information (i) is or becomes publicly available other than as a result of a disclosure known to the Recipient or is in violation of an agreement with or obligation to the Company and/or the Parent, (ii) was within the Recipient’s possession prior to it being furnished to the Recipient by or on behalf of the Company, (iii) is or becomes available to the Recipient on a non-confidential basis from a source (other than the Company or the Parent) which is not known by the Recipient to be prohibited from disclosing such information to the Recipient by a legal, contractual or fiduciary obligation to the Company and/or the Parent, (iv) is independently developed by the Recipient without the benefit of any Non-Public Information (information in clauses (i) – (iv) being “Non-Confidential Information”) or (v) unless such disclosure is required by subpoena or the Parent, as the case may be or other legal process of a tribunal, in which case the Recipient shall give the Company and the Parent as much advance notice as is practicable before making disclosure so as to provide the Company and/or the Parent with an opportunity to seek a protective order or to take other action to protect the confidentiality of the Non-Public Information.

The Recipient represents and agrees that it is (i) a Holder of Notes, (ii) a prospective purchaser of Notes and in the business of buying securities such as the Notes and (iii) is not a Person engaged in the business of operating fitness centers or any business activity reasonably related thereto (a “Competitive Business”).  Neither the Company nor the Parent shall have any obligation to provide any Non-Public Information to any Person engaged in a Competitive Business.

The Recipient shall not disclose any Non-Public Information to any Person that engaged in a Competitive Business unless such disclosure is required by subpoena or other legal process of a tribunal, in which case the Recipient shall give the Parent and the Company as much advance notice as is practicable before making disclosure so as to provide the Company and/or the Parent with an opportunity to seek a protective order or to take other action to protect the confidentiality of the Non-Public Information.

(e)                                  Any document delivered by the Company and/or the Parent pursuant to Section 4.23 (in either paper or electronic form) shall be deemed to contain Non-Public Information and be treated as confidential for purposes of this Section 4.23 unless the same is Non-Confidential Information.

(f)                                    No later than November 30, 2008, the Company shall host a conference call with Holders, any owner of a beneficial interest in any Note and any prospective purchaser of Notes to discuss the financial information of the Company and the Parent then available with respect to the quarter ended September 30, 2008.  With respect to each quarter thereafter, the Company shall host quarterly conference calls with such participants no later than 10 days after furnishing the quarterly financial information described in Section 4.23.  Beginning in 2009, the Company shall host a conference call with such participants no later than 10 days after furnishing the yearly information described in Section 4.23.  The Company may also require any participant in such calls to agree to be bound by an electronic or other agreement containing substantially the same terms as those set forth in clauses (1), (2) and (3) of Section 4.23(d), and any other terms which subsequent to the date hereof may become required by applicable law, by electronically confirming that he or she has read such provisions and agrees to be bound by them.

(g)                                 Notwithstanding the requirements of this Section 4.23, the Company or the Parent, as the case may be, shall be deemed to have furnished the information to the Holders of the Notes as required by this Section 4.23 if it has filed such information with the SEC and such information is publicly available.

Section 4.24                                                    Payments for Consent.

The Parent and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or any Collateral Agreement unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE FIVE
SUCCESSOR CORPORATION

Section 5.1                                                           Merger, Consolidation and Sale of Assets.

(a)                                  Neither Issuer will, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

either:

the Company shall be the surviving or continuing entity; or

the Person (if other than the Company) formed by such consolidation or into which an Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company or of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

1.                                       shall be a limited liability company or a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

2.                                       shall expressly assume, (i) by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Indenture on the part of the Issuers to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all obligations of the Issuers under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the Surviving Entity;

except in the case of a consolidation or merger of an Issuer with or into a Wholly-Owned Subsidiary of the Company, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company to a Wholly-Owned Subsidiary of the Company, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.08;

except in the case of a consolidation or merger of the Issuers with or into a Wholly-Owned Subsidiary of the Company, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company to a Wholly-Owned Subsidiary of the Company, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

the Issuers or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, or the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b)                                 The Parent will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Parent’s assets  in a transaction or series of related transactions to any Person or group of affiliated Persons unless at the time and after giving affect thereto:

either:

the Parent shall be the surviving or continuing entity; or

the Person (if other than the Company) formed by such consolidation or into which an Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Parent:

24.                                 shall be a limited liability company or a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

25.                                 shall expressly guarantee, (i) by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Indenture on the part of the Issuers to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all obligations of the Issuers under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

except in the case of a consolidation or merger of the Parent with or into the Company, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Parent to the Company or a Wholly-Owned Subsidiary of the Company, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

the Parent or the surviving entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

Section 5.2                                                           Successor Entity Substituted.

Upon any consolidation, combination or merger of an Issuer or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which such

Issuer is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.  Upon such substitution the Issuer and any Guarantors that remain Subsidiaries of the Issuer shall be released from this Indenture and the Notes and each Issuer, if surviving, shall be automatically discharged from all of its obligations under this Indenture and the Notes.

ARTICLE SIX

DEFAULT AND REMEDIES

Section 6.1                                                           Events of Default.

The following events are defined as “Events of Default”:

the failure to pay the interest on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of thirty (30) days;

the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon Mandatory Prepayment, redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

a default in the observance or performance of any other covenant or agreement contained in this Indenture (other than the payment of the principal of, or premium, if any, or interest on any Note) or any Collateral Agreement which default continues for a period of thirty (30) days after the Issuers receive written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Parent, either Issuer or any Restricted Subsidiary of the Company or the Parent or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within twenty (20) days of receipt by the Parent, such Issuer or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

one or more judgments in an aggregate amount in excess of $7.5 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing) shall have been rendered against the Parent, either Issuer or any

Restricted Subsidiary of the Company or the Parent and such judgments remain undischarged, unpaid or unstayed for a period of sixty (60) consecutive days after such judgment or judgments become final and non-appealable;

the Parent, either Issuer or any Significant Subsidiary of the Company or the Parent (A) commences a voluntary case or proceeding under any Bankruptcy Code or any other applicable federal, state or foreign bankruptcy, insolvency or similar law with respect to itself, (B) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Code, (C) consents to the appointment of a Custodian of it or for substantially all of its property, (D) makes a general assignment for the benefit of its creditors; or (F) takes any corporate action to authorize or effect any of the foregoing;

a court of competent jurisdiction enters an order or decree that (A) is an order for relief in respect of the Parent, either Issuer or any Significant Subsidiary of the Company or the Parent in an involuntary case under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy, insolvency or similar law, (B) appoints a Custodian of the Company or any Significant Subsidiary of the Company or the Parent or for substantially all of its property or (C) orders the winding-up or liquidation of its affairs; and such order or decree shall remain unstayed and in effect for a period of sixty (60) consecutive days;

except with respect to a Collateral Agreement for which all or substantially all of the assets comprising the Collateral thereunder have been transferred or sold or the Lien thereon released as permitted under this Indenture, any Collateral Agreement at any time for any reason shall cease to be in full force and effect, or shall cease to be effective in all material respects to grant the Trustee the Liens with the priority purported to be created thereby on a material portion of the Collateral thereunder, subject to Permitted Liens and no other Liens except as expressly permitted by the applicable Collateral Agreement, in each case for thirty (30) days after the Issuers receive written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (with a copy to the Trustee);

failure of the Parent, either Issuer or a Restricted Subsidiary to make, when due, any transfer, delivery, pledge, assignment or grant of Collateral required to be made by it and such failure continues unremedied for ten Business Days after notice of such failure is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

the Parent, either Issuer or any Guarantor that is a Significant Subsidiary of the Company or the Parent shall assert in writing that any Lien created under any Collateral Agreement is invalid or unenforceable; or

any Guarantee of a Guarantor that is the Parent or a Significant Subsidiary of the Company or the Parent ceases to be in full force and effect or any Guarantee of a Guarantor that is the Parent or a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Guarantor that is the Parent or a Significant Subsidiary of the Company or the Parent is found to be invalid or the Parent or any

Guarantor that is a Significant Subsidiary of the Company or the Parent denies its liability under its Guarantee (other than by reason of the release of such Guarantor in accordance with the terms of this Indenture).

Section 6.2                                                           Acceleration.

(a)                                  If an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7) above with respect to the Issuers) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and premium, if any, accrued interest, on all the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

(b)                                 If an Event of Default specified in Section 6.01(6) or (7) above with respect to the Issuers occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)                                  At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article, the Holders of at least a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuers and the Trustee, may rescind and annul such declaration and its consequences if:

the Issuers have paid or deposited with the Trustee a sum sufficient to pay:

the principal of any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been paid on a Redemption Date or a Mandatory Prepayment Date, or purchased pursuant to a Change of Control Payment Date or a Net Proceeds Offer Payment Date pursuant to a Change of Control Offer or a Net Proceeds Offer, as applicable, made by the Company) and, to the extent that payment of such interest is lawful, any interest thereon at the rate provided therefor in the Notes;

to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in Section 4.01 and the Notes, and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amount due under Section 7.07; and

all Events of Default, other than the non-payment of the principal of or interest on, the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.3                                                           Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or any Collateral Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

Section 6.4                                                           Waiver of Past Defaults.

Subject to Sections 2.10, 6.07 and 9.02, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default and its consequences, except (other than as provided in Section 6.02(c)) a default in the payment of the principal of or premium, if any, or interest on any Notes.  When a Default or Event of Default is waived, it is cured and ceases to exist.

Section 6.5                                                           Control by Majority.

Subject to Section 2.09, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, including, without limitation, any remedies provided for in Section 6.03.  Subject to Section 7.01 and 7.02(l), however, the Trustee may refuse to follow any direction (which direction, if sent to the Trustee, shall be in writing) that the Trustee reasonably believes conflicts with any applicable law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may subject the Trustee to personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction (which direction, if sent to the Trustee, shall be in writing).

Section 6.6                                                           Limitation on Suits.

A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

the Holder gives to the Trustee written notice of a continuing Event of Default;

subject to Section 2.10, Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to institute proceedings in respect of that Event of Default;

such Holders offer to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

during such sixty (60) day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

Section 6.7                                                           Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder, except that no Holder shall have the right to institute any such suit, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would under applicable law result in the surrender, impairment, waiver, or loss of the Liens of the Collateral Agreements upon any property or assets subject to the Liens.

Section 6.8                                                           Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment (i) in its own name and (ii) in the case of the Trustee, as trustee of an express trust or on behalf of each of the Secured Parties, in each case against the Issuers or any other obligor on the Notes for the whole amount of principal of, premium, if any, and accrued interest remaining unpaid on, the Notes, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest at the rate set forth in Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its respective agents and counsel and any other amounts due the Trustee under the Collateral Agreements and Section 7.07.

Section 6.9                                                           Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuers or any other obligor upon the Notes, any of their respective creditors or any of their respective property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under the Collateral Agreements and Section 7.07.  The Issuers’ payment obligations under this Section 6.09 shall be secured in accordance with the provisions of Section 7.07.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                                                    Priorities.

If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money in the following order:

First:  to the Trustee, the Paying Agent and the Registrar for amounts due under Section 7.07 (including payment of all compensation expense, all liabilities incurred and all advances made by the Trustee and the costs and expenses of collection);

Second:  if the Holders are forced to proceed against the Issuers directly without the Trustee, to Holders for their collection costs;

Third:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Fourth:  to the Issuers or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Issuers, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11                                                    Undertaking for Costs.

All parties to this Indenture agree, and each Holder by its acceptance of its Note shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

Section 6.12                                                    Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceedings to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.13                                                    Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 2.08, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14                                                    Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE SEVEN

TRUSTEE

Section 7.1                                                           Duties of Trustee.

The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)                                 Except during the continuance of an Event of Default:

the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA and the Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in or read into this Indenture against the Trustee; and

in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, in case of any such certificates or opinions furnished to the Trustee which by the provisions hereof are furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)                                  Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)                                 No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability.  The Trustee shall be under no obligation to exercise of any of its rights or powers under this Indenture or the Collateral Agreements at the request, order or direction of any Holders unless such Holders have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against the costs and expenses which may be incurred by it in compliance with such request, order or direction.

(e)                                  Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.01.

(f)                                    The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Issuers.  Money and assets held in trust by the Trustee need not be segregated from other funds or assets held by the Trustee except to the extent required by law.

Section 7.2                                                           Rights of Trustee.

Subject to Section 7.01:

(a)                                  The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement instrument, opinion, report, request direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee acts or refrains from acting, it may consult with counsel of its selection and may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to Sections 11.04 and 11.05.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The advice of the Trustee’s counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.

(c)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)                                 The Trustee shall not be liable for any action that it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e)                                  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuers, to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and to consult with the officers and representatives of the Issuers, including the Issuers’ accountants and attorneys.  Except as expressly stated herein to the contrary, in no event shall the Trustee have any responsibility to ascertain whether there has been compliance with any of the covenants or provisions of Articles Four or Five hereof.

(f)                                    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g)                                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of the Issuers and any resolution of the Board of Directors shall be sufficient if evidenced by a copy of such resolution certified by an Officer of the Issuers to have been duly adopted and in full force and effect on the date hereof.

(h)                                 The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Trust Officer of the Trustee has actual notice thereof or unless the Trustee shall have received from the Issuers, any Guarantor or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 11.02 hereof, and such notice references the Notes and this Indenture.

(i)                                     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)                                     The Trustee may request that the Issuers deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k)                                  The permissive right of the Trustee to take any action under this Indenture or any Collateral Agreements shall not be construed as a duty to so act.

Section 7.3                                                           Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, any Subsidiary of the Issuers or their respective Affiliates with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11 of this Indenture, and the Trustee is subject to TIA Sections 310(b) and 311.

Section 7.4                                                           Trustee’s Disclaimer.

The Trustee makes no representation as to the validity, adequacy or sufficiency of this Indenture, the Notes or the Collateral Agreements, and it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers in this Indenture, the Notes, the Collateral Agreements or any other documents in connection with the issuance of the Notes other than the Trustee’s certificate of authentication, which shall be taken as the statement of Issuers, and the Trustee assumes no responsibility for their correctness.

Beyond the exercise of reasonable care in the custody thereof and the fulfillment of its obligations under this Indenture and the Collateral Agreements, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property.

The Trustee makes no representations as to and shall not be responsible for the existence, genuineness, value, sufficiency or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Collateral Agreement, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Collateral Agreements, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral, any Collateral Agreements or any agreement or assignment contained in any thereof, for the validity of the title of the Issuers or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

Section 7.5                                                           Notice of Default.

If a Default or an Event of Default occurs and is continuing and if a Trust Officer has actual knowledge or has received written notice from the Issuers or any Holder, the Trustee shall mail to each Holder, with a copy to the Issuers, notice of the Default or Event of Default within thirty (30) days thereof.  Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer and, except in the case of a failure to comply with Article Five, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

Section 7.6                                                           Reports by Trustee to Holders.

Within sixty (60) days after each May 15, beginning with May 15, 2009, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA Section 313(a).  The Trustee also shall comply with TIA Sections 313(b) and (c).

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuers and filed by the Issuers with the SEC and each stock exchange or market, if any, on which the Notes are listed or quoted.

The Issuers shall promptly notify the Trustee if the Notes become listed or quoted on any stock exchange or market and the Trustee shall comply with TIA Section 313(d) and any delisting thereof.

Section 7.7                                                           Compensation and Indemnity.

The Issuers shall pay to the Trustee, the Paying Agent and the Registrar (each an “Indemnified Party”) from time to time such compensation for their respective services as Trustee, Paying Agent or Registrar, as the case may be, shall from time to time be agreed in writing signed by the Company.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall reimburse each Indemnified Party upon request for all reasonable out-of-pocket expenses incurred or made by it in connection with the performance of its duties under, as the case may be, this Indenture or the Collateral Agreements.  Such expenses shall include the reasonable fees and expenses of each of such Indemnified Party’s agents and counsel.

The Issuers and the Guarantors hereby agree to indemnify each Indemnified Party and its agents, employees, stockholders and directors and officers for, and to hold each of them harmless against, any loss, cost, claim, liability or expense (including taxes) incurred by any of them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on the part of such Indemnified Party, arising out of or in connection with this Indenture or the Collateral Agreements, or the administration of this trust, including the reasonable costs and expenses of enforcing this Indenture against the Issuers (including this Section 7.07) and defending themselves against any claim or liability in connection with the exercise or performance of any of their rights, powers or duties hereunder or thereunder (including the reasonable fees and expenses of counsel).  The Trustee shall notify the Issuers promptly of any claim asserted against an Indemnified Party for which such Indemnified Party has advised the Trustee that it may seek indemnity hereunder or under the Collateral Agreements.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of its obligations hereunder.  At the Indemnified Party’s sole discretion, the Issuers shall defend the claim and the Indemnified Party shall cooperate and may participate in the defense; provided that any settlement of a claim shall be approved in writing by the Indemnified Party.  Alternatively, the Indemnified Party may at its option have separate counsel of its own choosing and the Issuers shall pay the reasonable fees and expenses of such counsel; provided that the Issuers shall not be required to pay such fees and expenses if it assumes the Indemnified Party’s defense and there is no conflict of interest between the Issuers and the Indemnified Party in connection with such defense as reasonably determined by the Indemnified Party.  The Issuers need not pay for any settlement made without their written consent, which consent shall not be unreasonably withheld.

To secure the Issuers’ payment obligations in this Section 7.07, each Indemnified Party shall have a lien prior to the Notes on all Collateral held or collected by the Trustee, in its capacity as Trustee, except assets or money held in trust to pay principal of or interest on particular Notes which have been called for redemption.

When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) occurs, such expenses (including the reasonable fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Code.

The obligations of the Issuers under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, termination of the Collateral Agreements or the resignation or removal of the Trustee.

The Trustee shall comply with the provisions of TIA Section 312(b)(2) to the extent applicable.

Section 7.8                                                           Replacement of Trustee.

The Trustee may resign by so notifying the Issuers.  The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuers and the Trustee in writing and may appoint a successor Trustee.  The Issuers, by a Board Resolution, may remove the Trustee if:

the Trustee fails to comply with Section 7.10;

the Trustee is adjudged bankrupt or insolvent;

a receiver or other public officer takes charge of the Trustee or its property; or

the Trustee becomes incapable of acting with respect to the Notes.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall notify each Holder in writing of such event and shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts, duties and obligations of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such Trustee so ceasing to act hereunder subject nevertheless to its lien, if any, provided for in Section 7.07.  Upon request of the Issuers or the successor Trustee, such retiring Trustee shall at the expense of the Issuers and upon payment of the charges of the Trustee then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee, at the Issuers’ expense, the Issuers or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The Issuers shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders in writing.  Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding any resignation or replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.9                                                           Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible hereunder, be the successor Trustee; provided, however, that such Person shall be otherwise qualified and eligible under this Article Seven.

In case any Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10                                                    Eligibility; Disqualification.

(a)                                  This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1), (2), (3) and (5).  The Trustee (or, in the case of a corporation included in a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA Section 310(a)(2).  The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuers are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.  The provisions of TIA Section 310 shall apply to the Issuers, as obligor of the Notes.

(b)                                 If the Trustee has or acquires a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

Section 7.11                                                    Preferential Collection of Claims Against Issuers.

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12                                                    Trustee as Paying Agent.

References to the Trustee in Sections 7.01(f), 7.02, 7.03, 7.04, and 7.07 shall include the Trustee in its role as Paying Agent.

Section 7.13                                                    Co-Trustees and Separate Trustees.

(a)                                  At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Issuers and the Trustee shall have the power to appoint, and, upon the written request of the Trustee or of the Holders of at least 25% in principal amount of the Notes outstanding, the Issuers shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, of all or any part of the Collateral, or to act as separate trustees of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.13.

(b)                                 Should any written instrument from the Issuers be required by any co-trustee or separate trustee so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuers.

(c)                                  Every co-trustee or separate trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee, jointly as shall be provided in the instrument appointing such co-trustee or separate trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee.

The Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuers evidenced by a Board Resolution, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 7.13, and, in case an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee or separate trustee without the concurrence of the Issuers.  Upon the written request of the Trustee, the Issuers shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal.  A successor to any co-trustee or separate trustee so resigned or removed may be appointed in the manner provided in this Section 7.13.

No co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee or any other such trustee hereunder.

Any act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee or separate trustee.

Section 7.14                                                    Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of either Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion, or representation by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any such certificate or opinion of counsel or representation by counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of either Issuer stating that the information with respect to such factual matters is in the possession of such Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

ARTICLE EIGHT

SATISFACTION AND DISCHARGE OF INDENTURE

Section 8.1                                                           Legal Defeasance and Covenant Defeasance.

(a)                                  The Issuers may, at their option and at any time, elect to have either paragraph (b) or paragraph (c) below be applied to the outstanding Notes upon compliance with the applicable conditions set forth in paragraph (d).

(b)                                 Upon the Issuers’ exercise under paragraph (a) of the option applicable to this paragraph (b), the Issuers and the Guarantors shall be deemed to have been released and discharged from their obligations with respect to the outstanding Notes, the Guarantees and the Collateral Agreements on the date the applicable conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under this Indenture referred to in clause (i) and (ii) below, and the Issuers and the Guarantors shall be deemed to have satisfied all their other obligations under such Notes and this Indenture, the Guarantees and the Collateral Agreements, except for the following which shall survive until otherwise terminated or discharged hereunder:  (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in paragraph (d) below and as more fully set forth in such paragraph payments in respect of the principal of, and premium, if any, and interest on such Notes when such payments are due, (ii) obligations listed in Section 8.03, subject to compliance with this Section 8.01 and (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Issuers’ obligations in connection therewith.  The Issuers may exercise their option under this paragraph (b) notwithstanding the prior exercise of their option under paragraph (c) below with respect to the Notes.

(c)                                  Upon the Issuers’ exercise under paragraph (a) of the option applicable to this paragraph (c), the Parent, the Issuers and their respective Restricted Subsidiaries shall be released and discharged from their obligations under any covenant contained in Section 4.05, Sections 4.08 through 4.11, Sections 4.13 through 4.24, and Section 5.01(2), with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Parent and the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuers’ exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in paragraph (d) below, Sections 6.01(3) through 6.01(10) (except, in the case of Section 6.01(6) and 6.01(7) , with respect only to Significant Subsidiaries) shall not constitute Events of Default.

(d)                                 The following shall be the conditions to application of either paragraph (b) or paragraph (c) above to the outstanding Notes:

The Issuers shall have irrevocably deposited in trust with the Trustee, pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the Trustee, U.S. Legal Tender or non-callable U.S. Government Obligations or a combination thereof, in such amounts and at such times as are sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding Notes on the stated dates for payment or redemption, as the case may be; provided, however, that the Trustee (or other qualifying trustee) shall have received an irrevocable written order from the Issuers instructing the Trustee (or other qualifying trustee) to apply such U.S. Legal Tender or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes to maturity or redemption;

No Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund the deposit referenced in clause (1) above and the granting of any Lien securing such borrowing);

Such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default hereunder (other than a Default or Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund the deposit referenced in clause (1) above and the granting of any Lien securing such borrowing) or any other material agreement or instrument to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Subsidiaries is bound;

(i) In the event the Issuers elect paragraph (b) above, the Issuers shall deliver to the Trustee an Opinion of Counsel in the United States of America, in form and substance reasonably satisfactory to the Trustee, to the effect that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall state that, Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance contemplated hereby and shall be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred or (ii) in the event the Issuers elects paragraph (c) above, the Issuers shall deliver to the Trustee an Opinion of Counsel in the United States, in form and substance reasonably satisfactory to the Trustee, to the effect that Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance contemplated hereby and shall be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

The Issuers shall have delivered to the Trustee an Officers’ Certificate stating that the deposit under clause (1) was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

The Issuers shall have delivered to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, to the effect that assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the date of deposit and that no Holder of Notes is an insider of the Issuers, after the 91st day following the date of deposit, the trust funds shall not be subject to any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors’ rights generally; and

The Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated by this Section 8.01 have been complied with.

Notwithstanding the foregoing, the Opinions of Counsel required by Section 8.01(d)(4)(i) and Section 8.01(d)(6) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Issuers must make arrangements reasonably satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Issuers.

Section 8.2                                                           Satisfaction and Discharge.

In addition to the Issuers’ rights under Section 8.01, the Issuers may terminate all of their obligations under this Indenture (subject to Section 8.03), and this Indenture, the Notes, the Guarantees and the Collateral Agreements, and all Liens created thereunder, shall be discharged and shall cease to be in effect when:

either:

all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 2.07 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) shall become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

all other sums payable under this Indenture by the Issuers have been paid; and

each Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Section 8.3                                                           Survival of Certain Obligations.

Notwithstanding the satisfaction and discharge of this Indenture and of the Notes referred to in Section 8.01 or 8.02, the provisions regarding optional redemption contained in Article Three and the form of Notes, the respective obligations of the Issuers and the Trustee under Sections 2.03, 2.04, 2.05, 2.06, 2.07 and 2.08, Sections 7.07 and 7.08 and Sections 8.05, 8.06 and 8.07 shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Issuers and the Trustee under Sections 7.07, 8.04, 8.05 and 8.06 and 8.07 shall survive.

Section 8.4                                                           Acknowledgment of Discharge by Trustee.

Subject to Section 8.07, after (i) the conditions of Section 8.01 or 8.02 have been satisfied, (ii) the Issuers have paid or caused to be paid all other sums payable hereunder by the Issuers and (iii) each Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuers’ obligations under this Indenture except for those surviving obligations specified in Section 8.03 and the Trustee shall execute and deliver to the Issuers any document reasonably requested by the Issuers to effect or evidence any release and discharge of Lien or Collateral Agreement contemplated by Section 12.06.

Section 8.5                                                           Application of Trust Moneys.

The Trustee shall hold any U.S. Legal Tender or U.S. Government Obligations deposited with it in the irrevocable trust established pursuant to Section 8.01.  The Trustee shall apply the deposited U.S. Legal Tender or the U.S. Government obligations, together with earnings thereon, through the Paying Agent, in accordance with this Indenture and the terms of the irrevocable trust agreement established pursuant to Section 8.01, to the payment of principal of, premium, if any, and interest on the Notes.  Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the Issuers’ request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.01(d) which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.01 or 8.02 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of Outstanding Notes.

Section 8.6                                                           Repayment to the Issuers; Unclaimed Money.

Subject to Sections 7.07, 8.01 and 8.02, the Trustee and the Paying Agent shall promptly pay to the Issuers upon written request from the Issuers any excess U.S. Legal Tender or U.S. Government Obligations held by them at any time.  The Trustee and the Paying Agent shall pay to the Issuers, upon receipt by the Trustee or the Paying Agent, as the case may be, of a written request from the Issuers any money held by it for the payment of principal, premium, if any, or interest that remains unclaimed for two years after payment to the Holders is required, without interest thereon; provided, however, that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Issuers cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least thirty (30) days from the date of such publication or mailing, any unclaimed balance of such money then remaining shall be repaid to the Issuers, without interest thereon.  After payment to the Issuers, Holders entitled to money must look solely to the Issuers for payment as general creditors unless an applicable abandoned property law designated another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

Section 8.7                                                           Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 or 8.02 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02; provided, however, that if the Issuers have made any payment of premium, if any, or interest on or principal of any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1                                                           Without Consent of Holders.

From time to time, the Issuers, the Guarantors and the Trustee without the consent of the Holders, may amend, modify, waive or supplement provisions of this Indenture, the Notes, the Guarantees and the Collateral Agreements:

to cure any ambiguity, defect or inconsistency contained therein;

to provide for uncertificated Notes in addition to or in place of certificated Notes;

to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders in the case of a merger or consolidation involving the Issuers or such Guarantor or sale of all or substantially all of the assets of the Issuers or such Guarantor or the release of a Guarantor to the extent permitted under this Indenture;

to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under this Indenture, the Notes, the Guarantees or the Collateral Agreements in any material respect;

to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

to allow any Subsidiary or any other Person to guarantee the Notes;

if necessary, in connection with any addition or release of Collateral permitted under the terms of this Indenture or the Collateral Agreements; or

to evidence and provide for the acceptance and appointment hereunder of a successor Trustee with respect to the Notes with respect to the Collateral Agreements.

After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Issuers shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.2                                                           With Consent of Holders.

The Issuers and the Guarantors, when authorized by a Board Resolution of the Company, and the Trustee, as applicable, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes, may amend or supplement this Indenture, the Notes, any Collateral Agreement or the Guarantees without notice to any other Holders.  The Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Issuers with any provision of this Indenture, any Collateral Agreement or the Notes without notice to any other Holder.  However, no amendment, supplement or waiver, including a waiver pursuant to Section 6.04, shall without the consent of each Holder of each Note affected thereby:

reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture or the Notes;

reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes;

reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to Mandatory Prepayment or redemption or reduce the Mandatory Prepayment Amount or redemption price therefor or change the calculation of principal amount, except that the foregoing provision shall not apply to any amendment or waiver of the provisions of Section 3.03 hereof;

make any Notes payable in money other than that stated in the Notes;

make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holders of each outstanding Note affected thereby;

after the Issuers’ obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control, or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; provided, however, that the ranking of the Notes shall not be deemed to be affected solely by virtue of any change to or release of the Collateral as permitted under this Indenture and the Collateral Agreements;

release any Guarantor that is the Parent or a Significant Subsidiary of the Company or the Parent from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture;

release all or substantially all of the Collateral from the Liens under this Indenture and the Collateral Agreements (except as specifically provided therein or in this Indenture); or

make any change to Section 9.01 or this Section 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.3                                                           Compliance with TIA.

Every amendment, waiver or supplement of this Indenture, the Notes, the Collateral Agreements or the Guarantees shall comply with the TIA as then in effect.

Section 9.4                                                           Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by written notice to the Trustee and the Issuers received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.  An amendment, waiver or supplement shall become effective upon receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes or such Officers’ Certificate, whichever first occurs, and the execution thereof by the Trustee.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be either (i) at least thirty (30) days prior to the first solicitation of such consent or (ii) the date of the most recent list furnished to the Trustee under Section 2.05.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those

Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than ninety (90) days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (1) through (10) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 9.5                                                           Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver the Note to the Trustee.  The Trustee at the written direction of the Issuers may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated.  Alternatively, if the Issuers or the Trustee so determines, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make an appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver.  Any such notation or exchange shall be made at the sole cost and expense of the Issuers.  Failure to make the appropriate notation or issue a new Note shall not effect the validity and effect of such amendment, supplement or waiver.

Section 9.6                                                           Trustee to Sign Amendments, Etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the rights, duties or immunities of the Trustee under this Indenture or any Collateral Agreement.  The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture.  Such Opinion of Counsel shall not be an expense of the Trustee and shall be paid for by the Issuers.

Section 9.7                                                           Conformity with Trust Indenture Act.

Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the TIA as then in effect.

ARTICLE TEN
GUARANTEE

Section 10.1         Guarantee.

Each Guarantor hereby fully, irrevocably and unconditionally, jointly and severally, unconditionally and irrevocably guarantees (such guarantee to be referred to herein as the “Guarantee”), to each of the Holders and to the Trustee and their respective successors and assigns that (i) the principal of, premium, if any and interest on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon Mandatory Prepayment, upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Issuers to the Holders and the Trustee hereunder, thereunder or under any Collateral Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Collateral Agreements; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03.  The Guarantee of each Guarantor shall rank senior in right of payment to all subordinated Indebtedness of such Guarantor and equal in right of payment with all other senior obligations of such Guarantor.  Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or any Collateral Agreement, the absence of any action to enforce the same, any waiver or consent by any of the Holders with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Guarantee.

Each Guarantor waives notice of any default under the Notes or the Obligations.  The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes, or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Collateral Agreements or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (e) the failure of any Holder, the Trustee or the Collateral Agent to exercise any right or remedy against any other guarantor of the Obligations; or (f) any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Obligations.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Until such time as the Notes and the other Obligations of the Company guaranteed hereby have been satisfied in full, each Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company or any other Guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under its Guarantee including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Holders or the Trustee against the Company or any other Guarantor or any security, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.  If any amount shall be paid to such Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full of the Notes and all other amounts payable under this Indenture and each Guarantee upon the Maturity of the Notes, such amount shall be held in trust for the benefit of the Holders and the Trustee and shall forthwith be paid to the Trustee to be credited and applied to the Notes and all other amounts payable under each Guarantee, whether matured or unmatured, in accordance with the terms of this Indenture, or to be held as security for any Obligations or other amounts payable under any Guarantee thereafter arising.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.01 is knowingly made in contemplation of such benefits.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of each Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations guaranteed hereby as provided in Article Six, such Obligations (whether or not due and payable) shall, forthwith become due and payable by the Guarantor for the purposes of each Guarantee.

The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, shall result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.  The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Issuers for reimbursement and any claim against any other Guarantor for contribution.

Each Guarantor may consolidate with or merge into or sell its assets to the Issuers or another Guarantor without limitation in accordance with Sections 5.01 and 4.13.

Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article Six, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

Section 10.2         Release of a Guarantor.

A Guarantor other than the Parent will be automatically and unconditionally released from its Guarantee (and may subsequently dissolve) without any action required on the part of the Trustee or any Holder:

if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Parent, the Issuers or any of their Domestic Restricted Subsidiaries, as the case may be, or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Parent and/or Issuers otherwise comply, to the extent applicable, with Section 4.13, or if the Issuers designate such Guarantor as an Unrestricted Subsidiary in accordance with Section 4.10, or if the Issuers exercise their legal defeasance option or their covenant defeasance option as described in Section 8.01, or upon satisfaction and discharge of this Indenture or payment in full of the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes and all other Obligations that are then due and payable.

The Trustee shall promptly deliver an appropriate instrument evidencing such release upon receipt of a request by the Issuers accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.02.  Any Guarantor not so released remains liable for the full amount of its Guarantee as provided in this Article Ten.

Section 10.3         Limitation of Guarantor’s Liability.

Each Guarantor and, by its acceptance hereof, each of the Holders hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law.  To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 10.05, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

Section 10.4         Guarantors May Consolidate, etc., on Certain Terms.

Each Guarantor (other than the Parent and any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with Section 4.13) will not, and the Issuers will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Issuers or any other Guarantor unless:

the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a limited liability company or corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

such entity assumes (a) by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of Section 5.01(a)(2).

Any merger or consolidation of (i) a Guarantor with and into an Issuer (with the Issuer being the surviving entity) or another Guarantor or (ii) a Guarantor or the Issuers with an Affiliate organized solely for the purpose of reorganizing such Guarantor or the Issuers in another jurisdiction in the United States or any state thereof or the District of Columbia or changing the legal form of such Guarantor or the Issuers need only comply with (A) clause (4) of Section 5.01(a) and (B) in the case of a merger or consolidation involving (x) the Issuers as described in clause (ii) above, clause 1(b)(y) of Section 5.01(a) and (y) in the case of a Guarantor as described in clause (ii) above, clause (2) of the immediately preceding paragraph.

Section 10.5         Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a pro rata contribution from each other Guarantor hereunder based on the Adjusted Net Assets of each other Guarantor.  The preceding sentence shall in no way affect the rights of the Holders of Notes or the Trustee to the benefits of this Indenture, the Notes or the Guarantees.

Section 10.6         Evidence of Guarantee.

To evidence their Guarantees to the Holders set forth in this Article Ten, each of the Guarantors hereby agrees to execute the notation of Guarantee in substantially the form included in the Notes attached as Exhibit A.  Each such notation of Guarantee shall be signed on behalf of each Guarantor by an Officer.  An Officer (who shall, in each case, have been duly authorized by all requisite corporate actions) of the Guarantors shall execute the Guarantees by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates such Note, such Note shall nevertheless be valid.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.7         Waiver of Stay, Extension or Usury Laws.

Each Guarantor covenants to the extent permitted by law that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Guarantee; and each Guarantor hereby expressly waives to the extent permitted by law all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE ELEVEN
MISCELLANEOUS

Section 11.1         Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.  Any provision of the TIA which is required to be included in a qualified Indenture, but not expressly included herein, shall be deemed to be included by this reference.

Section 11.2         Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuers or the Guarantors:

Mrs. Fields Famous Brands, LLC

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah  84121-1050

Attention:  Michael R. Ward, Esq.

Facsimile Number:  (801) 736-5944

Mrs. Fields Financing Company, Inc.

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah  84121-1050

Attention:  Michael R. Ward, Esq.

Facsimile Number:  (801) 736-5944

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

[  ]

Attn:  Corporate Trust Administration

Facsimile Number:  (212) 815-5707

Each of the Issuers and the Trustee by written notice to each other may designate additional or different addresses for notices to such Person.  Any notice or communication to the Issuers or the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if faxed; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address or a notice sent by mail to the Trustee shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Holder shall be mailed to such Holder by first class mail or other equivalent means at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 11.3         Communications by Holders with Other Holders.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture, any Collateral Agreement, any Guarantee or the Notes.  The Issuers, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).

Section 11.4         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers or any Guarantor to the Trustee to take any action under this Indenture or any Collateral Agreement, the Issuers shall furnish to the Trustee upon request:

an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed by the Issuers or the applicable Guarantor (as the case may be), if any, provided for in this Indenture or any Collateral Agreement relating to the proposed action have been complied with; and

an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Issuers or the applicable Guarantor (as the case may be), if any, provided for in this Indenture or any Collateral Agreement relating to the proposed action have been complied with.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such eligible and qualified Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of an Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of an Issuer stating the information on which counsel is relying unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 11.5         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or any Collateral Agreement, other than the Officers’ Certificate required by Section 4.06, shall include:

a statement that the Person making such certificate or opinion has read such covenant or condition;

a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

Notwithstanding any provision of this Indenture, any Note or any Collateral Agreement to the contrary, any Opinion of Counsel delivered hereunder may contain such qualifications, assumptions and limitations as are customary for such opinions.

Section 11.6         Rules by Trustee, Paying Agent, Registrar.

The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Holders.  The Paying Agent or Registrar may make reasonable rules for its functions.

Section 11.7         Legal Holidays.

A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York or at such place of payment are not required to be open.  If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.8         Governing Law.

THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.  EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE.

Section 11.9         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers or any of their Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10       No Recourse Against Others.

A past, present or future director, officer, employee, stockholder or incorporator, as such, of the Issuers, any Guarantor or of the Trustee shall not have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees, the Collateral Agreements or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Holder, by accepting a Note, waives and releases all such liability.  Such waiver and release are part of the consideration for the issuance of the Notes.

Section 11.11       Successors.

All agreements of the Issuers and the Guarantors in this Indenture, the Notes, and the Guarantees shall bind their successors.  All agreements of the Trustee in this Indenture shall bind their respective successors.

Section 11.12       Duplicate Originals.

All parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 11.13       Severability.

In case any one or more of the provisions in this Indenture, the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 11.14       Waiver of Jury Trial.

EACH OF THE ISSUERS AND THE GUARANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE, THE NOTES, THE GUARANTEES, THE COLLATERAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

ARTICLE TWELVE
SECURITY

Section 12.1         Grant of Liens.

(a)           To secure the due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, Mandatory Prepayment, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Obligations of the Issuers and the Guarantors to the Holders or the Trustee under this Indenture, the Collateral Agreements, the Guarantees and the Notes, the Issuers and the Guarantors hereby covenant to cause the Collateral Agreements to be executed and delivered concurrently with this Indenture.  The Collateral Agreements shall provide for the grant by the Issuers and Guarantors party thereto to the Trustee security interests in the Collateral.

(b)           On the Issue Date there shall be established and, at all times hereafter until the Obligations of the Issuers under this Indenture, the Notes and the Collateral Agreements are discharged or defeased in accordance with this Indenture, there shall be maintained by the Company with the Trustee, the Collateral Account. The Collateral Account shall be established and maintained with the Trustee at its Corporate Trust Office and designated in the name of the Company, subject to the security interest in favor of the Trustee.  All Trust Monies shall be deposited in the Collateral Account and thereafter shall be held by and under the control of the Trustee for its benefit and for the benefit of the Holders as a part of the Collateral and, upon any entry upon or sale or other disposition of the Collateral or any part thereof pursuant to any of the Collateral Agreements, said Trust Monies shall be applied in accordance with Section 6.10 hereof; but prior to any such entry, sale or other disposition, all or any part of the Trust Monies held by the Trustee may be withdrawn, and shall be released, paid or applied by the Trustee in accordance with the terms of this Article Twelve.

(c)           Each Holder, by its acceptance of a Note, consents and agrees to the terms of each Collateral Agreement, as the same may be in effect or may be amended from time to time in accordance with their respective terms, and authorizes and directs the Trustee to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Issuers shall, and shall cause each of their Domestic Restricted Subsidiaries to, do or cause to be done all such actions and things as may be necessary or proper, or as may be required by the provisions of the Collateral Agreements, to assure and confirm to the Trustee the security interests in the Collateral contemplated hereby and by the Collateral Agreements, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Guarantees secured hereby, according to the intent and purpose herein and therein expressed.  The Parent and the Issuers shall, and shall cause each of their respective Domestic Restricted Subsidiaries to, take any and all actions required or as may be requested by the Trustee to cause the Collateral Agreements to create and maintain, as security for the Obligations contained in this Indenture, the Notes, the Collateral Agreements and the Guarantees valid and enforceable, perfected (except as expressly provided herein or therein) security interests or Liens in and on all the Collateral, in favor of the Trustee, superior to and prior to the rights of all third Persons, and subject to no other Liens, in each case, except as expressly provided herein or therein.

Section 12.2         Recording and Opinions.

(a)           The Parent and the Issuers shall, and shall cause each of their respective Domestic Restricted Subsidiaries to, take or cause to be taken all action required to perfect, maintain, preserve and protect the security interests and Liens in the Collateral granted by the Collateral Agreements, including (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders and the Trustee under this Indenture and the Collateral Agreements to all property comprising the Collateral, and

(ii) the delivery of the certificates evidencing the securities pledged under the Security Agreement or the Pledge Agreement, duly endorsed in blank, it being understood that concurrently with the execution of this Indenture, Parent, the Issuers and their respective Domestic Restricted Subsidiaries have delivered financing statements for filing by the Trustee or its agents.  The Issuers shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to this Indenture, the Collateral Agreements and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

(b)           The Issuers shall furnish to the Trustee, at such time as required by TIA Section 314(b) and, as reasonably requested by the Trustee, promptly after the execution and delivery of any other instrument of further assurance or amendment granting, perfecting, protecting, preserving or making effective a security interest or Lien pursuant to any Collateral Agreement, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, this Indenture and the Collateral Agreements, financing statements and fixture filings then executed and delivered, as applicable, and all other instruments of further assurance or amendment then executed and delivered have been properly recorded, registered and filed, and all certificates evidencing securities pledged to the Trustee for the benefit of itself and the Holders under the Security Agreement or the Pledge Agreement have been delivered and duly endorsed in blank, to the extent necessary to perfect the security interests and Liens created by this Indenture and the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that as to such Collateral Agreements and such other instruments, such recording, registering, filing and delivery are the only recordings, registerings, filings and deliveries necessary to perfect such security interest or Lien and that no re-recordings, re-registerings, re-filings or re-deliveries are necessary to maintain such perfection, and further stating that all financing statements and continuation statements have been executed and filed, and all such certificates have been delivered, that are necessary fully to preserve and protect the rights of and perfect such security interests and Liens of the Trustee for the benefit of itself and the Holders, under the Collateral Agreements or (ii) stating that, in the Opinion of such Counsel, no such action is necessary to perfect any security interest created under this Indenture, the Notes or any of the Collateral Agreements as intended by this Indenture, the Notes or any such Collateral Agreement.

(c)           Annually, within three months after                    of each year and beginning with the year 2009, the Issuers shall furnish to the Trustee, an Opinion of Counsel, dated as of such date, either (i) stating that:  (A) in the opinion of such counsel, action has been taken with respect to the registering, recording, filing, re-recording, re-registering and refiling of this Indenture, and all supplemental indentures, financing statements, continuation statements and other documents, and delivery of all certificates, as are then necessary to perfect or continue the perfection of the security interests and Liens created by the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given; and (B) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements, continuation statements and other documents have been executed and filed that are necessary as of such date and during the succeeding twenty-four (24) months fully to maintain, perfect or continue the perfection of such security interests and Liens under the Collateral Agreements with respect to the Collateral and to maintain, preserve, and protect the rights of the Holders and the Trustee hereunder and under the Collateral Agreements or (ii) stating that, in the opinion of such counsel, no such action is then necessary to perfect or continue the perfection of such security interests and Liens.

Section 12.3         Release of Collateral.

(a)           The Trustee shall not at any time release Collateral from the security interests and Liens created by the Collateral Agreements unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Agreements.

(b)           At any time when a Default or an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Indenture and the Collateral Agreements shall be effective as against the Holders.

(c)           The release of any Collateral from the terms of the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Agreements.  Except as provided by Section 12.04 below, to the extent applicable, the Issuers and the Guarantors shall comply with TIA Section 314(d) relating to the release of property from the security interests created by this Indenture and the Collateral Agreements.  Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Issuers, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.  A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Issuers or in any Affiliate of the Issuers and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Issuers.  The Trustee shall be entitled to receive and conclusively rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

(d)           Notwithstanding any provision to the contrary herein, Collateral comprised of accounts receivable, inventory or (prior to the occurrence and during the continuance of an Event of Default) the proceeds of the foregoing shall be subject to release upon sales of such inventory and collection of the proceeds of such accounts receivable in the ordinary course of business.  If requested in writing by the Issuers, the Trustee shall execute and deliver such documents, instruments or statements and to take such other action as the Issuers may reasonably request to evidence or confirm that the Collateral falling under this Section 12.03 and Section 12.04 below has been released from the Liens of each of the Collateral Agreements.

Section 12.4         Disposition of Certain Collateral without Requesting Release.

(a)           In the case of transactions permitted by Section 12.04(c) hereof, the Issuers and the Guarantors shall deliver to the Trustee, within 15 days after the end of each of the six-month periods ended on June 30 and December 31 in each year, an Officers’ Certificate to the effect that all transactions effected pursuant to Section 12.04(c) hereof during the preceding six-month period were made in the ordinary course of business and that all proceeds therefrom were used by the Issuers and the Guarantors as permitted herein.  The Issuers shall provide the Trustee with a copy of any exemption granted by the SEC and promptly inform the Trustee of any rescission or termination of, or amendment to such exemption.

(b)           The fair value of Collateral released from the Liens granted under the Collateral Agreements pursuant to Section 12.04(c) hereof shall not be considered in determining whether the aggregate fair value of Collateral released from the Liens granted under the Collateral Agreements in any calendar year exceeds the 10% threshold specified in Section 314(d)(1) of the TIA; provided that the Issuers’ and the Guarantors’ right to rely on this sentence at any time is conditioned upon the Issuers and the Guarantors having furnished to the Trustee all certificates described in Section 12.04(a) hereof that were required to be furnished to the Trustee at or prior to such time.

(c)           As long as the Issuers and the Guarantors are in compliance with the provisions of Section 12.04(a) hereof, the Issuers and the Guarantors may, pursuant to and in accordance with this Indenture and the Collateral Agreements, without requesting the release or consent of the Trustee:

sell or dispose of in the ordinary course of business free from the Liens granted under the Collateral Agreements, any machinery, equipment, furniture, apparatus, tools or implements, materials or supplies or other similar property (“Subject Property”) which, in its reasonable opinion, may have become obsolete, worn-out, surplus or no longer used in the conduct of its businesses or the operation granted under the Collateral Agreement upon replacing the same with, or substituting for the same, new Subject Property constituting Collateral not necessarily of the same character but being of at least equal value and utility as the Subject Property so disposed of as long as such new Subject Property becomes subject to the Liens granted under the Collateral Agreements, which new subject Property shall without further action become Collateral subject to the Liens granted under the Collateral Agreements;

abandon, sell, assign, transfer, license or otherwise dispose of in the ordinary course of business any personal property the use of which is no longer necessary or desirable in the proper conduct of the business of the Parent and/or the Issuers and the maintenance of its earnings and is not material to the conduct of the business of the Issuers and their Subsidiaries taken as a whole or the Parent and its Subsidiaries taken as a whole, as the case may be;

[intentionally omitted]

sell, transfer or otherwise dispose of inventory in the ordinary course of business;

sell, collect, liquidate, factor or otherwise dispose of Accounts (as defined in the Security Agreement) and accounts receivable in the ordinary course of business; and

make cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part granted under the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture or any Collateral Agreement.

(d)           To the extent the Issuers have not complied with Section 12.04(a) hereof, the Issuers shall not dispose of or transfer (by lease, assignment, sale or otherwise), in any transaction or any series of related transactions, Collateral pursuant to the provisions of Section 12.04(c) hereof with a fair value equal to 10% or more of the aggregate outstanding principal amount of the Notes (as determined in the good faith judgment of the Issuers and, if required by the TIA, an independent appraiser).

Section 12.5         Specified Releases of Collateral.

(a)           The Issuers and the Guarantors shall be entitled to obtain a full release of items of Collateral (the “Released Interests”) from the security interests and Liens created by this Indenture, the Notes and the Collateral Agreements upon compliance with the conditions precedent set forth in Section 4.13, 8.01 or 8.02 of this Indenture and the applicable Collateral Agreements.  So long as no Default or Event of Default exists, upon the request of the Issuers or any Guarantor and the furnishing of each of the items required by Section 12.04(b), the Trustee shall forthwith take such action (at the request of and the expense of the Issuers or such Guarantor, without recourse or warranty and without any representation of any kind), including the delivery of appropriate UCC-3 termination statements, to release and reconvey to such Issuer or such Guarantor all of the Released Interests, and shall deliver such Released Interests in its possession to such Issuer or such Guarantor.

(b)           So long as no Default or Event of Default exists, the Issuers and the Guarantors shall be entitled to obtain a release of, and the Trustee shall release, the Released Interests upon compliance with the condition precedent that such Issuer or such Guarantor shall have satisfied all applicable conditions precedent to any such release set forth in this Indenture and the applicable Collateral Agreements as set forth in an Officers’ Certificate and an Opinion of Counsel delivered to the Trustee and shall have delivered to the Trustee the following, as applicable:

in connection with release of Collateral resulting from an Asset Sale under Section 4.13, notice from the Issuers requesting the release of Released Interests:  (A) describing the proposed Released Interests (other than with respect to an Asset Sale for which the consideration is Replacement Assets, in which case such notice shall include a statement that the Fair Market Value of such Replacement Assets is at least equal to the Fair Market Value of such Released Interests); (B) specifying the estimated value of such Released Interests on a date within sixty (60) days of such notice (the “Valuation Date”); (C) stating that the purchase price received is at least equal to the fair market value of the Released Interests (other than with respect to an Asset Sale for which the consideration is Replacement Assets, in which case such notice shall include a statement that the Fair Market Value of such Replacement Assets is at least equal to the Fair Market Value of such Released Interests); (D) stating that the release of such Released Interests, taking into account any concurrent replacement of such assets, would not be expected to interfere in any material respect with the Trustee’s ability to realize the value of the remaining Collateral and shall not impair in any material respect the maintenance and operation of the remaining Collateral; and (E) certifying that such Asset

Sale complies with the terms and conditions of this Indenture with respect thereto and the applicable Collateral Agreements with respect thereto;

in connection with release of Collateral resulting from an Asset Sale under Section 4.13, an Officers’ Certificate of the Company or the Parent, as the case may be stating that (A) such Asset Sale covers only the Released Interests and complies with the terms and conditions of this Indenture with respect to Asset Sales; (B) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale; (C) the release of the Collateral shall not result in a Default or Event of Default under this Indenture; and (D) all conditions precedent in this Indenture relating to the release in question have been or shall be complied with.

in connection with release of Collateral resulting from an Asset Sale under Section 4.13, the Net Cash Proceeds and other non-cash consideration from the Asset Sale required to be delivered to the Trustee pursuant to this Indenture;

to the extent required by the TIA, an Officers’ Certificate of the Issuers and an Opinion of Counsel certifying that all conditions precedent to the release of the Released Interests have been met and that such release complies with the terms and conditions of this Indenture and the applicable Collateral Agreements; and

all applicable certificates, opinions and other documentation required by the TIA or this Indenture, if any.

If the Parent, the Issuers or any Domestic Restricted Subsidiary engages in any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value of any Collateral of the type described in clause (a), (c), (d), (e), (f), (g), (h), (i), (j) or (k) of the proviso to the definition of the term “Asset Sale,” the Liens of the Trustee on such Collateral shall automatically terminate and be released without any action by the Trustee, and the Trustee shall, at the sole cost and expense of the Parent, the Issuers or such Domestic Restricted Subsidiary, as the case may be, execute and deliver to the Parent, the Issuers or such Domestic Restricted Subsidiary such documents, without any representation, warranty or recourse of any kind whatsoever, as the Parent, such Issuer or such Domestic Restricted Subsidiary shall reasonably request to effect or evidence such termination.

Section 12.6         Withdrawal of Net Cash Proceeds to Fund a Mandatory Prepayment.

To the extent that any Trust Monies consist of Net Cash Proceeds described in Section 3.07, such Trust Monies shall be withdrawn and shall be utilized by the Trustee to make a Mandatory Prepayment for the Issuers pursuant to Section 3.07:

Section 12.7         Withdrawal of Net Cash Proceeds to Fund a Net Proceeds Offer.

To the extent that any Trust Monies consist of Net Cash Proceeds of Collateral received by the Trustee pursuant to the provisions of Sections 4.13 and 12.01(b) hereof and a Net Proceeds Offer has been made in accordance therewith, such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee to the Paying Agent for application in accordance with Section 4.13 hereof upon receipt by the Trustee of the following:

(a)           An Officers’ Certificate, dated not more than three Business Days prior to the Net Proceeds Offer Payment Date, stating:

that no Event of Default shall have occurred and be continuing after giving effect to such application;

(x) that such Trust Monies constitute Net Cash Proceeds of Collateral, (y) that pursuant to and in accordance with Section 4.13 hereof, the Company has made an Net Proceeds Offer and (z) the amount of the Net Proceeds Offer Amount to be applied to the repurchase of the Notes pursuant to the Net Proceeds Offer;

the Net Proceeds Offer Payment Date; and

that all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

(b)           All documentation, if any, required under TIA Section 314(d).

Upon compliance with the foregoing provisions of this Section 12.07, the Trustee shall apply the Trust Monies as directed and specified by such Company Notice, subject to Section 4.13 hereof.

Section 12.8         Withdrawal of Trust Monies Pursuant to Section 4.13.

In the event the Company intends to utilize Net Cash Proceeds of an Asset Sale of Collateral (the “Released Trust Monies”) in a manner provided for in clause 3(b) of the first sentence of the first paragraph of Section 4.13, such Net Proceeds constituting Trust Monies may be withdrawn by the Company and shall be paid by the Trustee to the Company upon receipt by the Trustee of the following:

(a)           An Officers’ Certificate of the Company which shall (i) refer to this Section 12.08, and (ii) describe with reasonable particularity the Replacement Assets to be invested in with respect to the Released Trust Monies and which shall certify that (i) such Trust Monies constitute Net Cash Proceeds of Collateral, and (ii) all conditions precedent herein to such release have been complied with;

(b)           All documentation required under the TIA (including, without limitation, TIA Section 314(d));

(c)           If any Replacement Asset is Real Property, the Company or the appropriate Guarantor shall also deliver to the Trustee a Mortgage, policy of title insurance, survey and documents of the type described in Section 4.20, in each case in form and substance satisfactory to the Trustee;

(d)           If any Replacement Asset is personal property constituting Collateral, the Company or the appropriate Guarantor shall deliver to the Trustee:

a Collateral Agreement or an amendment to an existing Collateral Agreement and such financing statements and other instruments, if any, necessary to create and perfect the Lien of any applicable Collateral Agreement on such personal property interest; and

evidence of payment or a closing statement indicating payments to be made by the Company or the appropriate Guarantor of all filing fees, recording charges and/or transfer taxes, if any, and other costs and expenses, including reasonable legal fees and disbursements of one counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject the Replacement Asset to the Lien of any Collateral Agreement; and

(e)           An Opinion of Counsel substantially to the effect that:

all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

to the extent that such Replacement Assets constitute Collateral and were acquired with Net Cash Proceeds of Collateral, the relevant Collateral Agreements create a Lien in favor of the Trustee on such Replacement Assets and, to the extent that such Lien is a security interest in any such Replacement Assets that may be perfected under the relevant UCC, that such security interest in such Replacement Assets will be perfected upon consummation of such acquisition.

Upon compliance with the foregoing provisions, the Trustee shall apply the Released Trust Monies as directed and specified by the Company.

Section 12.9         Release upon Satisfaction or Defeasance of all Outstanding Obligations.

The Liens on, and pledges of, all Collateral will also be terminated and released without any action of the Trustee upon (i) payment in full of the principal of, premium, if any, on, accrued and unpaid interest on the Notes and all other Obligations hereunder, the Guarantees and the Collateral Agreements that are due and payable at or prior to the time such principal, premium, if any, and accrued and unpaid interest are paid, (ii) a satisfaction and discharge of this Indenture as described above under Section 8.02 and (iii) the occurrence of a legal defeasance or covenant defeasance as described above under Section 8.01. The Trustee shall, at the sole cost and expense of the Parent, the Issuers or such Domestic Restricted Subsidiary, execute and deliver to the Issuers, the Parent or such Domestic Restricted Subsidiary such documents, without any representation, warranty or recourse of any kind whatsoever, as such Parent, Issuer or such Domestic Restricted Subsidiary shall reasonably request to effect or evidence such termination.

Section 12.10       Form and Sufficiency of Release.

In the event that the Issuers or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by such Issuer or such Guarantor, and such Issuer or such Guarantor requests the Trustee to furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Agreements, the Trustee shall execute, acknowledge and deliver to the Issuers or such Guarantor (in proper form prepared by the Issuer or such Guarantor) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Trustee hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Agreements.

Section 12.11       Senior Secured Facilities.

(a)           The Trustee agrees that so long as no Default or Event of Default is continuing, substantially simultaneously with the Company’s and/or any Restricted Subsidiaries’ entering into one or more secured Senior Secured Facilities, upon the request of the Company, they shall, enter into a definitive intercreditor agreement and other related documentation (collectively, the “Permitted Senior Secured Debt Documentation”) with the applicable lenders, administrative agent and/or collateral agent under such Senior Secured Facilities (the “Senior Debt Administrative Agent”) to effectuate the priority of the Liens granted under such Senior Secured Facilities in accounts receivable and/or inventory of the Company and/or the Restricted Subsidiaries over the Liens of the Trustee with respect to the Collateral constituting accounts receivable and/or inventory of the Company and/or the Restricted Subsidiaries; provided that the terms of the Permitted Senior Secured Debt Documentation comply with the Permissive Terms (as such term is defined below).

(b)           As used in this Agreement, the term “Permissive Terms” shall mean:

that the aggregate principal amount of Indebtedness comprising Senior Secured Facilities shall not exceed $10.0 million at any one time outstanding;

that notwithstanding the date, manner or order of attachment or perfection or the description of any Collateral or collateral constituting accounts receivables or inventory of the Company or the Restricted Subsidiaries or Liens covered or granted by the Collateral Agreements or the security documents between the Company and/or any Restricted Subsidiary and the Senior Debt Administrative Agent, the Liens of the Trustee in such Collateral will be junior in priority to the Liens of the Senior Debt Administrative Agent in such Collateral;

that upon receiving a written request by the Senior Debt Administrative Agent in connection with a foreclosure or other realization upon such assets, the Trustee will release its Liens in any Collateral constituting accounts receivable or inventory of the Company or the Restricted Subsidiaries upon any sale, lease, transfer or other disposition of such Collateral pursuant to the terms of the security document governing the applicable Senior Secured Facility (but subject to the rights of the Trustee in and to such Collateral and any proceeds thereof to the extent of any excess thereof over the amount of the Obligations owed by the Company and/or a Restricted Subsidiary under the Senior Secured Facilities (the “Senior Obligations”)); and

that the Trustee will refrain from contesting, bringing or joining in any action or proceeding contesting the validity, perfection or priority of the Lien of the Senior Debt Administrative Agent in the Collateral constituting accounts receivable or inventory of the Company or the Restricted Subsidiaries to the extent of the Senior Obligations.

Section 12.12       Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Issuers be under any obligation to ascertain or inquire into the authority of the Issuers to make such sale or other disposition.

Section 12.13       Authorization of Actions to Be Taken by the Trustee Under the Collateral Agreements.

Subject to the provisions of the applicable Collateral Agreements, (a) the Trustee shall execute and deliver the Collateral Agreements and act in accordance with the terms thereof, (b) the Trustee may, in its sole discretion and without the consent of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Agreements and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Issuers and the Guarantors hereunder and under the Notes, the Guarantees and the Collateral Agreements and (c) the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Agreements or this Indenture, and suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Holders or the Trustee). Notwithstanding the foregoing, the Trustee may, at the expense of the Issuers, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, shall take such actions.

Section 12.14       Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.

The Trustee is authorized to receive any funds for the benefit of itself and the Holders distributed under the Collateral Agreements to make further distributions of such funds to itself and the Holders in accordance with the provisions of Section 6.11 and the other provisions of this Indenture.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

MRS. FIELDS FAMOUS BRANDS, LLC

By:
Name:
Title:
MRS. FIELDS FINANCING COMPANY, INC.

By:
Name:
Title:
MRS. FIELDS ORIGINAL COOKIES, INC.

By:
Name:
Title:
GACCF, LLC

By:
Name:
Title:
MRS. FIELDS FRANCHISING, LLC

By:
Name:
Title:
PTF, LLC

By:
Name:
Title:
TCBY SYSTEMS, LLC

By:
Name:
Title:
MRS. FIELDS GIFTS, INC.

By:
Name:
Title:
THE MRS. FIELDS’ BRAND, INC.

By:
Name:
Title:
GAMAN, LLC

By:
Name:
Title:
MRS. FIELDS COOKIES AUSTRALIA

By:
Name:
Title:
TCBY INTERNATIONAL, INC.

By:
Name:
Title:
TCBY OF TEXAS, INC.

By:
Name:
Title:
PMF, LLC

2

By:
Name:
Title:
TCBY OF SAUDI ARABIA, INC.

By:
Name:
Title:
TCBY OF MEXICO, INC.

By:
Name:
Title:
TCBY OF ARUBA, INC.

By:
Name:
Title:
TCBY OF UNITED KINGDOM, INC.

By:
Name:
Title:
TCBY OF PHILIPPINES, INC.

By:
Name:
Title:
TCBY OF QATAR, INC.

By:
Name:
Title:
TCBY OF ISRAEL, INC.

3

By:
Name:
Title:
TCBY OF PORTUGAL, INC.

By:
Name:
Title:
TCBY OF NETHERLANDS, INC.

By:
Name:
Title:
TCBY OF AUSTRALIA, INC.

By:
Name:
Title:
TCBY OF JORDAN, INC.

By:
Name:
Title:
TCBY OF KUWAIT, INC.

By:
Name:
Title:
TCBY OF TURKEY, INC.

By:
Name:
Title:
TCBY OF BOLIVIA, INC.

4

By:
Name:
Title:
TCBY OF COLOMBIA, INC.

By:
Name:
Title:
TCBY OF SOUTH AFRICA, INC.

By:
Name:
Title:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

5

EXHIBIT A

FORM OF NOTE

MRS. FIELDS FAMOUS BRANDS, LLC
MRS. FIELDS FINANCING COMPANY, INC.

10% SENIOR SECURED NOTES DUE 2014

CUSIP No.

No.          $

Mrs. Fields Famous Brands, LLC, a Delaware limited liability company, and Mrs. Fields Financing Company, Inc., a Delaware corporation, for value received promise to pay to                                   , or registered assigns, the principal sum of                                  DOLLARS ($[                  ]) (such amount the “principal amount” of this Note) [IF THE SECURITY IS A GLOBAL NOTE, THEN INSERT —, or such other principal amount as may be set forth in the records of the Trustee as referred to in accordance with the Indenture,] on                     , 2014 and to pay interest thereon from the date of issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable in arrears semiannually on                      and                      in each year, commencing on                     , 2009, at the rate specified below, until the principal hereof is paid or made available for payment. Interest so payable shall be (a) for the two-year period following the Closing Date, payable in cash at the rate of 10% per annum or, at the Company’s option when authorized by a Board Resolution, in kind at the rate of 12% per annum by the issuance of additional Notes with other terms identical to this Note (other than with respect to the date of issuance) in such principal amount as shall equal the interest payment that is then due (“Additional Notes”) or in a combination of Cash and Additional Notes at the respective rates applicable to such forms of payment; and (b) thereafter until the principal hereof is paid or made available for payment, payable in cash at the rate of 10% per annum. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the                      or                      (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on the relevant Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee in accordance with Section 2.17 of the Indenture, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Interest on this Note shall be computed on the basis set forth in the Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Note [IF THIS NOTE IS A GLOBAL NOTE, THEN INSERT — shall be made by deposit of Additional Notes, in the case of interest payable in kind, or by wire transfer immediately available funds, in the case of interest payable in cash, to the accounts specified by the Holder of this Note, provided, however,] [INSERT IF THE NOTE IS NOT A GLOBAL SECURITY — will be made at the office or agency of the Issuers in the Borough of Manhattan, The City of New York, New York, maintained for such purpose and at any other office or agency maintained by the Issuer for such purpose, in Notes, in the case of interest payable in kind, or in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, in the case of interest payable in cash; provided, however, that all payments of the principal (and premium, if any) and interest on Notes to the extent paid in cash, the Holders of which hold more than $5.0 million in principal amount and have given wire transfer instructions to the Issuer or its agent at least 10 Business Days prior to the applicable payment date, shall be made by wire transfer of immediately available funds to the accounts specified by such Holders in such instructions; provided, further,] that at the option of the Issuer payment of interest may be made by check mailed to the address of the Person entitled thereto at such address as shall appear in the Register.

In the event that this Note is considered not to be publicly offered for purposes of Treasury Regulation section 1.1275-3(b)(1), the holder has notice that this Note was issued, for federal income tax purposes, with original issue discount. For information on the issue price, the amount of original issue discount, the issue date and the yield to maturity of this Note for federal income tax purposes, the holder should contact:

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuers have caused this Note to be signed manually or by facsimile by its duly authorized officer.

MRS. FIELDS FAMOUS BRANDS, LLC

By:
Name:
Title:
MRS. FIELDS FINANCING COMPANY, INC.

By:
Name:
Title:

Dated:                 ,

TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the 10% Senior Secured Notes due 2014 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

Dated:                 ,

By:
Authorized Signatory

(REVERSE OF SECURITY)

10% Senior Secured Note due 2014

1.             Paying Agent and Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as Paying Agent and Registrar. The Issuers may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company may act as Paying Agent or Registrar.

2.             Indenture.

The Notes and the Guarantees were issued under an Indenture, dated as of                     , 2008 (the “Indenture”), among the Issuers, the Guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to in the Indenture and the TIA for a statement of such terms. The Notes are senior secured obligations of the Issuers. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.

3.             Optional Redemption.

(a)           The Notes are subject to redemption at any time, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ prior notice to the Holders by first-class mail, in amounts of $1.00 or an integral multiple thereof, at the following Redemption Prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning                      of the years indicated below:

Year	Percentage
2008	103.0%

2009	103.0%

2010	101.5%

2011 and thereafter	100.0%

(b)           Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. If fewer than all of the Notes are to be redeemed, at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems to be fair and appropriate; provided that no partial redemption will reduce the principal amount of a Note not redeemed to a denomination of less than $1,000;

Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such redemption date sufficient to pay such redemption price plus accrued and unpaid interest, if any. Notes called for redemption will cease to bear interest from and after such redemption date, and the only remaining right of the Holders of such Notes will be to receive payment of the redemption price plus accrued and unpaid interest, if any, as of the redemption date upon surrender to the Paying Agent of the Notes redeemed.

In the case of any redemption or repurchase of Notes in accordance with the Indenture, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Notes of record as of the close of business on the relevant Regular Record Date or Special Record Date referred to on the face hereof. Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the Redemption Date.

In the event of redemption or repurchase of this Note in accordance with the Indenture in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

4.             Mandatory Prepayments.

Section 3.07 of the Indenture provides that a Mandatory Prepayment will be made from the Net Cash Proceeds of certain specified Asset Sales or of the exercise of the Warrants or the Net Cash Proceeds of certain issuances of capital stock.

5.             Offers to Purchase.

Sections 4.11 and 4.13 of the Indenture provide that upon the occurrence of a Change of Control and after certain Asset Sales and subject to further limitations contained therein, the Issuers will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

6.             Collateral.

The Indebtedness evidenced by this Note and the Indenture is secured by Liens granted to the Trustee under the Collateral Agreements. By accepting this Note, Holders acknowledge that the rights and remedies of the Trustee on each Holder’s behalf are subject to and limited by the Intercreditor Agreement and, to the extent permitted by the Trust Indenture Act, Holders agree that they are bound by the terms of any Permissive Senior Secured Debt Documentation as if they were parties thereto and that their rights and remedies are subject to the waivers (including rights and remedies in any subsequent bankruptcy proceeding of the obligors on the Notes), restrictions and other agreements set forth in an intercreditor agreement constituting Permissive Senior Secured Debt Documentation for the benefit of the lenders under the Senior Secured Facility and their agents and representatives.

7.             Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $1.00 and integral multiples thereof. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes, fees or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

8.             Persons Deemed Owners.

The registered Holder of a Note shall be treated as the owner of the Notes for all purposes.

9.             Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent may pay the money without interest thereon back to the Issuers. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

10.          Discharge Prior to Redemption or Maturity.

If the Issuers at any time deposit with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or Maturity and comply with the other provisions of the Indenture relating thereto, the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding 9% Notes, except for the rights of Holders to receive payments in respect of the principal of, and premium, if any, and interest, if any, on the Notes when such payments are due from the deposits referred to above.

11.          Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes or the Guarantees to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, comply with the TIA, or comply with Article Five of the Indenture or make any other change that does not adversely affect in any material respect the rights of any Holder of a Note.

12.          Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Issuers and the Restricted Subsidiaries to, among other things, incur additional Indebtedness or Liens, make payments in respect of their Capital Stock or certain Indebtedness, enter into transactions with Affiliates, enter into Sale and Leaseback Transactions, create dividend or other payment restrictions affecting Subsidiaries, merge or consolidate with any other Person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation. Such limitations are subject to a number of important qualifications and exceptions. The Issuers must annually report to the Trustee on compliance with such limitations.

13.          Successors.

When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes, the Guarantees and the Indenture, the predecessor will be released from those obligations.

14.          Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

15.          Trustee Dealings with Issuers.

Subject to the terms of the TIA and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers, the Subsidiaries or their respective Affiliates as if it were not the Trustee.

16.          No Recourse Against Others.

No past, present or future stockholder, director, officer, employee or incorporator, as such, of the Issuers or the Guarantors shall have any liability for any obligation of the Issuers or the Guarantors under the Notes, the Guarantees, the Collateral Agreements or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

17.          Guarantees.

Payment of principal and interest (including interest on overdue principal and overdue interest, if lawful), is unconditionally guaranteed, jointly and severally, by each of the Guarantors. In addition, the Obligations of the Co-Issuer under this Note and the Indenture are unconditionally guaranteed by the Company. In the event of a default by the Co-Issuer in the payment of its Obligations, the Holders may institute legal proceedings directly against the Company to enforce the foregoing guarantee without first proceeding against the Co-Issuer.

18.          Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS NOTE, THE GUARANTEES, THE COLLATERAL AGREEMENTS AND THE INDENTURE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

19.          Waiver of Jury Trial.

Each of the parties hereto and the holders (by their acceptance of the 9% note) hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any action or proceeding arising out of or in connection with the indenture, this 9% note, the guarantees, the collateral agreements or the transactions contemplated by this indenture.

20.          Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Issuers will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc., 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121-1050.

FORM OF GUARANTEE

Each of the undersigned and their respective successors under the Indenture (collectively, the “Guarantors”) has jointly and severally with each of the other Guarantors, irrevocably and unconditionally guaranteed, on a senior secured basis to the extent set forth in the Indenture, dated as of                     , 2008, by and among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture”), (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms set forth in Article Ten of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

THE OBLIGATIONS OF THE UNDERSIGNED TO HOLDERS OF THE NOTES AND TO THE TRUSTEE PURSUANT TO THIS NOTATION OF GUARANTEE (THE “GUARANTEE”) AND THE INDENTURE ARE EXPRESSLY SET FORTH IN ARTICLE TEN OF THE INDENTURE AND REFERENCE IS HEREBY MADE TO THE INDENTURE FOR THE PRECISE TERMS OF THE GUARANTEE AND ALL OTHER PROVISIONS OF THE INDENTURE TO WHICH THE GUARANTEE RELATES. EACH HOLDER OF A NOTE, BY ACCEPTING THE SAME, (A) AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS AND (B) APPOINTS THE TRUSTEE ATTORNEY-IN-FACT FOR SUCH HOLDER FOR SUCH PURPOSES.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each Guarantor has caused its Guarantee to be duly executed.

MRS. FIELDS ORIGINAL COOKIES, INC.

By:
Name:
Title:
GACCF, LLC

By:
Name:
Title:
MRS. FIELDS FRANCHISING, LLC

By:
Name:
Title:
PTF, LLC

By:
Name:
Title:
TCBY SYSTEMS, LLC

By:
Name:
Title:
MRS. FIELDS GIFTS, INC.

By:
Name:
Title:
THE MRS. FIELDS’ BRAND, INC.

By:
Name:
Title:
GAMAN, LLC

By:
Name:
Title:
MRS. FIELDS COOKIES AUSTRALIA

By:
Name:
Title:
TCBY INTERNATIONAL, INC.

By:
Name:
Title:
MRS. FIELDS FINANCING COMPANY, INC.

By:
Name:
Title:
PMF, LLC

By:
Name:
Title:
TCBY OF SAUDI ARABIA

By:
Name:
Title:
TCBY OF MEXICO, INC.

By:
Name:
Title:
TCBY OF ARUBA, INC.

By:
Name:
Title:
TCBY OF UNITED KINGDOM, INC.

By:
Name:
Title:
TCBY OF PHILIPPINES, INC.

By:
Name:
Title:
TCBY OF QATAR, INC.

By:
Name:
Title:
TCBY OF ISRAEL, INC.

By:
Name:
Title:
TCBY OF PORTUGAL, INC.

By:
Name:
Title:
TCBY OF NETHERLAND, INC.

By:
Name:
Title:
TCBY OF AUSTRALIA, INC.

By:
Name:
Title:
TCBY OF JORDAN, INC.

By:
Name:
Title:
TCBY OF KUWAIT, INC.

By:
Name:
Title:
TCBY OF TURKEY, INC.

By:
Name:
Title:
TCBY OF BOLIVIA, INC.

By:
Name:
Title:
TCBY OF COLOMBIA, INC.

By:
Name:
Title:
TCBY OF SOUTH AFRICA, INC.

By:
Name:
Title:
TCBY OF TEXAS, INC.

By:
Name:
Title:
MRS. FIELDS FAMOUS BRANDS, LLC

By:
Name:
Title:

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and
social security or tax ID number of assignee)

and irrevocably appoint                                                                  agent to transfer this 9% Note on the books of the Issuers. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name
appears on the other side of this
Note)

Signature Guarantee:

[OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.11 or 4.13 of the Indenture, check the appropriate box:

Section 4.11           ☐

Section 4.13           ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.11 or 4.13 of the Indenture, state the amount you elect to have purchased:

$

Dated:

NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Signature Guarantee:

EXHIBIT B

FORM OF LEGEND FOR GLOBAL NOTES

Any Global Note authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required in the case of a Restricted Security) in substantially the following form:

THIS CERTIFICATE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

B-1

Exhibit 5

FORM OF

STOCKHOLDERS AGREEMENT

OF

MRS. FIELDS’ ORIGINAL COOKIES, INC.

Dated as of                             , 2008

i

ii

FORM OF

STOCKHOLDERS AGREEMENT

OF

Mrs. Fields’ ORIGINAL COOKIES, INC.

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of                     , between Mrs. Fields’ Original Cookies, Inc., a Delaware corporation (the “Company”), the stockholders of the Company signatory hereto from time to time (collectively, the “Holders”) and the holder of warrants to purchase common stock of the Company (the “Warrantholder” and together with the Holders, the “Stockholders”).

RECITALS

The Holders, collectively, are the owners of all of the issued and outstanding shares of the common stock, par value $0.01, of the Company (the “Common Stock”);

The Warrantholder is the holder of Warrants to purchase [            ] shares of the Common Stock;

The Stockholders and the Company desire to provide certain rights and obligations of the Stockholders with respect to the governance of the Company and the disposition of the Common Stock as hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE ONE
DEFINITIONS

Section 1.1            Certain Defined Terms.  For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Applicable Percentage” means, with respect to any Stockholder as of any date, a percentage representing the number of Shares beneficially owned by such Stockholder as of such date, divided by the aggregate number of Shares then outstanding.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security that may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the place whose laws govern the construction of this Agreement.

“Capricorn” means the Stockholder identified as Capricorn on the attached Exhibit A.

“Capricorn Directors” means those Directors designated from time to time by Capricorn, the initial Capricorn Directors being identified on the attached Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee Directors” means the Directors designated from time to time by the Committee Stockholders, the initial Committee Directors being identified on the attached Exhibit A.

“Committee Stockholders” means the Stockholders identified as Committee Stockholders on the attached Exhibit A.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” of Shares or other property, as the case may be, means the cash price that a Third Party would pay to acquire all of such Shares (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property in an arm’s-length transaction, assuming with respect to the Fair Market Value of Shares, that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the Stockholders

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at the time, taking into account all existing circumstances, including, without limitation, the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined, unless otherwise specified, as set forth in Section 6.10.

“Fiscal Year” means (i) the period commencing upon the date hereof and ending on December 31, 2008 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.

“Form S-4” or “Form S-8” means Form S-4 or Form S-8, as appropriate, under the Securities Act or any successor forms thereto.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Industry” means the retail sales industry, regardless of what channel through which such sales occur.

“Initial Public Offering” means the first underwritten public offering of the Common Stock pursuant to a registration statement filed under the Securities Act.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Majority Vote” means, with respect to any matter to be voted on by the Board of Directors, the written approval of, or the affirmative vote by, a majority of the Directors serving on the Board of Directors.  For the avoidance of doubt, this definition refers to a majority of the entire board, not a majority of a quorum.

“Management Incentive Plan” means the management incentive plan of the Company pursuant to which eligible members of the senior management of the Company may be granted equity compensation.

“Mutually Designated Appraiser” means an investment banking firm jointly designated by the investment banking firms initially appointed by the interested parties to determine Fair Market Value pursuant to Section 6.10.  The Mutually Designated Appraiser shall be an investment bank of international standing and may not be an Affiliate of any Stockholder or have performed any significant work for any Stockholder or any Affiliate of any Stockholder within the prior two years.

3

“New Securities” means any Common Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for Common Stock.

“Notice Date” means the date that is ten days after the date of an event requiring a determination of Fair Market Value pursuant to Section 6.10.

“Other Shares” means, at any time, those shares of Common Stock which do not constitute Registrable Shares or Primary Shares.

“Permitted Transferee” means, with respect to any Stockholder, (i) any Affiliate of such Stockholder, (ii) a donee of Shares who is a member of the family of such Stockholder or any trust for the benefit of any such family member, (iii) a transferee of Shares who receives such Shares by will or the laws of descent and distribution, (iv) any general partner of such Stockholder or (v) in the case of Capricorn, any limited partner of Capricorn listed on Schedule 1.1 hereto, provided, however, that any Permitted Transferee that receives Shares pursuant to this clause (v) of this definition shall be prohibited from making further transfers pursuant to clauses (i) or (iv) of this definition.  For purposes of this definition, the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Primary Shares” means, at any time, the authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company.

“Prospectus” means the prospectus included in any Registration Statement, including any amendment or prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Registrable Shares” means at any time, and with respect to any Stockholder, the shares of Common Stock held by, or issuable to, such Stockholder.  As to any particular Registrable Shares, once issued, such Registrable Shares shall cease to be Registrable Shares (a) when an offering of such Registrable Shares has been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and such Registrable Shares have been disposed of pursuant to and in the manner described in such effective Registration

4

Statement; (b) when such Registrable Shares are sold or distributed to the public through a broker, dealer or market maker pursuant to Rule 144; or (c) when such Registrable Shares have ceased to be outstanding.

“Registration Date” means the date upon which the Registration Statement filed by the Company to effect its Initial Public Offering shall have been declared effective by the SEC.

“Registration Statement” means any registration statement of the Company that covers an offering of any of the Registrable Shares, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Rule 144” means Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or any successor rule thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means, as of a certain date, the issued and outstanding shares of Common Stock as of such date including any shares of Common Stock issued in connection with the exercise of any Warrants.

5

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one of more intermediaries.

“Supermajority Vote” means, with respect to any matter to be voted on by the Board of Directors, a Majority Vote, which Majority Vote must also include the affirmative vote of at least one Capricorn Director or the individual holding the office of the Chief Executive Officer of the Company serving as director.

“Third Party” means any Person other than a Stockholder or a Permitted Transferee of a Stockholder.

“Transfer” means, in respect of any Shares, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and to receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing.

“Transferee” means any Person that is a transferee of all or a portion of a Stockholder’s Shares.

“Warrants” means the warrants to purchase Common Stock issued as of the date of this Agreement..

Section 1.2            Table of Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

Acceptance Notice	6.5(c)
Agreement	Preamble
Annual Budget	4.2(a)
Approved Budget	4.2(a)
Board of Directors	3.2(a)
Capricorn Counsel	7.2(c)(ii)
Chairman	3.2(a)
Committee Counsel	7.2(c)(ii)
Common Stock	Preamble
Company	Preamble
Conflict	3.8(a)
Corporate Opportunities Group	7.4(a)(i)
Co-Sale Non-Electing Shares	6.6(b)
Co-Sale Notice	6.6(a)
Co-Sale Participant	6.6(a)
Co-Sale Period	6.6(a)
Director	3.2(a)
Drag Transaction	6.7(b)

6

Definition	Location

Drag-Along Notice	6.7(c)
Drag-Along Participant	6.7(a)
Drag-Along Transferring Stockholder(s)	6.7(a)
First Offer	6.5(b), 6.5(b)
Holders	Preamble
Information	7.2(c)(vi)
Initial Budget	4.2(a)
Inspectors	7.2(c)(vi)
Issuance Notice	7.1(b)
Offer Notice	6.5(a)
Offer Period	6.5(c)
Offer Price	6.5(a), 6.5(a)
Offer Recipients	6.5(a)
Offered Shares	6.5(a)
Offering Stockholder	6.5(a)
Potential Majority Owner	6.8(a)
Prospective Seller	6.8(a)
Prospective Transferee	6.9
Records	7.2(c)(vi)
Registration Expenses	7.2(d)
Stockholders	Preamble
Subscription Notice	7.1(c)
Transfer Notice	6.6(a)
Transferred Shares	6.6(a)
Transferring Stockholder	5.6(a)
Unsubscribed Shares	7.1(c)
Warrantholder	Preamble

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Each Stockholder, severally but not jointly, represents and warrants to the Company and each other Stockholder as follows:

Section 2.1            Organization and Qualification.  If such Stockholder is not a natural person, such Stockholder (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not prevent or materially hinder the performance of the actions contemplated by this Agreement.

7

Section 2.2            Authority.  If such Stockholder is not a natural person, such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all requisite action on its part.  This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 2.3            No Conflict.  The execution, delivery and performance by such Stockholder of this Agreement do not and will not (a) conflict with or violate its certificate of incorporation or bylaws or equivalent organizational documents, if applicable, (b) conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to any Person any rights pursuant to, any contract, agreement or arrangement by which such Stockholder is bound, except, in the case of the foregoing clauses (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially hinder the performance of the actions contemplated by this Agreement.

ARTICLE THREE
GOVERNANCE

Section 3.1            Agreement to Vote.  Each Stockholder agrees to vote all of its Shares, and the Company agrees to take all necessary measures, in order to carry out the agreements set forth in this Article III, and to prevent any action by the Company’s Stockholders that is inconsistent with such agreements.

Section 3.2            Board of Directors.

(a)           Initially, the total number of directors (each, a “Director”) on the board of directors (the “Board of Directors”) shall be seven, of whom (i) four shall be designated by the Committee Stockholders, (ii) two shall be designated by Capricorn and (iii) one shall be the individual holding the office of the Chief Executive Officer of the Company from time to time.  Thereafter, the number of directors may be determined from time to time as set forth in the Certificate of Incorporation of the Company.  The Board of Directors shall select one of the Committee Directors as the Chairman of the Board (the “Chairman”), who shall preside over meetings of the Board of Directors.

(b)           The number of Committee Directors shall be reduced so as not to exceed the number indicated upon the occurrence of each of the following events: (i) three Committee Directors from and after such time as the Committee Stockholders and their Permitted Transferees hold in the aggregate less than 34% of the outstanding Shares, (ii) two Committee Directors from and after such time as the Committee Stockholders and their Permitted

8

Transferees hold in the aggregate less than 20% of the outstanding Shares and (iii) one Committee Director from and after such time as the Committee Stockholders and their Permitted Transferees hold in the aggregate less than 10% of the outstanding Shares.  In the event that the Committee Stockholders and their Permitted Transferees hold in the aggregate less than 5% of the outstanding Shares, the rights of the Committee Stockholders under this Section 3.2 shall terminate automatically and cease to have any further force or effect.

(c)           The number of Capricorn Directors shall be reduced by one at such time as Capricorn and its Permitted Transferees hold in the aggregate less than 10% of the outstanding Shares and, in the event that Capricorn and its Permitted Transferees hold in the aggregate less than 5% of the outstanding Shares, the rights of Capricorn under this Section 3.2 shall terminate automatically and cease to have any further force or effect.

Section 3.3            Meetings.

(a)           The Board of Directors shall meet no less frequently than quarterly at such place and time as shall be determined by the Chairman.  Special meetings of the Board of Directors, to be held at the offices of the Company (or such other place as shall be agreed by Majority Vote), shall be called at the direction of the Chairman or by three or more Directors, upon not less than five Business Days’ notice given by the Chairman, the President or the Secretary of the Company (which officer shall give such notice if properly directed to do so as aforesaid) or by a Director.  Emergency meetings of the Board of Directors may be held at the offices of the Company (or such other place as shall be agreed by Majority Vote) and called at the direction of the Chairman or by any Director, upon not less than three Business Days’ telephone notice (to be confirmed by written notice, fax, e-mail or electronic transmission) given by the Chairman, the President or the Secretary of the Company or a Director, specifying in reasonable detail the nature of such emergency.  For purposes of this Section 3.3, the term “emergency meeting” shall include only meetings called for the sole purpose of addressing an action taken by less than the requisite Directors in violation of Section 3.7 of this Agreement.

(b)           With respect to quarterly and other regular meetings of the Board of Directors, not less than five Business Days before each such meeting, the Chairman shall deliver to each Director, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable meeting.  Any Director that wishes to have any additional matter discussed at any such meeting shall give to the Secretary of the Company and each other Director, not less than two Business Days prior to any such meeting, notice of each matter he or she so wishes to discuss.

(c)           Any Director may participate in any meeting of the Board of Directors by telephone and arrangements will be made to ensure that any Directors so participating by telephone may hear and be heard by all other Directors participating in the meeting.

Section 3.4            Quorum.  The presence of that number of Directors representing a majority of the outstanding Shares shall constitute a quorum.  A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid.  Except as otherwise specified in this Agreement, all decisions of the Board of Directors shall be taken by a majority of the Directors present at a meeting at

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which a quorum exists for such decision or action to be valid.  Notwithstanding the foregoing, for any action requiring a Supermajority Vote, there shall not be a quorum unless at least one Capricorn Director or the individual holding the office of the Chief Executive Officer of the Company serving as a director is present at the time such action is approved.

Section 3.5            Nomination and Election of Directors.  The Stockholders’ initial nominees for the Board of Directors shall be as set forth on the attached Exhibit B, which the Stockholders hereby act by written consent to elect.  Hereafter, the Stockholders shall make the nominations to which they are entitled not later than 30 days prior to each annual meeting of the Company’s stockholders, and the Board of Directors shall be elected at such meeting or by unanimous written consent in accordance herewith.

Section 3.6            Removal of Directors; Vacancies.

(a)           The Committee Stockholders and Capricorn may at any time remove any Director designated by such Stockholder(s) pursuant to Section 3.2, with or without cause, and upon written request of such Stockholder(s), the other Stockholders agree to vote and otherwise take all actions necessary to remove such Director and to elect any replacement Director designated by the Committee Stockholders or Capricorn, as applicable.  Unless the Committee Stockholders or Capricorn shall otherwise request in writing, no Stockholder shall take any action to cause the removal of any Directors designated by the Committee Stockholders or Capricorn, as applicable.

(b)           In the event a vacancy occurs on the Board of Directors as a result of the retirement, removal, resignation or death of a Committee Director or Capricorn Director, the remaining Directors and the Company shall cause such vacancy to be filled by a person designated by the Committee Stockholders or Capricorn, as applicable, the retirement, removal, resignation or death of whose designee or nominee created the vacancy.  Notwithstanding the foregoing, in the event a vacancy occurs on the Board of Directors as a result of the retirement, removal, resignation or death of a Director designated pursuant to Section 3.2, and a Stockholder (or Stockholders, as the case may be) no longer has the right to nominate a replacement for such Director pursuant to the applicable subsection of Section 3.2, such vacancy shall be filled by the remaining members of the Board of Directors, in accordance with the Company’s bylaws.  Any Director elected pursuant to this Section 3.6 shall serve until the next annual election of Directors.

Section 3.7            Approval Required.  The Board of Directors shall have authority with respect to all aspects of the operation of the Company.  Without limiting the generality of the foregoing, the Company shall not take any of the actions listed in Section 3.7(a) or Section 3.7(b), below, except pursuant to the affirmative vote of that number of Directors described in such Section.

(a)          The Company shall not take any of the following actions except pursuant to a Supermajority Vote:

the amendment of the provisions of the constituent documents of the Company in a manner adverse to Capricorn or its Permitted Transferees or to any Capricorn

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Director, provided, however, the parties agree that any amendment to the provisions of the constituent documents of the Company that effects all Stockholders equally shall be deemed not to be adverse to Capricorn or its Permitted Transferees or to any Capricorn Director;

the continuing of the Company under the laws of another jurisdiction;

the entering into or amendment by the Company of any agreement, arrangement or transaction with any Stockholder or its Permitted Transferees or any Affiliate of the Company or any Stockholder or its Permitted Transferees, other than compensation agreements with Company management not exceeding payments of $1,000,000 to any individual in any fiscal year; or

the conduct by the Company of any business other than, or the engagement by the Company in any transaction not substantially related to, the Industry.

For the avoidance of doubt, any transaction, event or occurrence listed in Section 3.7(b) hereof and approved in accordance with such Section shall be deemed not to be a violation of this Section 3.7(a).

(b)          The Company shall not take any of the following actions except pursuant to a Majority Vote:

the adoption of any Annual Budget or any material revision or amendment thereto;

other than as specifically provided in an Approved Budget, the incurrence, issuance, assumption, guarantee or refinancing of any indebtedness if the aggregate amount of such indebtedness and all other outstanding indebtedness of the Company not theretofore approved under this clause (ii) exceeds $5,000,000, exclusive of indebtedness outstanding under the Company’s then existing working capital facility in an amount but not to exceed the available amount under the Company’s working capital facility in effect at the Effective Date;

transactions with Third Parties outside the ordinary course of business including, but not limited to, mergers and acquisitions or substantial disposals;

the authorization, issuance, sale, acquisition, repurchase or redemption by the Company of any Shares or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of the Company, excluding any issuance of shares of Common Stock to eligible participants pursuant to the Management Incentive Plan;

the entering into any agreement, arrangement or transaction concerning the sale or other disposition of any or all of the shares of the common stock of NexCen Brands, Inc. beneficially owned by the Company, or the use of the proceeds of such sale or disposition;

the entering into any agreement, arrangement or transaction concerning the sale or other disposition of the interests in, or all or substantially all the assets of, TCBY Systems, LLC, or the use of the proceeds of such sale or disposition;

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the declaration, making or payment of any dividend, distribution or transfer (whether in cash, securities or other property) to the Stockholders;

the entering into by the Company of any agreement, contract or arrangement pursuant to which the Company is obligated to pay or entitled to receive payments in excess of $1,000,000 over the term of such contract;

the selection or replacement of the Auditors of the Company;

unless required by law or a change in GAAP, the making of any material change in the accounting methods of the Company;

material changes to compensation of senior management and any equity compensation proposed other than as contemplated by the Management Incentive Plan;

the commencement or settlement of any litigation for an amount in excess of $1,000,000 in any such commencement or settlement or series of related commencements or settlements;

the creation of or investment in any Subsidiary of the Company or the entering of any partnership, consortium, joint venture or other similar enterprise;

(A) the dissolution, liquidation or winding up of the Company or (B) the commencement of a voluntary proceeding seeking reorganization or other similar relief; or

the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing (i)-(xiv).

Section 3.8            Conflict of Interest.

(a)           Each Director, based on his or her knowledge and reasonable judgment at such time, shall disclose to the Board of Directors any actual, apparent, or potential financial interest, competitive interest, or other conflict of interest (“Conflict”) such Director has in any matter or transaction presented for information, consideration or approval of the Board of Directors immediately upon becoming aware of such Conflict, unless the nature and extent of such Conflict are known or readily apparent to the Board of Directors.  No Director shall be liable to the Company or the Stockholders if such Conflict has been disclosed to the Board of Directors and such Director has complied with any agreement between such Director and the Board of Directors as to resolution or avoidance of such Conflict.

(b)           Except as otherwise provided in this Agreement, no Director shall be disqualified from voting on, or shall be required to remove himself or herself from, the consideration of or voting on, any matter by reason of such Director’s or any related Person’s interest in such matter (it being understood that in approving or disapproving any matter, a Director may act to protect the interest of such Director or a related Person, as a Director or in any other capacity), so long as such Director disclosed such interest to, or such interest is reasonably apparent to, the other Directors.

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Section 3.9            Director Compensation, Reimbursements and Insurance.  The Company shall (a) compensate directors for service on the Board of Directors in amounts and a manner commensurate with the director compensation provided by companies of a comparable size, which the Stockholders agree will initially be in conformity with Exhibit 3.9(a) hereto, (b) reimburse the Directors for any reasonable expenses incurred by the Directors on behalf of the Company upon presentation of written documentation therefor, in accordance with the Company’s standard reimbursement procedures, and (c) maintain appropriate insurance for the benefit of directors commensurate with the insurance provided by companies of a comparable size, which the Stockholders agree will initially be in conformity with Exhibit 3.9(c) hereto.

Section 3.10         Audit Committee.  The Company shall establish and maintain an Audit Committee of the Board of Directors, which shall consist of three Directors; provided that, if and for so long as Capricorn holds at least 30% of the outstanding Shares, one of the three Directors shall be a Capricorn Director and the remaining two directors shall be Committee Directors.

Section 3.11         Compensation Committee.  The Company shall establish and maintain a Compensation Committee of the Board of Directors, which shall consist of three Directors; provided that, if and for so long as Capricorn holds at least 30% of the outstanding Shares, one of the three Directors shall be a Capricorn Director and the remaining two directors shall be Committee Directors.  .  The Compensation Committee shall make recommendations to the full Board of Directors for such matters as management compensation, Company benefit plans and matters relating to Company option plans, if any.

ARTICLE FOUR
CAPITALIZATION; BUDGETS; FUNDING

Section 4.1            Initial Capitalization.

(a)           Exhibit A sets forth each Stockholder and the number of shares of Common Stock held by such Stockholder on the date hereof.

(b)           The President or Secretary shall amend Exhibit A from time to time to reflect the issuance of additional Shares to any Stockholder or the Transfer or issuance of any Shares to another Stockholder or any other Person; provided, that such Transfer is made in accordance with the provisions of this Agreement.

Section 4.2            Budgets.  Within 30 Business Days after the date hereof, the Board of Directors shall cause to be prepared and shall agree upon projected expenditure schedules and a projected operating budget for the Company for the remainder of the Fiscal Year ending December 31, 2008 (the “Initial Budget”).  Beginning for the Fiscal Year ending December 31, 2009, and for each subsequent Fiscal Year, not later than 30 days prior to the beginning of such Fiscal Year, the Company’s management  shall prepare and submit to the Board of Directors for approval projected expenditure schedules and a projected operating budget for such Fiscal Year (each, an “Annual Budget”).  Each Annual Budget shall be in a form substantially similar to the Initial Budget.  The Initial Budget and any Annual Budget are referred to as an “Approved Budget.”

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Section 4.3            Status.  Notwithstanding anything to the contrary in this Agreement, it is the intent and desire of the parties that the Company be organized and operated as a corporation and specifically provide for no liability to stockholders (except to the extent, if any, required under local law), and that stockholders of the Company have no fiduciary duties or other obligations to one another in their respective capacities as stockholders.

ARTICLE FIVE
FINANCIAL STATEMENTS

Section 5.1            Financial Statements and Other Information.  The Company shall make available to the Stockholders as soon as it is available the same information and same access to the Company’s secure website as the information and access required to be provided to noteholders under Section 4.23 of the Company’s Indenture, dated as of the date of this Stockholders Agreement, as such section is in effect as of the date of this Stockholders Agreement and whether or not notes remain outstanding under such Indenture.  The Company shall also prepare and provide to the Committee Stockholders and Capricorn and their respective Permitted Transferees, in each case for so long as they remain Stockholders, (a) within 20 days following each calendar month end a monthly management report, including a balance sheet, a statement of cash flows and an income statement and an analysis of the information by business line, (b) within 30 days following the completion of each fiscal year, an updated and detailed projection covering each fiscal year in the three year period following such completed fiscal year, and (c) promptly following a request therefore, and other information concerning the Company, its operations or its assets or liabilities.

ARTICLE SIX
RESTRICTIONS ON TRANSFER

Section 6.1            Legends.  The Company shall affix to each certificate evidencing Shares issued to Stockholders a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT OF MRS. FIELDS’ ORIGINAL COOKIES, INC., DATED AS OF                       , 2008 AS IT MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

THE SHARES ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE OR FOREIGN SECURITIES LAWS, IN RELIANCE UPON APPLICABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH STATE AND FOREIGN SECURITIES LAWS.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THE SHARES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE

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AND FOREIGN SECURITIES LAWS, OR UNTIL THE REGISTRATION OF SUCH SALE, TRANSFER OR OTHER DISPOSITION IS NOT REQUIRED UNDER THE 1933 ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS BECAUSE OF AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS.”

Section 6.2            Loss or Destruction of Share Certificates.  In case of loss or destruction of a certificate representing Shares, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Company of such loss or destruction, and upon the giving to the Company of satisfactory security against loss by bond or otherwise.  Any such new certificate shall be plainly marked “Duplicate” upon its face.

Section 6.3            Certain Restrictions on Transfer or Encumbrance.

(a)           During the effectiveness of this Agreement, no Stockholder shall, directly or indirectly (through the transfer of capital stock of any Person that holds, or controls any Person that holds, any Shares) make or solicit any Transfer of any Shares beneficially owned by such Stockholder, other than any Transfer to a Permitted Transferee or any Transfer in accordance with this Article VI, provided, however, that the conditions and restrictions upon the Transfer of Shares contained in this Agreement, including, without limitation, those contained in Sections 6.3, 6.5, 6.6, 6.7 and 6.8, shall not apply to a Transfer of Shares between Stockholders.

(b)           No Transfer of Shares to a Permitted Transferee shall be effective if a purpose or effect of such transfer shall have been to circumvent the provisions of this Section 6.3.  Notwithstanding anything in Section 6.9 to the contrary, each Stockholder shall remain responsible for the performance of this Agreement by each Permitted Transferee of such Stockholder to which Shares are transferred.  If any Permitted Transferee to which Shares are transferred pursuant to Section 6.3(a) ceases to be a Permitted Transferee of the Stockholder from which it acquired such Shares pursuant to such provision, such Person shall reconvey such Shares to such transferring Stockholder immediately before such Person ceases to be a Permitted Transferee of such transferring Stockholder so long as such Person knows of its upcoming change of status immediately prior thereto.  If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to such transferring Stockholder as soon as practicable after the former Permitted Transferee receives notice thereof.

Section 6.4            Improper Transfer or Encumbrance.

(a)           Any attempt not in compliance with this Agreement to make any Transfer of all or any portion of a Stockholder’s Shares shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s records to such attempted Transfer.

(b)           In the case of a Transfer or attempted Transfer of any Shares or other interest in the Company contrary to the provisions of the Agreement, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and each of the Stockholders from all Losses that such indemnified Persons may incur (including, without

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limitation, incremental tax liability and lawyers’ fees and expenses) in enforcing the provisions of this Agreement.

Section 6.5            Rights of First Offer.

(a)           If at any time prior to the completion of an Initial Public Offering, a Stockholder (the “Offering Stockholder”) desires to effect a Transfer of any or all of its Shares to a Third Party, the Offering Stockholder shall deliver to the Company and each Stockholder beneficially owning aggregate shares in excess of 5% of all of the issued and outstanding shares of Common Stock as of the date thereof (collectively, excluding the Company, the “Offer Recipients”) written notice (the “Offer Notice”), stating such Offering Stockholder’s intention to effect such a Transfer, the number of Shares to be subject to such Transfer (the “Offered Shares”), and any other material terms and conditions of the proposed Transfer.

(b)           Upon receipt of the Offer Notice, the Company will have 10 days from receipt of the Offer Notice to elect to purchase all or a portion of the Offered Shares, which number of Offered Shares and price per Offered Share (to be paid in cash) shall be determined by the Board of Directors (the “Company Price”), and otherwise on the terms and conditions described in the Offer Notice (the “Company Offer”).  The Company shall make the Company Offer, if any, by sending written notice of the Company Offer to the Offering Stockholder and the Offer Recipients indicating the number of Offered Shares to be purchased and the Company Price, and the Company shall then be obligated to purchase such number of Offered Shares on the terms and conditions set forth in the Offer Notice and as set forth herein.

(c)           Upon receipt of written notice of the Company Offer, the Offer Recipients will have 10 days from receipt of the Company Offer to elect to purchase all or a portion of the Offered Shares a price per Offered Share (to be paid in cash) (each such price, a “Recipient Price”), and otherwise on the terms and conditions described in the Offer Notice (each a “Recipient Offer”).  Each of the Offer Recipients shall, within 10 days from receipt of the Company’s notice pursuant to Section 6.5(b) (the “Offer Period”), indicate to the Offering Stockholder the number of Offered Shares it elects to purchase and the Recipient Price, by sending irrevocable written notice of such acceptance (an “Acceptance Notice”) to the Offering Stockholder.  Each Offer Recipient that delivers an Acceptance Notice shall be obligated to purchase such number of Offered Shares on the terms and conditions set forth in the Acceptance Notice and as set forth herein.

(d)           The Offering Stockholder shall have 60 days from the expiration of the Offer Period to Transfer the Offered Shares to a Third Party for cash and on the terms and conditions set forth in the Offer Notice.  If the Offering Stockholder elects to Transfer any Offered Shares, the Offering Stockholder shall first Transfer such Offered Shares to the Person (whether the Company, an Offer Recipient or a Third Party) offering the highest price per Offered Share at the price offered by such Person; if any Offered Shares remain and the Offering Stockholder elects to Transfer any Offered Shares, the Offering Shareholder shall next Transfer such Offered Shares to the Person offering the next highest price per Offered Share at the price offered by such Person; and so on.  For the avoidance of doubt, the Offering Stockholder shall not be obligated to Transfer any Offered Shares at any price, however, if it elects to Transfer any Offered Shares, it must do so in accordance with the preceding sentence.

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(e)           Each Offer Recipient who delivers a Recipient Offer to the Offering Stockholder at the same Recipient Price shall be entitled to purchase, on the terms set forth in the Offer Notice, such Offer Recipient’s pro rata portion of the Offered Shares being Transferred at that price by the Offering Stockholder, which pro rata portion shall be equal to the product of (i) the number of Offered Shares to be sold at such Recipient Price and (ii) a fraction, the numerator of which is the number of Shares beneficially owned by such Offer Recipient and the denominator of which is the aggregate number of Shares beneficially owned by such Offer Recipients.  For the avoidance of doubt, if the Company Price is the same as any Recipient Price, the all of the shares the Company elected to purchase shall be Transferred to the Company before any such shares are allocated to such Offer Recipient.

(f)            In the event that an Offering Stockholder shall not have Transferred all of the Offered Shares within 60 days after the expiration of the Offer Period in accordance with this Section 6.5, then the provisions of this Section 6.5 shall again apply, and such Offering Stockholder shall not thereafter Transfer or offer to Transfer such Shares without again complying with this Section 6.5.

(g)           Upon written request of any Stockholder, the Company shall provide a list of those Stockholders owning at 5% or more of the issued and outstanding Shares of the Company.  The Offering Stockholder may rely upon such list prepared by the Company to determine the identity of the Offer Recipients.  In addition, the Company shall regularly update its Share register to reflect all sales and transfers of Shares.

Section 6.6            Right of Co-Sale on Transfers by Stockholders.

(a)           If at any time prior to the completion of an Initial Public Offering a Stockholder or group of Stockholders (in either case, the “Transferring Stockholder”) proposes to Transfer 10% or more of the issued and outstanding shares of Common Stock to a Third Party in any transaction or series of related transactions (whether for cash, securities or a combination of both), each other Stockholder beneficially owning aggregate shares in excess of 5% of all of the issued and outstanding shares of Common Stock as of the date thereof (a “Co-Sale Participant”) shall have the right to participate in the Transfer in the manner set forth in this Section 6.6, it being agreed for these purposes that if a Warrantholder elects to exercise its Warrants in order to participate in such Transfer, such exercise shall be subject to the completion of such Transfer.  At least 30 days prior the proposed date of any such Transfer, the Transferring Stockholder shall deliver to the Company and each Co-Sale Participant notice (the “Transfer Notice”) stating (i) the name of the proposed Transferee, (ii) the number of Shares proposed to be Transferred (the “Transferred Shares”), (iii) the proposed purchase price therefor and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date.  Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Shares.  In the event any portion of the purchase price per Share to be paid by the proposed Transferee is to be paid in non-cash consideration, the value of any such non-cash consideration per Share shall be the Fair Market Value thereof as determined by the Board of Directors.  Each Co-Sale Participant may Transfer to the proposed Transferee identified in the Transfer Notice such Co-Sale Participant’s pro rata portion, calculated in accordance with Section 6.6(b), of the Transferred Shares by giving written notice (a “Co-Sale Notice”) to the Transferring Stockholder and the Company within the 30 day period after the delivery of the

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Transfer Notice (the “Co-Sale Period”), which notice shall state that such Co-Sale Participant elects to exercise its rights of co-sale under this Section 6.6 and shall state the maximum number of Shares sought to be Transferred.

(b)           Each Co-Sale Participant’s pro rata portion of the Transferred Shares shall, on any transfer date, be equal to the product of (i) the number of Transferred Shares and (ii) a fraction, the numerator of which is the number of Shares beneficially owned by such Co-Sale Participant and the denominator of which is the aggregate number of Shares beneficially owned by all Co-Sale Participants and the Transferring Stockholder as of such date.  In the event any such Co-Sale Participant elects to exercise its co-sale rights with respect to less than all of its pro rata portion of Transferred Shares (such remaining securities, the “Co-Sale Non-Electing Shares”), the Co-Sale Participants (other than holders of Co-Sale Non-Electing Shares) shall be entitled to sell additional Shares equal in the aggregate to the number of Co-Sale Non-Electing Shares, pro rata in accordance with the respective number of Shares held by each Co-Sale Participant, up to the maximum number of Shares elected for sale by the respective Co-Sale Participant as set forth in its Co-Sale Notice.  The proposed Transferee shall not be obligated to purchase a number of Shares exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Shares sought to be Transferred by the Co-Sale Participants, the number of Shares to be Transferred by the Transferring Stockholder and each such Co-Sale Participant shall be reduced on a pro rata basis.  The Transferring Stockholder shall, within five days after the expiration of the Co-Sale Period, notify each Co-Sale Participant that has elected to exercise its rights of co-sale hereunder as to the number of Shares of such Co-Sale Participant to be included in the sale pursuant to the above allocation.

(c)           Each Co-Sale Participant, in exercising its right of co-sale hereunder, may participate in the Transfer by delivering to the Transferring Stockholder at the closing of the Transfer of the Transferred Shares certificates representing the Shares to be Transferred by such Co-Sale Participant, duly endorsed for transfer or accompanied by stock powers duly executed in blank or in favor of the applicable purchaser.  At such closing, the purchaser shall remit directly to each Co-Sale Participant, by wire transfer if available and if requested by such Co-Sale Participant, the consideration for such Co-Sale Participant’s Shares sold pursuant thereto.  In connection with the transaction contemplated by this Section 6.6, each Co-Sale Participant will agree to make the same customary representations, covenants, indemnities and agreements as the Transferring Stockholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder, not to exceed such Co-Sale Participant’s proceeds from the sale; provided, that any representation made by a Co-Sale Participant shall relate only to such Co-Sale Participant and its Shares.

(d)           The closing of the sale of the Shares owned by the Transferring Stockholder and all Co-Sale Participants who have elected to sell Shares shall be held simultaneously at such place and on such date as determined by the Transferring Stockholder and the proposed purchaser, but in no event later than 60 days after expiration of the Co-Sale Period.  If within 60 days after the expiration of the Co-Sale Period, the Transferring Stockholder has not completed the disposition of its Shares and those of the electing Co-Sale Participants in accordance herewith, the sale to the proposed purchaser shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 6.3 and subject to Section 6.4;

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provided, that nothing shall prevent a Transferring Stockholder from seeking to consummate another proposed sale to such purchaser, subject to the terms and conditions of this Section 6.6.

(e)           For the avoidance of doubt, (i) any Transfer by a Transferring Stockholder as to which co-sale rights would apply under this Section 6.6 would be subject to Section 6.5, (ii) compliance with Section 6.5 and this Section 6.6 may be effected concurrently, (iii) a Co-Sale Participant shall be deemed to have waived its right of co-sale hereunder if it either fails to give notice within the time period prescribed in Section 6.6(a) or if such Co-Sale Participant purchases Shares in exercising its right of first refusal pursuant to Section 6.5 and (iv) the co-sale rights of Co-Sale Participants shall apply to any sale to the Company or the other Stockholders pursuant to Section 6.5.

Section 6.7            Drag-Along Right.

(a)           If, at any time prior to the completion of an Initial Public Offering one or more Stockholders (the “Drag-Along Transferring Stockholder(s)”) desire to Transfer Shares representing more than 50% the issued and outstanding shares of Common Stock, on a fully diluted basis, and constituting all of the Shares owned by such Stockholder(s) to a Third Party in a single transaction and, solely for so long as Section 3.7 requires such approval, such Transfer has been approved by Majority Vote pursuant to such Section, then if requested by the Drag-Along Transferring Stockholder(s), each other Stockholder (a “Drag-Along Participant”) shall be required to sell all of the Shares held by it.

(b)           The consideration to be received by each Drag-Along Participant in the transaction contemplated by Section 6.7(a) (the “Drag Transaction”) shall be the same form and amount of consideration per Share to be received by the Drag-Along Transferring Stockholder(s), and the terms and conditions of such sale shall be the same as those upon which the Drag-Along Transferring Stockholder(s) sells its Shares.  If any Stockholders are given an option as to the form and amount of consideration to be received, all Stockholders will be given the same option.

(c)           The Drag-Along Transferring Stockholder(s) shall provide written notice (the “Drag-Along Notice”) to each Drag-Along Participant of any proposed Drag Transaction not less than 30 days prior to the consummation of the Drag Transaction.  The Drag-Along Notice shall set forth the consideration to be paid by the purchaser for the Shares in the Drag Transaction, the name of the proposed purchaser and the other material terms of the Drag Transaction.  In the event any portion of the purchase price per Share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per Share shall be the Fair Market Value thereof as determined by the Board of Directors.  The Drag-Along Notice shall be accompanied by a written offer from the proposed Transferee to purchase the Shares of the Drag-Along Transferring Stockholder(s) and the Drag-Along Participants.

(d)           In connection with the Drag Transaction, each Drag-Along Participant will agree to make the same customary representations, covenants, indemnities and agreements as the Drag-Along Transferring Stockholder(s) so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; not to exceed such Drag-Along Participant’s proceeds from the sale;

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provided, that any representation made by a Drag-Along Participant shall relate only to such Drag-Along Participant and its Shares.

(e)           At least 10 days prior to the anticipated consummation of the Drag Transaction, each Drag-Along Participant shall deliver to the Company to hold in escrow pending transfer of the consideration in respect thereof and the consummation of the Drag Transaction in accordance with its agreed terms and conditions (i) certificates representing the Shares to be Transferred by such Drag-Along Participant, duly endorsed for transfer or accompanied by stock powers duly executed in blank or in favor of the applicable purchaser and (ii) a limited power-of-attorney authorizing the Company to take all actions necessary to Transfer such securities in such Drag Transaction.  In the event that a Drag-Along Participant should fail to deliver such certificates and power-of-attorney, the Company shall cause the books and records of the Company to show that such Shares are bound by the provisions of this Section 6.7 and that the Transfer of such Shares to the purchaser in such sale may be effected without such Drag-Along Participant’s consent or surrender of its Shares.

(f)            The closing of the Drag Transaction shall be held at such place and on such date as determined by the Drag-Along Transferring Stockholder(s) and the proposed purchaser, but in no event later than 60 days after delivery of the Drag-Along Notice required to be delivered pursuant to Section 6.7(c).  Upon the consummation of the Drag Transaction, the purchaser shall remit directly to each Drag-Along Participant, by wire transfer if available and if requested by the Drag-Along Participant, the consideration for such Drag-Along Participant’s Shares sold pursuant thereto.  If within 75 days after the Drag-Along Transferring Stockholder(s)’ delivery of the Drag-Along Notice, the purchaser in the Drag Transaction has not purchased all of the Shares to be sold in the Drag Transaction, the sale to such proposed purchaser shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 6.3 and subject to Section 6.4.  The Drag-Along Transferring Stockholder(s) shall return to the Drag-Along Participants the Share certificates, stock powers and limited powers of attorney delivered pursuant to Section 6.7(e); provided, that nothing shall prevent a Drag-Along Transferring Stockholder from seeking to consummate another proposed sale to such purchaser, subject to the terms and conditions of this Section 6.7.

(g)           For the avoidance of doubt, any Transfer by one or more Drag-Along Transferring Stockholders that exercise their drag along rights under this Section 6.7 would not be subject to Section 6.5, provided, however, that all Stockholders were given the opportunity to submit a bid to act as the purchaser under the transaction constituting the Drag Transaction on in accordance with Section 6.5.

Section 6.8            Minority Transfer Rights.

(a)           In the event that following completion of a proposed Transfer of Shares, whether to a Stockholder, a Permitted Transferee of a Stockholder or to a Third Party, and whether arising pursuant to any of the rights set forth in this Article VI or otherwise, the purchaser together with its Affiliate(s) will control more than 50% of the issued and outstanding Shares, the prospective seller (the “Prospective Seller”) and the potential majority owner (the “Potential Majority Owner”) shall each so notify the other Stockholders immediately on becoming so aware.  Each of the other Stockholders shall then be entitled, upon written notice

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delivered to the Prospective Seller and the Potential Majority Owner within 15 days of receipt of the notice referred to in the preceding sentence, to require the Potential Majority Owner to purchase all, but not less than all, of their Shares upon the terms and conditions set forth in this Section 6.8.  Such purchase shall be completed within 30 days of receipt of the notice delivered by such electing Stockholders to the Prospective Seller and the Potential Majority Owner.

(b)           The purchase of Shares pursuant to this Section 6.8 shall be at a price per Share equal to the greater of (i) the price per Share to be received by the Potential Seller, (ii)  and (ii) the Fair Market Value of such Shares.

(c)           The Prospective Seller shall not complete the proposed Transfer of its Shares unless and until, simultaneously with such Transfer, the Potential Majority Owner shall purchase the Shares of the other electing Stockholders specified in each such electing Stockholder’s notice on the terms set forth in Section 6.8(b).  In the event that any Transfer is completed without the Potential Majority Owner purchasing any such Shares, the other electing Stockholders shall be entitled to require the Prospective Seller to purchase any such Shares not purchased by the Potential Majority Owner on the terms and conditions set forth in Section 6.8(b), and until such purchase has been completed, the Transfer by the Prospective Seller to the Potential Majority Owner shall be treated as a violation of Section 6.3 and subject to Section 6.4.

Section 6.9            Transferees to Execute Agreement.  Each Stockholder agrees that it will not, during the term of this Agreement, directly or indirectly, make any Transfer of all or any portion of the Shares beneficially owned by such Stockholder unless prior to the consummation of any such Transfer, the Person to whom such Transfer is proposed to be made (a “Prospective Transferee”), if not a Stockholder (a) executes and delivers this Agreement to the Company and each Stockholder and (b) except in the case of a Prospective Transferee that is a recognized institutional investor or a Permitted Transferee, delivers to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that the execution of this Agreement by such Prospective Transferee renders this Agreement a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms, and with respect to such other matters as the Board of Directors may reasonably request.  Upon the execution and delivery by such Prospective Transferee of this Agreement and, if required, the delivery of the opinion of counsel referred to in clause (b) of the preceding sentence, such Prospective Transferee shall be deemed a “Stockholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Stockholder under this Agreement with respect to the Shares owned by such Prospective Transferee.

Section 6.10         Fair Market Valuation Methodology.  Where the provisions of this Agreement indicate that the “Fair Market Value” is to be determined, each Stockholder will take all actions reasonably necessary to determine the Fair Market Value in accordance with the following.  Absent agreement prior to the Notice Date by the Stockholders participating in the event requiring a determination of Fair Market Value as to the Fair Market Value, then, by the Notice Date, each Stockholder participating in such event shall designate an investment banking firm of recognized international standing to determine the Fair Market Value (or, if there are more than two Stockholders participating in such event, one investment banking firm of

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recognized international standing selected by the Stockholder that initiates the appraisal request (or takes the action necessitating that the Fair Market Value be determined) and one investment banking firm of recognized international standing selected by the mutual agreement of the other Stockholders participating, or if they cannot agree, by the Stockholder beneficially owning the largest number of Shares among such other Stockholders).  Within 30 days after appointment, each investment banking firm shall determine its initial view as to the Fair Market Value and consult with one another with respect thereto.  Within 45 days after the Notice Date, each investment banking firm shall determine its final view as to the Fair Market Value and shall deliver such final view to each Stockholder participating in the appraisal process.  If the difference between the higher of the respective final views of the two investment banking firms and the lower of the respective final views of the two investment banking firms is less than 10% of the higher of the respective final views, then the Fair Market Value determined shall be the average of those two views.  If the difference between the higher of the respective final views of the two investment banking firms and the lower of the respective final views of the two investment banking firms is equal to or greater than 10% of the higher of the respective final views, the participating Stockholders shall instruct the investment banking firms jointly to designate a Mutually Designated Appraiser.  The Mutually Designated Appraiser shall be designated within 60 days from the Notice Date (or, if later, within 15 days following the determination of the final views of the two investment banking firms as described above) and shall, within 15 days of such designation, determine its final view as to the Fair Market Value by selecting either the higher of the respective final views of the two investment banking firms or the lower of the respective final views of the two investment banking firms.  The Company shall provide reasonable access to each of the designated investment banking firms to Stockholders of management of the Company and to the books and records of the Company so as to allow such investment banking firms to conduct due diligence examinations in scope and duration as are customary in valuations of this kind.  Each of the Stockholders and any Permitted Transferee (on its own behalf and on behalf of its respective Affiliates) agree to cooperate with each of the investment banking firms and to provide such information as may reasonably be requested.  Costs of the appraisals shall be borne by the Stockholder that initiates the appraisal request (or takes the action necessitating that the Fair Market Value be determined), on the one hand, and by the other Stockholders participating in the relevant event, pro rata in accordance with their ownership of Shares, on the other hand.  Notwithstanding the foregoing, in the event a Stockholder does not appoint an investment banking firm within the time periods specified above, such Stockholder shall have waived its rights to appoint an investment banking firm and the determination of the Fair Market Value shall be made solely by the investment banking firm of the Stockholder who did appoint an investment banking firm.  Notwithstanding the foregoing, in the case of property consisting of securities traded in the public markets, the Fair Market Value of such securities will be equal to the average of the closing price of such security for the five-day trading period immediately preceding the date on which such valuation is required.

ARTICLE SEVEN
OTHER AGREEMENTS

Section 7.1            Right to Purchase New Securities.

(a)           The Company hereby grants to each Stockholder (excluding the Warrantholder prior to exercising its right to purchase Shares pursuant to the Warrants) the right

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to purchase its pro rata portion of all or any part of any New Securities that the Company may, from time to time, propose to sell or issue, which pro rata portion shall be equal to the product of (i) the New Securities that the Company proposes to issue at such time and (ii) such Stockholder’s Applicable Percentage; provided, that the rights hereunder shall not apply to (A) New Securities issued pursuant to the Management Incentive Plan or (B) New Securities issued in connection with the conversion/exercise of the Warrants.  Prior to the exercise of its right to purchase Shares pursuant to the Warrants, the Warrantholder shall have no rights pursuant to this Article VII.

(b)           The Company shall give written notice of a proposed issuance or sale described in Section 7.1(a) to the Stockholders within five Business Days following any meeting of the Board of Directors at which any such issuance or sale is approved and at least 15 days prior to the proposed issuance or sale.  Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number of Shares proposed to be issued, the proposed issuance date and the proposed purchase price per Share.  Such notice shall also be accompanied by any written offer from the prospective purchaser, if applicable, to purchase such New Securities.

(c)           At any time during the 15-day period following the receipt of an Issuance Notice, each Stockholder shall have the right to elect to purchase its pro rata portion, as set forth in Section 7.1(a), of the number of New Securities to be issued at the purchase price per Share set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice by sending irrevocable written notice to the Company (a “Subscription Notice”), which notice shall state that such Stockholder elects to exercise its rights hereunder and shall state the maximum number of New Securities sought for purchase, including the number of New Securities such Stockholder would elect to purchase if one or more other Stockholders do not elect to purchase their full pro rata portion of New Securities.  In the event any Stockholder elects to purchase less than all of the New Securities it is entitled to purchase in accordance with Section 7.1(a) (such remaining securities, the “Unsubscribed Shares”), the Unsubscribed Shares shall be allocated among the Stockholders that have elected to purchase their full pro rata portion of New Securities, pro rata in accordance with the respective number of Shares held by each such Stockholder, up to the maximum number of Shares elected for purchase by the respective Stockholder as set forth in its Subscription Notice.  If needed, such allocation shall be made in stages so that if in any stage a Stockholder reaches an allocation of the full number of Shares specified in such Stockholder’s Subscription Notice but there are some Unsubscribed Shares remaining unallocated, there will be a subsequent stage for allocations to the remaining Stockholders who have not yet reached the maximum numbers of Shares specified in such Stockholders’ Subscription Notices.  The Company shall, within five days after the date Subscription Notices were due to be received pursuant to this Section, notify each Stockholder that has elected to purchase New Securities as to the number of New Securities to be purchased by such Stockholder pursuant to the above allotments, and such Stockholder shall then be obligated to purchase such number of New Securities on the terms and conditions set forth in the Issuance Notice.

(d)           The purchase of the New Securities by all electing Stockholders shall be consummated concurrently with the consummation of the issuance or sale described in the

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Issuance Notice; provided, that the closing of any purchase by any Stockholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals.

(e)           If effective acceptances have not been received by the Company from the Stockholders (in the aggregate) pursuant to Section 7.1(c) in respect of all of the New Securities to be issued, the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Stockholders failed to exercise the option set forth in this Section 7.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided, that (i) such issuance or sale is closed within 90 days after the Subscription Notices were due to be received pursuant to Section 7.1(c) and (ii) the price at which the New Securities are sold must be equal to or higher than the purchase price described in the Issuance Notice.  In the event that the Company has not sold such New Securities within such 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Stockholders in the manner provided in this Section 7.1.

Section 7.2            Registration Rights.

(a)           Piggyback Registration.  If the Company at any time proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8), it shall promptly give written notice to each Stockholder of its intention to register the Primary Shares or Other Shares and, upon the written request of any Stockholder (given within 10 Business Days after delivery of any such notice to such Stockholder by the Company) to include in such registration Registrable Shares of such Stockholder (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Company shall use its best efforts to cause all such Registrable Shares requested to be included in such registration to be included on the same terms and conditions as the Primary Shares or Other Shares otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares or Other Shares proposed to be included in such registration would interfere with the successful offering and sale (including pricing) of Primary Shares proposed to be offered and sold by the Company, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order: (i) first, the Primary Shares; (ii) second, the Registrable Shares requested to be included in such registration pursuant to the terms of this Section 7.2, pro rata based upon the number of Registrable Shares owned by each such Stockholder at the time of such registration; and (iii) third, the Other Shares.

(b)           Holdback Agreement.  If the Company at any time shall register an offering and sale of shares of Common Stock under the Securities Act in an underwritten offering (i) pursuant to an Initial Public Offering or (ii) pursuant to any other registration under the Securities Act (other than on Form S-4 or Form S-8), no Stockholder shall sell, make any short sale of, grant any option for the purchase of, or otherwise Transfer any Securities of the Company (other than (A) those Registrable Shares included in such registration pursuant to Sections 7.2(a), or (B) subject to the consent of the underwriters, to a Permitted Transferee) without the prior written consent of the Company (which, if given, shall be given pro rata to all Stockholders at the same time) for a period as shall be determined by the managing underwriters,

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which period cannot begin more than seven days prior to the effectiveness of such Registration Statement and cannot last more than 90 days (180 days in the case of the Initial Public Offering) after the effective date of such Registration Statement.

(c)           Preparation and Filing.  If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its best efforts to effect the registration of an offering and sale of any Registrable Shares, the Company shall, as expeditiously as practicable:

use its best efforts to cause a Registration Statement that registers such offering of Registrable Shares to become and remain effective for a period of 180 days or until all of such Registrable Shares have been disposed of (if earlier);

furnish to each of the legal counsel (the “Committee Counsel”) selected by the Committee Stockholders and the legal counsel (the “Capricorn Counsel”)selected by Capricorn, at least five Business Days before filing a Registration Statement that registers such Registrable Shares, a Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, along with copies of all such documents proposed to be filed (it being understood that such five Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), and use its reasonable best efforts to reflect in each such document, when so filed with the SEC, such comments as the Stockholders whose Registrable Shares are to be covered by such Registration Statement may reasonably propose;

notify each of the Committee Counsel and Capricorn Counsel promptly in writing of (A) any comments by the SEC with respect to such Registration Statement or Prospectus, or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto; (B) the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose; and (C) the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

furnish to each seller of such Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the public offering and sale or other disposition of such Registrable Shares;

notify on a timely basis each seller of such Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in Section 7.2(c)(ii) of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the

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circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

make available for inspection by any seller of such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), all pertinent financial, business and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall reasonably be necessary to enable such Inspectors to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement; provided, however, that any of the Information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (A) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement; (B) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; (C) such Information has been made generally available to the public; or (D) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, use its best efforts to qualify such Registrable Shares for quotation on the automated quotation system of the NASDAQ National Market System or such other national securities exchange as the holders of a majority of such Registrable Shares included in such registration shall request; and

use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

(d)           Expenses.  All expenses incident to the Company’s performance of or compliance with this Section 7.2, including without limitation (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange and the SEC; (ii) all fees and expenses of compliance with state securities or “blue sky” laws (including fees and disbursements of counsel for the underwriters or Stockholders in connection with “blue sky” qualifications of the Registrable Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters may designate); (iii) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with The Depository Trust Company) and of printing prospectuses, all fees and disbursements of counsel for the Company and of all independent certified public accountants of the issuer (including the

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expenses of any special audit and “cold comfort” letters required by or incident to such performance); (iv) Securities Act liability insurance if the Company so desires or the underwriters so require; (v) all fees and expenses incurred in connection with the listing of the Registrable Shares on any securities exchange and all rating agency fees; (vi) all reasonable fees and disbursements of the Committee Counsel and the Capricorn Counsel to represent such Persons in connection with such registration; (vii) all fees and disbursements of underwriters customarily paid by the issuer or sellers of Securities, excluding underwriting discounts and commissions and transfer taxes, if any, and fees and disbursements of counsel to underwriters (other than such fees and disbursements incurred in connection with any registration or qualification of Registrable Shares under the securities or “blue sky” laws of any state); and (viii) fees and expenses of other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company, regardless of whether the Registration Statement becomes effective.  In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

(e)                                  Indemnification.

In connection with any registration of any offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter, broker or any other Person acting on behalf of such seller, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons may become subject, whether commenced or threatened, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any offering and sale of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or “blue sky” laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or “blue sky” laws, and the Company shall promptly reimburse such seller, underwriter, broker, controlling Person or Representative for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any such Person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment thereto, or any document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Person, or a Person duly acting on their behalf, specifically for

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use in the preparation thereof; provided, further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement or allegedly untrue statement in, or omission or alleged omission made in any preliminary Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any indemnified party from whom the Person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final Prospectus had been timely made available to such indemnified person and such final Prospectus was not delivered to such Person with or prior to the written confirmation of the sale of such Registrable Shares to such Person.

In connection with any registration of an offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7.2(e)(i)) the Company, each underwriter or broker involved in such offering, each other seller of Registrable Shares under such Registration Statement, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any untrue statement or allegedly untrue statement in or omission or alleged omission from such Registration Statement, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any such offering and sale of Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller or a Person duly acting on such Seller’s behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 7.2(e), such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is materially prejudiced by such failure).  In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or in conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in

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this Section 7.2, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any one lead counsel (plus appropriate special and local counsel) retained by the indemnified party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 7.2.

If the indemnification provided for in this Section 7.2(e) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  No Person guilty of fraud shall be entitled to indemnification or contribution hereunder.

The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Registrable Shares.

(f)            Underwriting Agreement.

Notwithstanding the provisions of this Section 7.2, to the extent that the Stockholders selling Registrable Shares in a proposed registration shall enter into an underwriting or similar agreement that contains provisions covering one or more issues addressed in this Section 7.2, the provisions contained in this Section 7.2 addressing such issue or issues shall be of no force or effect with respect to such registration, but this provision shall not apply to the Company if the Company is not a party to the underwriting or similar agreement.

No Stockholder may participate in any registration hereunder that is underwritten unless such Stockholder agrees (A) to sell such Stockholder’s Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements acceptable to the Company and (B) as expeditiously as possible, to notify the Company of the occurrence of any event concerning such Stockholder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(g)           Information by Holder.  Each holder of Registrable Shares to be included in any registration shall furnish to the Company and the managing underwriter such written information regarding such holder and the distribution proposed by such holder as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 7.3            Further Assurances.  Each of the Stockholders hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent Governmental Authorities.  Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder.  In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall use their commercially reasonable efforts to take all such action.

Section 7.4            Waiver of Fiduciary Duties; Corporate Opportunities.

(a)           This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Stockholders hereto or their respective Affiliates.  Further, each Stockholder hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Stockholders to one another and to the Company are only as expressly set forth in this Agreement.  Additionally, each Stockholder acknowledges that the other Stockholders and the Affiliates of such Stockholders own and/or manage other businesses, including businesses that may compete with the Company or the other Stockholders.  Except as otherwise provided in this Agreement without any accountability to the Company or any Stockholder by virtue of this Agreement:

Each Stockholder and its Affiliates, and their respective officers, directors, shareholders, partners, stockholders, agents and employees (collectively, a “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description, including, without limitation, those business opportunities that might be the same or similar to the Company Business;

Neither the Company nor any Stockholder or such Stockholder’s Corporate Opportunities Group shall have any right in or to such other business opportunities of any other Stockholder or such other Stockholder’s Corporate Opportunities Group or to the income or proceeds derived therefrom;

No Stockholder or its Corporate Opportunities Group shall be obligated to present any business opportunity to the Company or any other Stockholder or such other Stockholder’s Corporate Opportunities Group, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, or if presented to any other

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Stockholder or other Stockholder’s Corporate Opportunities Group, could be taken by such Persons; and

Each Stockholder and its Corporate Opportunities Group shall have the right to hold any such business opportunity for its own account or to recommend such opportunity to Persons other than the Company, any other Stockholder or any Person in such other Stockholder’s Corporate Opportunities Group.

Section 7.5            Transactions Between the Company and the Stockholders or Their Affiliates.  No transaction between the Company, on the one hand, and any Stockholder or its Affiliates, on the other hand, shall be entered into or conducted, and no material terms thereof shall be changed or waived, unless the terms of such transaction or any such proposed change or waiver are disclosed to each of the Stockholders not involved (whether directly or through an Affiliate) in such transaction and are approved by each such uninvolved Stockholder beneficially owning aggregate shares in excess of 5% of all of the issued and outstanding shares of Common Stock as of the date thereof; provided, that no such disclosure or approval hereunder shall be required with respect to transactions with any Stockholder or its Affiliates that have been approved by Supermajority Vote.  No determination by the Company as to the pursuit by the Company of any legal remedy in respect of any transaction between the Company, on the one hand, and any Stockholder or its Affiliates, on the other hand, shall be made without approval of each such disinterested Stockholder.

Section 7.6            Public Announcements.  The Stockholders shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any Stockholder (or any Affiliate thereof).

ARTICLE EIGHT
GENERAL PROVISIONS

Section 8.1            Termination.  This Agreement shall terminate upon the execution of a written agreement to such effect either by (a) all parties hereto who are Stockholders at the time of such execution or (b) Capricorn and all Committee Members who remain Stockholders at the time of such execution; provided, that no termination of this Agreement shall affect the right of any party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination.  In addition, the rights and obligations of each Stockholder under this Agreement shall terminate as to such Stockholder upon the Transfer of all Shares owned by such Stockholder in accordance with this Agreement.

Section 8.2            Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

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Section 8.3            Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein; provided, that Section 2.1 shall be deemed amended from time to time to reflect the adjustment of ownership of Shares resulting from any Transfer or any new issuance thereof, in each case that is made in accordance with the provisions hereof.

Section 8.4            Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.5            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered, if to the Company, to the address set forth below, or if to any Stockholder, to the addresses set forth in the attached Exhibit A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Attention:
Facsimile:

Section 8.6            Interpretation.  When a reference is made in this Agreement to a Section, Schedule, Article or Exhibit such reference shall be to a Section, Schedule, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.7            Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral

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agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.8            No Third-Party Beneficiaries.  Except as provided in Article VII and in the last sentence of this Section, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.  Notwithstanding anything to the contrary herein, the Company shall be a third party beneficiary of the terms of this Agreement.

Section 8.9            Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of such state.

Section 8.10         Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware and appellate courts thereof, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.11         Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void,

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except in connection with any Transfer of Shares permitted under Article VI.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.12         Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware and appellate courts thereof, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.13         Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.14         Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.15         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.16         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.17         Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 8.18         Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 8.19         No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision

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that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MRS. FIELDS’ ORIGINAL COOKIES, INC.

By:
Name:
Title:

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:
Name:
Title:

GSC PARTNERS CDO FUND II, LIMITED

By: GSCP (NJ), LP, in its capacity as Collateral Manager

By:
Name:
Title:

RIVER RUN MANAGEMENT, L.L.C.

By:
Name:
Title:

H PARTNERS MANAGEMENT LLC

By:
Name:
Title:

Signature Page to the Stockholders Agreement of
Mrs. Fields’ Original Cookies Inc.

CARLYLE STRATEGIC PARTNERS, L.P.

By: CSP General Partner, L.P.
By: TC Group CSP, L.L.C.

CARLYLE STRATEGIC PARTNERS II, L.P.

By: CSP II General Partner, L.P.
By: TC Group CSP II, L.L.C.

By:
Name:
Title:

CONTRARIAN CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

PERRY PARTNERS INTERNATIONAL INC.
BY: PERRY CORP., ITS INVESTMENT MANAGER

PERRY PARTNERS LP
BY: PERRY CORP., ITS INVESTMENT MANAGER

By:
Name:
Title:

Signature Page to the Stockholders Agreement of
Mrs. Fields’ Original Cookies Inc.

CAPRICORN INVESTORS III, L.P.
By:
Name:
Title:

Signature Page to the Stockholders Agreement of
Mrs. Fields’ Original Cookies Inc.

SCHEDULE 1.1

CAPRICORN LIMITED PARTNERS

EXHIBIT A

STOCKHOLDERS

Common Stock Ownership
	Address	Number of Shares	Percentage of Class
Committee Stockholders

Plainfield Special Situations Master Fund Limited

GSC Partners CDO Fund II, Limited

River Run Management, L.L.C.

H Partners Management LLC

Carlyle Strategic Partners, L.P.

Carlyle Strategic Partners II, L.P.

Contrarian Capital Management, LLC

Perry Partners International Inc.

Perry Partners International LP

Capricorn

Capricorn Investors III, L.P.	30 East Elm Street Greenwich, CT 06830

Other Stockholders

EXHIBIT B

DESIGNEES TO THE BOARD OF DIRECTORS

Committee Stockholders Designees

[Committee Designee 1]

[Committee Designee 2]

[Committee Designee 3]

[Committee Designee 4]

Capricorn Designees

[Capricorn Designee 1]

[Capricorn Designee 2]

APPENDIX II: DESCRIPTION OF NEW NOTES

Summary Terms of the New Notes

The following summary contains basic information about the New Notes and is not intended to be complete.  For a more complete understanding of the New Notes, please refer to the Form of Indenture, which is attached as Exhibit 4 to the Plan.

Issuers	Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc.

Securities	10% New Notes due 2014, limited in aggregate principal amount to $50.0 million plus the amount by which Noteholder Cash is less than $90.0 million

Maturity	The New Notes will mature on the first interest payment date after the fifth anniversary of the consummation of the Plan.

Interest

For the two-year period following the Issue Date, interest is payable in cash at the rate of 10% per annum or, at the Company’s option when authorized by a Board Resolution, payable in whole or in part by the issuance of additional Notes at the rate of 12% per annum with other terms identical to the Initial Notes (other than with respect to the date of issuance) in such principal amount as shall equal the interest payment that is then due; and thereafter until the principal thereof is paid or made available for payment, payable in cash at the rate of 10% per annum. Interest will accrue from the settlement date and be payable semi-annually. The initial interest payment date will be on the last day of the month that is six months after consummation of the Plan, the second interest payment date will be the last day of the month that is one year after consummation of the Plan and subsequent interest payment dates will be on the anniversaries of the first and second interest payment dates.

Optional Redemption:

The Issuers, at their option, may redeem, in whole or in part, the New Notes at a make-whole price at any time prior to the fourth anniversary of the consummation of the Plan. On or after such date, the Issuers may redeem the New Notes, in whole or in part, at the following redemption prices (expressed in percentages of the aggregate principal amount thereof) if redeemed during the twelve-month period commencing on the anniversary date of the consummation of the Plan of the year set forth below:

Year	Percentage

2012	105.0%

2013 and 2014	100.0%

Mandatory Prepayment

The Issuers will mandatorily prepay, on a pro rata basis, the New Notes from the proceeds of (i) the exercise of any Warrants or any other equity issuance (other than Disqualified Capital Stock and certain transactions described in Section 4.10(b) of New Notes Indenture), or (ii) any disposition of the capital stock or all or substantially all of the assets of TCBY or (iii) any disposition of the NexCen Brands Stock, subject to setting aside funds for the payment of any “Covered Obligations”.

Guarantees

Initially, MFOC and all of the direct or indirect subsidiaries of MFFB will jointly and unconditionally guarantee on a senior secured basis the New Notes. All future Domestic Subsidiaries of MFFB and MFOC will be required to jointly and severally guarantee on a senior secured basis the New Notes.

Ranking

The New Notes will be senior secured indebtedness and will rank equal in right of payment with all the existing and future senior indebtedness of the Issuers and will be senior to all of the existing and future subordinated obligations of the Issuers.

The guarantees will be senior secured obligations of the Guarantors and will rank equal in right of payment with all existing and future senior indebtedness of such Guarantors and will be senior to all existing and future subordinated obligations of such Guarantors.

The New Notes and the Guarantees will be effectively senior in right of payment to all of Issuers’ and Guarantors’ existing and future obligations that are unsecured or secured by liens junior to the liens securing the Notes and the Guarantees to the extent of the value, priority and validity of the liens and the collateral securing the New Notes and the Guarantees and may be effectively subordinated (to the extent of the collateral) to liens securing up to $5.0 million aggregate principal amount of purchase money indebtedness, liens on cash and cash equivalents securing up to $3.0 million aggregate face amount of letters of credit of MFFB and its Restricted Subsidiaries and (to the extent of accounts receivable and inventory of MFFB and its Restricted Subsidiaries), liens securing up to $10.0 million aggregate principal in borrowings under the Working Capital Facility.

The Senior Notes and Guarantees will also be effectively subordinated to the claims of any creditors of Domestic subsidiaries that are Unrestricted Restricted Subsidiaries and any Foreign Subsidiaries that are not Guarantors.

Security

The New Notes and the Guarantees will be secured by security interests and pledges on substantially all of respective assets (other than Excluded Assets) of the Issuers and the Guarantors, including the Capital Stock, direct and indirect, of the Subsidiaries of MFFB, the Issuers and the Subsidiaries of MFOC (other than to the extent such Capital Stock constitutes Excluded Assets), subject to Permitted Liens.

Mandatory Offer to Repurchase

If MFOC experiences specific kinds of changes of control or if MFOC, MFFB or their respective Restricted Subsidiaries sell assets under certain circumstances and the net cash proceeds are not applied as provided for in the New Notes Indenture, the Issuers will be required to make an offer to purchase in cash New Notes at 101% of the principal amount of the New Notes so repurchased, plus accrued and unpaid interest to the date of repurchase, for changes of control offered or at 100% of the principal amount of the New Notes so repurchased, plus accrued and unpaid interest to the date of repurchase, for asset sale offers.

Certain Other Covenants	The New Notes Indenture will restrict the ability of the Issuers, MFOC and their respective Restricted Subsidiaries to, among other things:

•                  incur additional debt and issue preferred stock;

•                  make certain distributions, investments and other restricted payments;

•                  create certain liens;

•                  enter into sales and leaseback transactions;

•                  enter into transactions with affiliates;

•                  enter into agreements that restrict the Issuers’ Restricted Subsidiaries from making payments to the Issuers;

•                  merge, consolidate or sell substantially all of the assets of MFFB or MFOC;

•                  limit the ability of our subsidiaries to issue preferred stock;

•                  sell assets; and

•                  enter into new lines of business.

These covenants are subject to important exceptions and qualifications, which are contained in the New Note Indenture.

Form and Denomination

The New Notes will initially be available in book-entry form only. The Issuers expect that the New Notes will be issued in the form of one or more registered global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global notes, certificated notes will be issued in exchange for global notes only in the limited circumstances set forth in the applicable indenture governing the New Notes. Interests in the global notes will be issued in minimum denominations of $1.00 and integral multiples of $1.00.

Use of Proceeds	The Issuers will not receive any proceeds from the issuance of New Notes.

Governing Law	The New Notes Indenture and the New Notes will be governed by New York law.

Absence of Established Market	The New Notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the new notes will develop or be maintained.

APPENDIX III: DESCRIPTION OF STOCKHOLDERS AGREEMENT AND GOVERNANCE DOCUMENTS

Stockholders Agreement

The Plan provides, among other things, that it is a condition precedent to the effectiveness of the Plan that all holders of Common Stock (the “Holders”) and Warrant (the “Warrantholder” and, collectively with the Holders, the “Stockholders”) issued on the Effective Date enter into a Stockholders Agreement (the “Stockholders Agreement”) with the Company in the form attached as Exhibit 5 to the Plan.  Certain principal terms of the Stockholders Agreement are summarized below; such summary being qualified in its entirety by reference to the Stockholders Agreement.

Board of Directors:

The Board of Directors will consist of seven members, of which four will be selected by the Stockholders who are members of the Noteholder Committee (each, a “Committee Director”), two will be selected by Capricorn (each, a “Capricorn Director”) and one will be the Company’s chief executive officer.  The Board of Directors will select one of the Committee Directors to serve as the Chairman of the Board of Directors.

The number of Committee Directors serving on the Board of Directors shall be reduced to (i) three upon such time as the Committee Stockholders and their Permitted Transferees hold less than 34% of the outstanding shares of Common Stock (the “Shares”), (ii) two upon such time as the Committee Stockholders and their Permitted Transferees hold less than 20% of the Shares, (iii) one upon such time as the Committee Stockholders and their Permitted Transferees hold less than 10% of the Shares and (iv) zero upon such time as the Committee Stockholders and their Permitted Transferees hold less than 5% of the Shares.

The number of Capricorn Directors serving on the Board of Directors shall be reduced to (i) one upon such time as Capricorn and its Permitted Transferees hold less than 10% of the Shares and (ii) zero upon such time as Capricorn and its permitted transferees hold less than 5% of the Shares.

Supermajority Voting:

The following actions will require approval by a Supermajority Vote (defined below) of the Board of Directors:

(i) the amendment of the constituent documents of the Company in a manner that is adverse to Capricorn, its permitted transferees or a Capricorn Director;

(ii) the continuing of the Company under the laws of a different jurisdiction;

(iii) the entering into or amendment of any agreement with any Stockholder or affiliate thereof, other than compensation agreements with Company management not exceeding $1 million; and

(iv) the conduct by the Company of any business other than business substantially related to the retail sales industry.

A “Supermajority Vote” is defined as the written approval or affirmative vote by a Majority Vote (defined below), which such Majority Vote must include at least one Capricorn Director or the chief executive officer of the

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Company.

The presence of that number of directors representing a majority of the outstanding Shares constitutes a quorum.  For any action requiring a Supermajority Vote, a quorum must include one Capricorn Director or the chief executive officer of the Company.

Majority Voting:

Certain actions of the Company will require approval by a Majority Vote (defined below) of the Board of Directors including, among others,:

(i) the adoption of any annual budget or amendment thereto;

(ii) the incurrence, issuance, refinancing or guarantee of indebtedness of the Company exceeding $5 million;

(iii) transactions with third parties outside the ordinary course of business;

(iv) the issuance, sale or acquisition of any Shares or other equity interests in the Company;

(v) the entry into any agreement or arrangement concerning the sale of the shares of common stock of NexCen Brands Inc. owned by the Company or the interests or assets of TCBY Systems, LLC;

(vi) the declaration of any dividend, distribution or transfer to the Stockholders;

(vii) the entry into any agreement or transaction involving payments or receipt of payments in excess of $1 million;

(viii) the settlement of any litigation for an amount in excess of $1 million; and

(ix) the dissolution, liquidation or winding up of the Company or the commencement of a voluntary proceeding seeking reorganization or other similar relief.

A “Majority Vote” is defined as the written approval or affirmative vote by a majority of the directors serving on the Board of Directors.

Board Committees:

The Company will establish and maintain an Audit Committee and a Compensation Committee, each consisting of three members of the Board of Directors, one of which will be a Capricorn Director so long as Capricorn holds at least 30% of the outstanding Shares.

Transfer Restrictions:

Subject to certain limitations, except (i) pursuant to the terms of the Stockholders Agreement, (ii) to Stockholders party to the Stockholders Agreement and (iii) to Permitted Transferees (which includes affiliates, family members, devisees, distributees and, in the case of Capricorn, its limited partners), Common Stock will not be transferable by the Stockholders.

Rights of First Offer:	If, prior to the completion of the Company’s initial public offering, a Stockholder desires to transfer any or all of its Shares (the “Offered

III-2

Shares”) to a third party, such Stockholder (the “Offering Stockholder”) must deliver to the Company and each Stockholder owning in excess of 5% of the outstanding common stock of the Company (excluding the Company, the “Offer Recipients”) a notice containing the material terms of such proposed transfer.  Upon receipt of such notice, the Company and each Offer Recipient may elect to bid for some or all  of the Offered Shares.  If the Offering Stockholder elects to transfer any or all of the Offered Shares, it must do so by transferring the Offered Shares first to the party offering to purchase the Offered Shares at the highest price (which could be a purchaser who is not a Stockholder), then by transferring the remaining Offered Shares, if any, to the next highest bidder and so on.  In the event two or more Offer Recipients elect to purchase Offered Shares at the same price, each Offer Recipient will be entitled to purchase such Offer Recipient’s pro rata portion of the Offered Shares being transferred at that price by the Offering Stockholder.

Rights of Co-Sale:

If, prior to the completion of the Company’s initial public offering, a Stockholder or group of Stockholders (the “Transferring Stockholder”) proposes to transfer 10% or more of the outstanding common stock of the Company to a third party, each Stockholder owning in excess of 5% of the outstanding stock of the Company (the “Co-Sale Participant”) will have the right to participate in the transfer on a pro rata basis on the same basis as the Transferring Stockholder.

Drag-Along Rights:

If, prior to the completion of the Company’s initial public offering, one or more Stockholders (the “Drag-Along Transferring Stockholders”) propose to transfer 50% or more of the outstanding common stock of the Company to a third party, then, if requested by the Drag-Along Transferring Stockholders, each Stockholder will be required to sell all of the Shares held by it in the proposed transaction on the same terms being paid to the Drag-Along Transferring Stockholders.  Though the exercise of the drag-along rights would not require compliance with the right of first offer described above, all Stockholders must be provided the same opportunity to make a bid to acquire the Shares as are provided to the purchaser from the Drag-Along Transferring Stockholders.

Minority Transfer Rights:

In the event that, after the completion of a transfer of Shares to a Stockholder, a Permitted Transferee or a third party, such party and its affiliates will control more than 50% of the outstanding common stock of the Company (such party, a “Potential Majority Owner”), each of the other Stockholders will then be entitled to require the Potential Majority Owner to purchase all of their Shares at a price equal to the greater of the price paid by the 50% owner and the “fair market value” of the Shares (as defined in the Stockholders Agreement).

Preemptive Rights:

Each Stockholder will have the right to purchase its pro rata share of any new securities that the Company may propose to sell or issue from time to time, other than securities issued in connection with the Management Incentive Plan or the exercise of the Warrant. In the event that not all Stockholders elect to purchase their pro rata share of any new securities, the remaining new securities will be allocated on a pro rata basis among Stockholders who elect to purchase the new securities above their pro rata amount.

Piggyback Registration	If the Company at any time proposes to register shares of its common stock under the Securities Act of 1933, it will provide notice to the Stockholders

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Rights:	and an opportunity for such Stockholders to include their Shares in such registration.

Waiver of Fiduciary Duties and Corporate Opportunities

Each Stockholder will waive any fiduciary duty that might be imposed by law on any Stockholder in its capacity as a stockholder as well as confirm that no Stockholder shall have any obligation to present any business opportunities to MFOC.

Transactions Between the Company and the Stockholders or Their Affiliates

No transaction may occur between the Company, on the one hand, and a Stockholder or its affiliates, on the other hand, unless it is either approved by Supermajority Vote or is approved by each other Stockholder beneficially owning at least 5% of the outstanding Shares.

Termination of Stockholders Agreement:

The rights and obligations of a Stockholder under the Stockholders Agreement will terminate at such time as such Stockholder no longer owns any Shares.  The Stockholders Agreement will terminate upon the written agreement of all of the Stockholders or Capricorn and the members of the Committee who are Stockholders at such time.

Certificate of Incorporation

Upon the Effective Date, the Plan provides that MFOC will file the Second Amended and Restated Certificate of Incorporation (the “New Certificate”) with the Secretary of State of the State of Delaware.  The New Certificate provides that the authorized capital stock of MFOC will be 100,000 shares, consisting of 90,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 10,000 shares of preferred stock, par value $0.001 per share.  At the Effective Date, the board of directors of MFOC (the “Board of Directors”) will consist initially of seven members (each, a “Director”).  The Directors will have limited liability to the Company and its stockholders to the extent permitted under the Delaware General Corporation Law (the “DGCL”) and will be indemnified by MFOC as provided in the New Certificate.  In addition, the new Certificate will contain a provision waiving MFOC’s interest and expectation with respect to/relating to certain corporate opportunities that may be presented to the stockholders of MFOC, the non-employee Directors or their respective affiliates, except to the extent such corporate opportunities are presented to non-employee Directors in their capacity as such.  The New Certificate may be amended in the manner provided in the DGCL.  The preceding summary is qualified in its entirety by reference to the New Certificate, the form of which is attached as Exhibit 1 to the Plan.

Bylaws

Pursuant to the Plan, upon the Effective Date, the Amended and Restated Bylaws of MFOC (the “New Bylaws”) will be effective.  Certain principal terms of the New Bylaws are summarized below; such summary being qualified in its entirety by reference to the New Bylaws, the form of which is attached as Exhibit 2 to the Plan.

Stockholder Meetings:

Unless members of the Board of Directors are elected by the written consent of the stockholders of MFOC, an annual meeting will be held at such place and time as determined by the Chairman of the Board of Directors (the “Chairman”) for the purpose of electing Directors and transacting any other business as is properly brought before the meeting.  Special meetings of the stockholders may be called by the Chairman, by three or more Directors or by the Secretary of MFOC at the request of the stockholders representing a majority of the voting power of the outstanding shares entitled to vote.

The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of MFOC representing a majority of the voting power of all capital stock of MFOC entitled to vote at such meeting will constitute a quorum.

III-4

Meetings of the Board of Directors:

Regular meetings of the Board of Directors shall occur no less frequently than quarterly and such place and time as is determined by the Chairman.  Special meetings of the Board of Directors may be called at by the Chairman or by three or more Directors for reasonable cause shown.  Emergency meetings of the Board of Directors may be called at the direction of the Chairman or by any Director for the sole purpose of addressing action taken by a number of Directors less than as required by the Stockholders Agreement.

Generally, the presence of that number of Directors elected in accordance with the Stockholders Agreement and representing a majority of the outstanding shares of the common stock of the Corporation shall constitute a quorum, however, a different quorum is required for certain actions.  See the discussion under the headings “Stockholders Agreement – Supermajority Voting” and “Stockholders Agreement – Majority Voting.”

Officers:

The officers of MFOC elected by the Board of Directors will be a Chairman, Chief Executive Officer, President, Treasurer, Secretary and such other officers as the Board of Directors may from time to time determine, each possessing the respective powers described in the Bylaws and as conferred by the Board of Directors.

Indemnification:

Each person made, or threatened to be made, a party to any legal, criminal, administrative or investigative suit or proceeding on account of such person being a Director, officer, employee or agent of MFOC will be indemnified and held harmless by MFOC to the fullest extent allowed by law.

Amendment:

The Board of Directors may amend, alter or repeal the Bylaws upon the approval of a majority of the Directors present at a meeting at which a quorum exists.  The Bylaws may also be amended, altered or repealed by the stockholders of MFOC.

III-5

APPENDIX IV: DESCRIPTION OF WARRANT

Pursuant to the Plan, Capricorn, as the holder of the MFOC Note, will be issued the Warrant to purchase an additional number of Shares so that, after giving effect to the exercise of the Warrant, such holder will hold, along with the Shares to be held by Capricorn as of the Effective Date, an aggregate 30% of the outstanding Shares, subject to dilution on the same basis as the Common Stock issued to the holders of the Old Notes.  Certain principal terms of the Warrant are summarized below; such summary being qualified in its entirety by reference to the Warrant, the form of which is attached as Exhibit 3 to the Plan.

Exercise Period:	The Warrant will be exercisable in whole or in part, at any time or from time to time, for a period of 24 months, beginning on the date the Warrant is issued (the “Issuance Date”).

Exercise Price:

The Exercise Price, with respect to each share of common stock issuable upon exercise of the Warrant (each, a “Warrant Share”), will be the Initial Sum (defined below) plus interest on the Initial Sum at a rate of 10.47% compounded semi-annually from the Issuance Date to the date of exercise with respect to such Warrant Share.

The “Initial Sum” is the sum of (I)(A) the principal amount outstanding on the Old Notes, plus accrued and unpaid interest, at the Effective Date of the Plan, minus (B) $140 million, divided by (II) 18.875%, divided by (III) the aggregate number of Warrant Shares initially issuable upon exercise of the Warrant.

Adjustment:

The Warrant will contain customary provisions providing for adjustments to the number of Warrant Shares issuable upon exercise of the Warrant in order to prevent dilution of the Warrant Shares upon certain issuances of Common Stock by MFOC.

Transfer of Warrant:	The Warrant will not be transferable, except in certain limited circumstances.

IV-1

APPENDIX V: LIQUIDATION ANALYSIS

INTRODUCTION

Pursuant to section 1129(a)(7) of the Bankruptcy Code,(3) each holder of an impaired claim or equity interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the effective date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code (often referred to as the “Best Interests Test”).  In connection with this requirement, the following hypothetical liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtors’ management with the assistance of the Debtors’ advisors.  The purpose of the Liquidation Analysis is to provide information so that the Bankruptcy Court may determine that the Plan is in the best interests of all classes impaired by the Plan.

THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS.  UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS.  ADDITIONALLY, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS’ ASSETS WILL RESULT IN THE PROCEEDS WHICH WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.  THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AICPA.

GENERAL ASSUMPTIONS

A summary of the assumptions used by management and its advisors in preparing the Liquidation Analysis follows.

Asset Sale Methodology

The Debtors and their advisors believe that the sale of the Debtors in a forced liquidation would result in a substantial loss of value.  This loss of value would be driven by (a) negative customer reaction (in particular in the branded retail business), (b) negative franchisee reaction, (c) the potential for significant business interruption due to the impact of the tightening of trade terms by suppliers and vendors and the loss of key personnel and (d) the assumed structure of the sale.  As such, and in order to minimize the effects of the distressed nature of the sale process, the Liquidation Analysis assumes that the Debtors (including all of their trademarks and intangibles) are sold as a going concern in a single transaction during a 90 to 120 day period subsequent to the appointment of a Chapter 7 trustee.

(3)                    All capitalized terms used in this liquidation analysis that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

The going concern assumption underlying the Liquidation Analysis is premised upon, among other things, the ability of the Debtors to obtain authorization to use “cash collateral” (as defined in section 363 of the Bankruptcy Code) to fund the continued operation of the business during the sale.  However, and notwithstanding the above, it has been assumed that the forced nature of the sale process would result in a significant discount to going concern value.

Estimates of Proceeds Available for Distribution

In arriving at the estimates of cash proceeds which might be realized from a sale of the assets, the Debtors and their advisors grouped the Debtors’ businesses into two primary segments (the “Segments”) as follows: (a) the Mrs. Fields Segment, which consists of all of the Debtors’ activities relating to the Mrs. Fields brand name including franchising, licensing, branded retail, and gifting and (b) the TCBY Segment which includes all of the Debtors’ activities related to the TCBY brand name.

The sale price of each of the Segments was determined based on reference to observed market and transaction multiples which were adjusted downward to reflect both the uncertainties and forced nature of the sale.  Gross proceeds from the sales have been further reduced by estimated taxes and transaction fees payable upon the consummation of the sale.

Estimates of Cost of Liquidation

The Debtors’ costs of liquidation under Chapter 7 would include fees payable to a Chapter 7 trustee as well as fees payable to attorneys, investment bankers, and other professionals retained by the trustee.  Further, costs include any compensation for attorneys, financial advisors, appraisers, accountants and other professionals retained by any statutory committee of secured or unsecured creditors appointed by the trustee pursuant to section 705 of the Bankruptcy Code and costs and expenses of the members of any statutory committee of secured or unsecured creditors so appointed.  Costs related to accrued and unpaid professional fees incurred during the Chapter 11 proceedings have been included in the Liquidation Analysis.  Finally, the costs of the liquidation also include the estimated amount of operating losses to be incurred by the Debtors during the liquidation.

CONCLUSION

The Debtors believe that Holders of the Old Notes, the MFOC Note, and the MFOC Equity would lose substantial value if the Debtors were forced to liquidate.  Moreover, the Debtors believe that administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would cause a substantial diminution in the distributable value in a Chapter 7 liquidation.

THE DEBTORS HAVE DETERMINED, AS SUMMARIZED IN THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE THE HOLDERS OF THE OLD NOTES, THE MFOC NOTE, AND THE MFOC EQUITY WITH A RECOVERY THAT IS NOT LESS THAN THEY WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

	Chapter 7 Liquidation		Chapter 11
	Low	High	Reorganization
Recovery (Assumes Accrued Interest Through August 25, 2008)
Old Notes	46.1%	51.5%	86.5%
MFOC Note	—	—	96.4%
MFOC Equity	—	—	—

In addition, the Debtors believe that the value of any distributions from the liquidation proceeds to the holders of the Old Notes, the MFOC Note, and the MFOC Equity in a Chapter 7 would be further reduced because such distributions in a Chapter 7 case may not occur until after the 120 day period assumed in the analysis.  Moreover, in the event litigation were necessary to resolve claims asserted in the Chapter 7 case, the delay could be further prolonged and administrative expenses further increased.  THE EFFECTS OF THIS DELAY ON THE VALUE OF DISTRIBUTIONS UNDER THE HYPOTHETICAL LIQUIDATION HAVE NOT BEEN CONSIDERED.

A detailed summary of the Liquidation Analysis is described below.

DETAILED LIQUIDATION ANALYSIS

The table below provides the detailed calculation of the recoveries under a Chapter 7 liquidation and should be read in conjunction with the accompanying footnotes.

	Valuation
($ in millions)	Low	High

Segment Sale Proceeds
Mrs. Fields	$25.0	$39.0
TCBY	6.0	11.0
Gross Proceeds	$31.0	$50.0

After-Tax Proceeds	$28.3	$40.0
Plus: Cash	90.0	90.0
Total Distributable Value	118.3	130.0

Liquidation Costs
Cash Operating Losses	(5.0)	(5.0)
Chapter 7 Trustee Fees	(0.9)	(1.5)
Professional Fees	(10.0)	(10.0)
Wind-Down Costs	(8.0)	(8.0)
Total Liquidation Costs	(23.9)	(24.5)

Net Distributable Value	$94.4	$105.5

Old Notes Outstanding (Includes Accrued Interest Through August 25, 2008)	204.9	204.9

Net Recovery to Holders of Old Notes	46.1%	51.5%

Remaining Value Available for the MFOC Note, MFOC Equity and Other Claimants	—	—

FOOTNOTES TO LIQUIDATION ANALYSIS

Segment Sale Proceeds

Proceeds from the sale of the Mrs. Fields and TCBY Segments were based upon references to both market multiples for companies deemed comparable to the operations of the Segments and transaction multiples for comparable sale transactions.  Market multiples were calculated based upon a set of identified comparable companies.  The total enterprise value for the comparable companies was compared to their revenue and EBITDA and the resultant multiples were applied to the comparable operating statistics for each of the Segments.  The EBITDA used in estimating the Segment Sale Proceeds includes an allocation of overhead that a buyer is assumed to consider in making its offer for the business.  Similarly, transaction multiples were calculated based upon reference to comparable sale transactions, including sale transactions of the Debtors of the pretzel and Great American Cookies brands.  Both the market and transaction multiples used to estimate the Segment Sale Proceeds were adjusted downward to reflect the belief of management and its advisors that the distressed nature of the sale during a Chapter 7 would, for reasons discussed above, materially impact the value of the business.

The estimate of the Segment Sale Proceeds further assumes the purchasers of the Segments acquire the net working capital as well as capital lease obligations of the Debtors.  Further, investment banking and legal fees incurred as part of the sale have been considered.

It should be noted that while the selected comparable companies and acquisition targets share many of the same characteristics of the Segments, no company will be exactly the same as each of the Segments due to the inherent differences between businesses.  Consequently, the selection of the comparable companies and transactions contains a degree of subjectivity.

After-Tax Proceeds

Gross Proceeds from the sales of the Segments were reduced by an estimate of the taxes to be incurred upon the closing of the sales at an assumed effective tax rate of 38.5%.  Available net operating loss carry forwards in the estimated amount of $24 million were assumed available to reduce the gain upon which taxes would be due.  For the purpose of this analysis, the tax basis of the assets was assumed negligible.

Cash

Represents an estimate of the cash and cash equivalents, restricted cash and marketable securities available-for-sale (the NexCen Shares) and includes accrued interest on the balance through the assumed date of the liquidation.

Cash Operating Losses

Represents the cash losses incurred by the Debtors during the liquidation after considering the impact of business disruption and uncertainty.  As the purchasers of the Segments are assumed to acquire all net working capital of the Segments, the cash operating losses do not include the effects of tightened trade terms.

Chapter 7 Trustee Fees

Trustee fees include costs associated with the appointment of a Chapter 7 trustee and are calculated as 3.0% of Gross Proceeds, consistent with section 326 of the Bankruptcy Code.

Professional Fees

Professional fees include the cost of attorneys, accountants and other professionals retained by the Chapter 7 trustee and by the statutory creditors’ committee retained in the cases.  Total professional fees assumed incurred during the Chapter 7 are estimated to be $10 million, including the costs of winding down the operations and making all required distributions.  This level of total professional fees also includes accrued and unpaid Chapter 11 professional fees in the estimated amount of $2 million incurred by the Debtors as part of the assumed failed attempt to confirm the Plan.

The costs of professionals retained to sell the Segments have been reflected as part of the estimate of the After-Tax Proceeds described above.

Wind-Down Costs

Wind-down costs include the costs to be incurred by the Debtors in order to wind down business affairs and make required distributions.  The wind-down costs are expected to total approximately $8 million, which is comprised of (i) $3 million for severance expense based upon the assumed termination of 50% of the full-time employees, subject to Bankruptcy Code limitations, (ii) $4 million for retention of remaining employees to complete all necessary functions for the liquidation of the estate, and (iii) $1 million for the costs of filing of final tax returns and other miscellaneous wind-down expenses.

Old Notes Outstanding

The Old Notes outstanding include the par amount plus accrued interest through August 25, 2008 ($204.9 million).  As the Old Notes are collateralized by all of the assets of the Debtors, all net proceeds are assumed distributed to the holders of the Old Notes.

MFOC Note and MFOC Equity

No estimate has been made for the recoveries on claims represented by the MFOC Note and MFOC Equity as all proceeds from the sale of the Segments and all existing cash balances of the Debtors are insufficient to repay, in full, the obligations of the Old Notes.

APPENDIX VI: PRO FORMA FINANCIAL PROJECTIONS

Responsibility For and Purpose of the Projections

The financial projections (the “Projections”) included herein were prepared based on the expected results of the Reorganized Debtors.  The Projections were prepared by the Debtors in good faith using assumptions believed to be reasonable.  A significant number of assumptions about the operations of the business after emergence from bankruptcy were based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were developed.  Further, and notwithstanding the uncertainty inherent in bankruptcy, these projections do not contemplate any negative impact on the business arising from the Plan.  Any future changes in these conditions, including a delay in the consummation of the Plan, may materially impact the ability of the Reorganized Debtors to achieve the financial results set forth in the Projections.  In addition, the Projections have been prepared on the basis that the amount of Noteholder Cash will be $87.5 million and the principal amount of New Notes will be $52.5 million.  The actual amount of Noteholder Cash and principal amount of New Notes depends on the aggregate amount of “restructuring expenses”.  Based on estimated restructuring expenses of $6.0 million, the Noteholder Cash would be $87.5 million and the principal amount of New Notes would be $52.5 million.

Inherent Uncertainty of the Financial Projections

The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables set forth herein and the Debtors’ historical consolidated financial information (including the notes and schedules thereto). The Projections cover the operations of the Reorganized Debtors through 2013.  The Projections are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; general business and economic conditions; competition; retention of key management and other key employees; absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

Additionally, to the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change.  Although the Projections are presented with numerical specificity and are based on reasonable expectations developed by the Debtors’ management, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors.  Accordingly, the Projections are only estimates and are necessarily speculative in nature.  It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections.  Such variations may be material and may increase over time.  In light of the foregoing, readers are cautioned not to place undue reliance on the Projections.  The projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors’ advisors, or any other Person that the Projections can or will be achieved.

The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view toward compliance with published guidelines of the SEC regarding projections or forecasts.  It has been assumed that the Reorganized Debtors will be required to adopt Fresh Start accounting upon their emergence from Chapter 11 and the Projections include estimated adjustments to the Reorganized Debtors’ financial statements to reflect Fresh Start accounting.  The actual adjustments for Fresh Start accounting that the Debtors will be required to adopt upon emergence may differ substantially from those Fresh Start adjustments in the Projections.  Moreover, the Projections have not been audited, reviewed or compiled by the Debtors’ independent public accountants.

Special Note Regarding Forward Looking Statements

Except for historical information, statements contained in the Disclosure Statement and incorporated by reference therein, including the Projections, may be considered “forward looking statements” within the meaning of federal securities law.  Such forward looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which the Reorganized Debtors operate and will operate, the success or failure of the Reorganized Debtors to implement their current business and operational strategies, the level of vendor trade support, labor relations and labor costs, the ability of the Reorganized Debtors to maintain and improve their net sales and margins, and the overall liquidity of the Reorganized Debtors.

Mrs. Fields’ Original Cookies, Inc.

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited, $ in thousands)

	December 31, 2008
		Pro Forma
	Projected	Adjustments		Pro Forma

ASSETS
Current Assets
Cash and Equivalents	$3,324	$(2,079	)(1)	$1,245
Restricted Cash	88,470	(88,470	)(1)	—
Marketable Securities Available for Sale	839	—		839
Receivables, Net of Allowances	6,605	—		6,605
Inventories, Net	2,397	—		2,397
Prepaid Expenses	2,253	—		2,253
Deferred Taxes, Current	—	—		—
Other	—	—		—
Total Current Assets	103,887	(90,549)		13,338

Property and Equipment, Net	5,023	—		5,023
Goodwill	9,202	(9,202	)(2)	—
Trademarks and Other Intangible Assets	6,656	—		6,656
Deferred Loan Costs	4,595	(4,595	)(3)	—
Deferred Taxes, Long Term	—	—		—
Other Assets	184	—		184
Reorganization Value in Excess of Book Value	—	84,903	(4)	84,903
Total Assets	$129,547	$(19,442)		$110,105

LIABILITIES AND SHAREHOLDERS’ EQUITY / (DEFICIT)
Accounts Payable	$4,789	$—		$4,789
Accrued Liabilities	16,864	(9,661	)(5)	7,203
Current Portion of Capital Lease Obligations	72	—		72
Current Portion of Deferred Revenues	708	—		708
Other Current Liabilities	312	—		312
Working Capital Facility	—	—		—
Total Current Liabilities	22,745	(9,661)		13,084

New Notes	—	52,500	(6)	52,500
Capital Lease Obligations	215	—		215
Deferred Revenues	312	—		312
Other Liabilities	1,494	—		1,494
Total Liabilities Not Subject to Compromise	24,766	42,839		67,605

Liabilities Subject to Compromise	239,381	(239,381)		—
Total Liabilities	264,147	(196,542)		67,605

Commitments and Contingencies
Shareholders’ Equity / (Deficit)	(134,600)	177,100	(7)	42,500
Total Liabilities and Shareholders’ Equity / (Deficit)	$129,547	$(19,442)		$110,105

See accompanying Notes to the Pro Forma Condensed Consolidated Balance Sheet.

Notes to the Pro Forma Condensed Consolidated Balance Sheet

The unaudited pro forma balance sheet presented herein assumes that the Plan is effective as of December 31, 2008.

(1)	Represents estimated payments of cash of $87.5 million to holders of the Old Notes, $1.0 million to the holder of the MFOC Note, and $2.0 million for professional fees as pursuant to the Plan.

(2)	Represents the write-off of goodwill pursuant to Fresh Start accounting (see Note 4).

(3)	Represents the write-off of costs associated with the issuance of the Old Notes.

(4)

In connection with Fresh Start accounting, the Reorganized Debtors’ Enterprise Value in excess of the fair value of their assets is recorded on the balance sheet of the Reorganized Debtors as an intangible asset called Reorganization Value in Excess of Book Value.  The Debtors have not performed an appraisal of their current and long term assets, and the completion of such appraisal may materially impact the value of this intangible asset.  In addition, subsequent to the preparation of the Projections, the Debtors have written-off approximately $2.1 million of intangible asset value, which is included in their 2Q 2008 financials, but is not reflected in these Projections.

(5)	Represents the write-off of accrued interest on the Old Notes offset by amounts accrued related to the Lehman action.

(6)	Represents the New Notes maturing 2014 issued pursuant to the Plan. The amount of the New Notes is subject to adjustment pursuant to the Plan.

(7)	Represents the adoption of Fresh Start accounting and the write-off of the amounts due to affiliates, the MFOC Note, and the Old Notes pursuant to the Plan.

Mrs. Fields’ Original Cookies, Inc.
Condensed Consolidated Balance Sheet
(Unaudited, $ in thousands)

	Pro Forma Projected December 31,
	2008	2009	2010	2011	2012	2013
ASSETS
Current Assets
Cash and Equivalents	$1,245	$3,551	$11,315	$18,122	$24,743	$33,023
Restricted Cash	—	—	—	—	—	—
Marketable Securities Available for Sale	839	839	839	839	839	839
Receivables, Net of Allowances	6,605	6,697	7,061	8,037	8,937	9,849
Inventories, Net	2,397	2,681	3,599	4,126	4,547	4,913
Prepaid Expenses	2,253	1,986	1,986	1,986	1,986	1,986
Deferred Taxes, Current	—	2,268	2,476	—	—	—
Other	—	—	—	—	—	—
Total Current Assets	13,338	18,021	27,275	33,110	41,052	50,610

Property and Equipment, Net	5,023	4,093	3,693	3,293	2,893	2,493
Goodwill	—	—	—	—	—	—
Trademarks and Other Intangible Assets	6,656	4,964	3,272	1,580	—	—
Deferred Taxes, Long Term	—	—	—	—	—	—
Other Assets	184	184	184	184	184	184
Reorganization Value in Excess of Book Value	84,903	84,903	84,903	84,903	84,903	84,903
Total Assets	$110,105	$112,165	$119,327	$123,070	$129,032	$138,190

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable	$4,789	$5,365	$6,034	$6,803	$7,430	$8,042
Accrued Liabilities	7,203	6,704	6,704	6,704	6,704	6,704
Current Portion of Capital Lease Obligations	72	72	72	11	—	—
Current Portion of Deferred Revenues	708	708	708	708	708	708
Other Current Liabilities	312	270	204	3	—	—
Working Capital Facility	—	—	—	—	—	—
Total Current Liabilities	13,084	13,118	13,722	14,228	14,842	15,454

New Notes	52,500	58,989	66,280	66,280	66,280	66,280
Capital Lease Obligations	215	83	11	—	—	—
Deferred Revenues	312	—	—	—	—	—
Other Liabilities	1,494	1,099	769	641	516	391
Total Liabilities	67,605	73,289	80,782	81,150	81,638	82,125

Commitments and Contingencies
Shareholders’ Equity	42,500	38,876	38,545	41,921	47,394	56,065
Total Liabilities and Shareholders’ Equity	$110,105	$112,165	$119,327	$123,070	$129,032	$138,190

See accompanying Notes to the Condensed Consolidated Financial Statements.

Mrs. Fields’ Original Cookies, Inc.

Condensed Consolidated Statement of Operations

(Unaudited, $ in thousands)

	Projected Year Ending December 31,
	2009	2010	2011	2012	2013
REVENUES
Franchising	$8,086	$9,135	$11,123	$13,317	$15,319
Branded Retail	30,224	36,928	42,468	47,245	52,442
Gifting	38,509	43,193	48,528	52,490	55,111
Licensing	1,416	2,309	2,853	3,607	3,958
Mrs. Fields Total	78,235	91,565	104,971	116,659	126,830

TCBY	6,220	6,603	6,953	7,814	8,610
Total Revenues	84,454	98,167	111,924	124,474	135,441

OPERATING COSTS & EXPENSES
Franchising	4,801	4,945	5,093	5,246	5,404
Branded Retail	28,379	34,682	39,533	43,739	48,310
Gifting	34,765	38,726	43,363	46,257	48,413
Licensing	282	290	299	308	317
Mrs. Fields Total	68,226	78,643	88,288	95,550	102,443

TCBY	4,418	4,771	5,010	5,260	5,523
Total Operating Costs & Expenses	72,644	83,414	93,298	100,810	107,967

General and Administrative Expense	5,438	5,601	5,769	6,057	6,360

EBITDA	6,373	9,153	12,858	17,606	21,114

Depreciation and Amortization	3,042	2,512	2,512	2,400	820
Income from Operations	3,331	6,641	10,346	15,206	20,294

One-Time Items	2,570	—	—	—	—
Interest Expense	6,689	7,291	6,628	6,628	6,628
Interest Income	(36)	(111)	(221)	(321)	(433)
Income (Loss) Before Income Taxes	(5,892)	(539)	3,939	8,900	14,099

Income Tax Provision / (Benefit)	(2,268)	(207)	563	3,426	5,428
Net Income / (Loss)	$(3,624)	$(331)	$3,375	$5,473	$8,671

See accompanying Notes to the Condensed Consolidated Financial Statements.

Mrs. Fields’ Original Cookies, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited, $ in thousands)

	Projected December 31,
	2009	2010	2011	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income / (Loss)	$(3,624)	$(331)	$3,375	$5,473	$8,671

Adjustments to Reconcile Net Income / (Loss) to Net Cash Flow from Operations
Depreciation and Amortization	3,042	2,512	2,512	2,400	820
Amortization of Deferred Loan Costs	—	—	—	—	—
PIK Interest	6,489	7,291	—	—	—
Changes in Assets and Liabilities
Accounts Receivable	(92)	(364)	(976)	(900)	(912)
Inventories	(284)	(918)	(528)	(421)	(366)
Prepaid Expenses	267	—	—	—	—
Deferred Taxes	(2,268)	(207)	2,476	—	—
Accounts Payable	576	669	769	627	612
Accrued Interest	(500)	—	—	—	—
Deferred Revenues	(312)	—	—	—	—
Other	(437)	(396)	(329)	(128)	(125)
Net Cash Provided by Operating Activities	2,858	8,256	7,300	7,052	8,700

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Plant, Property, and Equipment	(420)	(420)	(420)	(420)	(420)
Other	—	—	—	—	—
Net Cash Used in Investing Activities	(420)	(420)	(420)	(420)	(420)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	—	—	—	—	—
Principal Payments on Capital Leases	(132)	(72)	(72)	(11)	—
Net Cash Used in Financing Activities	(132)	(72)	(72)	(11)	—

Net Increase / (Decrease) in Cash and Equivalents	2,306	7,764	6,808	6,621	8,280

Cash and Equivalents at Beginning of Year	1,245	3,551	11,315	18,122	24,743
Cash and Equivalents at End of Year	$3,551	$11,315	$18,122	$24,743	$33,023

See accompanying Notes to the Condensed Consolidated Financial Statements.

Notes to the Condensed Consolidated Financial Statements

The Debtors developed the Projections contained herein based on the following assumptions, among others:

(a)                      General Economic and Market Conditions. The Projections were prepared assuming that economic conditions in the markets served by the Debtors do not differ markedly over the next five years from current economic conditions. No assumptions have been made with respect to an improving economy or lower costs for the key ingredients in the Debtors’ products. Customer foot traffic in malls is expected to remain at current levels, and adequate spaces in malls and other public spaces are assumed to exist for purposes of opening new stores and kiosks. Competition for shelf space in retail outlets is assumed to remain similar to current conditions.

(b)                     Revenue. Revenue is generated from several sources, including initial franchise fees charged on new franchise openings, royalty streams from existing franchises, formulation charges and allowances for use of the Mrs. Fields proprietary cookie formulation and product sales in the branded retail, gifting and licensing segments. The Projections assume that revenue grows at a 12.6% compounded annual growth rate over the five-year projection period as the Reorganized Debtors restart new franchising activities, remodel existing stores to drive additional customer traffic and continue to develop new products and customer accounts in the branded retail, gifting and licensing segments.

(c)                      Operating Costs and Expenses. Operating costs and expenses include costs associated with product sales, brand investment, franchise development, advertising expenditures, packaging, production and distribution, licensing expenses and labor. The Projections assume contribution margins increase from 14.0% (2009) to 20.3% (2013) as the Reorganized Debtors realize the benefits of increased revenues and the better management of costs.

(d)                     Selling, General and Administrative Expenses. Selling, general and administrative (“SG&A”) expenses include, but are not limited to, corporate-level expenses such as salaries, benefits and rent. As a percentage of revenue, total SG&A is expected to decrease, from 6.4% (2009) to 4.7% (2013), as improved operating performance and cost savings initiatives are realized. In 2009, the Projections reflect cost savings of $3.5 million due to programs currently underway; the cost to implement the savings is expensed in 2009. Thereafter, SG&A is expected to grow at an inflationary rate.

(e)                      Interest Expense and Income. Interest expense represents the interest associated with the New Notes issued upon the Debtors’ emergence from bankruptcy. The Projections assume the New Notes accrue — but do not pay — interest at 12% per annum for the first two years. Thereafter, interest on the accrued balance of New Notes is paid in cash at 10% per annum. Interest expense also reflects the cost of borrowings under the Working Capital Facility. Cash held by the Reorganized Debtors is assumed to earn interest at 1.5% per annum.

(f)                        Taxes. The Projections assume that the Reorganized Debtors will have pre-tax losses in 2009 and 2010, which will subsequently be used to offset pre-tax income in later years. The Reorganized Debtors are assumed to pay taxes at an effective tax rate of 38.5%.

(g)                     Working Capital. The Reorganized Debtors’ working capital is composed of accounts receivable, inventory and accounts payable. Working capital as a percentage of revenues decreases from 5.6% in 2008 to 4.8% in 2009 due to normalization of trade terms. Thereafter, working capital stays relatively flat from 4.7% to 5.0% as a percentage of revenues.

(h)                     Capital Expenditures. The Projections include capital expenditures primarily associated with facility maintenance. Overall, projected annual capital expenditures as a percentage of revenues range from 0.3% to 0.5% during the period covered by the Projections.

(i)                         Reorganization Value in Excess of Book Value. In connection with Fresh Start accounting, the Reorganized Debtors’ Enterprise Value in excess of the fair value of their assets is recorded on the balance sheet of the Reorganized Debtors as an intangible asset called Reorganization Value in Excess of Book Value. The

Debtors have not performed an appraisal of their current and long term assets, and the completion of such appraisal may materially impact the value of this intangible asset. In addition, subsequent to the preparation of the Projections, the Debtors have written-off approximately $2.1 million of intangible asset value, which is included in their 2Q 2008 financials, but is not reflected in these Projections.

(j)                         Working Capital Facility. The Debtors are seeking to raise a $10 million Working Capital Facility to fund working capital needs. The Projections assume the anticipated cost of entering into a Working Capital Facility, which is expected to have standard market terms, although actual terms are subject to market conditions at the time of issuance.

(k)                      New Notes. Pursuant to the Plan, New Notes maturing 2014 are issued to holders of Old Notes and pay either 10.0% per annum in cash or, during the first two years, 12.0% per annum paid in kind, at the option of the Reorganized Debtors.

APPENDIX VII: HISTORICAL MFOC AND MFFB FINANCIAL INFORMATION

Included in this Appendix VII is consolidated financial information of MFOC and of MFFB. The MFFB financial information has been extracted from the audited financial statements for the three year period ended December 29, 2007 and unaudited financial statements for the two fiscal quarters ended June 28, 2008. The MFOC information has been provided for the same periods and prepared on a comparable basis to the MFFB financial information, but is unaudited.

Specifically, the following tables are included below:

•                  MFOC and Subsidiaries Consolidated Balance Sheets

•                  MFOC and Subsidiaries Consolidated Statements of Operations

•                  MFOC and Subsidiaries Consolidated Statements of Cash Flows

•                  MFOC and Subsidiaries Consolidated Statements of Shareholder’s Deficit

•                  MFFB and Subsidiaries Consolidated Balance Sheets

•                  MFFB and Subsidiaries Consolidated Statements of Operations

•                  MFFB and Subsidiaries Consolidated Statements of Cash Flows

•                  MFFB and Subsidiaries Consolidated Statements of Shareholder’s Deficit

VII-1

Mrs Fields’ Original Cookies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	Q2 2008*	Q1 2008*	Q1 2007*	FY 2007	FY 2006	FY 2005
ASSETS:
Cash and cash equivalents	$3,317	$3,456	$5,865	$12,537	$16,128	$24,709
Restricted cash	93,416	96,651	—	19,965	—	—
Marketable securities available-for-sale	1,111	5,394	—	2,489	—	—
Receivables, net	5,390	5,065	7,293	8,277	12,153	10,086
Amounts due from affiliates	68	68	57	69	16	16
Inventories	3,099	3,182	2,847	3,663	3,985	2,938
Prepaid expenses	3,187	2,181	677	901	720	982
Deferred tax asset	632	1,039	—	(24)	—	—
Current assets of discontinued operations	4	61	3,442	—	—	—
Total current assets	110,224	117,097	20,181	47,877	33,002	38,731

Property and equipment	5,001	5,290	6,953	6,369	8,174	4,453
Goodwill	9,202	9,202	9,202	50,274	64,115	78,683
Trademarks and other intangibles, net	5,411	7,901	10,253	8,347	10,745	12,755
Deferred loan costs	4,263	4,595	5,830	4,917	6,118	6,964
Deferred tax asset	4,767	1,004	—	751	—	—
Other assets	211	2,571	349	3,030	532	797
Long-term assets of discontinued operations	—	—	55,629	—	—	—
	$139,079	$147,660	$108,397	$121,565	$122,686	$142,383

LIABILITIES AND SHAREHOLDER’S DEFICIT:
Accounts payable	$4,692	$5,127	$5,230	$7,137	$11,129	$7,267
Accrued liabilities	14,755	7,758	10,433	15,877	17,064	15,300
Amounts due to affiliates	34,181	38,070	4,496	8,750	4,452	4,296
Current portion of capital leases	61	71	121	87	119	104
Current portion on long-term debt	6,478	6,013	4,022	5,511	3,718	3,173
Current portion of deferred revenues	1,040	742	1,263	851	1,205	1,429
Store closure provision	334	424	810	459	810	1,188
Current liabilities of discontinued operations	117	934	919	—	—	—
Total current liabilities	61,658	59,139	27,294	38,672	38,497	32,757

Long-term debt	195,747	195,747	195,897	195,747	195,747	195,747
Capital leases, net of current portion	270	286	353	324	385	485
Deferred revenues, net of current portion	311	419	667	481	751	1,175
Store closure provision	476	689	1,227	790	1,408	2,323
Other liabilities	967	1,016	1,202	1,066	1,254	—
Total liabilities	259,429	257,296	226,640	237,080	238,042	232,487

Shareholder’s deficit	(120,350)	(109,636)	(118,243)	(115,515)	(115,356)	(90,104)

	$139,079	$147,660	$108,397	$121,565	$122,686	$142,383

* Only the quarters have been prepared to reflect the sale of GAC/Pretzels by reflecting all of their balances under the captions “Current assets of discontinued operations” and “Current liabilities of discontinued operations.”

The GAC/Pretzel activity for the fiscal years ended 2007, 2006 and 2005 is included in the appropriate line items and these balance sheets correspond directly to our 10-K filings with the SEC for MFFB for those periods.

VII-2

Mrs Fields’ Original Cookies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Q2 2008*	Q1 2008*	Q1 2007*	FY 2007	FY 2006	FY 2005

Store sales	$48	$56	$89	$315	$1,913	$11,572
Mrs Fields Gifts	3,627	5,771	4,895	31,046	30,708	30,136
Mrs Fields Branded Retail	6,115	5,496	4,503	19,625	10,989	272
Mrs Fields Franchising	1,798	1,832	1,877	7,754	8,255	7,815
Mrs Fields Licensing	62	218	200	919	1,838	4,016
GAC/Pretzels	—	—	—	28,882	31,832	29,711
Dairy	2,762	1,789	2,345	9,743	12,727	14,583
Other	—	—	—	90	—	—
Total revenues	14,412	15,162	13,909	98,374	98,262	98,105

Operating costs and expenses:
Store cost of sales	9	11	20	67	315	2,400
Store operating expense	34	38	56	171	1,180	8,087
Mrs Fields Gifts	4,280	5,972	5,379	27,268	32,379	28,418
Mrs Fields Branded Retail	5,993	5,370	4,109	18,539	11,397	219
Mrs Fields Franchising	1,133	1,207	553	2,939	2,463	2,828
Mrs Fields Licensing	49	17	10	(9)	1,411	1,132
GAC/Pretzels	—	—	—	14,646	15,006	14,283
Dairy	844	1,169	1,842	5,909	6,429	4,577
General and administrative	3,152	2,902	2,452	10,884	13,682	13,376
Store closure provision	(201)	(14)	—	(250)	(250)	555
Depreciation	494	482	487	2,173	2,498	1,441
Amortization	420	472	517	2,499	2,111	2,916
Impairment of goodwill and intangible assets	2,091	—	—	—	14,568	43,707
Impairment of long-lived assets	—	—	—	—	—	38
Gain on land held for sale	—	—	(128)	(128)	—	—
Gain on sale of intangible assets	—	—	—	(12,222)	—	—
Gain on sale of corporate stores to franchisees	(108)	(9)	—	(114)	(399)	(3,428)
Other operating income, net	23	(39)	(10)	(49)	(377)	584
Total operating costs and expenses	18,213	17,578	15,287	72,323	102,413	121,133

Income (loss) from continuing operations	(3,801)	(2,416)	(1,378)	26,051	(4,151)	(23,028)

Interest expense, net	(5,861)	(5,154)	(5,475)	(22,165)	(21,768)	(21,696)
Loss on marketable securities	(8,222)	—	—	—	—	—
Other expense	—	—		—	(28)	—

Income (loss) from continuing operations before provision (benefit) for income taxes	(17,884)	(7,570)	(6,853)	3,886	(25,947)	(44,724)
Provision (benefit) for income taxes	(6,345)	(2,778)	(1,487)	6,284	(298)	162
Loss from continuing operations	(11,539)	(4,792)	(5,366)	(2,398)	(25,649)	(44,886)
Income from discontinued operations, net of income taxes	72	10,522	2,482	—	—	—
Net income (loss)	$(11,467)	$5,730	$(2,884)	$(2,398)	$(25,649)	$(44,886)

* Only the quarters have been adjusted to reflect the sale of GAC/Pretzels by reflecting all of their activity under the caption “Income from discontinued operations.” The GAC/Pretzel activity for the fiscal years ended 2007, 2006 and 2005 is included in revenues and expenses and correspond directly to our 10-K filings with the SEC for MFFB for those periods.

VII-3

Mrs Fields’ Original Cookies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Q2 2008*	Q1 2008*	Q1 2007*	FY 2007	FY 2006	FY 2005

Net income (loss)	$(5,737)	$5,730	$(2,884)	$(2,398)	$(25,649)	$(44,886)
Income from discontinued operations, net of income taxes	(10,594)	(10,522)	(2,482)	—	—	—
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,868	954	1,004	4,672	4,609	4,357
Amortization of deferred loan costs	654	322	288	1,201	846	921
Gain on sale of land held for sale	—	—	(128)	(128)	—	—
Gain on sale of intangible assets	—	—	—	(12,222)	—	—
Gain on sale of corporate stores to franchisees	(117)	(9)		(114)	(399)	(3,428)
Non-cash debt increase associated with PIK interest	918	453	304	593	545	465
Non-cash contribution associated with the extension of the Promissory Note	—	—	—	—	213	—
Impairment of goodwill	—	—	—	—	14,568	43,707
Impairment of intangible assets	2,091	—	—	—	—	—
Impairment of long-lived assets	—	—	—	—	—	38
Loss on sale of marketable securities	8,222	—	—	—	—	—
Loss on disposal of assets	—	—	—	—	—	353
Loss on sale of equity warrants	—	—	—	—	28	—
Deferred income taxes	(4,771)	(803)	—	(628)	—	—
Changes in assets and liabilities:
Receivables	178	560	1,519	3,876	(2,067)	(103)
Inventories	(576)	(659)	190	322	(1,047)	291
Prepaid rent and other assets	(2,641)	(1,641)	34	(181)	262	839
Other assets	—	—	(2)	—	14	(105)
Accounts payable	(1,503)	(1,078)	(4,894)	(3,992)	3,862	1,848
Accrued liabilities	(195)	(6,807)	(6,310)	(1,136)	2,237	(3,686)
Amounts due to/from affiliates	(5,526)	(1,950)	33	6,658	156	935
Store closure reserve	(439)	(136)	(181)	(969)	(1,293)	(904)
Deferred revenues	19	(171)	(56)	(624)	(486)	(1,457)
Other liabilities	(99)	(50)	(52)	(188)	129	—
Total operating cash flows used in continuing operations	(18,248)	(15,807)	(13,617)	(5,258)	(3,472)	(815)
Total operating cash flows provided by (used in) discontinued operations	(6,312)	(5,480)	2,971	—	—	—
Net cash used in operating activities	(24,560)	(21,287)	(10,646)	(5,258)	(3,472)	(815)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(73,451)	(76,686)	—	(19,965)	—	—
Proceeds from the sale of corporate stores, net of improvements	132	17	—	63	393	5,976
Proceeds from sale of land held for sale	—	—	278	278	—	—
Proceeds from sale of intangible assets	—	—	—	20,566	—	—
Proceeds from the sale of non-marketable securities	—	—	—	—	122	—
Purchases of property and equipment	(298)	(93)	(5)	(339)	(4,990)	(2,531)
Purchases of license repurchase option	—	—	—	—	(500)	(500)
Total investing cash flows provided by (used in) continuing operations	(73,617)	(76,762)	273	603	(4,975)	2,945
Total investing cash flows provided by (used in) discontinued operations	88,941	88,952	(7)	—	—	—
Net cash provided by (used in) investing activities	15,324	12,190	266	603	(4,975)	2,945

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Promissory Note	49	49	150	1,200	—	—
Principal payments on capital lease	(32)	(32)	(30)	(122)	(105)	(119)
Distribution to parent under tax sharing agreement	—	—	—	—	(28)	(756)
Net cash provided by (used in) financing activities	17	17	120	1,078	(133)	(875)

Effect of foreign exchange rate changes on cash	(1)	(1)	(3)	(14)	(1)	(13)
Net increase (decrease) in cash and cash equivalents	(9,220)	(9,081)	(10,263)	(3,591)	(8,581)	1,242
Cash and cash equivalents at beginning of period	12,537	12,537	16,128	16,128	24,709	23,467
Cash and cash equivalents at end of period	$3,317	$3,456	$5,865	$12,537	$16,128	$24,709

* Only the quarters have been prepared to reflect the sale of GAC/Pretzels by reflecting all of their balances under the captions “discontinued operations.”

The GAC/Pretzel activity for the fiscal years ended 2007, 2006 and 2005 is included in the appropriate line items and these cash flows correspond directly to our 10-K filings with the SEC for MFFB for those periods.

VII-4

Mrs Fields’ Original Cookies, Inc. & Subsidiaries

Consolidated Statements of Shareholder’s Deficit

(in thousands)

				Unrelelized		Accumulated
			Additional	Loss on		Other
	Common Stock		Paid-in	Marketable	Accumulated	Comprehensive
	Shares	Amount	Capital	Securities	Deficit	Loss	Total
Balance at January 1, 2005	714	$—	$140,645	$—	$(184,958)	$(136)	$(44,449)
Distributions to parent under tax sharing agrmt	—	—	(756)	—	—	—	(756)
Foreign currency translation adjustment	—	—	—	—	—	(13)	(13)
Net loss	—	—	—	—	(44,886)	—	(44,886)
Balance at December 31, 2005	714	—	139,889	—	(229,844)	(149)	(90,104)
Distributions to parent under tax sharing agrmt	—	—	(28)	—	—	—	(28)
Contriburion to parent for promissory note extension	—	—	426	—	—	—	426
Foreign currency translation adjustment	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	(25,649)	—	(25,649)
Balance at December 30, 2006	714	—	140,287	—	(255,493)	(150)	(115,356)
Distributions to parent under tax sharing agrmt	—	—	2,413	—	—	—	2,413
Unrealized loss on marketable securities	—	—	—	(160)	—	—	(160)
Foreign currency translation adjustment	—	—	—	—	—	(14)	(14)
Net loss	—	—	—	—	(2,398)	—	(2,398)
Balance at December 29, 2007	714	—	142,700	(160)	(257,891)	(164)	(115,515)
Distributions to parent under tax sharing agrmt	—	—	743	—	—	—	743
Unrealized loss on marketable securities	—	—	—	160	—	—	160
Foreign currency translation adjustment	—	—	—	—	—	(1)	(1)
Net income	—	—	—	—	(5,737)	—	(5,737)
Balance at June 29, 2008	714	$—	$143,443	$—	$(263,628)	$(165)	$(120,350)

VII-5

Mrs Fields Famous Brands, LLC and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	Q2 2008*	Q1 2008*	FY 2007	FY 2006	FY 2005	FY 2004
ASSETS:
Cash and cash equivalents	$2,847	$3,222	$11,425	$15,963	$23,664	$19,859
Restricted cash	93,416	96,651	19,965	—	—	—
Marketable securities available-for-sale	1,111	5,394	2,489	—	—	—
Receivables, net	4,163	4,716	7,954	10,639	8,061	8,039
Amounts due from affiliates	240	293	56	—	—	23
Inventories	3,095	3,179	3,659	3,977	2,869	2,626
Prepaid expenses	3,185	2,180	900	720	932	1,200
Deferred tax asset	632	1,039	710	734	780	1,120
Current assets of discontinued operations	4	61	—	—	—	—
Total current assets	108,693	116,735	47,158	32,033	36,306	32,867

Property and equipment	4,974	5,261	6,339	8,169	4,360	3,486
Goodwill	9,202	9,202	50,274	64,115	78,683	113,456
Trademarks and other intangibles, net	5,411	7,901	8,347	10,745	12,755	23,419
Deferred loan costs	4,263	4,595	4,917	6,118	6,964	7,885
Deferred tax asset	4,767	1,004	760	9	151	—
Other assets	184	2,544	3,003	531	678	668
	$137,494	$147,242	$120,798	$121,720	$139,897	$181,781

LIABILITIES AND SHAREHOLDER’S DEFICIT:
Accounts payable	$3,762	$4,969	$5,989	$9,621	$6,496	$4,334
Accrued liabilities	12,378	6,254	13,966	14,750	12,289	14,646
Amounts due to affiliates	32,962	36,899	7,610	3,788	3,949	2,780
Current portion of capital leases	61	71	87	119	104	36
Current portion of deferred revenues	996	698	807	1,069	1,074	2,049
Current liabilities of discontinued operations	117	934	—	—	—	—
Total current liabilities	50,276	49,825	28,459	29,347	23,912	23,845

Long-term debt	195,747	195,747	195,747	195,747	195,747	195,747
Capital leases, net of current portion	270	286	324	385	485	427
Deferred revenues, net of current portion	285	382	433	751	1,175	1,387
Other liabilities	967	1,016	1,066	1,254	—	—
Deferred tax liability	—	—	—	—	—	3,876
Total liabilities	247,545	247,256	226,029	227,484	221,319	225,282

Member’s deficit	(109,886)	(98,855)	(104,907)	(105,614)	(81,273)	(43,365)
Accumulated other comprehensive loss	(165)	(1,159)	(324)	(150)	(149)	(136)
Shareholder’s deficit	(110,051)	(100,014)	(105,231)	(105,764)	(81,422)	(43,501)

	$137,494	$147,242	$120,798	$121,720	$139,897	$181,781

* Only the quarters have been prepared to reflect the sale of GAC/Pretzels by reflecting all of their balances under the captions “Current assets of discontinued operations” and “Current liabilities of discontinued operations.”

The GAC/Pretzel activity for the fiscal years ended 2007, 2006 and 2005 is included in the appropriate line items and these balance sheets correspond directly to our 10-K filings with the SEC for MFFB for those periods.

VII-6

Mrs Fields Famous Brands, LLC and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Q2 2008*	Q1 2008*	Q1 2007*	FY 2007	FY 2006	FY 2005

Mrs Fields Gifts	$3,627	$5,771	$4,895	$31,046	$30,708	$30,136
Mrs Fields Branded Retail	6,115	5,496	4,503	19,625	10,989	272
Mrs Fields Franchising	1,798	1,832	1,884	7,754	8,494	9,234
Mrs Fields Licensing	62	218	200	919	1,838	4,016
GAC/Pretzels	—	—	—	28,891	31,832	29,711
Dairy	2,762	1,789	2,345	9,743	12,727	14,583
Other	—	—	—	90	—	—
Total revenues	14,364	15,106	13,827	98,068	96,588	87,952

Operating costs and expenses:
Mrs Fields Gifts	4,280	5,972	5,379	27,268	32,379	28,418
Mrs Fields Branded Retail	5,993	5,370	4,109	18,539	11,397	219
Mrs Fields Franchising	1,133	1,207	560	2,939	2,463	2,828
Mrs Fields Licensing	49	17	10	(9)	1,411	1,132
GAC/Pretzels	—	—	—	14,655	15,006	14,283
Dairy	844	1,169	1,842	5,909	6,429	4,577
General and administrative	2,689	2,813	2,406	10,721	11,803	8,585
Depreciation	493	480	486	2,166	2,442	1,145
Amortization	420	472	517	2,499	2,111	2,831
Impairment of goodwill and intangible assets	2,091	—	—	—	14,568	43,707
Gain on sale of intangible assets	—	—	—	(12,222)	—	—
Gain on land held for sale	—	—	(128)	(128)	—	—
Other operating income, net	23	(38)	—	(3)	—	—
Total operating costs and expenses	18,015	17,462	15,181	72,334	100,009	107,725

Income (loss) from continuing operations	(3,651)	(2,356)	(1,354)	25,734	(3,421)	(19,773)

Interest expense, net	(5,281)	(4,892)	(5,293)	(21,047)	(20,892)	(20,943)
Loss on marketable securities	(8,222)	—	—	—	—	—
Other expense	—	—	—	—	(28)	—
Loss from continuing operations before provision (benefit) for income taxes	(17,154)	(7,248)	(6,647)	4,687	(24,341)	(40,716)
Provision (benefit) for income taxes	(6,345)	(2,778)	(1,487)	6,393	(2,413)	(2,808)
Loss from continuing operations	(10,809)	(4,470)	(5,160)	(1,706)	(21,928)	(37,908)

Income from discontinued operations, net of income taxes	72	10,522	2,482	—	—	—
Net income (loss)	$(10,737)	$6,052	$(2,678)	$(1,706)	$(21,928)	$(37,908)

* Only the quarters have been adjusted to reflect the sale of GAC/Pretzels by reflecting all of their activity under the caption “Income from discontinued operations.” The GAC/Pretzel activity for the fiscal years ended 2007, 2006 and 2005 is included in revenues and expenses and correspond directly to our 10-K filings with the SEC for MFFB for those periods.

VII-7

Mrs Fields Famous Brands, LLC and Subsidiaries

Consolidtaed Statements of Cash Flows

(in thousands)

	Q2 2008*	Q1 2008*	Q1 2007*	FY 2007	FY 2006	FY 2005

Net loss	$(4,685)	$6,052	$(2,678)	$(1,706)	$(21,928)	$(37,908)
Income (loss) from discontinued operations, net of income taxes	(10,594)	(10,522)	(2,482)	—	—	—
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,865	952	1,003	4,665	4,553	3,976
Amortization of deferred loan costs	654	322	288	1,201	846	921
Gain on sale of land held for sale	—	—	(128)	(128)	—	—
Gain on sale of intangible assets	—	—	—	(12,222)	—	—
Impairment of goodwill and intangible assets	2,091	—	—	—	14,568	43,707
Loss on sale of marketable securities	8,222	—	—	—	28	—
Loss on disposal of assets	—	—	—	—	—	353
Deferred income taxes	(4,028)	(60)	—	(628)	188	(3,687)
Changes in assets and liabilities:
Receivables	1,082	586	1,383	2,685	(2,578)	(22)
Inventories	(576)	(660)	190	318	(1,108)	(243)
Prepaid rent and other assets	(2,654)	(1,641)	32	(180)	212	268
Other assets	14	—	—	26	(104)	(111)
Accounts payable	(1,285)	(88)	(4,753)	(3,632)	3,125	2,162
Accrued liabilities	(646)	(6,633)	(5,859)	(784)	2,836	(2,857)
Amounts due to/from affiliates	(6,533)	(2,962)	(390)	6,179	(2,574)	1,192
Deferred revenues	41	(160)	(45)	(580)	(429)	(1,187)
Other liabilities	(99)	(50)	(52)	(188)	129	—
Total operating cash flows provided by (used in) continuing operations	(17,131)	(14,864)	(13,491)	(4,974)	(2,236)	6,564
Total operating cash flows provided by (used in) discontinued operations	(6,312)	(5,480)	2,971	—	—	—
Net cash provided by (used in) operating activities	(23,443)	(20,344)	(10,520)	(4,974)	(2,236)	6,564

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(73,451)	(76,686)	—	(19,965)	—	—
Proceeds from sale of land held for sale	—	—	278	278	—	—
Proceeds from sale of intangible assets	—	—	—	20,566	—	—
Proceeds from the sale of non-marketable securities	—	—	—	—	122	—
Purchases of property and equipment	(298)	(92)	(5)	(307)	(4,981)	(2,174)
Purchases of license repurchase option	—	—	—	—	(500)	(500)
Total investing cash flows provided by (used in) continuing operations	(73,749)	(76,778)	273	572	(5,359)	(2,674)
Total investing cash flows provided by (used in) discontinued operations	88,941	88,952	(7)	—	—	—
Net cash provided by (used in) investing activities	15,192	12,174	266	572	(5,359)	(2,674)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	(32)	(32)	(30)	(122)	(105)	(72)
Distribution to parent	(294)	—	—	—	—	—
Net cash provided by financing activities	(326)	(32)	(30)	(122)	(105)	(72)

Effect of foreign exchange rate changes on cash	(1)	(1)	(3)	(14)	(1)	(13)
Net increase in cash and cash equivalents	(8,578)	(8,203)	(10,287)	(4,538)	(7,701)	3,805
Cash and cash equivalents at beginning of period	11,425	11,425	15,963	15,963	23,664	19,859
Cash and cash equivalents at end of period	$2,847	$3,222	$5,676	$11,425	$15,963	$23,664

* Only the quarters have been prepared to reflect the sale of GAC/Pretzels by reflecting all of their balances under the captions “discontinued operations.”

The GAC/Pretzel activity for the fiscal years ended 2007, 2006 and 2005 is included in the appropriate line items and these cash flows correspond directly to our 10-K filings with the SEC for MFFB for those periods.

VII-8

Mrs Fields Famous Brands, LLC and Subsidiaries

Consolidated Statements of Shareholder’s Deficit

(in thousands)

		Accumulated
		Other	Total
	Member’s	Comprehensive	Member’s
	Deficit	Income (Loss)	Deficit

Balance @ FY 2004	$(43,365)	(136)	(43,501)

FY 2005 Net Loss	(37,908)		(37,908)
Foreign currancy translation adjustment		(13)	(13)

Balance @ FY 2005	(81,273)	(149)	(81,422)

FY 2006 Net Loss	(21,928)		(21,928)
Foreign currancy translation adjustment		(1)	(1)
Distribution under tax allocation agreement	(2,413)		(2,413)

Balance @ FY 2006	(105,614)	(150)	(105,764)

FY 2007 Net Loss	(1,706)		(1,706)
Foreign currancy translation adjustment		(14)	(14)
Distribution under tax allocation agreement	2,413		2,413
Unrealized loss on sale of marketable securities, net		(160)	(160)

Balance @ FY 2007	(104,907)	(324)	(105,231)

Q2 2008 Net loss (Ytd)	(4,685)		(4,685)
Contribution to Parent	(294)		(294)
Foreign currancy translation adjustment		(1)	(1)
Unrealized loss on sale of marketable securities, net		160	160

Balance @ Q2 2008	$(109,886)	$(165)	$(110,051)

VII-9